Exhibit 2.1

EXECUTION VERSION

COMBINATION AGREEMENT

by and among

KESTREL GROUP LLC

THE EQUITYHOLDERS OF KESTREL GROUP LLC PARTY HERETO

MAIDEN HOLDINGS, LTD.

RANGER U.S. NEWCO LLC

RANGER BERMUDA MERGER SUB LTD

RANGER BERMUDA TOPCO LTD

and

RANGER MERGER SUB 2 LLC

Dated as of December 29, 2024

i

SCHEDULES

Company Equityholder Disclosure Letter

Company Disclosure Letter

Parent Disclosure Letter

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Statutory Merger Agreement
Exhibit C	US NewCo Limited Liability Company Agreement
Exhibit D	Bermuda NewCo Memorandum of Association
Exhibit E	Bermuda NewCo Bye-laws
Exhibit F	Parent Representation Letter
Exhibit G	Company Representation Letter
Exhibit H-1	Bye-Law Amendment Resolutions
Exhibit H-2	First Merger Resolution
Exhibit I	Ledbetter Registration and Investor Rights Agreement
Exhibit J	AmTrust Registration and Investor Rights Agreement
Exhibit K	Amended and Restated Option Agreement
Exhibit L	Bermuda NewCo Officers

v

COMBINATION AGREEMENT

This COMBINATION AGREEMENT (this “Agreement”), dated as of December 29, 2024, is by and among Kestrel Group LLC, a Delaware limited liability company (the “Company”), all of the equityholders of the Company (the “Company Equityholders”), Maiden Holdings, Ltd., a Bermuda exempted company limited by shares (“Parent”), Ranger U.S. Newco LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“US NewCo”), Ranger Bermuda Merger Sub Ltd, a Bermuda exempted company limited by shares and a direct wholly owned Subsidiary of US NewCo (“Merger Sub Ltd.”), Ranger Bermuda Topco Ltd, a Bermuda exempted company limited by shares and a direct wholly owned Subsidiary of Parent (“Bermuda NewCo”), and Ranger Merger Sub 2 LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Bermuda NewCo (“Merger Sub LLC”). The Company, the Company Equityholders, Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC, are each referred to in this Agreement as a “party” and collectively as the “parties.”

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) approved this Agreement, each Ancillary Agreement to which Parent is or will be a party and the Transactions, (ii) approved each of the Parent Bye-Law Resolutions, (iii) determined that the Transactions (including the First Merger) are in the best interests of Parent and fair to the shareholders of Parent (the “Parent Shareholders”), (iv) determined that the First Merger Consideration constitutes fair value for each Parent Share in accordance with the Bermuda Companies Act and (v) resolved, subject to Section 7.03 hereof, to recommend and submit to the Parent Shareholders for approval the Parent Bye-Law Resolutions and the First Merger Resolution;

WHEREAS, the Company Board has unanimously (i) approved this Agreement and each Ancillary Agreement to which the Company is or will be a party and the Transactions and (ii) declared the advisability of this Agreement, the Ancillary Agreements to which the Company is or will be a party and the Company Contribution;

WHEREAS, in connection with the Company Equityholders entering into this Agreement, such Company Equityholders have agreed to contribute, at the Company Contribution Effective Time, all of the Company Units owned by each such Company Equityholder, which together are all of the issued and outstanding equity interests in the Company, to US NewCo and US NewCo has agreed to accept the Company Units from each Company Equityholder, in each case on the terms and subject to the conditions hereinafter set forth;

WHEREAS, the Board of Directors of Merger Sub Ltd. (the “Merger Sub Ltd. Board”) has unanimously (i) approved the First Merger, this Agreement and each Ancillary Agreement to which Merger Sub Ltd. is or will be a party, (ii) determined that the terms of this Agreement and the Ancillary Agreements to which Merger Sub Ltd. is or will be a party are in the best interests of Merger Sub Ltd. and fair to Merger Sub Ltd.’s sole shareholder and (iii) resolved to recommend approval of the First Merger and the Statutory Merger Agreement to its sole shareholder;

WHEREAS, the Board of Directors of US NewCo (the “US NewCo Board”) has unanimously (i) approved the Second Merger, this Agreement and the Ancillary Agreements to which US NewCo is or will be a party, (ii) determined that the terms of this Agreement and the Ancillary Agreements to which US NewCo is or will be a party are in the best interests of and fair to US NewCo and its sole member and (iii) declared the advisability, this Agreement and the Ancillary Agreements to which US NewCo is or will be a party and the Second Merger;

WHEREAS, Bermuda NewCo, in its capacity as the sole member of Merger Sub LLC, has unanimously (i) approved the Second Merger, this Agreement and each Ancillary Agreement to which Merger Sub LLC is or will be a party and (ii) determined that the terms of this Agreement and the Ancillary Agreements to which Merger Sub LLC is or will be a party are in the best interests of Merger Sub LLC and fair to Merger Sub LLC’s sole member;

WHEREAS, the Board of Directors of Bermuda NewCo (the “Bermuda NewCo Board”) has unanimously (i) approved the Second Merger, this Agreement and the Ancillary Agreements to which Bermuda NewCo is or will be a party, (ii) determined that the terms of this Agreement and the Ancillary Agreements to which Bermuda NewCo is or will be a party are in the best interests of and fair to Bermuda NewCo and its sole shareholder, (iii) declared the advisability of this Agreement and the Ancillary Agreements to which Bermuda NewCo is or will be a party and the Second Merger and (iv) resolved to recommend approval of the Second Merger and this Agreement to its sole shareholder;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, certain shareholders of Parent (the “Principal Parent Shareholders”) are each entering into a voting and support agreement in the form attached as Exhibit A hereto (a “Voting Agreement”) with the Company, pursuant to which each of the Principal Parent Shareholders has agreed, upon the terms and subject to the conditions set forth in the Voting Agreements, to, among other things, vote all of such Principal Parent Shareholders’ Parent Shares in favor of each of the Parent Bye-Law Resolutions, the First Merger and all other matters for which approval is sought at the Parent Shareholders Meeting;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the parties to enter into this Agreement, Bermuda NewCo has entered into employment agreements (the “Employment Agreements”) with certain key employees of the Company and Parent, which Employment Agreements shall become effective at the Closing and shall terminate and be null and void if this Agreement is terminated;

WHEREAS, it is the intent of the parties that, for U.S. federal income tax purposes, (i) the Company Contribution and the First Merger, taken together, will qualify as an exchange described in Section 351 of the Code in which no gain or loss is recognized by the Company, the Company Equityholders (except for any gain realized in connection with and to the extent of any Company Closing Cash Consideration received), Parent or the Parent Shareholders whereby (x) in exchange for the Company Contribution Consideration (received by the Company Equityholders in accordance with the Allocation Schedule), the Company Equityholders contribute to US NewCo all of their membership interests in the Company (consistent with Rev. Rul. 84-111, Situation 3) and (y) in exchange for the First Merger Consideration, the holders of the Parent Shares contribute such Parent Shares to US NewCo (the “Intended US NewCo Contribution Tax Treatment”), (ii) the Second Merger will qualify as an exchange described in Section 351 of the Code in which no gain or loss is recognized by the members of US NewCo, US NewCo or Bermuda NewCo whereby, in exchange for the Second Merger Consideration, the members of US NewCo contribute to Bermuda NewCo all of their US NewCo Interests including the right to receive US NewCo Interests that are Earnout Shares (consistent with Rev. Rul. 2003-51) (the “Intended Bermuda NewCo Contribution Tax Treatment”), and (iii) each of the First Merger and the Second Merger will qualify as a “reorganization” described in Section 368 of the Code in which no gain or loss is recognized by Parent or the Parent Shareholders, in the case of the First Merger, or US NewCo or the members of US NewCo, in the case of the Second Merger, this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulation 1.368-2(g), and Parent, US NewCo and Merger Sub Ltd., in the case of the First Merger, and US NewCo, Bermuda NewCo and Merger Sub LLC, in the case of the Second Merger, will each be party to the reorganization within the meaning of Section 368(b) of the Code (the “Intended Reorganization Tax Treatment”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01           Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“401(k) Plan” has the meaning set forth in Section 7.11(a).

“280G Approval” has the meaning set forth in Section 7.11(b).

“Acceleration Event” means the occurrence of any of the following events, in a single transaction or a series of related transactions, prior to the end of the Third Measurement Period: (a) (i) the consummation of any sale, lease, license, distribution, dividend, conveyance, acquisition, transfer or other disposition (including any reinsurance or retrocession transaction, or transaction that has similar risk transfer effects) that results in any Person or Group, other than Bermuda NewCo, any of Bermuda NewCo’s wholly owned Subsidiaries and/or any Permitted Person, owning fifty percent (50%) or more of the consolidated assets, reserves, revenues or net income of Bermuda NewCo and its Subsidiaries (as such financial metrics are reported in Bermuda NewCo’s Annual Report on Form 10-K and/or audited annual statutory statements for Bermuda NewCo’s Subsidiaries for the most recently completed fiscal year), (ii) the consummation of any sale, lease, license, distribution, dividend, conveyance, acquisition, transfer or other disposition that results in any Person or Group, other than Bermuda NewCo, any of Bermuda NewCo’s wholly owned Subsidiaries and/or any Permitted Person, having beneficial ownership of Bermuda NewCo Shares representing fifty percent (50%) or more of the issued and outstanding Bermuda NewCo Shares, (iii) the consummation of any tender offer or exchange offer that results in any Person or Group, other than Bermuda NewCo, any of Bermuda NewCo’s wholly owned Subsidiaries and/or any Permitted Person, having beneficial ownership of Bermuda NewCo Shares representing fifty percent (50%) or more of the issued and outstanding Bermuda NewCo Shares, (iv) the consummation of any merger, amalgamation, consolidation, share exchange, share purchase, spin-off, split-off, business combination, recapitalization, liquidation, dissolution or similar transaction pursuant to which any Person or Group, other than Bermuda NewCo, any of Bermuda NewCo’s wholly owned Subsidiaries and/or Permitted Person, would acquire (1) fifty percent (50%) or more of the consolidated assets, reserves, revenues or net income of Bermuda NewCo and its Subsidiaries (as such financial metrics are reported in Bermuda NewCo’s Annual Report on Form 10-K and/or audited annual statutory statements for Bermuda NewCo’s Subsidiaries for the most recently completed fiscal year) or (2) fifty percent (50%) or more of the aggregate voting power of Bermuda NewCo or any Material Bermuda NewCo Subsidiary or of the surviving entity in such transaction or the resulting direct or indirect parent of Bermuda NewCo or such Material Bermuda NewCo Subsidiary or such surviving entity or (v) combination of the foregoing; (b) any proceeding shall be instituted against Bermuda NewCo or any Material Bermuda NewCo Subsidiary seeking to adjudicate any such Persons as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of the debts of Bermuda NewCo or any Material Bermuda NewCo Subsidiary under any applicable law relating to bankruptcy, insolvency or reorganization; or (c) both Terry Ledbetter and Luke Ledbetter are either terminated “without cause” or terminate their employment with Bermuda NewCo or any of its Subsidiaries for “good reason,” in each case, pursuant to the applicable Employment Agreement.

“Acceleration Payment” has the meaning set forth in Section 2.01(g).

“Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by Parent from and after the date of this Agreement that contains provisions that are not less favorable in the aggregate to Parent than those contained in the Confidentiality Agreement and does not prohibit Parent from complying with its obligations set forth in Section 7.03.

“Action” means any action, suit or proceeding by or before any Governmental Authority.

“Adverse Recommendation Change” has the meaning set forth in Section 7.03(d).

“Adverse Recommendation Change Termination Fee” has the meaning set forth in Section 9.03(a)(ii).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. The parties acknowledge and agree that, when used in reference to Parent and its Subsidiaries or the Company and its Subsidiaries, “Affiliate” in each case does not include AmTrust or any of its Subsidiaries.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.01(a)(iii).

“Amended and Restated Option Agreement” means that certain Amended and Restated Option Agreement, by and between the Company and AmTrust, in the form attached hereto as Exhibit K.

“AmTrust” means AmTrust Financial Services, Inc.

“AmTrust Registration and Investor Rights Agreements” means that certain Registration and Investor Rights Agreement, by and between Bermuda NewCo and AmTrust, in the form attached hereto as Exhibit J.

“Ancillary Agreements” means, collectively, the Confidentiality Agreement, the Voting Agreements, the Employment Agreements, the Statutory Merger Agreement, the Registration and Investor Rights Agreements, the Amended and Restated Option Agreement and the Paying Agent Agreement.

“Anti-Bribery Legislation” means all and any of the following: the U.S. Foreign Corrupt Practices Act of 1977; the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including the Public Bodies Corrupt Practices Act 1889, the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001, the Bribery Act 2010, the Proceeds of Crime Act 2002, the Bermuda Bribery Act 2016 and any other applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws and/or other applicable Laws relating to bribery or corruption.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act, all applicable non-U.S. antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable SAP” means, with respect to any Parent Insurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under the Insurance Law of such Parent Insurance Subsidiary’s (as applicable) domiciliary jurisdiction.

“Appraisal Withdrawal” has the meaning set forth in Section 3.08(b).

“Appraised Fair Value” has the meaning set forth in Section 3.08(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.02(a).

“Bermuda Companies Act” means the Bermuda Companies Act 1981.

“Bermuda NewCo” has the meaning set forth in the preamble.

“Bermuda NewCo Board” has the meaning set forth in the recitals.

“Bermuda NewCo Equity Plan” has the meaning set forth in Section 7.04(g)Section 3.06(b)(i).

“Bermuda NewCo Option” has the meaning set forth in Section 3.06(b)(i).

“Bermuda NewCo Restricted Share” has the meaning set forth in Section 3.06(b)(i).

“Bermuda NewCo Shareholder Approval” has the meaning set forth in Section 7.13(b).

“Bermuda NewCo Shares” means the common stock, par value $0.01 per share, of Bermuda NewCo.

“Burdensome Condition” has the meaning set forth in Section 7.05(e).

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, Dallas, Texas or Bermuda are authorized or required by applicable Law to be closed.

“Capitalization Date” has the meaning set forth in Section 5.02(a).

“Claim” has the meaning set forth in Section 7.08(b).

“Class A Unit” means a Class A Unit of the Company, with the rights and preferences set forth in the Company LLCA.

“Class B Unit” means a Class B Unit of the Company, with the rights and preferences set forth in the Company LLCA.

“Closing” has the meaning set forth in Section 2.07.

“Closing Date” has the meaning set forth in Section 2.07.

“Code” means the U.S. Internal Revenue Code of 1986.

“Common Interest Material” has the meaning set forth in Section 7.22(f).

“Company” has the meaning set forth in the preamble.

“Company Acquisition Transaction” has the meaning set forth in Section 7.17.

“Company Balance Sheet” has the meaning set forth in Section 5.05(a).

“Company Board” has the meaning set forth in Section 5.03(a).

“Company Certificate of Formation” means the Company’s Certificate of Formation, as amended up to and including the five (5) business days prior to the date of this Agreement.

“Company Closing Cash Consideration” has the meaning set forth in Section 2.01(a)(iii).

“Company Closing Interests” has the meaning set forth in Section 2.01(a)(iv).

“Company Contribution” has the meaning set forth in Section 2.01(a)(i).

“Company Contribution Consideration” has the meaning set forth in Section 2.01(a)(ii).

“Company Contribution Effective Time” has the meaning set forth in Section 2.03(a).

“Company Disclosure Letter” has the meaning set forth in Article V.

“Company Equityholder Approvals” has the meaning set forth in Section 4.04.

“Company Equityholder Disclosure Letter” has the meaning set forth in Article IV.

“Company Equityholder Parties” has the meaning set forth in Section 10.16(b).

“Company Equityholder Percentage” means, with respect to a Company Equityholder, the percentage derived from the quotient of the number of Bermuda NewCo Shares held by such Company Equityholder immediately following the Closing divided by the total number of Bermuda NewCo Shares issued and outstanding immediately following the Closing.

“Company Equityholders” has the meaning set forth in the preamble.

“Company Audited Financial Statements” has the meaning set forth in Section 5.05(a).

“Company Insurance Approvals” has the meaning set forth in Section 5.04.

“Company Insurance Subsidiary” means a Subsidiary of the Company that conducts the business of insurance or reinsurance.

“Company Interim Financial Statements” has the meaning set forth in Section 5.05(b).

“Company Lease” has the meaning set forth in Section 5.13(b).

“Company Leased Real Property” has the meaning set forth in Section 5.13(b).

“Company LLCA” means that certain Amended and Restated Limited Liability Company Agreement, dated as of July 26, 2022, and without further amendment, by and among the Company and the Company Equityholders.

“Company Material Adverse Effect” means any effect, change, circumstance or event that, individually or in the aggregate with all other effects, changes, circumstances or events, has, or would reasonably be expected to have, a material adverse effect on the properties, business, results of operations, assets, licenses, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided that, in no event shall any of the following, or any effect, change, circumstance or event arising out of, or resulting from, the following, constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitation set forth below): (a) effects, changes or events generally affecting the insurance fronting industry in the geographic regions or product markets in which the Company and its Subsidiaries operate, (b) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (c) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (d) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism (including cyber-terrorism), man-made disaster, epidemics, pandemics or disease outbreaks or any escalation or worsening of any of the foregoing, (e) any volcano, tsunami, hurricane, tropical storm, tornado, windstorm, flood, earthquake, wildfire or other natural disaster or any conditions resulting from such natural disasters (including increases in liabilities under or in connection with insurance or reinsurance Contracts to which the Company or any of its Subsidiaries is a party arising from such a natural disaster), (f) the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the public announcement, pendency or performance of the Transactions, including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, customers, insureds, cedants, policyholders, brokers, agents, financing sources, business partners, service providers, Governmental Authorities or reinsurance providers, and including any Action with respect to the Transactions, (g) any change or announcement of a potential change, in and of itself, in the Company’s or any of its Subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of the Company’s or its Subsidiaries’ businesses, (h) any change in applicable Law, GAAP (or interpretation or enforcement thereof) or in Applicable SAP (or interpretation or enforcement thereof), including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance Commissioners, any Insurance Regulator and the FASB or (i) any action required to be taken by the Company, or that the Company is required to cause one of its Subsidiaries to take, pursuant to, or any failure of the Company or any of its Subsidiaries to take an action prohibited by, the terms of this Agreement or any Ancillary Agreement to which the Company is or will be a party (it being understood that the exceptions in clauses (c) and (g) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change referred to therein (if not otherwise falling within any of the exceptions provided by clauses (a) through (i) hereof) is a Company Material Adverse Effect); provided, further, however, that any effect, change, circumstance or event referred to in clause (a), (b), (d), (e) or (h) may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect, change or event has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly sized participants engaged primarily in the insurance fronting industry in the geographic regions or product markets in which the Company and its Subsidiaries operate (in which case the incremental materially disproportionate effect or effects may be taken into account in determining whether or not a Company Material Adverse Effect has occurred).

“Company Material Contract” has the meaning set forth in Section 5.14(a).

“Company Organizational Documents” means the Company Certificate of Formation and the Company LLCA.

“Company Owned Intellectual Property” has the meaning set forth in Section 5.12(a).

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former directors, officers, employees or natural independent contractors of the Company or any of its Subsidiaries, that is (a) an employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA), (b) a share option, share purchase, share appreciation right or other share-based compensation agreement, program or plan, (c) an individual employment, consulting, severance, retention, change-in-control or other similar agreement between such Person and the Company or any of its Affiliates or (d) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, spending or reimbursement account, employee loan, paid time off, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement (other than, in each case, any such plan, program, policy, agreement or other arrangement required by applicable Law, sponsored by a Governmental Authority), whether or not in writing and whether or not funded, in each case, that is sponsored, maintained or contributed to (or required to be sponsored, maintained or contributed to) by the Company or any of its Affiliates or with respect to which the Company or any of its Affiliates has any actual or contingent liability.

“Company Privacy Obligations” means (a) any data privacy, data security, cybersecurity, security breach notification or data protection law or regulation in any applicable jurisdiction, including the General Data Protection Regulation (EU) 2016/679 (the “GDPR”), the UK General Data Protection Regulation as defined by the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (the “UK GDPR”), any applicable law or national law supplementing or implementing the GDPR or UK GDPR, the Texas Data Privacy and Security Act of 2024, and the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020), (b) internal policies and procedures regarding Personal Information, and (c) all publicly posted privacy policies and contractual obligations with respect to the receipt, collection, compilation, storage, use, transfer, disclosure, sharing, destruction, disposal, alteration or other processing of Personal Information, posted or entered into by the Company or its Subsidiaries.

“Company Privileged Communications” has the meaning set forth in Section 10.16(f).

“Company Pro Forma Annual Financial Statements” has the meaning set forth in Section 5.05(b).

“Company Pro Forma Financial Statements” has the meaning set forth in Section 5.05(b).

“Company Pro Forma Interim Financial Statements” has the meaning set forth in Section 5.05(b).

“Company Rights” has the meaning set forth in Section 5.02(b).

“Company Securities” has the meaning set forth in Section 5.02(b).

“Company Units” means the Class A Units and Class B Units.

“Company’s Counsel” has the meaning set forth in Section 7.10(c).

“Confidentiality Agreement” has the meaning set forth in Section 7.07(a).

“Consent” means any consent, waiver, approval, license, Permit, order, non-objection or authorization.

“Contract” means, with respect to any Person, any written loan or credit agreement, debenture, note, bond, mortgage, indenture, deed, lease, sublease, license, contract or other written agreement, to which such Person is a party or by which such Person’s assets or properties are legally bound.

“Contracting Parties” has the meaning set forth in Section 10.14.

“Designated Equityholders” means Kestrel Intermediate Ledbetter Holdings LLC and AmTrust.

“Dissenting Shares” means Parent Shares held by a holder of Parent Shares who (a) did not vote in favor of the First Merger, (b) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Parent Shares to require appraisal of their Parent Shares pursuant to the Bermuda Companies Act and (c) did not fail to exercise such right to appraisal or did not deliver an Appraisal Withdrawal.

“DLLCA” means the Delaware Limited Liability Company Act.

“Earnout Shares” has the meaning set forth in Section 2.01(b).

“EBITDA” means the earnings attributable to the Kestrel Business before interest, Taxes, depreciation and amortization attributable to the Kestrel Business, as determined in accordance with GAAP and on the basis of financial information contained in the “Insurance Programs” reporting segment section(s) of Bermuda NewCo’s Annual Report on Form 10-K.

“EBITDA Calculations” means: (a) for the First Measurement Period, the Measurement EBITDA for the First Measurement Period; (b) for the Second Measurement Period, the Measurement EBITDA for the Second Measurement Period; and (c) for the Third Measurement Period, the Measurement EBITDA for the Third Measurement Period.

“EBITDA Disputed Items” has the meaning set forth in Section 2.01(c).

“EBITDA Objection Notice” has the meaning set forth in Section 2.01(c).

“EBITDA Resolved Matters” has the meaning set forth in Section 2.01(c).

“EBITDA Statement” has the meaning set forth in Section 2.01(c).

“Employment Agreements” has the meaning set forth in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” has the meaning set forth in Section 4.04.

“Exchange Fund” has the meaning set forth in Section 3.05(a).

“FASB” means the Financial Accounting Standards Board.

“Filed SEC Documents” has the meaning set forth in Article VI.

“First Bermuda NewCo Earnout Share Price” means the volume weighted average price of Bermuda NewCo Shares on the Nasdaq, as reported by Bloomberg, for the thirty (30) consecutive trading days ending on the date Measurement EBITDA for the First Measurement Period is finally determined pursuant to Section 2.01(c); provided that in the event that the Bermuda NewCo Shares are not listed on the Nasdaq for the thirty (30) consecutive trading days ending on the date Measurement EBITDA for the First Measurement Period is finally determined pursuant to Section 2.01(c), the First Bermuda NewCo Earnout Share Price means the volume weighted average price of Bermuda NewCo Shares on the Nasdaq, as reported by Bloomberg, for the most recent thirty (30) consecutive trading day period during which the Bermuda NewCo Shares were traded on the Nasdaq prior to the date Measurement EBITDA for the First Measurement Period is finally determined pursuant to Section 2.01(c).

“First Measurement Period” means the period beginning on the first day of the calendar month immediately following the calendar month in which the Closing occurs and ending on the date immediately preceding the one (1)-year anniversary of such date.

“First Merger” has the meaning set forth in Section 2.02(a).

“First Merger Approval Bye-Law Resolution” means the resolution to approve the amendment to Bye-Law 87 of the Parent Bye-Laws set forth on Exhibit H-1 hereto.

“First Merger Consideration” has the meaning set forth in Section 3.01(c).

“First Merger Effective Time” has the meaning set forth in Section 2.03(b).

“First Merger Resolution” means the resolution to approve the First Merger set forth on Exhibit H-2 hereto.

“First Surviving Company” has the meaning set forth in Section 2.02(a).

“Fraud” means an actual fraud involving a knowing and intentional misrepresentation by a party that resulted in a representation or warranty set forth in Article IV, V or VI being materially breached (made with the Knowledge that a representation or warranty set forth in Article IV, V or VI was actually breached when made), and made with the express intent of inducing (x) the Company or the Company Equityholders, in the case of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC or (y) Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC, in the case of the Company and the Company Equityholders, in each case, to enter into this Agreement and upon which such applicable other party has relied to its detriment; provided, however, “Fraud” shall not include any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“GDPR” has the meaning set forth in the definition of “Company Privacy Obligations.”

“Governmental Authority” means any government, legislature, political subdivision, court, board, regulatory or administrative agency, self-regulatory agency, commission or authority or other legislative, executive or judicial governmental entity, whether federal, national, provincial, state, local, foreign or multinational.

“Group” has the meaning ascribed to such term in Rule 13d-5(b)(1) under the Exchange Act with respect to two or more Persons.

“Hook Shares” has the meaning set forth in Section 6.02(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” has the meaning set forth in Section 7.01(a)(ii).

“Indemnitee” has the meaning set forth in Section 7.08(a).

“Insurance Law” means all Laws applicable to the business of insurance or reinsurance (including intermediaries) or the regulation of insurance companies, reinsurance companies and insurance and reinsurance intermediaries, whether federal, national, provincial, state, local, foreign or multinational.

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies, under Insurance Laws.

“Intellectual Property” means all intellectual property and rights therein in any jurisdiction throughout the world, whether registered or unregistered, including (a) patents (including all reissues, divisions, continuations, continuations-in-part, renewals, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof) and patent applications (including provisional and nonprovisional) and patent disclosures, (b) trademarks, trademark registrations, trademark applications, service marks, trade dress, trade names, business names, brand names, logos, slogans and other indicia of origin or source identifiers, including registrations and applications for registration therefor, and any and all common law rights therein, together with any and all goodwill associated therewith, (c) copyrightable subject matter (including copyrights in software), copyright registrations, copyright applications, design or database rights and works of authorship (whether or not copyrightable), including registrations and applications for registration therefor, (d) URL and Internet domain names, (e) trade secrets, know-how and other information of a confidential and proprietary nature, including inventions, discoveries, improvements, concepts, ideas, methods, techniques, processes, procedures, programs, designs, prototypes, patterns, plans, compilations, program devices, formulas, schematics, drawings, technical data, specifications, research and development information, databases, data collections, customer lists and business plans, in each case, to the extent protectable under applicable Law and (f) any other similar rights in any of the foregoing.

“Intended Bermuda NewCo Contribution Tax Treatment” has the meaning set forth in the recitals.

“Intended Reorganization Tax Treatment” has the meaning set forth in the recitals.

“Intended US NewCo Contribution Tax Treatment” has the meaning set forth in the recitals.

“Intervening Event” means any material effect, change, circumstance or event with respect to Parent or any of its Subsidiaries occurring or arising after the date of this Agreement that (a) was not known to, or reasonably foreseeable by, the Parent Board prior to the execution of this Agreement, which effect, change, circumstance or event becomes known to the Parent Board prior to the receipt of the Parent Shareholder Approval and (b) does not relate to (i) any Takeover Proposal, (ii) any change, in and of itself, in the market price, ratings or trading volume of Parent’s or any of its Subsidiaries’ securities, (iii) Parent meeting or failing to meet or exceeding any published or unpublished projections, forecasts, budgets, operational metrics or estimates, in each case in and of itself or (iv) any change in applicable Law, GAAP (or interpretation or enforcement thereof) or in Applicable SAP (or interpretation or enforcement thereof), including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance Commissioners, any Insurance Regulator and the FASB.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means (a) with respect to Company, the software, systems, servers, workstations, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment, and all associated documentation, owned or controlled, or purported to be owned or controlled, by the Company or any of its Subsidiaries, or licensed or leased, or purported to be licensed or leased, to the Company or any of its Subsidiaries and (b) with respect to Parent, the software, systems, servers, workstations, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment, and all associated documentation, owned or controlled, or purported to be owned or controlled, by Parent or any of its Subsidiaries, or licensed or leased, or purported to be licensed or leased, to Parent or any of its Subsidiaries.

“Kestrel Business” means all businesses of Bermuda NewCo and its Subsidiaries that the Company and its Subsidiaries conducted as of immediately prior to the Closing, and any extensions of such businesses or related or ancillary businesses existing thereafter.

“Knowledge” means, (a) with respect to the Company, the actual knowledge (after due inquiry), as of the date of this Agreement, of the individuals listed on Section 1.01 of the Company Disclosure Letter and (b) with respect to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC, the actual knowledge (after due inquiry), as of the date of this Agreement, of the individuals listed on Section 1.01 of the Parent Disclosure Letter.

“Laws” has the meaning set forth in Section 5.08(a).

“Ledbetter Registration and Investor Rights Agreement” means that certain Registration and Investor Rights Agreement, by and between Bermuda NewCo and Kestrel Intermediate Ledbetter Holdings LLC, in the form attached hereto as Exhibit I.

“Liens” means any pledges, liens, charges, mortgages, encumbrances, leases, licenses, hypothecations or security interests of any kind or nature, but excluding restrictions on transfer under applicable U.S. federal, state or other securities Laws.

“Litigation Losses” means all claims, liabilities, losses, payments, settlements, damages, judgments, fines, penalties, interest, costs and expenses (including court costs, out-of-pocket fees and expenses of legal counsel, professionals and advisors, and any other amounts in connection with the investigation, defense, settlement, mitigation or appeal, regardless of the ultimate outcome) suffered, incurred, sustained or paid by Parent, Bermuda NewCo or any of their respective Subsidiaries on or after December 27, 2024, in each case arising out of, relating to or in connection with the Noteholder Litigation Matter.

“Lookback Date” means May 13, 2022.

“Maiden Business” means all businesses of Bermuda NewCo and its Subsidiaries that Parent and its Subsidiaries conducted as of immediately prior to the Closing, and any extensions of such businesses or related or ancillary businesses existing thereafter.

“Material Bermuda NewCo Subsidiary” or “Material Bermuda NewCo Subsidiaries” means any Subsidiary or Subsidiaries of Bermuda NewCo, after giving effect to the Transactions, that alone or together represent forty percent (40%) or more of the consolidated assets, reserves, revenues or net income of Bermuda NewCo (as such financial metrics are reported in Bermuda NewCo’s Annual Report on Form 10-K and/or audited annual statutory statements of Bermuda NewCo’s Subsidiaries for the most recently completed fiscal year).

“Measurement EBITDA” means EBITDA of the Kestrel Business for the applicable Measurement Period.

“Measurement Period” means each of the First Measurement Period, the Second Measurement Period and the Third Measurement Period.

“Merger Application” has the meaning set forth in Section 2.03(b).

“Merger Sub LLC” has the meaning set forth in the preamble.

“Merger Sub LLC Interests” has the meaning set forth in Section 3.02.

“Merger Sub Ltd.” has the meaning set forth in the preamble.

“Merger Sub Ltd. Board” has the meaning set forth in the recitals.

“Merger Sub Ltd. Shareholder Approval” has the meaning set forth in Section 7.13(a).

“Merger Sub Ltd. Shares” has the meaning set forth in Section 3.01.

“Mergers” means the First Merger and the Second Merger, collectively.

“Nasdaq” means the Nasdaq Capital Market.

“NewCo Certificate of Merger” has the meaning set forth in Section 2.03(c).

“No Vote Termination Fee” has the meaning set forth in Section 9.03(a)(iii).

“Nonparties” has the meaning set forth in Section 10.14.

“Noteholder Litigation Matter” means the litigation filed in the Supreme Court of the State of New York, New York County, captioned, WUSO Holding Corp. and 683 Capital Partners, LP, v. Maiden Holdings North American, Ltd. and Maiden Holdings, Ltd., Index No. 659861/2024 and any other claim or litigation arising out of or relating to similar underlying facts.

“Outside Date” has the meaning set forth in Section 9.01(b)(i).

“Parent” has the meaning set forth in the preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 7.11(a).

“Parent Acquisition Agreement” has the meaning set forth in Section 7.03(a).

“Parent Award” means a Parent Restricted Share or Parent Option, as applicable.

“Parent Board” has the meaning set forth in the recitals.

“Parent Board Recommendation” has the meaning set forth in Section 6.03(b).

“Parent Book-Entry Share” has the meaning set forth in Section 3.01(c).

“Parent Bye-Law Resolutions” means the Parent Voting Cutback Bye-Law Resolution and the First Merger Approval Bye-Law Resolution.

“Parent Bye-Laws” means the Bye-laws of Parent, as amended up to and including five (5) business days prior to the date of this Agreement.

“Parent Certificate of Merger” has the meaning set forth in Section 2.03(b).

“Parent Disclosure Letter” has the meaning set forth in Article VI.

“Parent Insurance Approvals” has the meaning set forth in Section 6.04.

“Parent Insurance Subsidiary” has the meaning set forth in Section 6.17.

“Parent Investment Assets” has the meaning set forth in Section 6.12(a).

“Parent Investment Guidelines” has the meaning set forth in Section 6.12(a).

“Parent Leases” has the meaning set forth in Section 6.15(b).

“Parent Leased Real Property” has the meaning set forth in Section 6.15(b).

“Parent Material Adverse Effect” means any effect, change, circumstance or event that, individually or in the aggregate with all other effects, changes, circumstances or events, has, or would reasonably be expected to have, a material adverse effect on the properties, business, results of operations, assets, licenses, liabilities or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole; provided that, in no event shall any of the following, or any effect, change, circumstance or event arising out of, or resulting from, the following, constitute or be taken into account, individually or in the aggregate, in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitation set forth below): (a) effects, changes or events generally affecting the insurance, reinsurance or risk management industries in the geographic regions or product markets in which Parent and its Subsidiaries operate or underwrite insurance or reinsurance or manage risk, (b) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (c) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (d) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism (including cyber-terrorism), man-made disaster, epidemics, pandemics or disease outbreaks or any escalation or worsening of any of the foregoing, (e) any volcano, tsunami, hurricane, tropical storm, tornado, windstorm, flood, earthquake, wildfire or other natural disaster or any conditions resulting from such natural disasters (including increases in liabilities under or in connection with insurance or reinsurance Contracts to which Parent or any of its Subsidiaries is a party arising from such a natural disaster), (f) the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the public announcement, pendency or performance of the Transactions, including the impact thereof on the relationships of Parent or any of its Subsidiaries with employees, customers, insureds, cedants, policyholders, brokers, agents, financing sources, business partners, service providers, Governmental Authorities or reinsurance providers, and including any Action with respect to the Transactions, (g) any change or announcement of a potential change, in and of itself, in Parent’s or any of its Subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of Parent’s or its Subsidiaries’ businesses, (h) any change, in and of itself, in the market price, ratings or trading volume of Parent’s or any of its Subsidiaries’ securities, (i) any change in applicable Law, GAAP (or interpretation or enforcement thereof) or in Applicable SAP (or interpretation or enforcement thereof), including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance Commissioners, any Insurance Regulator and the FASB, (j) any action required to be taken by Parent, or that Parent is required to cause one of its Subsidiaries to take, pursuant to, or any failure of Parent or any of its Subsidiaries to take an action prohibited by, the terms of this Agreement or any Ancillary Agreement to which Parent is or will be a party (it being understood that the exceptions in clauses (c), (g) and (h) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change referred to therein (if not otherwise falling within any of the exceptions provided by clauses (a) through (j) hereof) is a Parent Material Adverse Effect), or (k) the reserve development or other charges publicly announced at or around the time of the announcement of the Transactions; provided, further, however, that any effect, change, circumstance or event referred to in clause (a), (b), (d), (e) or (i) may be taken into account in determining whether or not there has been a Parent Material Adverse Effect to the extent such effect, change or event has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other similarly sized participants engaged primarily in the insurance, reinsurance or risk management industries in the geographic regions or product markets in which Parent and its Subsidiaries operate or underwrite insurance or reinsurance or manage risk (in which case the incremental materially disproportionate effect or effects may be taken into account in determining whether or not a Parent Material Adverse Effect has occurred).

“Parent Material Contract” has the meaning set forth in Section 6.16(a).

“Parent Memorandum of Association” means Parent’s Memorandum of Association, as amended up to and including the date of this Agreement.

“Parent Notice” has the meaning set forth in Section 7.03(e).

“Parent Option” means a share option to purchase Parent Shares.

“Parent Organizational Documents” means the Parent Memorandum of Association and the Parent Bye-Laws.

“Parent Owned Intellectual Property” has the meaning set forth in Section 6.13(a).

“Parent Parties” has the meaning set forth in Section 10.16(d).

“Parent Payments” has the meaning set forth in Section 7.11(b).

“Parent Plan” means each plan, program, policy, agreement or other arrangement covering current or former directors, officers, employees or natural independent contractors of Parent or any of its Subsidiaries, that is (a) an employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA), (b) a share option, share purchase, share appreciation right or other share-based compensation agreement, program or plan, (c) an individual employment, consulting, severance, retention, change-in-control or other similar agreement between such Person and Parent or any of its Affiliates or (d) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, spending or reimbursement account, employee loan, paid time off, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement (other than, in each case, any such plan, program, policy, agreement or other arrangement required by applicable Law, sponsored by a Governmental Authority), whether or not in writing and whether or not funded, in each case, that is sponsored, maintained or contributed to (or required to be sponsored, maintained or contributed to) by Parent or any of its Affiliates or with respect to which Parent or any of its Affiliates has any actual or contingent liability.

“Parent Privacy Obligations” means (a) any data privacy, data security, cybersecurity, security breach notification or data protection law or regulation in any applicable jurisdiction, including the Personal Information Protection Act 2016 (Bermuda), the GDPR, the UK General Data Protection Regulation as defined by the Data Protection Act 2018 as amended by the UK GDPR, any applicable law or national law supplementing or implementing the GDPR or UK GDPR, and the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020), (b) internal policies and procedures regarding Personal Information, and (c) all publicly posted privacy policies and contractual obligations with respect to the receipt, collection, compilation, storage, use, transfer, disclosure, sharing, destruction, disposal, alteration or other processing of Personal Information, posted or entered into Parent or its Subsidiaries.

“Parent Privileged Communications” has the meaning set forth in Section 10.16(g).

“Parent Reinsurance Contracts” has the meaning set forth in Section 6.20.

“Parent Related Parties” has the meaning set forth in Section 9.03(c).

“Parent Restricted Share” means a Parent Share that is unvested and/or subject to a risk of forfeiture.

“Parent Rights” has the meaning set forth in Section 6.02(d).

“Parent SEC Documents” has the meaning set forth in Section 6.05(a).

“Parent Securities” has the meaning set forth in Section 6.02(d).

“Parent Share Certificate” has the meaning set forth in Section 3.01(c).

“Parent Share Plan” means the Maiden Holdings, Ltd. 2019 Omnibus Incentive Plan.

“Parent Shareholder Approval” has the meaning set forth in Section 6.03(h).

“Parent Shareholders” has the meaning set forth in the recitals.

“Parent Shareholders Meeting” has the meaning set forth in Section 7.04(c).

“Parent Shares” means the common shares, par value $0.01 per share, of Parent.

“Parent Statutory Statements” has the meaning set forth in Section 6.18(a).

“Parent Voting Cutback Bye-Law Resolution” means the resolution to approve the amendment to Bye-Law 1.1 and Bye-Law 33 of the Parent Bye-Laws set forth on Exhibit H-1 hereto.

“Parent’s Counsel” has the meaning set forth in Section 7.10(c).

“party” has the meaning set forth in the preamble.

“Paying Agent” has the meaning set forth in Section 3.05(a).

“Paying Agent Agreement” has the meaning set forth in Section 3.05(a).

“Permits” has the meaning set forth in Section 5.08(a).

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and, in either case, for which adequate reserves are being maintained in accordance with GAAP and Applicable SAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business and which are not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and, in either case, for which adequate reserves are being maintained in accordance with GAAP, (c) Liens securing payment, or any obligation, of the Company or its Subsidiaries or Parent or its Subsidiaries, as applicable, with respect to outstanding Indebtedness so long as there is no default under such Indebtedness, (d) Liens granted in the ordinary course of business in connection with the insurance or reinsurance business of the Company or its Subsidiaries or Parent or its Subsidiaries, as applicable, on cash and cash equivalent instruments or other investments, including Liens granted (i) in connection with (A) pledges of such instruments or investments to collateralize letters of credit delivered by the Company or its Subsidiaries, (B) the creation of trust funds for the benefit of ceding companies, (C) underwriting activities of the Company or its Subsidiaries or Parent or its Subsidiaries, as applicable, (D) deposit liabilities, (E) statutory deposits and (F) ordinary-course securities lending, repurchase, reverse repurchase and short-sale transactions and (ii) with respect to investment securities held in the name of a nominee, custodian, depository, clearinghouse or other record owner, (e) pledges or deposits by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, under workmen’s compensation Laws, unemployment Insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (f) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Authority, which are not violated by the current use or occupancy of such real property in any material respects, (g) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business by the Company or its Subsidiaries or Parent or its Subsidiaries, as applicable, and (h) such other Liens or imperfections that are not material in amount or do not materially detract from the value of and do not materially impair the existing use of the property or asset affected by such Lien or imperfection.

“Permitted Person” means (a) Terry Ledbetter, Luke Ledbetter or any of their respective Affiliates and (b) AmTrust or any of its Affiliates.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” has the same meaning as the term “personal data,” “personal information,” or the equivalent under the Company Privacy Obligations (in the case of the Company) and the Parent Privacy Obligations (in the case of Parent).

“Principal Parent Shareholders” has the meaning set forth in the recitals.

“Profits Interest Documentation” means those certain profits interest agreements entered into by and between the Company and certain Company Equityholders with respect to the issuance of Class B Units and that certain profits interest plan relating thereto, as amended.

“Proxy Statement/Prospectus” has the meaning set forth in Section 7.04(a).

“Registrar” has the meaning set forth in Section 2.03(b).

“Registration and Investor Rights Agreements” shall mean, collectively, the Ledbetter Registration and Investor Rights Agreement and the AmTrust Registration and Investor Rights Agreement.

“Registration Statement” has the meaning set forth in Section 7.04(a).

“Representatives” means, with respect to any Person, its officers, directors, managers, employees, agents, financial advisors, investment bankers, attorneys, accountants and other advisors.

“Restraints” has the meaning set forth in Section 8.01(c).

“Sanctioned Person” means any Person or Governmental Authority that is the subject or target of sanctions or trade/export restrictions under U.S., EU, UK or other applicable sanctions or export controls Laws, including (a) any Person listed on any list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control; the U.S. Department of Commerce’s Entity List, Denied Persons List or Unverified List; any debarment or sanctions list maintained by the U.S. Department of State; or any other list maintained by U.S. or non-U.S. Governmental Authorities under sanctions or export control Laws; (b) where relevant under applicable sanctions Laws or export control Laws, any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or controlled by any such Person or Persons described in clause (a) or acting for or on behalf of such Person or Persons described in clause (a); (c) any person located, organized or resident in a country or territory which is itself the subject or target of any comprehensive U.S. sanctions (that is, at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria) or (d) the Government of Venezuela, a blocked national of Cuba, or any other Person subject to asset-blocking sanctions under applicable sanctions Laws.

“Sarbanes-Oxley Act” has the meaning set forth in Section 6.05(d).

“SEC” has the meaning set forth in Section 4.04.

“Second Bermuda NewCo Earnout Share Price” means the volume weighted average price of Bermuda NewCo Shares on the Nasdaq, as reported by Bloomberg, for the thirty (30) consecutive trading days ending on the date Measurement EBITDA for the Second Measurement Period is finally determined pursuant to Section 2.01(c); provided that in the event that the Bermuda NewCo Shares are not listed on the Nasdaq for the thirty (30) consecutive trading days ending on the date Measurement EBITDA for the Second Measurement Period is finally determined pursuant to Section 2.01(c), the Second Bermuda NewCo Earnout Share Price means the volume weighted average price of Bermuda NewCo Shares on the Nasdaq, as reported by Bloomberg, for the most recent thirty (30) consecutive trading day period during which the Bermuda NewCo Shares were traded on the Nasdaq prior to the date Measurement EBITDA for the Second Measurement Period is finally determined pursuant to Section 2.01(c).

“Second Measurement Period” means the period beginning on the first day immediately following the last day of the First Measurement Period and ending on the date immediately preceding the one (1)-year anniversary of such date.

“Second Merger” has the meaning set forth in Section 2.02(b).

“Second Merger Consideration” has the meaning set forth in Section 3.02(c).

“Second Merger Effective Time” has the meaning set forth in Section 2.03(c).

“Second Surviving Company” has the meaning set forth in Section 2.02(b).

“Securities Act” means the Securities Act of 1933.

“Sensitive Information” means (a) with respect to the Company (i) confidential and proprietary information of the Company and its Subsidiaries or of a third party under the control of the Company or any of its Subsidiaries and (ii) Personal Information controlled by the Company and any of its Subsidiaries, and (b) with respect to Parent (i) confidential and proprietary information of Parent and its Subsidiaries or of a third party under the control of Parent or any of its Subsidiaries and (ii) Personal Information controlled by Parent and any of its Subsidiaries.

“Sensitive Information Breach” means any (a) unauthorized or unlawful disclosure of, acquisition of, access to, modification of, destruction of, loss of or misuse (by any means) of Sensitive Information, (b) unauthorized or unlawful processing or sale of Sensitive Information or (c) unauthorized or unlawful access of the IT Assets, including ransomware, phishing or other cyberattack that results in a monetary loss or business disruption.

“Specified Business Conduct Laws” means (a) the Anti-Bribery Legislation, (b) all legal requirements imposing trade sanctions on any Person, including all legal requirements administered by the U.S. Treasury Department’s Office of Foreign Assets Control, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury or the European Union and all anti-boycott or anti-embargo laws, (c) all legal requirements relating to the import, export, re-export, transfer of information, data, goods and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State and customs Laws and regulations administered by U.S. Customs and Border Protection and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other applicable legal requirements relating to money laundering.

“Spin-Off Plan” has the meaning set forth in Section 7.11(a).

“Statutory Merger Agreement” means the Statutory Merger Agreement in the form attached hereto as Exhibit B to be executed and delivered by the applicable parties as contemplated by the terms hereof.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” means any bona fide written Takeover Proposal that did not result from a breach of Section 7.03 (other than any breach that is immaterial in scope and effect) and that the Parent Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, taking into account all relevant (in the reasonable view of the Parent Board) financial, legal, regulatory and other such aspects of such Takeover Proposal (including any termination fee and conditions to consummation and the identity of the Person making such Takeover Proposal) and this Agreement, is (a) reasonably likely to be consummated in accordance with its terms and (b) more favorable to the Parent Shareholders (solely in their capacities as such) from a financial point of view than the Transactions; provided that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” in the definition of Takeover Proposal shall be deemed to be references to “fifty percent (50%).”

“Surviving Companies” means the First Surviving Company and the Second Surviving Company, collectively.

“Takeover Law” has the meaning set forth in Section 6.14.

“Takeover Proposal” means any inquiry, proposal (whether or not in writing) or offer from any Person or Group (other than the Company and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (a) acquisition (including any reinsurance or retrocession transaction, or transaction that has similar risk transfer effects) that if consummated would result in any Person or Group owning twenty percent (20%) or more of the consolidated assets (based on the fair market value thereof, as determined in good faith by the Parent Board), reserves, revenues or net income of Parent and its Subsidiaries, (b) acquisition of Parent Shares representing twenty percent (20%) or more of the issued and outstanding Parent Shares, (c) tender offer or exchange offer that if consummated would result in any Person or Group having beneficial ownership of Parent Shares representing twenty percent (20%) or more of the issued and outstanding Parent Shares, (d) merger, amalgamation, consolidation, share exchange, share purchase, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries pursuant to which such Person or Group (or the shareholders of any Person) would acquire, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of Parent or of the surviving entity in such transaction or the resulting direct or indirect parent of Parent or such surviving entity; or (e) combination of the foregoing, in each case, other than the Transactions.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or non-U.S. income, gross receipts, property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or penalty or addition thereto, imposed by any Governmental Authority.

“Tax Returns” means all reports, returns, statements or other information supplied or required to be supplied to, or filed with or required to be filed with, a Governmental Authority relating to Taxes, including any amendment thereof or supplement or schedule thereto.

“Termination Fee” has the meaning set forth in Section 9.03(a)(i).

“Third Bermuda NewCo Earnout Share Price” means the volume weighted average price of Bermuda NewCo Shares on the Nasdaq, as reported by Bloomberg, for the thirty (30) consecutive trading days ending on the date Measurement EBITDA for the Third Measurement Period is finally determined pursuant to Section 2.01(c); provided that in the event that the Bermuda NewCo Shares are not listed on the Nasdaq for the thirty (30) consecutive trading days ending on the date Measurement EBITDA for the Third Measurement Period is finally determined pursuant to Section 2.01(c), the Third Bermuda NewCo Earnout Share Price means the volume weighted average price of Bermuda NewCo Shares on the Nasdaq, as reported by Bloomberg, for the most recent thirty (30) consecutive trading day period during which the Bermuda NewCo Shares were traded on the Nasdaq prior to the date Measurement EBITDA for the Third Measurement Period is finally determined pursuant to Section 2.01(c).

“Third Measurement Period” means the period beginning on the first day immediately following the last day of the Second Measurement Period and ending on the date immediately preceding the one (1)-year anniversary of such date.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements, including the First Merger and the Company Contribution.

“Transfer” has the meaning set forth in Section 7.18(c).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“UK GDPR” has the meaning set forth in the definition of “Company Privacy Obligations.”

“Unaffiliated Bermuda NewCo Directors” means all directors of the Bermuda NewCo Board other than any Holder Designees (as such term is defined in each of the Registration and Investor Rights Agreements).

“US NewCo” has the meaning set forth in the preamble.

“US NewCo Award” means a US NewCo Restricted Share or US NewCo Option, as applicable.

“US NewCo Board” has the meaning set forth in the recitals.

“US NewCo Book-Entry Interest” has the meaning set forth in Section 3.02(c).

“US NewCo Interests” means the common limited liability company interests of US NewCo.

“US NewCo Option” has the meaning set forth in Section 3.06(a)(i).

“US NewCo Restricted Share” has the meaning set forth in Section 3.06(a)(i).

“Voting Agreements” has the meaning set forth in the recitals.

“Waived 280G Benefits” has the meaning set forth in Section 7.11(b).

“Willful Breach” means a material breach of this Agreement that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

Section 1.02           Interpretation.

(a)            As used in this Agreement, references to the following terms have the meanings indicated:

(i)             to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii)            to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced in accordance with the terms thereof from time to time;

(iii)           to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law include any successor to such section;

(iv)          to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;

(v)           to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;

(vi)          to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii)         to the “date of this Agreement,” “the date hereof” and words of similar import refer to December 29, 2024; and

(viii)        to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement.

(b)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)            Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” when not preceded by the word “business” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(d)            Where used with respect to information, the phrases “delivered,” “made available,” “provided to” and words of similar import means, when used in reference to anything made available by Parent, US NewCo, Bermuda NewCo or any their respective Subsidiaries (including Merger Sub Ltd. and Merger Sub LLC) or any of their respective Representatives, in each case, shall be deemed to include anything (i) uploaded to the electronic data room maintained by or on behalf of Parent or its Representatives for purposes of the Transactions or (ii) publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, in a manner that enables viewing of such materials by the Company, the Company Equityholders and its Representatives no later than two (2) business days prior to the execution and delivery of this Agreement by all of the parties. Where used with respect to information, the phrases “delivered,” “made available,” “provided to” and words of similar import means, when used in reference to anything made available by the Company, any of its Subsidiaries, the Company Equityholders or any of their respective Representatives, in each case, shall be deemed to include anything uploaded to the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions in a manner that enables viewing of such materials by Parent and its Representatives no later than two (2) business days prior to the execution and delivery of this Agreement by all of the parties.

(e)            The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(f)            References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g)            The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h)            No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(i)            All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

Company Contribution; PARENT Merger

Section 2.01           Company Contribution

(a)            Upon the terms and subject to the conditions set forth in this Agreement:

(i)            At the Closing, each Company Equityholder shall contribute, assign, transfer and convey all of the Company Units owned by such Company Equityholder, free and clear of all Liens, to US NewCo, and US NewCo shall acquire and accept the Company Units from each of the Company Equityholders (the “Company Contribution”);

(ii)           The consideration for the contribution, assignment, transfer and conveyance to US NewCo of the Company Units at the Closing, and the other transactions contemplated hereby, shall be the Company Closing Cash Consideration, Company Closing Interests and the contingent right to receive the Earnout Shares pursuant to Section 2.01(b) (collectively, the “Company Contribution Consideration”);

(iii)           At the Closing, Parent shall, or shall cause US NewCo to, deposit with the Paying Agent $40,000,000 by wire transfer of immediately available funds to the account designated by the Paying Agent at the Closing Date (“Company Closing Cash Consideration”). The Company Closing Cash Consideration shall be allocated among the Company Equityholders as set forth on Section 2.01(a) of the Company Disclosure Letter (the “Allocation Schedule”);

(iv)            At the Closing, US NewCo shall issue or cause to be issued to the Company Equityholders, an aggregate of fifty-five million (55,000,000) duly authorized, validly issued, fully paid and nonassessable US NewCo Interests, free and clear of all Liens (the “Company Closing Interests”), which shall be held uncertificated, in a direct registration account of each Company Equityholder at Equiniti Trust Company, LLC. The Company Closing Interests shall be allocated among the Company Equityholders as set forth on the Allocation Schedule;

(v)            At the Closing, each Company Equityholder shall deliver or cause to be delivered to US NewCo, transfer power(s) duly executed by such Company Equityholder evidencing the transfer of all of such Company Equityholder’s Company Units to US NewCo, free and clear of all Liens; and

(vi)            At the Closing, except as otherwise expressly provided herein, all of the Company Equityholders’ rights as equityholders of the Company shall be automatically canceled, cease to exist and have no rights with respect thereto.

(b)            Earnout Shares. The Company Equityholders shall be entitled to receive contingent consideration, if earned, payable (i) from the Company Contribution Effective Time until the Second Merger Effective Time, by US NewCo to Company Equityholders solely in US NewCo Interests, and (ii) at all times after the Second Merger Effective Time, by Bermuda NewCo to the Company Equityholders solely in Bermuda NewCo Shares (the “Earnout Shares”), upon the following events and in the following amounts:

(i)            if Measurement EBITDA for the First Measurement Period as finally determined pursuant to Section 2.01(c) is equal to or greater than $10,500,000, then Bermuda NewCo shall issue to the Company Equityholders, within seven (7) business days of such date of final determination pursuant to Section 2.01(c), an aggregate number of Bermuda NewCo Shares equal to $15,000,000 divided by the First Bermuda NewCo Earnout Share Price, which shall be allocated among the Company Equityholders in accordance with the Allocation Schedule (in each case rounded to the nearest whole Bermuda NewCo Share);

(ii)            if Measurement EBITDA for the Second Measurement Period as finally determined pursuant to Section 2.01(c) is equal to or greater than $15,750,000, then Bermuda NewCo shall issue to the Company Equityholders, within seven (7) business days of such date of final determination pursuant to Section 2.01(c), an aggregate number of Bermuda NewCo Shares equal to $15,000,000 divided by the Second Bermuda NewCo Earnout Share Price, which shall be allocated among the Company Equityholders in accordance with the Allocation Schedule (in each case rounded to the nearest whole Bermuda NewCo Share); and

(iii)           if Measurement EBITDA for the Third Measurement Period as finally determined pursuant to Section 2.01(c) is equal to or greater than $21,000,000, then Bermuda NewCo shall issue to the Company Equityholders, within seven (7) business days of such date of final determination pursuant to Section 2.01(c), an aggregate number of Bermuda NewCo Shares equal to $15,000,000 divided by the Third Bermuda NewCo Earnout Share Price, which shall be allocated among the Company Equityholders in accordance with the Allocation Schedule (in each case rounded to the nearest whole Bermuda NewCo Share).

(c)            As soon as reasonably practicable, but in no event more than fifteen (15) days, following the earlier of the date Bermuda NewCo files (i) its Form 10-Q for any fiscal quarter or (ii) its Annual Report on Form 10-K, in each case after the expiration of a given Measurement Period, Bermuda NewCo, under the supervision of the Unaffiliated Bermuda NewCo Directors, will prepare the EBITDA Calculations for such Measurement Period and provide the Designated Equityholders with a statement (each, an “EBITDA Statement”) of the EBITDA Calculations for such Measurement Period setting forth in reasonable detail the EBITDA Calculations for such Measurement Period. Upon receipt of each EBITDA Statement, the Designated Equityholders and their respective Representatives shall be given prompt and reasonable access, during normal business hours and upon reasonable request and notice, to Bermuda NewCo’s and the Company’s and their accountants’ books and records (including working papers, schedules and calculations), facilities and personnel to the extent reasonably relating to the preparation of such EBITDA Statement, including by Bermuda NewCo making any applicable records available in electronic form where requested; provided that access to working papers of the auditors of Bermuda NewCo or the Company shall be subject to such auditors’ normal disclosure procedures and execution of a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditor. The Designated Equityholders and their respective Representatives may make reasonable inquiries of Bermuda NewCo and its Representatives regarding an EBITDA Statement arising in the course of their review thereof, and Bermuda NewCo shall use its, and shall cause its Representatives to use their respective, reasonable best efforts to reasonably cooperate with and reasonably promptly respond to such inquiries. An EBITDA Statement will be deemed to be accepted by the Designated Equityholders and shall be deemed final and binding on Bermuda NewCo and the Company Equityholders, unless the Designated Equityholders, acting jointly, deliver to Bermuda NewCo within thirty (30) days following receipt of such EBITDA Statement a written notice of any objection thereto (each, an “EBITDA Objection Notice”). An EBITDA Objection Notice shall state the Designated Equityholders calculation of the Measurement EBITDA for the applicable Measurement Period and set forth in reasonable detail (A) any item in the EBITDA Statement that the Designated Equityholders dispute, including the basis for and calculations and documentation supporting such objection, and (B) the Designated Equityholders’ calculation of the amount of such item. If an EBITDA Objection Notice is timely delivered, then the Designated Equityholders, acting jointly, and Bermuda NewCo shall negotiate in good faith to resolve any disagreements. Any disagreements relating to an EBITDA Objection Notice that are resolved in writing by Bermuda NewCo and the Designated Equityholders, acting jointly, together with any items or calculations set forth in an EBITDA Statement that are not disputed or objected to by the Designated Equityholders, acting jointly, in the applicable EBITDA Objection Notice, are collectively referred to herein as the “EBITDA Resolved Matters.” If the Designated Equityholders, acting jointly, and Bermuda NewCo are unable to resolve all such disagreements within thirty (30) days following delivery of an EBITDA Objection Notice, then the Designated Equityholders, acting jointly and Bermuda NewCo shall together select a nationally recognized independent certified public accountant reasonably acceptable to each of Bermuda NewCo and the Designated Equityholders, acting jointly, and any items or calculations remaining in dispute (“EBITDA Disputed Items”) shall be submitted for resolution to such independent accountant. If the Designated Equityholders, acting jointly, and Bermuda NewCo cannot mutually agree on an independent accountant, then either of the Designated Equityholders or Bermuda NewCo may request the American Arbitration Association to appoint as the independent accountant, within fifteen (15) days from the date of such request or as soon as practicable thereafter, a partner in a nationally recognized independent certified public accountant that is not the auditor or independent accounting firm of any of the parties to this Agreement and who is impartial. Any such independent accountant, acting as an expert and not an arbitrator, shall resolve the EBITDA Disputed Items and make any adjustments to the applicable EBITDA Statement, as the case may be. The parties agree that all adjustments shall be made without regard to materiality. The independent accountant shall only decide the specific items under dispute by Bermuda NewCo and the Designated Equityholders and shall not decide any EBITDA Resolved Matters. The independent accountant’s decision for each EBITDA Disputed Item must be within the range of values assigned to them by Bermuda NewCo, on the one hand, and the Designated Equityholders, on the other, based on the applicable EBITDA Objection Notice and the applicable EBITDA Statement. Bermuda NewCo on the one hand, and the Designated Equityholders, on the other hand, shall bear the costs and expenses of the independent accountant’s review and report based on the percentage which the portion of the contested amount not decided in favor of either such party bears to the amount actually contested by or on behalf of such party, as determined by the independent accountant. The independent accountant shall resolve the EBITDA Disputed Items as soon as practicable within thirty (30) days (or such other time as Bermuda NewCo and the Designated Equityholders, acting jointly, shall agree in writing) after its engagement; provided that the failure of the independent accountant to deliver its written decision within such time period shall not constitute a defense or objection to the finality or enforcement of such determination, and the independent accountant’s resolution of the EBITDA Disputed Items and its adjustments to the applicable EBITDA Statement shall, absent manifest error or fraud, be conclusive, final, binding and non-appealable upon the parties for that Measurement Period.

(d)            Bermuda NewCo acknowledges that the opportunity for the Company Equityholders to receive the Earnout Shares is an integral part of the consideration provided to the Company Equityholders hereunder. The Company Equityholders acknowledge that there is no assurance that any Earnout Shares will be issued.

(e)            Bermuda NewCo agrees, and agrees on behalf of its Subsidiaries, that, until the expiration of the Third Measurement Period:

(i)            it will not, and will cause the Kestrel Business not to, do any of the following, except as required by applicable Law or unless the Designated Equityholders otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed (it being understood that withholding, conditioning or delaying any such consent for a matter that could reasonably be expected to reduce Measurement EBITDA shall in all cases be deemed reasonable)) in each case:

(1)            take or omit to take any action with the purpose of (x) diminishing, minimizing or eliminating EBITDA, (y) restricting the ability of the Kestrel Business to achieve EBITDA or (z) resulting in the non-issuance of the Earnout Shares to the Company Equityholders;

(2)            allocate management or corporate overhead from Bermuda NewCo or any of its Subsidiaries (other than the Kestrel Business) to the Kestrel Business or allocate any other intercompany expenses or charges, in each case, that increase the operating costs of the Kestrel Business and are not related to the operation of the Kestrel Business, except for actions taken in the ordinary course consistent with the past practice of the Kestrel Business or actions which will have a de minimis effect on Measurement EBITDA;

(3)            transfer, sell, license or otherwise dispose of any of the material assets or operations of the Kestrel Business outside of the ordinary course of business; or

(4)            take or omit to take, or permit the Kestrel Business to take or omit to take, any action, outside the ordinary course of business, with the purpose of (A) accelerating income of the Kestrel Business to prior to a Measurement Period where such income otherwise would have been recognized during such Measurement Period, (B) deferring income of Kestrel Business to after the end of a Measurement Period where such income otherwise would have been recognized during such Measurement Period or (C) deferring or accelerating expenses into a Measurement Period where such expenses otherwise would have been recognized outside such Measurement Period.

(f)            In addition, Bermuda NewCo agrees, and agrees on behalf of its Subsidiaries, that during each Measurement Period, Bermuda NewCo shall, and shall cause the Kestrel Business and the Maiden Business to (i) operate as separate divisions and reporting segments on a standalone basis and consistent with the requirements of Section 7.20 hereof; (ii) maintain separate accounting records (from Bermuda NewCo and its other Affiliates) in order to enable Bermuda NewCo to calculate Measurement EBITDA for purposes of this Section 2.01; and (iii) upon reasonable request (not to exceed six (6) times during each Measurement Period), provide the Designated Equityholders the latest available financials, projections of Measurement EBITDA and such other information reasonably requested and related to monitoring EBITDA, to the extent reasonably available.

(g)            In the event of the occurrence of an Acceleration Event, (i) that occurs during the First Measurement Period, then, if applicable, as soon as possible following the receipt of any governmental approvals or non-objections that are required to be obtained prior to the issuance of the Earnout Shares to the Company Equityholders, Bermuda NewCo shall issue to the Company Equityholders an aggregate number of duly authorized, validly issued, fully paid and nonassessable Bermuda NewCo Shares equal to the quotient of $45,000,000 divided by the First Bermuda NewCo Earnout Share Price, which shall be allocated among the Company Equityholders in accordance with the Allocation Schedule (in each case rounded to the nearest whole Bermuda NewCo Share), (ii) that occurs during the Second Measurement Period, then, if applicable, as soon as possible following the receipt of any governmental approvals or non-objections that are required to be obtained prior to the issuance of the Earnout Shares to the Company Equityholders, Bermuda NewCo shall issue to the Company Equityholders an aggregate number of duly authorized, validly issued, fully paid and nonassessable Bermuda NewCo Shares equal to the quotient of $30,000,000 divided by the Second Bermuda NewCo Earnout Share Price, which shall be allocated among the Company Equityholders in accordance with the Allocation Schedule (in each case rounded to the nearest whole Bermuda NewCo Share), and (iii) that occurs during the Third Measurement Period, then, if applicable, as soon as possible following the receipt of any governmental approvals or non-objections that are required to be obtained prior to the issuance of the Earnout Shares to the Company Equityholders, Bermuda NewCo shall issue to the Company Equityholders an aggregate number of duly authorized, validly issued, fully paid and nonassessable Bermuda NewCo Shares equal to the quotient of $15,000,000 divided by the Third Bermuda NewCo Earnout Share Price, which shall be allocated among the Company Equityholders in accordance with the Allocation Schedule (in each case rounded to the nearest whole Bermuda NewCo Share) (such issuances described in clauses (i) – (iii), each an “Acceleration Payment”). The release and issuance of any Acceleration Payment by Bermuda NewCo, when (A) released and issued in accordance with the terms of this Agreement in connection with such Acceleration Event and (B) actually delivered to the Company Equityholders, shall be in full satisfaction of Bermuda NewCo’s obligations in respect of issuing the Earnout Shares.

(h)            Notwithstanding Section 2.01(e), any action taken, or not taken, by Bermuda NewCo or any of its Subsidiaries with respect to Section 2.01(e) that occurs while Luke Ledbetter is acting as the Chief Executive Officer of Bermuda NewCo (other than (i) any actions contemplated by clauses (1) or (3) of Section 2.01(e)(i) taken by or at the direction of the Bermuda NewCo Board or (ii) any actions taken in response to adverse reserve development or asset impairment for a period of eighteen (18) months from and after the Closing), shall be deemed to be consented to by the Designated Equityholders and not, in any way, a breach, or violation, of Section 2.01(e).

(i)            Notwithstanding any provision of Section 2.01(b) or (g) to the contrary, no Company Equityholder shall be entitled to receive a number of Earnout Shares pursuant to Section 2.01(b) and Bermuda NewCo Shares pursuant to Section 2.01(g) that, collectively, exceeds the lesser of (i) the number of US NewCo Interests received by such Company Equityholder in connection with the First Merger and (ii) the number of Bermuda NewCo Shares received by such Company Equityholder in connection with the Second Merger. For purposes of the immediately preceding sentence, in determining the number of Earnout Shares, Bermuda NewCo Shares or US NewCo Interests at any time, appropriate adjustments shall be made to take into account any share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction occurring after the First Merger through such time.

Section 2.02           Mergers.

(a)            Upon the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to the Bermuda Companies Act, at the First Merger Effective Time, Merger Sub Ltd. shall be merged with and into Parent (the “First Merger”), the separate corporate existence of Merger Sub Ltd. shall thereupon cease, and Parent shall be the surviving company in the First Merger (such surviving company, the “First Surviving Company”) as a direct wholly owned Subsidiary of US NewCo.

(b)            Upon the terms and subject to the conditions set forth in this Agreement, and pursuant to the DLLCA, at the Second Merger Effective Time, Merger Sub LLC shall be merged with and into US NewCo (the “Second Merger”), the separate limited liability company existence of Merger Sub LLC shall thereupon cease, and US NewCo shall be the surviving company in the Second Merger (such surviving company, the “Second Surviving Company”) as a wholly owned subsidiary of Bermuda NewCo.

Section 2.03           Effective Times.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, all Company Equityholders shall, on the Closing Date, make the Company Contribution. The Company Contribution shall become effective when completed (the “Company Contribution Effective Time”), which time shall be prior to the First Merger Effective Time.

(b)            Upon the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, Parent and Merger Sub Ltd. will (i) on the Closing Date, execute and deliver the Statutory Merger Agreement, (ii) on or prior to the Closing Date, cause an application for registration of the First Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (iii) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the First Merger (the “Parent Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The First Merger shall become effective upon the issuance of the Parent Certificate of Merger by the Registrar at the time and date shown on the Parent Certificate of Merger (such time, the “First Merger Effective Time”). The Company and Parent agree that they will request that the Registrar provide in the Parent Certificate of Merger that the effective time of the First Merger shall be 10:00 a.m., Bermuda time (or such other time mutually agreed upon by the Company and Parent) on the Closing Date, but in all cases the First Merger Effective Time shall occur after the Company Contribution Effective Time.

(c)            Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub LLC and US NewCo will, immediately following the First Merger Effective Time, file or cause to be filed a certificate of merger (the “NewCo Certificate of Merger”), in accordance with Section 18-209 of the DLLCA, with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DLLCA in connection with the Second Merger. The Second Merger shall become effective at such time as the NewCo Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other date and time as specified in the NewCo Certificate of Merger (the “Second Merger Effective Time”), but in no case may the Second Merger Effective Time occur prior to the First Merger Effective Time.

Section 2.04           Effects of the Mergers.

(a)            From and after the First Merger Effective Time, the First Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act.

(b)            From and after the Second Merger Effective Time, the Second Merger shall have the effects set forth in this Agreement, the limited liability company agreement of the Second Surviving Company and the applicable provisions of the DLLCA.

Section 2.05           Organizational Documents of Bermuda NewCo and the Surviving Companies.

(a)            The parties shall cause the limited liability company agreement of US NewCo in effect immediately prior to the First Merger Effective Time to be amended and restated at the First Merger Effective Time in the form attached hereto as Exhibit C.

(b)            The parties shall cause (i) the memorandum of association of Bermuda NewCo in effect immediately prior to the Second Merger Effective Time to be amended and restated at the Second Merger Effective Time in the form attached hereto as Exhibit D and (ii) the bye-laws of Bermuda NewCo in effect immediately prior to the Second Merger Effective Time to be amended and restated at the Second Merger Effective Time in the form attached hereto as Exhibit E.

(c)            At the First Merger Effective Time, the memorandum of association and bye-laws of the First Surviving Company shall be in the form of the memorandum of association and bye-laws of Merger Sub Ltd. immediately prior to the First Merger Effective Time, until thereafter changed or amended as provided therein or pursuant to applicable Law (in each case, subject to Section 7.08), except that the name of the First Surviving Company shall remain as Maiden Holdings, Ltd.

(d)            At the Second Merger Effective Time, the certificate of formation and the limited liability company agreement of the Second Surviving Company shall be in the form of the limited liability company agreement of Merger Sub LLC immediately prior to the Second Merger Effective Time, until thereafter changed or amended as provided therein or pursuant to applicable Law (in each case, subject to Section 7.08), except that the name of the Second Surviving Company shall remain as Ranger U.S. Newco LLC.

Section 2.06           Board of Directors and Officers of Bermuda NewCo and the Surviving Companies.

(a)            The parties hereto shall cause (i) the Bermuda NewCo Board immediately following the Second Merger Effective Time to be constituted as set forth in the Registration and Investor Rights Agreements and (ii) the officers of Bermuda NewCo Board immediately following the Second Merger Effective Time to include the individuals set forth on Exhibit L. Such officers shall be the officers of Bermuda NewCo until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b)            The directors of Merger Sub Ltd. in office immediately prior to the First Merger Effective Time shall be the directors of the First Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the Bermuda Companies Act and the bye-laws of the First Surviving Company. The officers of Parent in office immediately prior to the First Merger Effective Time shall be the officers of the First Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(c)            The directors of US NewCo in office immediately prior to the Second Merger Effective Time shall be the directors of the Second Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the DLLCA and the limited liability company agreement of the Second Surviving Company. The officers of US NewCo in office immediately prior to the Second Merger Effective Time shall be the officers of the Second Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 2.07           Closing. The closing (the “Closing”) of the Company Contribution and the First Merger shall take place by electronic exchange of documents and signatures by or on behalf of the parties at 9:00 a.m., New York time, on the date that is the third (3rd) business day following the satisfaction or (to the extent permitted herein and by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted herein and by applicable Law) waiver of those conditions at such time), or at such other place, time and date as shall be agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

ARTICLE III

Effect on the Share Capital of the Constituent Entities;
Payment of Consideration

Section 3.01           Effect of First Merger on the Share Capital of Merger Sub Ltd. and Parent. At the First Merger Effective Time, by virtue of the occurrence of the First Merger, and without any action on the part of any party, or any holder of Parent Shares or any shares, par value $0.01 per share, of Merger Sub Ltd. (“Merger Sub Ltd. Shares”):

(a)            Share Capital of Merger Sub Ltd. Each Merger Sub Ltd. Share issued and outstanding immediately prior to the First Merger Effective Time shall be automatically converted into and become one (1) duly authorized, validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the First Surviving Company.

(b)            Cancelation of Treasury Parent Shares and Company-Owned Parent Shares; Treatment of Parent Shares Owned by Subsidiaries of Parent. Each Parent Share owned by Parent as treasury shares and each Parent Share issued and outstanding immediately prior to the First Merger Effective Time and owned by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the First Merger Effective Time shall be automatically canceled and cease to exist and be outstanding and no consideration shall be delivered in exchange therefor. Each Parent Share owned by a Subsidiary of Parent shall be converted into the First Merger Consideration as contemplated by Section 3.01(c).

(c)            Conversion of Parent Shares. Subject to Sections 3.01(b) and 3.08, each Parent Share issued and outstanding immediately prior to the First Merger Effective Time, other than any Parent Share that is subject to any Parent Award, shall be automatically canceled and converted into and shall thereafter represent the right to receive an issuance from US NewCo of one (1) duly authorized, validly issued, fully paid and nonassessable US NewCo Interest (the “First Merger Consideration”). Subject to Section 3.08, as of the First Merger Effective Time, each such Parent Share shall no longer be issued and outstanding and shall be automatically canceled and cease to exist, and each holder of a certificate that immediately prior to the First Merger Effective Time evidenced one or more Parent Shares (each, a “Parent Share Certificate”) or uncertificated Parent Shares represented by a book-entry that immediately prior to the First Merger Effective Time evidenced one or more Parent Shares (each, a “Parent Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the First Merger Consideration pertaining to the Parent Shares represented by such Parent Share Certificate or Parent Book-Entry Share, as applicable, to be paid in consideration therefor, in accordance with Section 3.05(a).

Section 3.02           Effect of Second Merger on the Limited Liability Company Interests of Merger Sub LLC and US NewCo. At the Second Merger Effective Time, by virtue of the occurrence of the Second Merger, and without any action on the part of any party, or any holder of US NewCo Interests or common limited liability company interests of Merger Sub LLC (“Merger Sub LLC Interests”):

(a)            Merger Sub LLC Interests. The Merger Sub LLC Interests issued and outstanding immediately prior to the Second Merger Effective Time shall be automatically converted into and become one (1) duly authorized, validly issued, fully paid and nonassessable common limited liability company interest of the Second Surviving Company.

(b)            Cancelation of US NewCo Interests Held In Treasury; Treatment of US NewCo Interests Owned by Subsidiaries of US NewCo. The US NewCo Interests owned by US NewCo in treasury immediately prior to the Second Merger Effective Time shall be automatically canceled and cease to exist and be outstanding and no consideration shall be delivered in exchange therefor. The US NewCo Interests owned by a Subsidiary of US NewCo shall be converted into the Second Merger Consideration as contemplated by Section 3.02(c).

(c)            Conversion of US NewCo Interests. Subject to Section 3.02(b), the US NewCo Interests issued and outstanding immediately prior to the Second Merger Effective Time, other than any US NewCo Interest that is subject to any US NewCo Award, shall be automatically canceled and converted into and shall thereafter represent the right to receive an issuance from Bermuda NewCo of one (1) duly authorized, validly issued, fully paid and nonassessable Bermuda NewCo Share (the “Second Merger Consideration”). As of the Second Merger Effective Time, the US NewCo Interests shall no longer be issued and outstanding and shall be automatically canceled and cease to exist, and each holder of uncertificated US NewCo Interests represented by a book-entry that immediately prior to the Second Merger Effective Time evidenced one or more US NewCo Interests (each, a “US NewCo Book-Entry Interest”) shall cease to have any rights with respect thereto, except the right to receive the Second Merger Consideration pertaining to the US NewCo Interests represented by such US NewCo Book-Entry Interest, as applicable, to be paid in consideration therefor, in accordance with Section 3.05(a).

Section 3.03           Surrender of US NewCo Interests Held by the First Surviving Company. Immediately following the First Merger Effective Time, the US NewCo Interests directly held by the First Surviving Company shall be surrendered to US NewCo without payment therefor.

Section 3.04           Surrender of Bermuda NewCo Shares Held by the First Surviving Company and Maiden Reinsurance Ltd. Immediately following the Second Merger Effective Time, the Bermuda NewCo Shares directly held before the Second Merger Effective Time by the First Surviving Company and Maiden Reinsurance Ltd. shall be surrendered to Bermuda NewCo without payment therefor.

Section 3.05           Exchange Fund.

(a)            Paying Agent. Not less than thirty (30) days prior to the anticipated Closing Date, Parent shall cause US NewCo and Bermuda NewCo to designate Equiniti Trust Company, LLC (or such other bank or trust company reasonably acceptable to Parent and the Company) to act as agent (the “Paying Agent”) for the payment and delivery of the aggregate First Merger Consideration payable to holders of Parent Shares, the aggregate Company Closing Cash Consideration payable to the Company Equityholders, the aggregate Company Closing Interests payable to the Company Equityholders and the Second Merger Consideration payable to holders of US NewCo Interests, in each case, in accordance with Article II and this Article III and, in connection therewith, shall enter into an agreement with the Paying Agent prior to the Closing Date in a form reasonably acceptable to the Company and Parent (the “Paying Agent Agreement”). Prior to the Closing, US NewCo shall deposit or cause to be deposited with the Paying Agent a number of US NewCo Interests in book-entry form sufficient to pay the aggregate First Merger Consideration and Company Closing Interests, Parent shall deposit or cause to be deposited with the Paying Agent an amount of cash by wire transfer of immediately available funds sufficient to pay the aggregate Company Closing Cash Consideration and Bermuda NewCo shall deposit or cause to be deposited with the Paying Agent a number of certificated Bermuda NewCo Shares or Bermuda NewCo Shares in book-entry form sufficient to pay the aggregate Second Merger Consideration (such US NewCo Interests and Bermuda NewCo Shares being hereinafter referred to as the “Exchange Fund”).

(b)            Letter of Transmittal; Exchange of Parent Shares and US NewCo Interests. As soon as practicable after the Second Merger Effective Time, Bermuda NewCo shall cause the Paying Agent to mail to each holder of record of a Parent Share Certificate a form of letter of transmittal (which (i) shall specify that delivery of a Parent Share Certificate shall be effected, and risk of loss and title to such Parent Share Certificate shall pass, only upon delivery of such Parent Share Certificate to the Paying Agent and (ii) shall be in such form and have such other customary provisions as Bermuda NewCo may specify, subject to the Company’s reasonable approval (to be obtained prior to the First Merger Effective Time)), together with instructions thereto, setting forth, inter alia, the procedures by which holders of Parent Share Certificates may receive the First Merger Consideration, and after giving effect to the Second Merger, the Second Merger Consideration. Upon the completion of such applicable procedures by a holder and the surrender of such holder’s Parent Share Certificates, and without any action by any holder of record of Parent Book-Entry Shares and, and after giving effect to the Second Merger, US NewCo Book-Entry Interests, the Paying Agent shall deliver to such holder (other than any holder of Parent Shares representing Dissenting Shares) (1) a notice of the effectiveness of the Mergers and (2) a certificate or book-entry representing that number of Bermuda NewCo Shares that such holder has the right to receive pursuant to this Article III, and such Parent Share Certificates, Parent Book-Entry Shares, US NewCo Book-Entry Interests shall forthwith be canceled. If payment of the First Merger Consideration, and after giving effect to the Second Merger, the Second Merger Consideration, is to be made to a Person other than the Person in whose name a Parent Share Certificate surrendered (as applicable) is registered, it shall be a condition of payment that (x) the Parent Share Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have established to the reasonable satisfaction of Bermuda NewCo that any transfer and other Taxes required by reason of the payment of the Second Merger Consideration to a Person other than the registered holder either has been paid or is not applicable. Until satisfaction of the applicable procedures contemplated by this Section 3.05, (x) subject to Section 3.08, each Parent Share Certificate or Parent Book-Entry Share shall be deemed at any time after the First Merger Effective Time to represent only the right to receive the First Merger Consideration, and after giving effect to the Second Merger, the Second Merger Consideration and (y) each US NewCo Book-Entry Interest shall be deemed at any time after the Second Merger Effective Time to represent only the right to receive the Second Merger Consideration. No interest shall be paid or shall accrue on the First Merger Consideration or Second Merger Consideration payable pursuant to this Article III.

(c)            Lost, Stolen or Destroyed Share Certificates. If any Parent Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Parent Share Certificate to be lost, stolen or destroyed and, if required by Bermuda NewCo, the posting by such Person of a bond, in such reasonable amount as Bermuda NewCo may direct, as indemnity against any claim that may be made against it with respect to such Parent Share Certificate, Bermuda NewCo shall cause the Paying Agent to pay, in exchange for such lost, stolen or destroyed Parent Share Certificate, the applicable First Merger Consideration, and after giving effect to the Second Merger, the applicable Second Merger Consideration.

(d)            Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, Bermuda NewCo shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund that had been delivered to the Paying Agent and which has not been issued to former holders of Parent Shares and US NewCo Interests, and thereafter such former holders shall be entitled to look only to Bermuda NewCo for, and Bermuda NewCo shall remain liable for, payment of their claims of the Second Merger Consideration. Any Second Merger Consideration, remaining unclaimed by such holders at such time at which such Second Merger Consideration, would otherwise escheat to or become property of any Governmental Authority shall be automatically canceled and cease to exist and be outstanding and no consideration shall be delivered in exchange therefor.

(e)            No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties, the Surviving Companies or the Paying Agent shall be liable to any Person for First Merger Consideration or Second Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar applicable Law.

(f)            Transfer Books; No Further Ownership Rights in Parent Shares or US NewCo Interests. The First Merger Consideration, and after giving effect to the Second Merger, the Second Merger Consideration, paid in respect of each Parent Share in accordance with the terms of this Article III, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Parent Shares previously represented by such Parent Share Certificates or Parent Book-Entry Shares. The Second Merger Consideration paid in respect of the US NewCo Interests in accordance with the terms of this Article III, shall be deemed to have been paid in full satisfaction of all rights pertaining to such US NewCo Interests previously represented by such US NewCo Book-Entry Interests. At the First Merger Effective Time, the share transfer books of Parent shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the First Surviving Company of Parent Shares that were issued and outstanding immediately prior to the First Merger Effective Time. At the Second Merger Effective Time, the share transfer books of US NewCo shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Second Surviving Company of US NewCo Interests that were issued and outstanding immediately prior to the Second Merger Effective Time. From and after the First Merger Effective Time, the holders of Parent Shares formerly represented by Parent Share Certificates or Parent Book-Entry Shares immediately prior to the First Merger Effective Time shall cease to have any rights with respect to such underlying Parent Shares, except as otherwise provided for herein or by applicable Law. From and after the Second Merger Effective Time, the holders of US NewCo Interests formerly represented by US NewCo Book-Entry Interests immediately prior to the First Merger Effective Time shall cease to have any rights with respect to such underlying US NewCo Interests, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.05(d), if, at any time after the First Merger Effective Time, Parent Share Certificates or Parent Book-Entry Shares are presented to the First Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article III. Subject to the last sentence of Section 3.05(d), if, at any time after the Second Merger Effective Time, US NewCo Book-Entry Interests are presented to the Second Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article III.

(g)            Withholding Taxes. Bermuda NewCo, the Surviving Companies and their respective Affiliates, and the Paying Agent shall be entitled to deduct and withhold (without duplication) from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of other applicable Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority in accordance with applicable Tax Law, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.06           Parent Equity Awards.

(a)            At the First Merger Effective Time, by virtue of the First Merger, and without any action on the part of the parties, the holders of each Parent Award or any other Person:

(i)            (A) each Parent Option that is outstanding immediately prior to the First Merger Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire Parent Shares and shall be converted automatically into an option to purchase US NewCo Interests (a “US NewCo Option”), on substantially the same terms and conditions, including vesting schedule and per share exercise price, as applied to such Parent Option immediately prior to the First Merger Effective Time, and (B) each Parent Restricted Share that is outstanding immediately prior to the First Merger Effective Time, whether or not then vested, shall cease to represent a Parent Share and shall be converted automatically into US NewCo Interest that is unvested and/or subject to a risk of forfeiture (a “US NewCo Restricted Share”), on substantially the same terms and conditions (including vesting schedule) as applied to such Parent Restricted Share immediately prior to the First Merger Effective Time.

(ii)            Prior to the First Merger Effective Time, Parent shall take all necessary action for the adjustment of Parent Options and Parent Restricted Shares under this Section 3.06(a). US NewCo shall reserve for future issuance a number of US NewCo Interests at least equal to the number of US NewCo Interests that will be subject to US NewCo Options and US NewCo Restricted Shares as a result of the actions contemplated by this Section 3.06(a).

(b)            At the Second Merger Effective Time, by virtue of the Second Merger, and without any action on the part of the parties, the holders of each US NewCo Award or any other Person:

(i)            (A) each US NewCo Option that is outstanding immediately prior to the Second Merger Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire US NewCo Interests and shall be converted automatically into an option to purchase Bermuda NewCo Shares (a “Bermuda NewCo Option”), on substantially the same terms and conditions, including vesting schedule and per share exercise price, as applied to such US NewCo Option immediately prior to the Second Merger Effective Time, and (B) each US NewCo Restricted Share that is outstanding immediately prior to the Second Merger Effective Time, whether or not then vested, shall cease to represent a US NewCo Interest and shall be converted automatically into a Bermuda NewCo Share that is unvested and/or subject to a risk of forfeiture (a “Bermuda NewCo Restricted Share”), on substantially the same terms and conditions (including vesting schedule) as applied to such US NewCo Restricted Share immediately prior to the Second Merger Effective Time.

(ii)            Prior to the Second Merger Effective Time, Parent shall take all necessary action for the adjustment of US NewCo Options and US NewCo Restricted Shares under this Section 3.06(b). Bermuda NewCo shall reserve for future issuance a number of Bermuda NewCo Shares at least equal to the number of Bermuda NewCo Shares that will be subject to Bermuda NewCo Options and Bermuda NewCo Restricted Shares as a result of the actions contemplated by this Section 3.06(b).

(iii)            Not later than the Closing Date, Bermuda NewCo shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Bermuda NewCo Shares subject to such Bermuda NewCo Options and Bermuda NewCo Restricted Shares and shall distribute a prospectus relating to such Form S-8, and Bermuda NewCo shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Bermuda NewCo Options and Bermuda NewCo Restricted Shares remain outstanding.

(c)            Not later than the Closing Date, Parent, together with US NewCo and Bermuda NewCo, shall deliver to the holders of Parent Options and Parent Restricted Shares any required notices setting forth such holders’ rights pursuant to the Parent Share Plan and award documents and stating that such Parent Options and Parent Restricted Shares have been assumed by US NewCo as of the First Merger Effective Time, and further assumed by Bermuda NewCo as of the Second Merger Effective Time and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.06 after giving effect to the Mergers and the terms of the Parent Share Plan).

Section 3.07           Class B Units. At the Company Contribution Effective Time, by virtue of the Company Contribution and without any action on the part of the parties, each Class B Unit that is outstanding as of immediately prior to the Company Contribution Effective Time shall no longer be subject to recoupment and shall be treated in accordance with the terms of the Company LLCA, including, without limitation, any applicable repurchase rights thereunder, and the Allocation Schedule.

Section 3.08           Shares of Dissenting Holders.

(a)            At the First Merger Effective Time, all Dissenting Shares shall be automatically canceled and, unless otherwise required by applicable Law, converted into the right to receive the First Merger Consideration pursuant to Section 3.01(c). Any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) exceeds the First Merger Consideration, be entitled to receive such excess amount from the First Surviving Company by payment made within one (1) month after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(b)            In the event that a holder fails to exercise, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder shall solely have the right to receive the First Merger Consideration for each such Parent Share.

(c)            Parent shall give the Company (i) written notice of (A) any demands for appraisal of Dissenting Shares or Appraisal Withdrawals received by Parent in accordance with this Section 3.08 and (B) to the extent that Parent has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with Parent in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. Parent shall not, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications. Payment of any amount payable to holders of Dissenting Shares shall solely be the obligation of the First Surviving Company.

Section 3.09           Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Closing, the issued and outstanding US NewCo Interests or Parent Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the First Merger Consideration, shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 3.10           Tax Consequences of the Mergers.

(a)            For U.S. federal income tax purposes, the First Merger is intended to qualify as a “reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the First Merger.

(b)            For U.S. federal income tax purposes, the Second Merger is intended to qualify as a “reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the Second Merger.

ARTICLE IV

Representations and Warranties of the Company Equityholders

Each Company Equityholder (severally and not jointly) represents and warrants to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC that, except as set forth in the corresponding section of the disclosure letter delivered by the Company Equityholders to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC on the date of this Agreement (the “Company Equityholder Disclosure Letter”) (it being agreed that disclosure set forth in one section or subsection of the Company Equityholder Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure):

Section 4.01           Organization; Standing. Such Company Equityholder, if an entity, is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable. Each Company Equityholder, if an entity, has all requisite corporate or limited liability company power and authority to enter into, consummate the Transactions, and carry out its obligations under, this Agreement and each Ancillary Agreements to which it is or will be a party.

Section 4.02           Authority; Noncontravention.

(a)            Such Company Equityholder, if an entity, has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be party, to perform its obligations hereunder or thereunder and to consummate the Transactions. If not an individual, the execution, delivery and performance by such Company Equityholder of this Agreement and each Ancillary Agreement to which it is a party, and the consummation by such Company Equityholder of the Transactions, have been duly authorized and, except for executing and delivering the Ancillary Agreements to which it is or will be a party, no other action on the part of such Company Equityholder is necessary to authorize the execution, delivery and performance by such Company Equityholder of this Agreement and each Ancillary Agreement to which it is or will be a party or the consummation by such Company Equityholder of the Transactions. This Agreement has been, and each applicable Ancillary Agreement will be, at or prior to the Closing, duly executed and delivered by such Company Equityholder and, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of such Company Equityholder, enforceable against such Company Equityholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, rehabilitation, conservatorship, liquidation, receivership and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (together, the “Bankruptcy and Equity Exception”).

(b)            Neither the execution and delivery of this Agreement or any applicable Ancillary Agreement by such Company Equityholder, nor the consummation by such Company Equityholder of the Transactions, nor performance of or compliance by such Company Equityholder with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificates or articles of incorporation, memorandum of association, bylaws, bye-laws or other comparable charter or organizational documents of such Company Equityholder, if applicable or (ii) assuming (A) compliance with the matters set forth in Section 6.03(g) (other than Section 6.03(g)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 6.03(g)), (B) that the actions described in Section 4.02(a) have been completed, (C) that the Consents referred to in Section 5.04 are obtained and (D) that the filings referred to in Section 5.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Company Contribution Effective Time, (1) except for applicable requirements under “blue sky” laws of various states, violate any Law applicable to such Company Equityholder or any of its Subsidiaries or (2) result in the creation of any Lien (other than any Permitted Lien) on any properties or assets of such Company Equityholder or any of its Subsidiaries, except, in the case of clauses (i) and (ii), as would not have a Company Material Adverse Effect or prevent, materially delay or impair (x) the consummation by such Company Equityholder of the Transactions on a timely basis or (y) the compliance by such Company Equityholder with its obligations under this Agreement or any Ancillary Agreement to which it is or will be a party.

Section 4.03           Title to Company Units.

(a)            Such Company Equityholder owns beneficially and of record all of the Class A Units or Class B Units, as applicable, set forth adjacent to such Company Equityholder’s name on Section 4.03 of the Company Equityholder Disclosure Letter free and clear of all Liens, and such Company Equityholder has full right, power and authority to transfer such Class A Units or Class B Units, as applicable, to US NewCo, free and clear of any Liens. Such Company Equityholder is party to and bound by the Company LLCA as a holder of Class A Units or Class B Units thereunder, as applicable. Such Company Equityholder does not own (whether directly or indirectly) any other interest in the Company. Except for this Agreement and any Ancillary Agreement to which it is a party, the Company LLCA and the Profits Interest Documentation (as applicable), such Company Equityholder is not a party to any Contracts with respect to the voting, purchase, dividend rights, disposition, transfer or similar arrangement or restriction of the Class A Units or Class B Units, as applicable.

(b)            Such Company Equityholder (i) is an “accredited investor” (within the meaning of Rule 501 of Regulation D under the Securities Act) and (ii) is acquiring the US NewCo Interests, and after giving effect to the Second Merger, the Bermuda NewCo Shares, only for its own account and not towards resale or distribution thereof in violation of the Securities Act.

(c)            Such Company Equityholder understands that the US NewCo Interests, and after giving effect to the Second Merger, the Bermuda NewCo Shares, such Company Equityholder receives pursuant to the terms hereof (including any Earnout Shares) may not be offered, resold, transferred, pledged or otherwise disposed of by such Company Equityholder absent an effective registration statement under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities Laws of the states of the United States and other applicable jurisdictions, and that book-entry records representing any and all such US NewCo Interests, and after giving effect to the Second Merger, such Bermuda NewCo Shares, shall contain a legend to such effect.

(d)            Such Company Equityholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in US NewCo Interests, and after giving effect to the Second Merger, the Bermuda NewCo Shares, and has the ability to bear the economic risks of its investment and can afford the complete loss of such investment.

Section 4.04           Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement/Prospectus, (b) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the declaration of effectiveness of the Registration Statement, (c) compliance with the rules and regulations of the Nasdaq, (d) the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (e) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other Consents, filings, declarations or registrations as are required to be made or obtained under any other Antitrust Laws, (f) compliance with any applicable state securities or blue sky laws, (g) Consents, filings, declarations or registrations set forth on Section 4.04 of the Company Equityholder Disclosure Letter (the “Company Equityholder Approvals”), (h) the Company Insurance Approvals or (i) the Parent Insurance Approvals, no Consent of, or filing, declaration or registration with, any Governmental Authority necessary for the execution and delivery of this Agreement or any applicable Ancillary Agreement by such Company Equityholder, the performance by such Company Equityholder of its obligations hereunder and the consummation by such Company Equityholder of the Transactions, other than such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to be material to such Company Equityholder and its Subsidiaries (if any), taken as a whole, or prevent, materially delay or impair (x) the consummation by such Company Equityholder of the Transactions on a timely basis or (y) the compliance by such Company Equityholder with its obligations under this Agreement or any Ancillary Agreement to which it is or will be a party.

Section 4.05           Legal Proceedings. As of the date hereof, there is no (a) Action pending or, to the knowledge of such Company Equityholder, threatened in writing, against such Company Equityholder or any of its Subsidiaries (if any) or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon such Company Equityholder or any of its Subsidiaries (if any) or, to the knowledge of such Company Equityholder, any director or officer of such Company Equityholder or any of its Subsidiaries (if any), in each case, by or before any Governmental Authority challenging the validity or propriety of, or that would or would reasonably be expected to have the effect of preventing, materially delaying or making illegal or otherwise materially interfering with the Transactions.

Section 4.06           Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Company Equityholder, any of its respective Subsidiaries (if any) or any of their respective directors, officers or employees.

ARTICLE V

Representations and Warranties of the Company

The Company represents and warrants to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC that, except as set forth in the corresponding section of the disclosure letter delivered by the Company to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC on the date of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure):

Section 5.01           Organization; Standing.

(a)            The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power and authority necessary to carry on its business as it is now being conducted, and to own, lease and operate its assets and properties in all material respects. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect or prevent, materially delay or impair (x) the consummation by the Company of the Transactions on a timely basis or (y) the compliance by the Company with its obligations under this Agreement and the Ancillary Agreements to which it will be a party.

(b)            The Company has made available to Parent true and complete copies of the Company Organizational Documents and the organizational documents of each of the Company’s Subsidiaries, in each case, as amended and in effect as of the date hereof. The Company is not in violation of the Company Organizational Documents, and no Subsidiary of the Company is in violation of its certificates or articles of incorporation, bylaws or other comparable charter or organizational documents, except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole.

(c)            Each of the Company’s Subsidiaries is (i) duly incorporated or organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its incorporation or organization and (ii) qualified to do business or is licensed and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so incorporated or organized, validly existing and in good standing would not have a Company Material Adverse Effect.

Section 5.02           Capitalization.

(a)            Section 5.02(a) of the Company Disclosure Letter sets forth a true and correct statement, as of the close of business on December 26, 2024 (the “Capitalization Date”) of (i) the number and class or series (as applicable) of all of the limited liability company interests of the Company issued and outstanding, and (ii) the identity of the Persons that are the record and beneficial owners thereof. Since the Capitalization Date through the date of this Agreement, other than in connection with the vesting, settlement or exercise of Class B Units, neither the Company nor any of its Subsidiaries has issued any Company Securities.

(b)            Except as described in this Section 5.02, as of the Capitalization Date, there were (i) no outstanding Class A Units, Class B Units or other equity or voting interests in the Company (including bonds, debentures, notes or other Indebtedness of the Company having the right to vote), (ii) no outstanding securities of the Company convertible into or exchangeable for Class A Units or other equity or voting interests in the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any Class A Units, Class B Units or other equity or voting interests in, or any securities convertible into or exchangeable for Class A Units, Class B Units or other equity or voting interests in the Company (collectively, “Company Rights,” and the items in clauses (i), (ii) and (iii) being referred to collectively as “Company Securities”) and (iv) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon. Other than in connection with the Class B Units, there are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or that grant from the Company or any of its Subsidiaries any preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Except as described in this Section 5.02, no direct or indirect Subsidiary of the Company owns any Class A Units or Class B Units. None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition or voting with respect to any Company Securities. All issued and outstanding Class A Units and Class B Units have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c)            Section 5.02(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation or organization of each Subsidiary of the Company. All of the issued and outstanding share capital or shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company are owned, directly or indirectly, beneficially and of record, by the Company free and clear of all Liens. Each issued and outstanding share of capital stock of each Subsidiary of the Company that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments that obligate the Company or any Subsidiary of the Company to issue any share capital or shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company. None of the Subsidiaries of the Company has any outstanding equity compensation plans relating to the share capital or capital stock of, or other equity or voting interests in, any Subsidiary of the Company.

(d)            (i) Any and all limited liability company interests and other interests in the Company will be contributed to US NewCo (pursuant to Section 2.01(a)(i) hereto) and (ii) immediately following the Company Contribution, the Company will become a wholly owned Subsidiary of US NewCo and no other Person shall have any right to, or the right to acquire, any limited liability company interests or other interests in the Company (including any Company Rights and Company Securities).

Section 5.03           Authority; Noncontravention; Voting Requirements.

(a)            The Company has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party and to perform its obligations hereunder or thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is or will be a party, and the consummation by the Company of the Transactions, have been duly and unanimously authorized and approved by the Board of Directors of the Company (the “Company Board”) and Company Equityholders (in their capacity as members of the Company), and, except for executing and delivering the Ancillary Agreements to which it is or will be a party, no other action (including any shareholder vote or other action) on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is or will be a party and the consummation by the Company of the Transactions. This Agreement has been, and each applicable Ancillary Agreement will be, at or prior to the Closing, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

(b)            The Company Board has unanimously (i) approved this Agreement and each Ancillary Agreement to which the Company is or will be a party and the Transactions and (ii) declared the advisability of this Agreement, the Ancillary Agreements to which the Company is or will be a party and the Company Contribution and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)            Neither the execution and delivery of this Agreement or any applicable Ancillary Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance of or compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of (A) the Company Organizational Documents or (B) the certificates or articles of incorporation, memorandum of association, bylaws, bye-laws or other comparable charter or organizational documents of any of the Company’s Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 6.03(g) (other than Section 6.03(g)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 6.03(g)), (B) that the actions described in Section 5.03(a) have been completed, (C) that the Consents referred to in Section 5.04 are obtained and (D) that the filings referred to in Section 5.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Company Contribution Effective Time, (x) violate any Law applicable to the Company or any of its Subsidiaries, (y) violate or constitute a default under any of the terms, conditions or provisions of any Company Material Contract or Company Lease or give rise to any right of purchase, termination, amendment, acceleration or cancelation under, result in the loss of any benefit to the Company or accelerate the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Company Material Contract or Company Lease or (z) result in the creation of any Lien (other than any Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (i)(B) and (ii), as would not have a Company Material Adverse Effect or prevent, materially delay or impair (x) the consummation by the Company of the Transactions on a timely basis or (y) the compliance by the Company with its obligations under this Agreement or any Ancillary Agreement to which it is or will be a party.

Section 5.04           Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement/Prospectus, (b) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the declaration of effectiveness of the Registration Statement, (c) compliance with the rules and regulations of the Nasdaq, (d) the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (e) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other Consents, filings, declarations or registrations as are required to be made or obtained under any other Antitrust Laws, (f) compliance with any applicable state securities or blue sky laws, (g) the Company Equityholder Approvals, (h) approvals, filings and notices under all applicable Insurance Laws as set forth in Section 5.04 of the Company Disclosure Letter (the “Company Insurance Approvals”) and (i) the Parent Insurance Approvals, no Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement or any applicable Ancillary Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or impair (x) the consummation by the Company of the Transactions on a timely basis or (y) the compliance by the Company with its obligations under this Agreement or any Ancillary Agreement to which it is or will be a party.

Section 5.05           Financial Statements; Information Supplied.

(a)            Section 5.05(a) of the Company Disclosure Letter sets forth the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023 and the audited consolidated statements of operations, equity and cash flows for the 12-month period then ended (collectively, the “Company Audited Financial Statements”). The audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023 is referred to herein as the “Company Balance Sheet.” The Company Audited Financial Statements have been prepared in all material respects in accordance with GAAP as in effect on the date of such statement, applied on a consistent basis during the period involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the date thereof and the consolidated results of their operations, changes in member’s equity and cash flows for the period shown.

(b)            Section 5.05(b) of the Company Disclosure Letter sets forth certain information to be delivered to Parent in connection with the preparation of the Registration Statement pursuant to Section 7.04: (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2024 and the unaudited consolidated statements of operations, equity and cash flows for the 9-month period then ended (collectively, the “Company Interim Financial Statements”), (ii) the unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023 to give pro forma effect to the Transactions as if they had occurred on December 31, 2023 and the unaudited pro forma consolidated statements of operations, equity and cash flows for the 12-month period then ended to give pro forma effect to the Transactions as if they had been consummated on January 1, 2023 (collectively, the “Company Pro Forma Annual Financial Statements”) and (iii) the unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2024 to give pro forma effect to the Transactions as if they had occurred on September 30, 2024 and the unaudited pro forma consolidated statements of operations, equity and cash flows for the 9-month period then ended to give pro forma effect to the Transactions as if they had been consummated on January 1, 2024 (collectively, the “Company Pro Forma Interim Financial Statements” and, together with the Company Pro Forma Annual Financial Statements, the “Company Pro Forma Financial Statements”); provided, that if the financial statements delivered, or to be delivered, pursuant to clause (a) and (b), respectively, of this Section 5.05 would become stale under Regulation S-X under the Securities Act, the Company shall deliver to Parent the most recently available financial statements of the Company. The Company Interim Financial Statements shall be prepared in all material respects in accordance with GAAP as in effect on the date of such statement, applied on a consistent basis during the period involved (except as may be indicated in the notes thereto), and shall fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the date thereof and the consolidated results of their operations, changes in member’s equity and cash flows for the period shown. The Company Pro Forma Financial Statements shall be prepared in accordance with Article 11 of Regulation S-X under the Securities Act as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

(c)            Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the Company Balance Sheet, (ii) incurred after December 31, 2023, in the ordinary course of business, (iii) as contemplated by this Agreement or any Ancillary Agreement or otherwise incurred in connection with the Transactions, (iv) as related to Taxes or (v) as would not have a Company Material Adverse Effect.

(d)            None of the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in (i) the Proxy Statement/Prospectus shall, on the date the Proxy Statement/Prospectus is first mailed to Parent Shareholders, at the time of any amendment thereof or supplement thereto and at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Registration Statement shall, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Registration Statement.

Section 5.06           Absence of Certain Changes. From December 31, 2023 through the date of this Agreement, except for the execution, delivery and performance of this Agreement or any Ancillary Agreement and the discussions, negotiations and transactions related thereto (including the Transactions) and to alternative transactions to the Transactions, (a) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (b) there has not been any effect, change, circumstance or event that would (i) have a Company Material Adverse Effect or (ii) reasonably be expected to prevent or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

Section 5.07           Legal Proceedings. Except as would not have a Company Material Adverse Effect, there is no (a) Action pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries (other than ordinary course claims made under or in connection with Contracts of insurance or reinsurance issued by the Company or any of its Subsidiaries) or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director or officer of the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. Notwithstanding the above, as of the date hereof, there is no Action involving the Company challenging the validity or propriety of, or that would or would reasonably be expected to have the effect of preventing, materially delaying or making illegal or otherwise materially interfering with the Transactions.

Section 5.08           Compliance with Laws; Permits.

(a)            The Company and each of its Subsidiaries are, and since the Lookback Date, have been, in compliance with all federal, national, provincial, state, local or multinational laws, statutes, common laws, legal requirements, binding self-regulatory guidelines, ordinances, codes, rules and regulations (collectively, “Laws”), judgments, decrees and orders of Governmental Authorities and Permits, in each case, applicable to the Company or any of its Subsidiaries, except as would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold, and since the Lookback Date, have held, all licenses, franchises, permits, certificates, approvals, authorizations and registrations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses and all such Permits are in full force and effect, except where the failure to hold the same or the failure of the same to be in full force and effect would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. There are no Actions pending or, to the Knowledge of the Company, threatened in writing, that seek the revocation, cancelation or adverse modification of any Permit. No material Permits will be terminated or impaired or become terminable as a result of the Transactions.

(b)            Except as would not (i) have a Company Material Adverse Effect or (ii) reasonably be expected to prevent or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority, under which it has any ongoing obligations or restrictions, with respect to any actual or alleged violation of any applicable Law.

(c)            The Company, each of its Subsidiaries, and each of their respective directors, officers, employees, agents, representatives, sales intermediaries and any other third party acting on their behalf, has, since the Lookback Date, complied with all applicable Specified Business Conduct Laws, except as would not have a Company Material Adverse Effect.

(d)            Except as would not have a Company Material Adverse Effect, since the Lookback Date, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers or employees has been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries, in any way relating to any applicable Specified Business Conduct Laws.

(e)            Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents, representatives, sales intermediaries or any other third party acting on their behalf is a Sanctioned Person.

(f)            Except as would not have a Company Material Adverse Effect, since the Lookback Date, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents, representatives, sales intermediaries or any other third party acting on their behalf, has engaged in any dealings, transactions, activity or conduct with, involving or for the benefit of, any Sanctioned Person in violation of the Specified Business Conduct Laws.

Section 5.09           Tax Matters.

(a)            Except as would not have a Company Material Adverse Effect:

(i)            The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (or had timely filed on their behalf) (taking into account valid extensions of time within which to file) all income, premium and other Tax Returns required to be filed by any of them with the appropriate Governmental Authority in all jurisdictions in which Tax Returns are required to be filed. All such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, and all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown as due on any Tax Return) have been timely paid or have been adequately reserved against, other than any such Taxes that are being contested in good faith.

(ii)            No income, premium or other Taxes of the Company or any of its Subsidiaries are under audit or examination by any Governmental Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened, proposed (tentatively or definitely) or contemplated against, or regarding, any income or other Taxes of any of the Company and its Subsidiaries, and no Governmental Authority has proposed, assessed or asserted in writing any material deficiency with respect to Taxes against any of the Company and its Subsidiaries with respect to any Tax period for which the period of assessment or collection remains open.

(iii)            As of the date of this Agreement, the Company has not received written notice of any pending audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries.

(iv)            There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(v)            Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(vi)            No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved for.

(vii)          Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or agreement, as applicable, remains in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(viii)         Neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person (other than the Company or any of its current or former Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business that does not relate principally to Taxes).

(ix)            Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or comparable provision of any other applicable Tax Law.

(x)            The Company and each of its Subsidiaries have, within the time and manner prescribed by Law, withheld and paid over to the proper Governmental Authority all Taxes required to have been so withheld and paid over, except with respect to matters for which adequate accruals or reserves have been established, and have complied with all related Tax information reporting provisions of all applicable Laws.

(xi)           No claim in writing has been made by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or its Subsidiaries are or may be subject to Tax in that jurisdiction.

(b)            The Company is not aware of any facts, circumstances, statutory provisions, regulatory provisions, case law, IRS guidance or other information that is likely to cause the Company Contribution and the First Merger, taken together, to fail to qualify for the Intended US NewCo Contribution Tax Treatment, the Second Merger to fail to qualify for the Intended Bermuda NewCo Contribution Tax Treatment, or either the First Merger or the Second Merger to fail to qualify for the Intended Reorganization Tax Treatment.

(c)            The Company has been properly classified as either a partnership or a disregarded entity (and not as an association taxable as a corporation, including pursuant to Treasury Regulation Section 301.7701-2(b)(4)) at all times since its date of formation. Each direct or indirect Subsidiary of the Company (other than Kestrel Service Corporation) has been properly classified as either a partnership or a disregarded entity for U.S. federal income Tax purposes at all times since its date of formation.

Section 5.10           Employee Benefits.

(a)            Section 5.10(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan and each material employment agreement with an employee of the Company. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document, including any amendments thereto, or if such Company Plan is not in writing, a written description of such plan, (ii) the most recent summary plan description for each material Company Plan for which such summary plan description is required by applicable Law and each summary of material modifications (if any), (iii) if such Company Plan is funded through a trust or any other funding arrangement, a copy of such trust or other funding arrangement, (iv) the most recently received IRS determination letter (or opinion or advisory letter, if applicable), (v) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto (if any), (vi) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (vii) all material non-routine correspondence to and from any Governmental Authority within the last three (3) years related to any Company Plan.

(b)            Except as would not have a Company Material Adverse Effect, (i) each of the Company Plans has been administered in compliance with its terms and in accordance with all applicable Laws, (ii) all contributions required to be made with respect to each Company Plan have been timely made and deposited and (iii) all material reports, returns, notices and similar documents required to be filed with any Governmental Authority or distributed to any Company Plan participant have been timely filed or distributed.

(c)            Each Company Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS regarding the Tax-qualified status of such Company Plan or is entitled to rely upon a favorable opinion letter issued by the IRS regarding the plan’s Tax-qualified status, and to the Knowledge of the Company, no events have occurred or circumstances exist that could reasonably be expected to cause the loss of reliance on such determination or opinion letter or adversely affect the Tax-qualified status of any such Company Plan, except where such loss of reliance or Tax-qualified status would not have a Company Material Adverse Effect.

(d)            The Company does not maintain or contribute to, nor within the past six (6) years has maintained or contributed to, a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan or any “multiemployer plan” (each, as defined in Section 4001 of ERISA). No Company Plan is a “multiple employer plan” (that is subject to Section 413(c) of the Code) or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person, except where such liability would not have a Company Material Adverse Effect.

(e)            Except as required under applicable Law or for matters that would not have a Company Material Adverse Effect, no Company Plan provides health, medical, dental or life insurance benefits following retirement or other termination of employment.

(f)            There are no pending, or to the Knowledge of the Company, anticipated or threatened Actions against the Company or any of its Subsidiaries with respect to any Company Plan, by or on behalf of any employee, former employee or beneficiary covered under any such Company Plan (other than routine claims for benefits) that would have a Company Material Adverse Effect. No Company Plan is, or within the last six (6) years has been, the subject of an examination, investigation or audit by a Governmental Authority, or is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(g)            With respect to each Company Plan, (i) neither the Company nor its Subsidiaries have engaged in, and to the Knowledge of the Company no other Person has engaged in, any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in a liability to the Company or any of its Subsidiaries that would have a Company Material Adverse Effect and (ii) none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Company Plan that would have a Company Material Adverse Effect.

(h)            Neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any material payment becoming due to any current or former employee, director or other natural individual service provider of the Company or its Subsidiaries, (ii) materially increase any compensation or benefits otherwise payable to any current or former employee, director or other natural individual service provider of the Company or its Subsidiaries, (iii) result in any acceleration of the time of payment, funding or vesting of any such material compensation or benefits to any current or former employee, director or other natural individual service provider of the Company or its Subsidiaries, (iv) trigger any increased or accelerated contributions to any Company Plan or trigger any change in the funding or covenant support arrangements for any Company Plan, or (v) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)            No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code.

(j)            Except as would not have a Company Material Adverse Effect, all Company Plans subject to the Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special Tax treatment meet all requirements for such treatment, and (C) that are intended to be funded and/or book-reserved are funded and/or book reserved, as required under applicable Laws, based upon reasonable actuarial assumptions.

Section 5.11           Labor Matters.

(a)            (i) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, labor agreement or other labor-related agreement with a labor union, labor organization, trades council, works council or similar organization and (ii) (A) to the Company’s Knowledge, there are no, and have been no, labor organizing activities or representation or certification demands, petitions or proceedings by any labor organization, labor union, trades council, works council or similar organization or group of employees of the Company or any of its Subsidiaries to organize or represent any employees of the Company or any of its Subsidiaries, and no pending demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union, labor organization, trades council, works council or similar organization, (B) there are no labor union, labor organization, trades council, works council or similar organization or group of employees that represents or claims to represent employees of the Company or any of its Subsidiaries in connection with their employment with the Company or any of its Subsidiaries and (C) since the Lookback Date, there has been no actual or, to the Company’s Knowledge, threatened strike, lockout, slowdown, work stoppage, unfair labor practice charge, grievance or arbitration against or affecting the Company or any of its Subsidiaries, except, in each case, as would not have a Company Material Adverse Effect.

(b)            To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(c)            Neither the Company nor any of its Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other company.

(d)            Since the Lookback Date, no allegations of sexual harassment, sexual misconduct or unlawful discrimination or retaliation or other misconduct against any service provider of the Company or its Subsidiaries who is a director or has the title of vice president or above have been formally reported to the Company in accordance with Company policy.

Section 5.12           Intellectual Property; Data Privacy.

(a)            Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries (i) are the sole and exclusive owners of all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (the “Company Owned Intellectual Property”) and hold all right, title and interest in and to all Company Owned Intellectual Property free and clear of all Liens other than Permitted Liens, and (ii) have (and will continue to have after the Closing Date) a valid and enforceable license to use any and all Intellectual Property licensed or sublicensed to, or purported to be licensed or sublicensed to, the Company or any of its Subsidiaries, or otherwise used or held for use in the conduct of the business of the Company or its Subsidiaries as currently conducted, free and clear of any Liens other than Permitted Liens.

(b)            No claims are pending or, to the Knowledge of the Company, threatened in writing (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Company Owned Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person.

(c)            To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property and the operation of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and the operation of the business of the Company and its Subsidiaries has not infringed, misappropriated, diluted or otherwise violated, the Intellectual Property of any other Person except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole.

(d)            Except as would not have a Company Material Adverse Effect, (i) all current and former employees, contractors and consultants who have created, invented or otherwise developed Intellectual Property for or on behalf of the Company or any of its Subsidiaries have executed Contracts protecting the confidentiality of, and irrevocably assigning or otherwise transferring to the Company or any of its Subsidiaries all rights to, such Intellectual Property and (ii) no current or former employee, contractor or consultant of the Company or any of its Subsidiaries owns any right, title or interest in or to any of the Company Owned Intellectual Property.

(e)            The Company and its Subsidiaries have taken reasonable measures to protect the Company Owned Intellectual Property.

(f)            The Company is, and since the Lookback Date has been, in material compliance with all Company Privacy Obligations, including (i) all applicable Laws regarding the collection, use and protection of Sensitive Information, (ii) the Company’s privacy policy and (iii) any contractual provisions governing Sensitive Information. No Actions are pending or threatened against the Company relating to the collection or use of Sensitive Information or alleging any violation of the Company Privacy Obligations.

(g)            Since the Lookback Date, (i) none of the Company or its Subsidiaries has experienced a material Sensitive Information Breach; (ii) the Company and its Subsidiaries have (A) implemented and maintained at least industry standard administrative, technical, organizational and physical safeguards, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, designed to protect the privacy, security, confidentiality, integrity and availability of the IT Assets and Sensitive Information from unauthorized processing, disclosure, use, access or unlawful destruction, loss or alteration, taking into account the likelihood and severity of any potential harm, the context of use, the risks to and sensitivity of the data and Personal Information processed by the Company and its Subsidiaries, and (B) taken at least industry standard steps designed to ensure that any Person to whom the Company and its Subsidiaries have granted access to Sensitive Information collected by or on behalf of the Company and its Subsidiaries has implemented and maintained the same and (iii) the Company has not received any written claims, notices or complaints with respect to any of the foregoing.

(h)            None of the IT Assets, include any malicious code, program or other internal component (e.g., computer virus, “Trojan horse,” computer worm, computer time bomb or similar component) that is designed to damage, destroy, disable, erase, impede the operation of, allow unauthorized access to or otherwise alter or harm any such IT Assets or present a material risk of disclosure of Sensitive Information.

(i)            Except as would not have a Company Material Adverse Effect, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not violate any Company Privacy Obligations as of the date hereof relating to Sensitive Information as it exists as of the date hereof.

Section 5.13           Real Property.

(a)            Neither the Company nor any of its Subsidiaries owns any real property.

(b)            Section 5.13(b) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all material real property leased or subleased, and the location of such premises, by the Company or any of its Subsidiaries, as of the date of this Agreement (collectively, the “Company Leased Real Property”; and the leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) demising the Company Leased Real Property, the “Company Leases”). The Company has made available to Parent a true, correct and complete copy of each Company Lease. To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold or subleasehold interest in each material Company Leased Real Property free and clear of all Liens (other than Permitted Liens) and each Company Lease is in full force and effect, except that as enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(c)            To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor, any other party under any Company Lease, is in material default under any Company Lease, and no event has occurred that, with notice or lapse of time or both, would constitute a material default of any Company Lease.

(d)            To the Knowledge of the Company, the Company or one of its Subsidiaries, as applicable, have obtained all certificates of occupancy and other permits or approvals required with respect to the use and occupancy of the Company Leased Real Property, except where a failure to obtain any such material permits or approvals would not have a Company Material Adverse Effect.

Section 5.14           Contracts.

(a)            Except for (A) this Agreement and each Ancillary Agreement and (B) each Company Plan, Section 5.14(a) of the Company Disclosure Letter sets forth a list of all Company Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans and insurance, reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements) that:

(i)            relate to the formation or management of any joint venture, partnership or other similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole;

(ii)            provide for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $100,000, other than any Indebtedness between or among any of the Company and any of its Subsidiaries and other than any letters of credit;

(iii)           are any keepwell or similar agreement under which the Company or any of its Subsidiaries has directly guaranteed any liabilities or obligations of another Person or under which another Person has directly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries, in each case involving liabilities or obligations in excess of $100,000 (other than any contracts under which the Company or a Subsidiary has guaranteed the liabilities or obligations of a wholly owned Subsidiary of the Company);

(iv)           have been entered into since the Lookback Date, and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business, in each case, for aggregate consideration under such Contract in excess of $100,000 (excluding, for the avoidance of doubt, acquisitions or dispositions of supplies, products, properties or other assets in the ordinary course of business or of supplies, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries);

(v)            prohibit the payment of dividends or distributions in respect of the capital of the Company or any of its wholly owned Subsidiaries, prohibit the pledging of the capital of the Company or any wholly owned Subsidiary of the Company or prohibit the issuance of any guarantee by the Company or any wholly owned Subsidiary of the Company;

(vi)           the Company or any of its Subsidiaries (A) has been granted any license, right, option, non-assertion or release relating to any material Company Owned Intellectual Property, excluding any non-exclusive “click-through” or end-user license for commercially available software used by the Company or any of its Subsidiaries for an aggregate fee less than $75,000 in any calendar year or (B) has granted any license, right, option, non-assertion or release relating to any material Company Owned Intellectual Property, excluding any non-exclusive license granted in the ordinary course of business consistent with past practice;

(vii)          contain provisions that prohibit the Company or any of its Subsidiaries from competing in any material line of business or grant a right of exclusivity to any Person which prevents the Company or any Subsidiary of the Company from entering any material territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;

(viii)        relate to a material joint venture or material partnership agreement;

(ix)           the principal purpose of which is to indemnify any current or former equityholder of the Company in respect of any potential Tax liabilities;

(x)            is a collective bargaining agreement;

(xi)           relate to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earnout” or other contingent obligations) that are still in effect (other than confidentiality agreements in connection with any potential acquisition, divestiture, merger or similar transaction);

(xii)          involve the settlement of any pending or threatened claim that requires payment obligations of the Company or any of its Subsidiaries after the date hereof in excess of $150,000, after taking into account any reserves of or insurance proceeds actually received by the Company or any of its Subsidiaries with respect to any such claim;

(xiii)          involve an equityholder, director or officer of the Company (or any Affiliate of a director or officer (other than the Company or any of its Subsidiaries)), other than employment agreements or customary confidentiality or invention assignment agreements entered into with employees generally, but including any Contract that provide for the payment of a cash, or similar, bonus to any such Person as a result of the consummation of the Transactions;

(xiv)          (A) are between the Company or any of its Subsidiaries, on the one hand, and any Company Equityholder or any Affiliate thereof (other than the Company or any of its Subsidiaries), on the other hand or (B) provide for any guarantee by any Company Equityholder or any Affiliate thereof (other than the Company or any of its Subsidiaries) in favor of or in respect of any obligations of the Company; or

(xv)          involve any Governmental Authority with respect to any matter outside of the ordinary course of business.

(b)            (i) Each Company Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially impair or delay the ability of the Company to consummate the Transactions, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where such noncompliance would not have a Company Material Adverse Effect, (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Company Material Contract, except where such default would not have a Company Material Adverse Effect and (iv) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Company Material Contract, except as would not have a Company Material Adverse Effect.

Section 5.15           Insurance Subsidiaries. Except as would not have a Company Material Adverse Effect, each Company Insurance Subsidiary is (a) duly licensed or authorized to transact the business of insurance in its jurisdiction of incorporation or organization and (b) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.

Section 5.16           Agreements with Insurance Regulators. None of the Company or its Subsidiaries is a party to any order or directive by, or a recipient of any supervisory letter or cease-and-desist order from, any Insurance Regulator or other Governmental Authority that is binding on the Company or any of its Subsidiaries that limits in any material respect the ability of the Company or any of its Subsidiaries to conduct its business other than as applies to other similarly situated companies.

Section 5.17           Absence of Arrangements with Management, Company Equityholders. Other than this Agreement and the Ancillary Agreements, none of the Company, the Company Equityholders or any of their respective Affiliates (or any other Person on behalf of the Company, the Company Equityholders or any of their respective Affiliates) has entered into any Contract, or authorized, committed, or agreed to enter into any Contract with (a) any member of the Company’s management, the Company Board, or any of their respective Affiliates or (b) any Company Equityholder pursuant to which such Company Equityholder would be entitled to receive consideration of a different amount or nature than the consideration payable pursuant to the terms hereof.

Section 5.18           Brokers and Other Advisors. Except for Evercore Group L.L.C., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of their respective directors, officers or employees.

ARTICLE VI

Representations and Warranties of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC

Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC jointly and severally represent and warrant to the Company and the Company Equityholders that, except as (A) set forth in the corresponding section of the disclosure letter delivered by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC to the Company and the Company Equityholders on the date of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure set forth in one section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by Parent and publicly available prior to the date of this Agreement (the “Filed SEC Documents”), other than risk factor disclosure in such Filed SEC Documents describing generally the risks faced by participants in the industries in which Parent operates to the extent not disclosing specific facts and circumstances regarding Parent or its Subsidiaries:

Section 6.01           Organization; Standing.

(a)            Parent is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of Bermuda. Parent has all requisite power and authority necessary to carry on its business as it is now being conducted, and to own, lease and operate its assets and properties in all material respects. Parent is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Parent Material Adverse Effect or prevent, materially delay or impair (x) the consummation by Parent of the Transactions on a timely basis or (y) the compliance by Parent with its obligations under this Agreement and the Ancillary Agreements to which it will be a party.

(b)            A true and complete copy of each of the Parent Organizational Documents is included in the Filed SEC Documents. Parent has made available to the Company true and complete copies of the organizational documents of each of Parent’s Subsidiaries as amended and in effect as of the date hereof. Parent is not in violation of the Parent Organizational Documents, and no Subsidiary of Parent is in violation of its certificates or articles of incorporation, memorandum of association, bylaws, bye-laws or other comparable charter or organizational documents, except, in each case, as would not be material to Parent and its Subsidiaries, taken as a whole.

(c)            US NewCo is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub Ltd. is an exempted company duly organized, validly existing and in good standing under the Laws of Bermuda. Bermuda NewCo is an exempted company duly organized, validly existing and in good standing under the Laws of Bermuda. Merger Sub LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC has all requisite power and authority necessary to carry on its business and is in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so licensed, qualified or in good standing would not have a Parent Material Adverse Effect or prevent, materially delay or impair (x) the consummation by Parent of the Transactions on a timely basis or (y) the compliance by Parent with its obligations under this Agreement and the Ancillary Agreements to which it will be a party. Each of US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC was organized solely for the purpose of consummating the Transactions, has no assets, liabilities or obligations of any nature and has never engaged in any business activity other than such related to its organization or as contemplated by this Agreement, and prior to the Company Contribution Effective Time, the First Merger Effective Time and the Second Merger Effective Time, respectively, will not have engaged in any business activities other than those relating to the Transactions.

(d)            Parent has made available to the Company true and complete copies of the certificate or articles of incorporation, memorandum of association, bylaws, bye-laws or comparable governing documents, each as amended to the date of this Agreement, as applicable, of each of US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC.

(e)            Each of Parent’s Subsidiaries is (i) duly incorporated or organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its incorporation or organization and (ii) qualified to do business or is licensed and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so incorporated or organized, validly existing and in good standing would not have a Parent Material Adverse Effect.

Section 6.02           Capitalization.

(a)            The authorized share capital of Parent consists of 200,000,000 Parent Shares. At the close of business on the Capitalization Date, (i) 145,801,065 Parent Shares (including 2,037,278 Parent Restricted Shares and excluding performance-based awards under Parent Plans) were issued and outstanding, (ii) 44,736,178 Parent Shares were held by Parent’s Subsidiaries (the “Hook Shares”), (iii) 5,600,659 Parent Shares were held by Parent as treasury shares (for the avoidance of doubt, excluding Hook Shares), (iv) there were 98,500 Parent Shares underlying outstanding Parent Options and (v) there were 3,004,115 Parent Shares underlying performance-based awards under Parent Plans (at maximum levels of performance). Since the Capitalization Date through the date of this Agreement, other than in connection with the vesting, settlement or exercise of Parent Awards, neither Parent nor any of its Subsidiaries has issued any Parent Securities.

(b)            The authorized limited liability company interests of US NewCo consists of an unlimited number of US NewCo Interests. At the close of business on the Capitalization Date, no US NewCo Interests were held by US NewCo in treasury or held by its Subsidiaries. Since the Capitalization Date through the date of this Agreement, neither US NewCo nor any of its Subsidiaries has issued any (i) US NewCo Interests or other equity or voting interests in US NewCo (including bonds, debentures, notes or other Indebtedness of US NewCo having the right to vote), (ii) outstanding securities of US NewCo convertible into or exchangeable for US NewCo Interests or other equity or voting interests in US NewCo, (iii) outstanding options, warrants, rights or other commitments or agreements to acquire from US NewCo, or that obligate US NewCo to issue, any US NewCo Interests or other equity or voting interests in, or any securities convertible into or exchangeable for US NewCo Interests or other equity or voting interests in US NewCo. Immediately prior to the Company Contribution Effective Time, all of the outstanding US NewCo Interests will be owned directly by Parent free and clear of any Liens. Immediately following the First Merger Effective Time, there will be outstanding only such number of US NewCo Interests as determined in accordance with this Agreement and no US NewCo Interests will be held in US NewCo’s treasury.

(c)            The authorized share capital of Bermuda NewCo consists of 1,000 Bermuda NewCo Shares. At the close of business on the Capitalization Date, (i) 1,000 Bermuda NewCo Shares were issued and outstanding, and (ii) no Bermuda NewCo Shares were held by Bermuda NewCo as treasury shares or held by its Subsidiaries. Since the Capitalization Date through the date of this Agreement, neither Bermuda NewCo nor any of its Subsidiaries has issued any (i) Bermuda NewCo Shares or other equity or voting interests in Bermuda NewCo (including bonds, debentures, notes or other Indebtedness of Bermuda NewCo having the right to vote), (ii) outstanding securities of Bermuda NewCo convertible into or exchangeable for Bermuda NewCo Shares or other equity or voting interests in Bermuda NewCo, (iii) outstanding options, warrants, rights or other commitments or agreements to acquire from Bermuda NewCo, or that obligate Bermuda NewCo to issue, any Bermuda NewCo Shares or other equity or voting interests in, or any securities convertible into or exchangeable for Bermuda NewCo Shares or other equity or voting interests in Bermuda NewCo. Immediately prior to the Company Contribution Effective Time, all of the outstanding Bermuda NewCo Shares will be owned directly by Parent and Maiden Reinsurance Ltd. free and clear of any Liens. Immediately following the Second Merger Effective Time, there will be outstanding only such number of Bermuda NewCo Shares as determined in accordance with this Agreement and no Bermuda NewCo Shares will be held in Bermuda NewCo’s treasury.

(d)            Except as described in this Section 6.02, as of the Capitalization Date, there were (i) no outstanding Parent Shares or other equity or voting interests in Parent (including bonds, debentures, notes or other Indebtedness of Parent having the right to vote), (ii) no outstanding securities of Parent convertible into or exchangeable for Parent Shares or other equity or voting interests in Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligate Parent to issue, any Parent Shares or other equity or voting interests in, or any securities convertible into or exchangeable for Parent Shares or other equity or voting interests in Parent (collectively, “Parent Rights,” and the items in clauses (i), (ii) and (iii) being referred to collectively as “Parent Securities”) and (iv) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any Parent Securities or dividends paid thereon. Other than in connection with the Parent Awards, there are no outstanding agreements of any kind that obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities or that grant from Parent or any of its Subsidiaries any preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Parent Securities. Except as described in this Section 6.02, no direct or indirect Subsidiary of Parent owns any Parent Shares. None of Parent or any Subsidiary of Parent is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Parent Securities or any other agreement relating to the disposition or voting with respect to any Parent Securities. All issued and outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(e)            The Parent Shares constitute the only issued classes of shares or other securities of Parent or its Subsidiaries registered under the Exchange Act.

(f)            Section 6.02(f) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation or organization of each Subsidiary of Parent. All of the issued and outstanding share capital or shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent are owned, directly or indirectly, beneficially and of record, by Parent free and clear of all Liens. Each issued and outstanding share of capital stock of each Subsidiary of Parent that is held, directly or indirectly, by Parent, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments that obligate Parent or any Subsidiary of Parent to issue any share capital or shares of capital stock or other equity or voting interests of any Subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of Parent. None of the Subsidiaries of Parent has any outstanding equity compensation plans relating to the share capital or capital stock of, or other equity or voting interests in, any Subsidiary of Parent.

(g)            Section 6.02(g) of the Parent Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of (i) the name or employee identification number of each holder of Parent Options and Parent Restricted Shares, (ii) the Parent Plan under which such Parent Option or Parent Restricted Share was granted, (iii) the number of outstanding Parent Options and Parent Restricted Shares held by such holder (at maximum levels of performance), (iv) the vesting schedule of the Parent Options and Parent Restricted Shares, (v) the grant date of each such Parent Option and Parent Restricted Share, (vi) the number of Parent Shares such holder is entitled to receive upon the exercise of each Parent Option and the corresponding exercise price and (vii) the expiration date of each Parent Option. As of the Capitalization Date, 198,485 Shares remain available for issuance under the Parent Plans.

Section 6.03           Authority; Noncontravention; Voting Requirements.

(a)            Each of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party and, subject to obtaining the Parent Shareholder Approval, the Merger Sub Ltd. Shareholder Approval and the Bermuda NewCo Shareholder Approval, to perform its obligations hereunder or thereunder and to consummate the Transactions. The execution, delivery and performance by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC of this Agreement and each Ancillary Agreement to which it is or will be a party, and the consummation by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC of the Transactions, have been duly and authorized and approved by each of the Parent Board, US NewCo Board, Merger Sub Ltd. Board, Bermuda NewCo Board and Bermuda NewCo, in its capacity as the sole member of Merger Sub LLC, as applicable, and, except for executing and delivering the Ancillary Agreements to which it is or will be a party, as applicable, filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act and obtaining the Parent Shareholder Approval, Merger Sub Ltd. Shareholder Approval (which approval shall be provided by the written consent of US NewCo immediately following the execution of this Agreement) and Bermuda NewCo Shareholder Approval (which approval shall be provided by the written consent of Parent immediately following the execution of this Agreement), no other action (including any shareholder vote or other action) on the part of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC is necessary to authorize the execution, delivery and performance by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC of this Agreement and each Ancillary Agreement to which it is or will be a party and the consummation by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC of the Transactions. This Agreement has been, and each applicable Ancillary Agreement will be, at or prior to the Closing, duly executed and delivered by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC and, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of each of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

(b)            The Parent Board has (i) approved this Agreement, each Ancillary Agreement to which Parent is or will be a party and the Transactions, (ii) approved each of the Parent Bye-Law Resolutions, (iii) determined that the Transactions (including the First Merger) are in the best interests of Parent and fair to the Parent Shareholders, (iv) determined that the First Merger Consideration constitutes fair value for each Parent Share in accordance with the Bermuda Companies Act and (v) resolved, subject to Section 7.03, to recommend and submit to the Parent Shareholders for approval at the Parent Shareholders Meeting the Parent Bye-Law Resolutions and the First Merger Resolution (such recommendation, the “Parent Board Recommendation”), and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)            The Merger Sub Ltd. Board has unanimously (i) approved the First Merger, this Agreement and each Ancillary Agreement to which Merger Sub Ltd. is or will be a party, (ii) determined that the terms of this Agreement and the Ancillary Agreements to which Merger Sub Ltd. is or will be a party are in the best interests of Merger Sub Ltd. and fair to Merger Sub Ltd.’s sole shareholder and (iii) resolved to recommend approval of the First Merger and the Statutory Merger Agreement to its sole shareholder and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(d)            The US NewCo Board has unanimously (i) approved this Agreement and the Ancillary Agreements to which US NewCo is or will be a party, (ii) determined that the terms of this Agreement and the Ancillary Agreements to which US NewCo is or will be a party are in the best interests of and fair to US NewCo and its sole stockholder, (iii) declared the advisability of this Agreement and the Ancillary Agreements to which US NewCo is or will be a party and (iv) resolved to recommend approval of this Agreement to its sole stockholder and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(e)            Bermuda NewCo, in its capacity as the sole member of Merger Sub LLC, has unanimously (i) approved the Second Merger, this Agreement and each Ancillary Agreement to which Merger Sub LLC is or will be a party and (ii) determined that the terms of this Agreement and the Ancillary Agreements to which Merger Sub LLC is or will be a party are in the best interests of Merger Sub LLC and fair to Merger Sub LLC’s sole member and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(f)            The Bermuda NewCo Board has unanimously (i) approved this Agreement and the Ancillary Agreements to which Bermuda NewCo is or will be a party, (ii) determined that the terms of this Agreement and the Ancillary Agreements to which Bermuda NewCo is or will be a party are in the best interests of and fair to Bermuda NewCo and its sole shareholder, (iii) declared the advisability of this Agreement and the Ancillary Agreements to which Bermuda NewCo is or will be a party and (iv) resolved to recommend approval of this Agreement and the Second Merger to its sole shareholder and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(g)            Neither the execution and delivery of this Agreement or any applicable Ancillary Agreement by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC, nor the consummation by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC of the Transactions, nor performance of or compliance by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificates or articles of incorporation, memorandum of association, bylaws, bye-laws or other comparable charter or organizational documents of (A) Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC, or (B) any of Parent’s other Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 5.03(c) (other than Section 5.03(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 5.03(c)), (B) that the actions described in Section 6.03(a) have been completed, (C) that the Parent Shareholder Approval, the Consents referred to in Section 6.04 and, in the case of US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC, the Merger Sub Ltd. Shareholder Approval and the Bermuda NewCo Shareholder Approval, are obtained and (D) that the filings referred to in Section 6.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Company Contribution Effective Time, (x) violate any Law applicable to Parent or any of its Subsidiaries, (y) violate or constitute a default under any of the terms, conditions or provisions of any Parent Material Contract or Parent Lease or give rise to any right of purchase, termination, amendment, acceleration or cancelation under, result in the loss of any benefit to Parent or accelerate Parent’s or, if applicable, any of its Subsidiaries’, obligations under any such Parent Material Contract or Parent Lease or (z) result in the creation of any Lien (other than any Permitted Lien) on any properties or assets of Parent or any of its Subsidiaries, except, in the case of clauses (i)(B) and (ii), as would not have a Parent Material Adverse Effect or prevent, materially delay or impair (x) the consummation by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC of the Transactions on a timely basis or (y) the compliance by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC with its obligations under this Agreement or any Ancillary Agreement to which it is or will be a party.

(h)            Subject to bye-law 33 of the Parent Bye-Laws, (i) if the First Merger Approval Bye-Law Resolution is approved, the First Merger Resolution requires the affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding Parent Shares that are present (in person or by proxy) at the Parent Shareholders Meeting at which two or more persons present in person or by proxy represent in excess of 50% of the total issued and outstanding Parent Shares; and (ii) if the First Merger Approval Bye-Law Resolution is not approved, the First Merger Resolution requires the affirmative vote (in person or by proxy) of a majority of three-fourths of the issued and outstanding Parent Shares that are present (in person or by proxy) at the Parent Shareholders Meeting at which two or more persons present in person represent in excess of 50% of the total issued and outstanding Parent Shares or by proxy (each of clause (i) and clause (ii), as applicable, the “Parent Shareholder Approval”). The Parent Shareholder Approval is the only vote of, or approval by, the holders of the Parent Shares or any other class or series of share capital of Parent necessary to approve the Statutory Merger Agreement and to consummate the Transactions.

(i)            The Merger Sub Ltd. Shareholder Approval (which approval shall be provided by the written consent of US NewCo as contemplated by Section 7.13) is the only vote or approval of the holders of any class or series of shares of Merger Sub Ltd. that is necessary to approve the Statutory Merger Agreement and to consummate the Transactions.

(j)            The Bermuda NewCo Shareholder Approval (which approval shall be provided by the written consent of Parent as contemplated by Section 7.13) is the only vote or approval of the holders of any class or series of shares of Bermuda NewCo that is necessary to approve this Agreement and to consummate the Transactions.

Section 6.04           Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement/Prospectus, (b) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the declaration of effectiveness of the Registration Statement, (c) compliance with the rules and regulations of the Nasdaq (including the approval of the listing of Bermuda NewCo Shares to be issued in connection with the Transactions), (d) the filing of (i) the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (ii) appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (e) the approval of the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 regarding the change of ownership of the Company, (f) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other Consents, filings, declarations or registrations as are required to be made or obtained under any other Antitrust Laws, (g) compliance with any applicable state securities or blue sky laws, (h) the Company Equityholder Approvals, (i) approvals, filings and notices under all applicable Insurance Laws as set forth in Section 6.04 of the Parent Disclosure Letter (the “Parent Insurance Approvals”), and (j) the Company Insurance Approvals, no Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement or any applicable Ancillary Agreement by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC, the performance by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC of their obligations hereunder and the consummation by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC of the Transactions, other than such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole, or prevent, materially delay or impair (x) the consummation by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC of the Transactions on a timely basis or (y) the compliance by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC with its obligations under this Agreement or any Ancillary Agreement to which it is or will be a party.

Section 6.05           Parent SEC Documents; Undisclosed Liabilities.

(a)            Parent has filed with or furnished to (as applicable) the SEC all material reports, schedules, forms, statements and other documents required to be filed or furnished by Parent with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2022 (collectively, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates (in the case of all other Parent SEC Documents), the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case when filed or furnished, or with respect to any proxy statement filed pursuant to the Exchange Act, on the date of the applicable meeting; provided, further, that no representation is made as to the accuracy of any financial projection or forward-looking statement or the completeness of any information filed or furnished by Parent with or to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.

(b)            The consolidated financial statements of Parent (including all related notes or schedules) included or incorporated by reference in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP as in effect on the date of such statement (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders’ equity and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c)            Neither Parent nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of Parent (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of Parent and its Subsidiaries as of December 31, 2023, included in the Filed SEC Documents, (ii) incurred after December 31, 2023, in the ordinary course of business, (iii) as contemplated by this Agreement or any Ancillary Agreement or otherwise incurred in connection with the Transactions, (iv) as related to Taxes or (v) as would not have a Parent Material Adverse Effect.

(d)            Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) that are applicable to Parent. With respect to each Parent SEC Document on Form 10-K or 10-Q, each of the principal executive officer and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such Parent SEC Documents.

(e)            None of the information supplied or to be supplied by or on behalf of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo, Merger Sub LLC and Parent’s other Subsidiaries for inclusion or incorporation by reference in (i) the Proxy Statement/Prospectus shall, on the date the Proxy Statement/Prospectus is first mailed to Parent Shareholders, at the time of any amendment thereof or supplement thereto and at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Registration Statement shall, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act. Notwithstanding the foregoing, none of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC makes any representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Registration Statement.

(f)            Since December 31, 2022, no material weakness has existed with respect to the internal control over financial reporting of Parent that would be required to be disclosed by Parent pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that has not been disclosed in the Parent SEC Documents as filed with or furnished to the SEC prior to the date of this Agreement. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent, as appropriate, to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation, to Parent outside auditors and the audit committee of the Parent Board, (i) all significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

Section 6.06           Absence of Certain Changes. From December 31, 2023 through the date of this Agreement, except for the execution, delivery and performance of this Agreement or any Ancillary Agreement and the discussions, negotiations and transactions related thereto (including the Transactions) and to alternative transactions to the Transactions, (a) the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (b) there has not been any effect, change, circumstance or event that would (i) have a Parent Material Adverse Effect or (ii) reasonably be expected to prevent or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

Section 6.07           Legal Proceedings. Except as would not have a Parent Material Adverse Effect, there is no (a) Action pending or, to the Knowledge of Parent, threatened in writing, against Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo, Merger Sub LLC or any of Parent’s other Subsidiaries (other than ordinary course claims made under or in connection with Contracts of insurance or reinsurance issued by Parent or any of its Subsidiaries) or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo, Merger Sub LLC or any of Parent’s other Subsidiaries or, to the Knowledge of Parent, any director or officer of Parent or any of its Subsidiaries, in each case, by or before any Governmental Authority. Notwithstanding the above, as of the date hereof, there is no Action involving Parent challenging the validity or propriety of, or that would or would reasonably be expected to have the effect of preventing, materially delaying or making illegal or otherwise materially interfering with the Transactions.

Section 6.08           Compliance with Laws; Permits.

(a)            Parent and each of its Subsidiaries are, and since the Lookback Date, have been, in compliance with all Laws, judgments, decrees and orders of Governmental Authorities and Permits, in each case, applicable to Parent or any of its Subsidiaries, except as would not have a Parent Material Adverse Effect. Parent and each of its Subsidiaries hold, and since the Lookback Date, have held, all Permits necessary for the lawful conduct of their respective businesses and all such Permits are in full force and effect, except where the failure to hold the same or the failure of the same to be in full force and effect would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole. There are no Actions pending or, to the Knowledge of Parent, threatened in writing, that seek the revocation, cancelation or adverse modification of any Permit. No material Permits will be terminated or impaired or become terminable as a result of the Transactions.

(b)            Except as would not (i) have a Parent Material Adverse Effect or (ii) reasonably be expected to prevent or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority, under which it has any ongoing obligations or restrictions, with respect to any actual or alleged violation of any applicable Law.

(c)            Parent, each of its Subsidiaries, and each of their respective directors, officers, employees, agents, representatives, sales intermediaries and any other third party acting on their behalf, has, since the Lookback Date, complied with all applicable Specified Business Conduct Laws, except as would not have a Parent Material Adverse Effect.

(d)            Except as would not have a Parent Material Adverse Effect, since the Lookback Date, neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective directors, officers or employees has been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any disclosures to any Governmental Authority, involving Parent or any of its Subsidiaries, in any way relating to any applicable Specified Business Conduct Laws.

(e)            Except as would not have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective directors, officers, employees, agents, representatives, sales intermediaries or any other third party acting on their behalf is a Sanctioned Person.

(f)            Except as would not have a Parent Material Adverse Effect, since the Lookback Date, neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective directors, officers, employees, agents, representatives, sales intermediaries or any other third party acting on their behalf, has engaged in any dealings, transactions, activity or conduct with, involving or for the benefit of, any Sanctioned Person in violation of the Specified Business Conduct Laws.

Section 6.09           Tax Matters.

(a)            Except as would not have a Parent Material Adverse Effect:

(i)            Parent and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (or had timely filed on their behalf) (taking into account valid extensions of time within which to file) all income, premium and other Tax Returns required to be filed by any of them with the appropriate Governmental Authority in all jurisdictions in which Tax Returns are required to be filed. All such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, and all Taxes owed by Parent and each of its Subsidiaries that are due (whether or not shown as due on any Tax Return) have been timely paid or have been adequately reserved against, other than any such Taxes that are being contested in good faith.

(ii)            No income, premium or other Taxes of Parent or any of its Subsidiaries are under audit or examination by any Governmental Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened, proposed (tentatively or definitely) or contemplated against, or regarding, any income, premium or other Taxes of any of Parent and its Subsidiaries, and no Governmental Authority has proposed, assessed or asserted in writing any material deficiency with respect to Taxes against any of Parent and its Subsidiaries with respect to any Tax period for which the period of assessment or collection remains open.

(iii)          As of the date of this Agreement, Parent has not received written notice of any pending audits, examinations, investigations, claims or other proceedings in respect of any Taxes of Parent or any of its Subsidiaries.

(iv)          There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

(v)            Neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(vi)           No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against Parent or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved for.

(vii)          Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or agreement, as applicable, remains in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(viii)         Neither Parent nor any of its Subsidiaries has any liability for Taxes of another Person (other than Parent or any of its current or former Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business that does not relate principally to Taxes).

(ix)           Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or comparable provision of any other applicable Tax Law.

(x)            Parent and each of its Subsidiaries have, within the time and manner prescribed by Law, withheld and paid over to the proper Governmental Authority all Taxes required to have been so withheld and paid over, except with respect to matters for which adequate accruals or reserves have been established and have complied with all related Tax information reporting provisions of all applicable Laws.

(xi)            No claim in writing has been made by any Governmental Authority in a jurisdiction where Parent or its Subsidiaries do not file Tax Returns that Parent or its Subsidiaries are or may be subject to Tax in that jurisdiction.

(xii)          Each Parent Insurance Subsidiary that is treated as a “domestic corporation” for U.S. federal income tax purposes is subject to Tax under Section 832 of the Code and does not hold any life insurance reserves within the meaning of Section 816(b) of the Code.

(b)            Parent is not aware of any facts, circumstances, statutory provisions, regulatory provisions, case law, IRS guidance or other information that is likely to cause the Company Contribution and the First Merger, taken together, to fail to qualify for the Intended US NewCo Contribution Tax Treatment, the Second Merger to fail to qualify for the Intended Bermuda NewCo Contribution Tax Treatment, or either the First Merger or the Second Merger to fail to qualify for the Intended Reorganization Tax Treatment.

(c)            US NewCo has been properly classified as a corporation for U.S. Federal income tax purposes at all times since its date of formation. At all times since its date of formation through the transaction described in Section 7.21, Bermuda NewCo has been and will be properly classified as a disregarded entity (and not as an association taxable as a corporation) for U.S. Federal income tax purposes. At all times from the transaction described in Section 7.21 through the Closing, Bermuda NewCo will be properly classified as a partnership for U.S. Federal income tax purposes.

(d)            There currently are no material limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits, business interest expense carryovers or other similar items of Parent or its Subsidiaries under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, (iv) the Treasury Regulations under Section 1502 of the Code, or (v) Section 163 of the Code.

Section 6.10           Employee Benefits.

(a)            Section 6.10(a) of the Parent Disclosure Letter contains a true and complete list of each material Parent Plan and each material employment agreement with an employee of Parent. With respect to each material Parent Plan, Parent has made available to the Company true and complete copies (to the extent applicable) of (i) the plan document, including any amendments thereto, or if such Parent Plan is not in writing, a written description of such plan, (ii) the most recent summary plan description for each material Parent Plan for which such summary plan description is required by applicable Law and each summary of material modifications (if any), (iii) if such Parent Plan is funded through a trust or any other funding arrangement, a copy of such trust or other funding arrangement, (iv) the most recently received IRS determination letter (or opinion or advisory letter, if applicable), (v) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto (if any), (vi) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (vii) all material non-routine correspondence to and from any Governmental Authority within the last three (3) years related to any Parent Plan.

(b)            Except as would not have a Parent Material Adverse Effect, (i) each of the Parent Plans has been administered in compliance with its terms and in accordance with all applicable Laws, (ii) all contributions required to be made with respect to each Parent Plan have been timely made and deposited and (iii) all material reports, returns, notices and similar documents required to be filed with any Governmental Authority or distributed to any Parent Plan participant have been timely filed or distributed.

(c)            Each Parent Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS regarding the Tax-qualified status of such Parent Plan or is entitled to rely upon a favorable opinion letter issued by the IRS regarding the plan’s Tax-qualified status, and to the Knowledge of Parent, no events have occurred or circumstances exist that could reasonably be expected to cause the loss of reliance on such determination or opinion letter or adversely affect the Tax-qualified status of any such Parent Plan, except where such loss of reliance or Tax-qualified status would not have a Parent Material Adverse Effect.

(d)            Parent does not maintain or contribute to, nor within the past six (6) years has maintained or contributed to, a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan or any “multiemployer plan” (each, as defined in Section 4001 of ERISA). No Parent Plan is a “multiple employer plan” (that is subject to Section 413(c) of the Code) or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither Parent nor any of its Subsidiaries has any current or contingent liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person, except where such liability would not have a Parent Material Adverse Effect.

(e)            Except as required under applicable Law or for matters that would not have a Parent Material Adverse Effect, no Parent Plan provides health, medical, dental or life insurance benefits following retirement or other termination of employment.

(f)            There are no pending, or to the Knowledge of Parent, anticipated or threatened Actions against Parent or any of its Subsidiaries with respect to any Parent Plan, by or on behalf of any employee, former employee or beneficiary covered under any such Parent Plan (other than routine claims for benefits) that would have a Parent Material Adverse Effect. No Parent Plan is, or within the last six (6) years has been, the subject of an examination, investigation or audit by a Governmental Authority, or is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(g)            With respect to each Parent Plan, (i) neither Parent nor its Subsidiaries have engaged in, and to the Knowledge of Parent no other Person has engaged in, any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in a liability to Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect and (ii) none of Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Parent Plan that would have a Parent Material Adverse Effect.

(h)            Neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any material payment becoming due to any current or former employee, director or other natural individual service provider of Parent or its Subsidiaries, (ii) materially increase any compensation or benefits otherwise payable to any current or former employee, director or other natural individual service provider of Parent or its Subsidiaries, (iii) result in any acceleration of the time of payment, funding or vesting of any such material compensation or benefits to any current or former employee, director or other natural individual service provider of Parent or its Subsidiaries, (iv) trigger any increased or accelerated contributions to any Parent Plan or trigger any change in the funding or covenant support arrangements for any Parent Plan, or (v) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)            No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Parent or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code.

(j)            Except as would not have a Parent Material Adverse Effect, all Parent Plans subject to the Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special Tax treatment meet all requirements for such treatment, and (C) that are intended to be funded and/or book-reserved are funded and/or book reserved, as required under applicable Laws, based upon reasonable actuarial assumptions.

Section 6.11           Labor Matters.

(a)            (i) Neither Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, labor agreement or other labor-related agreement with a labor union, labor organization, trades council, works council or similar organization and (ii) (A) to Parent’s Knowledge, there are no, and have been no, labor organizing activities or representation or certification demands, petitions or proceedings by any labor organization, labor union, trades council, works council or similar organization or group of employees of Parent or any of its Subsidiaries to organize or represent any employees of Parent or any of its Subsidiaries, and no pending demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union, labor organization, trades council, works council or similar organization, (B) there are no labor union, labor organization, trades council, works council or similar organization or group of employees that represents or claims to represent employees of Parent or any of its Subsidiaries in connection with their employment with Parent or any of its Subsidiaries and (C) since the Lookback Date, there has been no actual or, to Parent’s Knowledge, threatened strike, lockout, slowdown, work stoppage, unfair labor practice charge, grievance or arbitration against or affecting Parent or any of its Subsidiaries, except, in each case, as would not have a Parent Material Adverse Effect.

(b)            To Parent’s Knowledge, no employee of Parent or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to Parent or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by Parent or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(c)            Neither Parent nor any of its Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other company.

(d)            Since the Lookback Date, no allegations of sexual harassment, sexual misconduct or unlawful discrimination or retaliation against any service provider of Parent or its Subsidiaries who is a director or has the title of vice president or above have been formally reported to Parent or any of its Subsidiaries in accordance with any applicable policy of Parent or any of its Subsidiaries.

Section 6.12           Investments.

(a)            Parent has made available to the Company a complete list of all bonds, stocks, mortgage loans and other investments that were carried on the books and records of Parent and its Subsidiaries as of December 31, 2023 (such bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments acquired by Parent and its Subsidiaries between such date and the fifth (5th) business day prior to the Closing Date, the “Parent Investment Assets”). Except for Parent Investment Assets that matured or were sold, redeemed or otherwise disposed of after December 31, 2023, each of Parent and its Subsidiaries, as applicable, has good and marketable title to all of the Parent Investment Assets it purports to own, free and clear of all Liens except for Permitted Liens, except as would not be material to the business of Parent and its Subsidiaries, taken as a whole. As of June 30, 2024, the composition of the Parent Investment Assets complies in all material respects with all applicable policies of Parent with respect to the investment of the Parent Investment Assets (the “Parent Investment Guidelines”). Parent has made available to the Company a copy, as of the date of this Agreement, of the Parent Investment Guidelines. To the Knowledge of Parent, as of the date hereof, none of the Parent Investment Assets are subject, save pursuant to Permitted Liens, to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, “lock-ups,” “gates,” “side pockets,” stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not (i) have a Parent Material Adverse Effect or (ii) reasonably be expected to prevent or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b)            Neither the Parent nor any of its Subsidiaries has received written notice that any of the Parent Investment Assets is in default in any payment of principal, distributions, interest, dividends or any other material payment or performance obligation thereunder. To the Knowledge of Parent, (i) there is no breach of, or default under, any covenants of any of the Parent Investment Assets, (ii) none of the Parent Investment Assets are or should be classified as non-performing, non-accrual, ninety (90) days past due, still accruing and doubtful of collection, in foreclosure or any comparable classification, or permanently impaired to any extent or (iii) none of the Parent Investment Assets are otherwise subject to impairment of carrying value under GAAP or SAP.

Section 6.13           Intellectual Property; Data Privacy.

(a)            Except as would not have a Parent Material Adverse Effect, Parent and its Subsidiaries (i) are the sole and exclusive owners of all Intellectual Property owned or purported to be owned by Parent or any of its Subsidiaries (the “Parent Owned Intellectual Property”) and hold all right, title and interest in and to all Parent Owned Intellectual Property free and clear of all Liens other than Permitted Liens, and (ii) have (and will continue to have after the Closing Date) a valid and enforceable license to use any and all Intellectual Property licensed or sublicensed to, or purported to be licensed or sublicensed to, Parent or any of its Subsidiaries, or otherwise used or held for use in the conduct of the business of Parent or its Subsidiaries as currently conducted, free and clear of any Liens other than Permitted Liens.

(b)            No claims are pending or, to the Knowledge of Parent, threatened in writing (i) challenging the ownership, enforceability, scope, validity or use by Parent or any of its Subsidiaries of any Parent Owned Intellectual Property or (ii) alleging that Parent or any of its Subsidiaries is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person.

(c)            To the Knowledge of Parent, no Person is infringing, misappropriating, diluting or otherwise violating any Parent Owned Intellectual Property and the operation of the business of Parent and its Subsidiaries as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and the operation of the business of Parent and its Subsidiaries has not infringed, misappropriated, diluted or otherwise violated, the Intellectual Property of any other Person, except, in each case, as would not be material to Parent and its Subsidiaries, taken as a whole.

(d)            Except as would not have a Parent Material Adverse Effect, (i) all current and former employees, contractors and consultants who have created, invented or otherwise developed Intellectual Property for or on behalf of Parent or any of its Subsidiaries have executed Contracts protecting the confidentiality of, and irrevocably assigning or otherwise transferring to Parent or any of its Subsidiaries all rights to, such Intellectual Property and (ii) no current or former employee, contractor or consultant of Parent or any of its Subsidiaries owns any right, title or interest in or to any of the Parent Owned Intellectual Property.

(e)            Parent and its Subsidiaries have taken reasonable measures to protect the Parent Owned Intellectual Property.

(f)            Parent is, and since the Lookback Date has been, in material compliance with all Parent Privacy Obligations, including (i) all applicable Laws regarding the collection, use and protection of Sensitive Information, (ii) the Company’s privacy policy and (iii) any contractual provisions governing Sensitive Information. No Actions are pending or threatened against the Parent relating to the collection or use of Sensitive Information or alleging any violation of the Parent Privacy Obligations.

(g)            Since the Lookback Date, (i) none of Parent or its Subsidiaries has experienced a material Sensitive Information Breach; (ii) Parent and its Subsidiaries have (A) implemented and maintained at least industry standard administrative, technical, organizational and physical safeguards, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, designed to protect the privacy, security, confidentiality, integrity and availability of the IT Assets and Sensitive Information from unauthorized processing, disclosure, use, access or unlawful destruction, loss or alteration, taking into account the likelihood and severity of any potential harm, the context of use, the risks to and sensitivity of the data and Personal Information processed by Parent and its Subsidiaries, and (B) taken at least industry standard steps designed to ensure that any Person to whom Parent and its Subsidiaries have granted access to Sensitive Information collected by or on behalf of Parent and its Subsidiaries has implemented and maintained the same and (iii) Parent has not received any written claims, notices or complaints with respect to any of the foregoing.

(h)            None of the IT Assets, include any malicious code, program or other internal component (e.g., computer virus, “Trojan horse,” computer worm, computer time bomb or similar component) that is designed to damage, destroy, disable, erase, impede the operation of, allow unauthorized access to or otherwise alter or harm any such IT Assets or present a material risk of disclosure of Sensitive Information.

(i)            Except as would not have a Parent Material Adverse Effect, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not violate any Parent Privacy Obligations as of the date hereof relating to Sensitive Information as it exists as of the date hereof.

Section 6.14           Anti-Takeover Provisions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or similar statute or regulation (each, a “Takeover Law”) applies to Parent with respect to this Agreement, any Ancillary Agreement or the Transactions (including the Company Contribution, the First Merger and the Second Merger).

Section 6.15           Real Property.

(a)            Neither Parent nor any of its Subsidiaries owns any real property.

(b)            Section 6.15(b) of the Parent Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all material real property leased or subleased, and the location of such premises, by Parent or any of its Subsidiaries, as of the date of this Agreement (collectively, the “Parent Leased Real Property”; and the leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) demising the Parent Leased Real Property, the “Parent Leases”). Parent has made available to the Company a true, correct and complete copy of each Parent Lease. To the Knowledge of Parent, except as would not have a Parent Material Adverse Effect, Parent or one of its Subsidiaries has a good and valid leasehold or subleasehold interest in each material Parent Leased Real Property free and clear of all Liens (other than Permitted Liens) and each Parent Lease is in full force and effect, except that as enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(c)            To the Knowledge of Parent, neither Parent nor any of its Subsidiaries, nor, any other party under any Parent Lease, is in material default under any Parent Lease, and no event has occurred that, with notice or lapse of time or both, would constitute a material default of any Parent Lease.

(d)            To the Knowledge of Parent, Parent or one of its Subsidiaries, as applicable, have obtained all certificates of occupancy and other permits or approvals required with respect to the use and occupancy of the Parent Leased Real Property, except where a failure to obtain any such material permits or approvals would not have a Parent Material Adverse Effect.

Section 6.16           Contracts.

(a)            Except for (A) this Agreement and each Ancillary Agreement, (B) each Parent Plan and (C) each Contract filed as an exhibit to the Filed SEC Documents, Section 6.16(a) of the Parent Disclosure Letter sets forth a list of all Parent Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Parent Material Contract” means all Contracts to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their respective properties or assets is bound (other than Parent Plans and insurance, reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements) that:

(i)            are or would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)           relate to the formation or management of any joint venture, partnership or other similar agreement that is material to the business of Parent and its Subsidiaries, taken as a whole;

(iii)          provide for Indebtedness of Parent or any of its Subsidiaries having an outstanding or committed amount in excess of $100,000, other than any Indebtedness between or among any of Parent and any of its Subsidiaries and other than any letters of credit;

(iv)          are any keepwell or similar agreement under which Parent or any of its Subsidiaries has directly guaranteed any liabilities or obligations of another Person or under which another Person has directly guaranteed any liabilities or obligations of Parent or any of its Subsidiaries, in each case involving liabilities or obligations in excess of $100,000 (other than any contracts under which Parent or a Subsidiary has guaranteed the liabilities or obligations of a wholly owned Subsidiary of Parent);

(v)           have been entered into since the Lookback Date, and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business, in each case, for aggregate consideration under such Contract in excess of $100,000 (excluding, for the avoidance of doubt, acquisitions or dispositions of investments made pursuant to the Parent Investment Guidelines, or of supplies, products, properties or other assets in the ordinary course of business or of supplies, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of Parent or any of its Subsidiaries);

(vi)           prohibit the payment of dividends or distributions in respect of the capital of Parent or any of its wholly owned Subsidiaries, prohibit the pledging of the capital of Parent or any wholly owned Subsidiary of Parent or prohibit the issuance of any guarantee by Parent or any wholly owned Subsidiary of Parent;

(vii)          Parent or any of its Subsidiaries (A) has been granted any license, right, option, non-assertion or release relating to any material Parent Owned Intellectual Property, excluding any non-exclusive “click-through” or end-user license for commercially available software used by Parent or any of its Subsidiaries for an aggregate fee less than $75,000 in any calendar year or (B) has granted any license, right, option, non-assertion or release relating to any material Parent Owned Intellectual Property, excluding any non-exclusive license granted in the ordinary course of business consistent with past practice;

(viii)         contain provisions that prohibit Parent or any of its Subsidiaries from competing in any material line of business or grant a right of exclusivity to any Person which prevents Parent or any Subsidiary of Parent from entering any material territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by Parent or any of its Subsidiaries on less than ninety (90) days’ notice without payment by Parent or any Subsidiary of Parent of any material penalty;

(ix)           relate to a material joint venture or material partnership agreement;

(x)            the principal purpose of which is to indemnify any current or former shareholder of Parent in respect of any potential Tax liabilities;

(xi)           is a collective bargaining agreement;

(xii)          relate to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earnout” or other contingent obligations) that are still in effect (other than confidentiality agreements in connection with any potential acquisition, divestiture, merger or similar transaction);

(xiii)         involve the settlement of any pending or threatened claim that requires payment obligations of Parent or any of its Subsidiaries after the date hereof in excess of $150,000, after taking into account any reserves of or insurance proceeds actually received by Parent or any of its Subsidiaries with respect to any such claim;

(xiv)         involve an equityholder, director or officer of Parent or any Affiliate of a director or officer (other than Parent or any of its Subsidiaries), other than employment agreements or customary confidentiality or invention assignment agreements entered into with employees generally, but including any Contract that provide for the payment of a cash, or similar, bonus to any such Person as a result of the consummation of the Transactions;

(xv)          (A) are between Parent or any of its Subsidiaries, on the one hand, and any shareholder of Parent or any Affiliate thereof (other than Parent or any of its Subsidiaries), on the other hand or (B) provide for any guarantee by any shareholder of Parent or any Affiliate thereof (other than Parent or any of its Subsidiaries) in favor of or in respect of any obligations of Parent; or

(xvi)          involve any Governmental Authority with respect to any matter outside of the ordinary course of business.

(b)            (i) Each Parent Material Contract is valid and binding on Parent and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of Parent, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole, or prevent, materially impair or delay the ability of Parent to consummate the Transactions, (ii) Parent and each of its Subsidiaries, and, to the Knowledge of Parent, any other party thereto, has performed all obligations required to be performed by it under each Parent Material Contract, except where such noncompliance would not have a Parent Material Adverse Effect, (iii) to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any Parent Material Contract, except where such default would not have a Parent Material Adverse Effect and (iv) to the Knowledge of Parent, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Parent Material Contract, except as would not have a Parent Material Adverse Effect.

Section 6.17           Insurance Subsidiaries. Except as would not have a Parent Material Adverse Effect, each Subsidiary of Parent that conducts the business of insurance or reinsurance (each, a “Parent Insurance Subsidiary”) is (a) duly licensed or authorized to transact business as an insurance company or reinsurance company, as applicable, in its jurisdiction of incorporation or organization and (b) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.

Section 6.18           Statutory Statements; Examinations.

(a)            Since December 31, 2022, each of the Parent Insurance Subsidiaries has filed or submitted all annual and quarterly statutory financial statements required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of the jurisdiction in which it is domiciled (collectively, the “Parent Statutory Statements”).

(b)            Parent has made available to the Company true and complete copies of all Parent Statutory Statements for each quarterly and annual period from and after December 31, 2022. The financial statements included in such Parent Statutory Statements were prepared in all material respects in accordance with Applicable SAP, applied on a consistent basis for the applicable period, except as may have been noted therein, during the periods involved, and fairly present in all material respects, to the extent required by and in conformity with Applicable SAP, the statutory financial position of the relevant Parent Insurance Subsidiary as of the respective dates thereof.

(c)            Parent has made available to the Company, to the extent permitted by applicable Law, true and complete copies of all material examination reports of any Insurance Regulators received by it on or after December 31, 2022, through the date of this Agreement, relating to the Parent Insurance Subsidiaries. To the Knowledge of Parent, all material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Insurance Regulator.

Section 6.19           Agreements with Insurance Regulators. None of Parent or its Subsidiaries is a party to any order or directive by, or a recipient of any supervisory letter or cease-and-desist order from, any Insurance Regulator or other Governmental Authority that is binding on Parent or any of its Subsidiaries that limits in any material respect the ability of Parent or any of its Subsidiaries to conduct its business other than as applies to other similarly situated companies.

Section 6.20           Reinsurance and Retrocession. (a) Each reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement entered into on or after December 31, 2022, pursuant to which any Parent Insurance Subsidiary has ceded or assumed at least $10,000,000 in annual premium or $10,000,000 in liabilities (the “Parent Reinsurance Contracts”) is valid and binding on the applicable Parent Insurance Subsidiary, and to the Knowledge of Parent, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not have a Parent Material Adverse Effect and (b) to the Knowledge of Parent, no party to a Parent Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding.

Section 6.21           Reserves. The reserves for losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each Parent Insurance Subsidiary contained in the Parent Statutory Statements (a) were, except as otherwise noted in the applicable Parent Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards and (b) satisfied the requirements of all applicable Insurance Laws with respect to the establishment of reserves in all material respects.

Section 6.22           Actuarial Reports. As of the date of this Agreement, with respect to the Parent Insurance Subsidiaries, Parent has made available to the Company all material actuarial reports in Parent’s possession and prepared by actuaries, independent or otherwise, that cover periods beginning on or after December 31, 2022. The information and data furnished by Parent and the Parent Insurance Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were complete and accurate in all material respects for the periods covered in such reports.

Section 6.23           US NewCo Interests. The US NewCo Interests to be issued as part of the Company Contribution Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 6.24           Bermuda NewCo Shares. The Bermuda NewCo Shares to be issued as part of the Second Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 6.25           Absence of Arrangements with Management, Parent Shareholders. Other than this Agreement and the Ancillary Agreements, none of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo, Merger Sub LLC or any of their respective Affiliates (or any other Person on behalf of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo, Merger Sub LLC or any of their respective Affiliates) has entered into any Contract, or authorized, committed, or agreed to enter into any Contract with (a) any member of Parent’s management, the Parent Board, or any of their respective Affiliates or (b) any shareholder of Parent pursuant to which such Person would be entitled to receive consideration of a different amount or nature than the consideration payable pursuant to the terms hereof.

Section 6.26           Financial Advisor Opinion. Insurance Advisory Partners LLC has delivered to the Parent Board its opinion to the effect that, as of the date of such opinion, and subject to the various limitations, assumptions and qualifications set forth therein, the aggregate Company Closing Cash Consideration, Second Merger Consideration and Earnout Shares to be received in the Transactions by the Company Equityholders pursuant to this Agreement is fair, from a financial point of view, to Parent and its shareholders.

Section 6.27           Brokers and Other Advisors. Except for Insurance Advisory Partners LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo, Merger Sub LLC, any of Parent’s other Subsidiaries or any of their respective directors, officers or employees.

Section 6.28           Hook Shares. As of the Capitalization Date, (a) a Subsidiary of Parent is the sole record and beneficial owner of the Parent Shares set forth in Section 6.02(a)(ii) and, subject to Section 33 of the Parent Bye-Laws, has the sole power to vote or cause to be voted such Parent Shares and (b) Parent’s Subsidiaries do not own (directly or indirectly) any other Parent Securities or any other interest in Parent or any voting rights with respect to any Parent Securities, other than the Hook Shares. Parent and its Subsidiaries collectively own beneficially and of record all of the Parent Shares set forth on Section 6.02(a)(ii), free and clear of any proxy, voting restriction, voting trust or Liens, other than (x) those created by this Agreement or (y) restrictions on transfer under applicable securities Law. The effectiveness of the Parent Voting Cutback Bye-Law Resolutions, if approved by the Parent Shareholders at the Parent Shareholders Meeting, is not contingent upon the receipt of any Consent from any Governmental Authority and does not require any filings, declarations or registrations to be made with or obtained from any Governmental Authority.

ARTICLE VII

Additional Covenants and Agreements

Section 7.01           Company Conduct of Business.

(a)            During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, except as required by applicable Law, contemplated, required or permitted by this Agreement or set forth in Section 7.01(a) of the Company Disclosure Letter, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), (w) the Company shall use its reasonable best efforts to, and shall direct and use its reasonable best efforts to cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course, (x) to the extent consistent with clause (w), the Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to preserve its and each of its Subsidiaries’ business organizations intact and preserve existing relations with Governmental Authorities, key customers, reinsurance providers and other Persons with whom the Company or its Subsidiaries have significant business relationships, in each case, consistent with past practice in all material respects and (y) the Company shall not, and shall not permit any of its Subsidiaries to (it being understood that no act or omission by the Company or any of its Subsidiaries to comply with the matters specifically addressed by any provision of this clause (y) below shall be deemed to be a breach of clause (w) or (x)):

(i)            (A) issue, sell or grant any Company Units or other equity or voting interests of the Company or its Subsidiaries, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any Company Units or other equity or voting interests of the Company or any of its Subsidiaries, or any options, rights, warrants or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any share capital of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of, or other equity or voting interests in, the Company or any of its Subsidiaries; provided that the Company may issue Company Units or other securities as required pursuant to the vesting, settlement or exercise of Class B Units or other equity awards or Company Rights outstanding on the date of this Agreement in accordance with the terms of the applicable Class B Unit, other equity award or Company Right in effect on the date of this Agreement, (B) redeem, purchase, repurchase or otherwise acquire any outstanding Company Units or other equity or voting interests of the Company or any of its Subsidiaries, or any rights, warrants or options to acquire any Company Units or other equity or voting interests of the Company or any of its Subsidiaries, except as required by the Company Plans, the Class B Units or other equity awards, (C) except pursuant to Section 7.04 of the Company LLCA (Tax Advances), establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Company Units or other equity or voting interests of the Company or any of its Subsidiaries or (D) split, combine, subdivide or reclassify any Company Units or other equity or voting interests of the Company or any of its Subsidiaries;

(ii)           (A) incur, assume or guarantee any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), except for (x) Indebtedness incurred solely between the Company and any of its Subsidiaries or solely between its Subsidiaries or (y) letters of credit issued in the ordinary course of business, consistent with past practice, or (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business;

(iii)          (A) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or between the Company and any of its Subsidiaries or between Subsidiaries of the Company or (B) make any loans to its directors or officers, other than advances to directors, officers or employees in respect of travel or other related business expenses, in each case, in the ordinary course of business consistent with past practice;

(iv)          sell or lease to any Person, in a single transaction or series of related transactions, any of its owned properties or assets whose value or purchase price exceeds $100,000 individually or $400,000 in the aggregate, except for (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) transfers among the Company and its Subsidiaries, (C) pursuant to Contracts in effect on the date of this Agreement or (D) other transactions in the ordinary course of business (including in connection with cash management or investment portfolio activities) consistent with past practice;

(v)            (A) make any acquisition (including by merger or amalgamation) of the share capital or other equity or voting interests of any other Person or a material portion of the assets of any other Person, in each case for consideration in excess of $100,000 individually or $250,000 in the aggregate, or (B) merge, consolidate, combine or amalgamate the Company or any of its Subsidiaries with any Person;

(vi)           except as required pursuant to the terms of any Company Plan in effect on the date of this Agreement, (A) grant to any current or former director, officer, employee or natural independent contractor of the Company or any of its Subsidiaries any increase in compensation or benefits, (B) take any voluntary action to accelerate the vesting or lapse of restrictions or payment, or to fund or secure the payment of, any compensation or benefits, (C) establish, adopt, renew, enter into, terminate or amend any Company Plan or collective bargaining agreement or other agreement with a labor union, works council or similar organization, (D) hire, engage or promote, or offer to hire, engage or promote, any individual; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from taking any of the foregoing actions to comply with, satisfy Tax-qualification requirements under, or avoid the imposition of Tax under, the Code and any applicable guidance thereunder or other applicable Law or (E) waive or reduce the scope or duration of any non-competition, non-solicitation, or other restrictive covenant;

(vii)          notwithstanding the terms set forth in Section 7.01(a)(vi)(C), renew, enter into, amend or terminate any Employment Agreement or any other employment agreement or similar agreement entered into with an employee of the Company or any of its Subsidiaries;

(viii)         make any material changes in financial accounting methods, principles or practices, except insofar as may be required by (A) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the FASB or any similar organization or (B) Applicable SAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the National Association of Insurance Commissioners or (C) any applicable Laws;

(ix)           except as may be required by (A) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the FASB or any similar organization, (B) Applicable SAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the National Association of Insurance Commissioners or (C) any applicable Laws, alter or amend in any material respect any existing underwriting, reserving, claim handling or actuarial practice guideline or policy of the Company or any Company Insurance Subsidiary;

(x)            amend (A) the Company Organizational Documents or (B) the comparable organizational documents of any of the Subsidiaries of the Company;

(xi)           grant any Lien (other than Permitted Liens) on any of its material assets other than to secure Indebtedness permitted under Section 7.01(a)(ii);

(xii)           sell, assign, transfer, license, sublicense, abandon, cancel, terminate or dispose of, permit to lapse or fail to protect, renew or maintain any material Company Owned Intellectual Property or any other material Intellectual Property for which the Company controls prosecution or maintenance thereof, other than (A) non-exclusive licenses or sublicenses in the ordinary course of business or (B) during the ordinary course of prosecution at the United States Patent and Trademark Office and state, local and foreign equivalents thereof;

(xiii)          other than in connection with claims under or in connection with Contracts of insurance issued by the Company or any of its Subsidiaries, settle or compromise any pending or threatened Action against the Company or any of its Subsidiaries for a cash settlement amount of more than $250,000 individually or $1,000,000 in the aggregate, or which settlement imposes any material restrictions on any of the current or future activities of the Company and its Subsidiaries or that imposes equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of their respective officers or directors;

(xiv)          (A) materially amend, modify, terminate or waive any right under any Company Material Contract or (B) enter into any Contract that would constitute a Company Material Contract if in effect as of the date hereof, in each case, except in the ordinary course of business;

(xv)          materially amend, waive or voluntarily terminate any Company Lease, or enter into, extend or fail to exercise any renewal option under any Company Lease, in each case, except in the ordinary course of business;

(xvi)          (A) change or revoke any material Tax election (or otherwise cause the Company or any of its direct or indirect Subsidiaries (other than Kestrel Service Corporation) to be treated as other than a partnership or a disregarded entity for Tax purposes), (B) change any annual Tax accounting period, or adopt or change any material method of accounting for Tax purposes, (C) file any material amended Tax Return, (D) enter into any closing agreement for Tax purposes, (E) request or enter into any private letter ruling, technical advice memoranda or comparable rulings, decisions or advice, in each case related to Taxes, (F) surrender any right to claim a refund of material Taxes, or (G) settle or compromise any audit or other proceeding relating to a material amount of Tax, in each case to the extent that doing so would reasonably be expected to result in a material incremental Tax cost to Bermuda NewCo, the Surviving Companies or any of their Subsidiaries after the Closing;

(xvii)         make or authorize capital expenditures, except in the ordinary course of business or as budgeted in the Company’s current plan presented to the Company Board that was made available to Parent;

(xviii)       adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than, in the case of any Subsidiary of the Company, that is not material to the Company and its Subsidiaries, taken as a whole;

(xix)         voluntarily abandon, dispose of, or permit to lapse any Permit material to the business of the Company and of its Subsidiaries, taken as a whole, other than as required by applicable Law;

(xx)          enter into any new lines of business or withdraw from, or put into “run off,” any existing lines of business;

(xxi)         engage in any Contract or transaction with any employee, director or officer of Parent or any Person owning directly or indirectly five percent (5%) or more of the Company Units as of the date hereof, or any Affiliate or family member thereof other than (A) in the ordinary course of business, (B) pursuant to a Contract in effect as of the date hereof or pursuant to an employment arrangement permitted hereunder or (C) as may be permitted under the Company Organizational Documents; or

(xxii)        authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b)            Nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Company Contribution Effective Time.

Section 7.02           Parent Conduct of Business.

(a)            During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, except as required by applicable Law, contemplated, required or permitted by this Agreement or set forth in Section 7.02(a) of the Parent Disclosure Letter, unless the Company otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), (w) Parent shall use its reasonable best efforts to, and shall direct and use its reasonable best efforts to cause each of its Subsidiaries (including US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC) to, carry on its business in all material respects in the ordinary course, (x) to the extent consistent with clause (w), Parent shall, and shall cause its Subsidiaries (including US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC) to, use its and their reasonable best efforts to preserve its and each of its Subsidiaries’ (including US NewCo’s, Merger Sub Ltd.’s, Bermuda NewCo’s and Merger Sub LLC’s) business organizations intact and preserve existing relations with Governmental Authorities, key customers, reinsurance providers and other Persons with whom Parent or its Subsidiaries (including US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC) have significant business relationships, in each case, consistent with past practice in all material respects and (y) Parent shall not, and shall not permit any of its Subsidiaries (including US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC) to (it being understood that no act or omission by Parent or any of its Subsidiaries to comply with the matters specifically addressed by any provision of this clause (y) below shall be deemed to be a breach of clause (w) or (x)):

(i)            (A) issue, sell or grant any Parent Shares or other equity or voting interests of Parent or its Subsidiaries, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any Parent Shares or other equity or voting interests of Parent or any of its Subsidiaries, or any options, rights, warrants or other commitments or agreements to acquire from Parent or any of its Subsidiaries, or that obligate Parent or any of its Subsidiaries to issue, any share capital of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of, or other equity or voting interests in, Parent or any of its Subsidiaries; provided that Parent may issue Parent Shares or other securities as required pursuant to the vesting, settlement or exercise of Parent Awards or other equity awards or Parent Rights outstanding on the date of this Agreement in accordance with the terms of the applicable Parent Award, other equity award or Parent Right in effect on the date of this Agreement, (B) redeem, purchase, repurchase or otherwise acquire any outstanding Parent Shares or other equity or voting interests of Parent or any of its Subsidiaries, or any rights, warrants or options to acquire any Parent Shares or other equity or voting interests of Parent or any of its Subsidiaries, except (x) as required by the Parent Plans, the Parent Awards or other equity awards or (y) in connection with the satisfaction of Tax withholding obligations with respect to Parent Awards or other equity awards, (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Parent Shares or other equity or voting interests of Parent or any of its Subsidiaries or (D) split, combine, subdivide or reclassify any Parent Shares or other equity or voting interests of Parent or any of its Subsidiaries;

(ii)            (A) incur, assume or guarantee any Indebtedness, except for (x) Indebtedness incurred solely between Parent and any of its Subsidiaries or solely between its Subsidiaries or (y) letters of credit issued in the ordinary course of business consistent with past practice, or (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business and in compliance with the Parent Investment Guidelines in all material respects;

(iii)           (A) make any loans, advances or capital contributions to, or investments in, any other Person, other than with respect to Parent Investment Assets or otherwise in the ordinary course of business consistent with past practice or between Parent and any of its Subsidiaries or between Subsidiaries of Parent or (B) make any loans to its directors or officers, other than advances to directors, officers or employees in respect of travel or other related business expenses, in each case, in the ordinary course of business consistent with past practice;

(iv)           sell or lease to any Person, in a single transaction or series of related transactions, any of its owned properties or assets whose value or purchase price exceeds $100,000 individually or $400,000 in the aggregate, except for (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of Parent or any of its Subsidiaries, (B) transfers among Parent and its Subsidiaries, (C) pursuant to Contracts in effect on the date of this Agreement or (D) transactions with respect to Parent Investment Assets consistent with the Parent Investment Guidelines in all material respects (including in connection with cash management or investment portfolio activities) and other transactions in the ordinary course of business consistent with past practice;

(v)           (A) make any acquisition (including by merger or amalgamation) of the share capital or other equity or voting interests of any other Person or a material portion of the assets of any other Person, in each case for consideration in excess of $100,000 individually or $250,000 in the aggregate, or (B) merge, consolidate, combine or amalgamate Parent or any of its Subsidiaries with any Person;

(vi)           except as required pursuant to the terms of any Parent Plan in effect on the date of this Agreement, (A) grant to any current or former director, officer, employee or natural independent contractor of Parent or any of its Subsidiaries any increase in compensation or benefits, (B) take any voluntary action to accelerate the vesting or lapse of restrictions or payment, or to fund or secure the payment of, any compensation or benefits, (C) establish, adopt, renew, enter into, terminate or amend any Parent Plan or collective bargaining agreement or other agreement with a labor union, works council or similar organization, (D) hire, engage or promote, or offer to hire, engage or promote, any individual; provided, however, that the foregoing shall not restrict Parent or any of its Subsidiaries from taking any of the foregoing actions to comply with, satisfy Tax-qualification requirements under, or avoid the imposition of Tax under, the Code and any applicable guidance thereunder or other applicable Law or (E) waive or reduce the scope or duration of any non-competition, non-solicitation, or other restrictive covenant;

(vii)           notwithstanding the terms set forth in Section 7.02(a)(vi)(D), renew, enter into, amend or terminate any Employment Agreement or any other employment agreement or similar agreement entered into with an employee of Parent or any of its Subsidiaries;

(viii)         make any material changes in financial accounting methods, principles or practices, except insofar as may be required by (A) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the FASB or any similar organization, (B) Applicable SAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the National Association of Insurance Commissioners or (C) any applicable Laws, including Regulation S-X under the Securities Act;

(ix)            except as may be required by (A) GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the FASB or any similar organization, (B) Applicable SAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the National Association of Insurance Commissioners or (C) any applicable Laws, alter or amend in any material respect any existing underwriting, reserving, claim handling or actuarial practice guideline or policy of Parent or any Parent Insurance Subsidiary;

(x)            amend (A) the Parent Organizational Documents or (B) the comparable organizational documents of any of the Subsidiaries of Parent;

(xi)           grant any Lien (other than Permitted Liens) on any of its material assets other than to secure Indebtedness permitted under Section 7.02(a)(ii);

(xii)          sell, assign, transfer, license, sublicense, abandon, cancel, terminate or dispose of, permit to lapse or fail to protect, renew or maintain any material Parent Owned Intellectual Property or any other material Intellectual Property for which Parent controls prosecution or maintenance thereof, other than (A) non-exclusive licenses or sublicenses in the ordinary course of business or (B) during the ordinary course of prosecution at the United States Patent and Trademark Office and state, local and foreign equivalents thereof;

(xiii)        other than in connection with claims under or in connection with Contracts of insurance issued by Parent or any of its Subsidiaries, settle or compromise any pending or threatened Action against Parent or any of its Subsidiaries for a cash settlement amount of more than $250,000 individually or $1,000,000 in the aggregate, or which settlement imposes any material restrictions on any of the current or future activities of Parent and its Subsidiaries or that imposes equitable relief on, or the admission of wrongdoing by, Parent or any of its Subsidiaries or any of their respective officers or directors;

(xiv)        (A) materially amend, modify, terminate or waive any right under any Parent Material Contract or Parent Reinsurance Contract, or (B) enter into any Contract that would constitute a Parent Material Contract or Parent Reinsurance Contract if in effect as of the date hereof, in each case, except in the ordinary course of business consistent with past practice;

(xv)         materially amend, waive or voluntarily terminate any Parent Lease, or enter into, extend or fail to exercise any renewal option under any Parent Lease, in each case, except in the ordinary course of business consistent with past practice;

(xvi)         materially amend the Parent Investment Guidelines;

(xvii)        in relation Parent and any Subsidiary incorporated in Bermuda, discontinue to a jurisdiction outside of Bermuda;

(xviii)       (A) change or revoke any material Tax election, (B) change any annual Tax accounting period, or adopt or change any material method of accounting for Tax purposes, (C) file any material amended Tax Return, (D) enter into any closing agreement for Tax purposes, (E) request or enter into any private letter ruling, technical advice memoranda or comparable rulings, decisions or advice, in each case related to Taxes, (F) surrender any right to claim a refund of material Taxes, or (G) settle or compromise any audit or other proceeding relating to a material amount of Tax, in each case to the extent that doing so would reasonably be expected to result in a material incremental Tax cost to Bermuda NewCo, the Surviving Companies or any of their Subsidiaries after the Closing;

(xix)         reduce or strengthen any reserves, provisions for losses or other liability amounts in respect of insurance Contracts and assumed reinsurance Contracts except (A) as may be required by (or, in the reasonable good faith judgment of Parent, advisable under) Applicable SAP (disregarding any changes to Applicable SAP that are not yet required to be implemented) or GAAP, as applicable or (B) as a result of loss or exposure payments to other parties in accordance with the terms of insurance Contracts and assumed reinsurance Contracts;

(xx)          (A) acquire or dispose of any Parent Investment Assets in any manner not in compliance with the Parent Investment Guidelines (provided, however, that in no event shall Parent acquire any interest in any limited partnership, hedge fund, private equity fund or debt issuances (other than debt securities registered in accordance with the Securities Act and debt securities offered pursuant to Rule 144A promulgated under the Securities Act), or any equity securities of any Person not listed on a United States national securities exchange, or the London Stock Exchange; provided that (1) investments in investment affiliates investing in Parent Investment Assets in compliance with the above clause (A) in the ordinary course and (2) dispositions of investments for cash, cash equivalents or investment grade bonds and reinvestments of proceeds from such dispositions in cash, cash equivalents or investment grade bonds shall, in each case, be permitted), or (B) retain or engage any external investment manager that had not been retained or engaged prior to the date of this Agreement;

(xxi)         make or authorize capital expenditures, except in the ordinary course of business or as budgeted in Parent’s current plan presented to the Parent Board that was made available to the Company;

(xxii)        adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than, in the case of any Subsidiary of Parent, that is not material to Parent and its Subsidiaries, taken as a whole;

(xxiii)       voluntarily abandon, dispose of, or permit to lapse any Permit material to the business of Parent and of its Subsidiaries, taken as a whole, other than as required by applicable Law;

(xxiv)       enter into any new lines of business or withdraw from, or put into “run off,” any existing lines of business;

(xxv)        engage in any Contract or transaction with any employee, director or officer of Parent or any Person owning directly or indirectly five percent (5%) or more of the Parent Shares as of the date hereof, or any Affiliate or family member thereof other than (A) in the ordinary course of business, (B) pursuant to a Contract in effect as of the date hereof or pursuant to an employment arrangement permitted hereunder or (C) as may be permitted under the Parent Organizational Documents; or

(xxvi)       authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b)            Nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the First Merger Effective Time.

Section 7.03           No Solicitation by Parent; Change in Recommendation.

(a)            Except as permitted by this Section 7.03, from and after the date hereof, Parent shall, and shall cause each of its Subsidiaries and Representatives to, (i) immediately cease any solicitation, encouragement, discussions or negotiations of or with any Person that may be ongoing with respect to a Takeover Proposal, (ii) promptly take all steps necessary (to the extent reasonably possible) to terminate any approval under any confidentiality, “standstill” or similar obligation of any Person that may have been heretofore given by Parent to any Person to make a Takeover Proposal and (iii) until the Second Merger Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, not, directly or indirectly, (A) solicit, encourage, initiate or take any action to knowingly facilitate or encourage the submission of any inquiry or the making of any proposal, in each case, that constitutes, or would reasonably be expected to lead to, a Takeover Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 7.03 (such as answering unsolicited phone calls and informing Persons of the provisions of this Section 7.03) will not be deemed to “solicit,” “encourage,” “initiate” or “facilitate” for purposes of, or otherwise constitute a violation of, this Section 7.03), (B) amend, waive or fail to enforce any confidentiality, “standstill” or similar obligation of any Person under any previously executed confidentiality agreement; provided that if the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then Parent may waive any such “standstill” or similar obligation to the extent necessary to permit the Person bound by such provision or agreement to make a Takeover Proposal to the Parent Board on a non-public basis, (C) continue, engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information or afford access to the business, properties, assets, books, or records of Parent or any of its Subsidiaries for the purpose of facilitating, a Takeover Proposal or (D) approve or recommend, make any public statement approving or recommending, or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, amalgamation agreement or other similar agreement that constitutes or would reasonably be expected to lead to a Takeover Proposal (each, a “Parent Acquisition Agreement”), other than any Acceptable Confidentiality Agreement pursuant to Section 7.03(b).

(b)            Notwithstanding anything contained in Section 7.03(a) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Parent Shareholder Approval Parent receives a bona fide Takeover Proposal, which Takeover Proposal did not result from any breach of this Section 7.03 (other than any breach that is immaterial in scope and effect), then (i) Parent and its Representatives may contact such Person or Group making the Takeover Proposal and engage in discussions to clarify the terms and conditions thereof, or to request that any Takeover Proposal made orally be made in writing and (ii) if the Parent Board has determined in good faith, after consultation with Parent’s financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and failure to take the following action or actions would be inconsistent with the directors’ fiduciary duties under applicable Law, then Parent and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or Group making the Takeover Proposal and furnish pursuant thereto information (including non-public information) with respect to Parent and its Subsidiaries and afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to the Person or Group who has made such Takeover Proposal (including their respective Representatives); provided that Parent shall simultaneously provide to the Company any information with respect to Parent and its Subsidiaries that is provided to any Person to the extent access to such information was not previously provided to the Company and its Representatives; and (y) after entering into an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations with the Person or Group and their respective Representatives making such Takeover Proposal. In no event may Parent or any of its Subsidiaries or any of their respective Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide any compensation to, any Person or Group (or any of its or their Representatives or potential financing sources) making a Takeover Proposal.

(c)            Parent shall promptly (and in any event within twenty-four (24) hours after the first director or executive officer of Parent becomes aware of receipt) notify the Company in the event that Parent or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal and shall disclose to the Company the material terms and conditions of any such Takeover Proposal (including unredacted copies of any written requests, proposals, offers, proposed agreements and all material correspondence or other material written documentation with respect thereto (and written summaries of any material oral communications)) and the identity of the Person or Group making such Takeover Proposal. Parent shall keep the Company reasonably informed on a prompt basis (and in any event within twenty-four (24) hours after the first director or executive officer of Parent becomes aware of receipt) of any material developments with respect to any such Takeover Proposal (including any material changes thereto). Parent agrees that it and its Subsidiaries will not enter into any confidentiality agreement relating to a Takeover Proposal with any Person on or after the date of this Agreement that prohibits Parent from providing any information to the Company in accordance with this Section 7.03(c).

(d)            Neither the Parent Board nor any committee thereof shall (i) fail to make, withhold or withdraw the Parent Board Recommendation, (ii) modify, qualify or amend the Parent Board Recommendation in a manner adverse to the Company, (iii) fail to include the Parent Board Recommendation in the Proxy Statement/Prospectus, (iv) approve, adopt, endorse, recommend, or otherwise declare advisable any Takeover Proposal, or refrain from recommending against any Takeover Proposal that is a tender offer or exchange offer, within ten (10) business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 of the Exchange Act (or such fewer number of business days as remain prior to Parent Shareholders Meeting as it may be adjourned or postponed), (v) fail to reaffirm (publicly, if so requested by the Company) the Parent Board Recommendation within ten (10) business days after receipt of a written request by the Company to make such reaffirmation following the receipt by Parent of a Takeover Proposal (or a material modification thereto) (or, if Parent Shareholders Meeting is scheduled to be held within ten (10) business days of such request, within five (5) business days of such request, and in any event, prior to the date of Parent Shareholders Meeting), (vi) make any public statement inconsistent with the Parent Board Recommendation or (vii) resolve or agree to take any of the foregoing actions (any prohibited action described in this section (d) being referred to as an “Adverse Recommendation Change”).

(e)            Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Parent Shareholder Approval is obtained, the Parent Board may (i) with respect to an Intervening Event, if the Parent Board has determined in good faith, after consultation with Parent’s financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, make an Adverse Recommendation Change and (ii) with respect to a Superior Proposal, if the Parent Board has determined in good faith, after consultation with Parent’s financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, make an Adverse Recommendation Change; provided Parent has given the Company at least five (5) business days’ prior written notice (a “Parent Notice”) of its intention to make an Adverse Recommendation Change, which notice (I) in the case of an Intervening Event, specifies the material effects, changes, circumstances or events comprising such Intervening Event and (II) in the case of a Superior Proposal, discloses (1) the material terms and conditions of such Superior Proposal and the identity of the Person or Group making such Superior Proposal and (2) a copy of the most current version of Parent Acquisition Agreement (which version shall be updated on a prompt basis, if applicable) with respect to such Superior Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal; provided, further, that, (x) during such five (5) business day period (it being understood and agreed that any change to the financial or other material terms and conditions of a Superior Proposal shall require an additional Parent Notice to the Company of three (3) business days running from the date of such notice), Parent shall have, and shall have caused its Representatives to, negotiate with the Company in good faith (if and to the extent the Company desires to so negotiate) to make such amendments to the terms and conditions of this Agreement as would enable the Parent Board to no longer make an Adverse Recommendation Change or a determination that a Takeover Proposal constitutes a Superior Proposal and (y) the Parent Board shall have determined following the end of such five (5) business day period (as it may be extended pursuant to this Section 7.03(e)), after considering the results of such negotiations and any amendments to this Agreement committed to in writing by the Company, if any, after consultation with Parent’s financial advisors and outside legal counsel, (i) that the Superior Proposal giving rise to such Parent Notice continues to be a Superior Proposal or (ii) that failure to make an Adverse Recommendation Change in respect of the applicable Intervening Event or Superior Proposal, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f)            Nothing contained in this Section 7.03 or elsewhere in this Agreement shall prohibit Parent or the Parent Board or any committee thereof from (i) taking and disclosing to the Parent Shareholders a position or communication contemplated by Rule 14e-2(a), Rule 14d-9 (including a customary “stop, look and listen” communication pursuant to Rule 14d-9(f)) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any factually accurate disclosure to the Parent Shareholders not in violation of this Agreement if the Parent Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that if such disclosure does not reaffirm the Parent Board Recommendation or has the substantive effect of withdrawing, suspending or adversely amending or modifying the Parent Board Recommendation, such disclosure shall be deemed to be an Adverse Recommendation Change (it being understood that any factually accurate public statement by Parent that merely describes Parent’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto and contains a “stop, look and listen” communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed to be an Adverse Recommendation Change so long as the Parent Board expressly publicly reaffirms the Parent Board Recommendation in a subsequent disclosure on or before the earlier of (i) the last day of the ten (10) business day period under Rule 14d-9(f) under the Exchange Act and (ii) three (3) business days before the Parent Shareholders Meeting).

Section 7.04           Preparation of the Proxy Statement/Prospectus; Shareholders Meeting.

(a)            As promptly as reasonably practicable after the execution of this Agreement (and in any event not later than forty-five (45) days after the date of this Agreement; provided that Parent has received all required information from the Company prior to such date, including any required consents from the Company’s auditor), Parent shall (with the assistance and cooperation of the Company) prepare Bermuda NewCo’s registration statement on Form S-4 with respect to the registration of the issuance of Bermuda NewCo Shares in connection with the Mergers (such registration statement, including any amendments or supplements thereto, the “Registration Statement”), which Registration Statement will include a preliminary proxy statement/prospectus relating to the matters to be submitted to the Parent Shareholders at the Parent Shareholders Meeting (such proxy statement/prospectus, including any amendments or supplements thereto, the “Proxy Statement/Prospectus”) and cause Bermuda NewCo to file the Registration Statement with the SEC. Subject to Section 7.03, the Parent Board shall make the Parent Board Recommendation to the holders of Parent Shares and shall include such Parent Board Recommendation in the Proxy Statement/Prospectus. Each of the parties (to the extent applicable) shall:

(i)             use reasonable best efforts to respond to comments received from the SEC on the Proxy Statement/Prospectus and to have or cause the Registration Statement declared effective by the SEC as promptly as reasonably practicable after the execution of this Agreement, to keep the Registration Statement effective as long as is necessary to consummate the Mergers, to file the Proxy Statement/Prospectus with the SEC and to mail the Proxy Statement/Prospectus to the Parent Shareholders as promptly as reasonably practicable (and in no event, no more than four (4) business days) after the Registration Statement being declared effective. Parent and Bermuda NewCo shall, as promptly as reasonably practicable after receipt thereof, provide the Company with copies of any written comments and advise the Company of any oral comments with respect to the Proxy Statement/Prospectus or the Registration Statement received from the SEC on or after the date of this Agreement and provide the Company with a reasonable opportunity to review and comment on any responses to the SEC prior to submission to the SEC (provided, that no such responses shall be made to the SEC by any party without the prior approval of the other parties, which approval shall not be unreasonably withheld, conditioned or delayed);

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(ii)            cooperate and, in the case of Parent and Bermuda NewCo, provide the Company with a reasonable opportunity to review and comment on all filings and mailings made on or after the date of this Agreement with respect to the Proxy Statement/Prospectus and the Registration Statement, including any amendment or supplement to the Proxy Statement/Prospectus and the Registration Statement, prior to filing such with the SEC or any mailing (provided, that no such filings or mailings shall be made any party without the prior approval of the other parties, which approval shall not be unreasonably withheld, conditioned or delayed), and Parent and Bermuda NewCo will provide the Company with a copy of all such filings made with the SEC to the extent not available on the public website maintained by the SEC;

(iii)           cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder;

(iv)           use reasonable best efforts to take any action required to be taken under any applicable securities Laws in connection with the Transactions, and furnish all information concerning it and the holders of its share capital or capital stock as may be reasonably requested in connection with any such action; and

(v)            advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Bermuda NewCo Shares issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement.

(b)            Each of the parties agrees that none of the information supplied or to be supplied by such party for inclusion or incorporation by reference in the (A) Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) Proxy Statement/Prospectus will, at the date of mailing to the Parent Shareholders and filing with the SEC, respectively, and at the times of the Parent Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each party shall promptly notify the other parties if at any time prior to the Second Merger Effective Time, such party discovers any information relating to any of the parties, or their respective Affiliates, officers or directors, which should be set forth in an amendment or supplement to either the Proxy Statement/Prospectus or the Registration Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the Parent Shareholders, to the extent required by Law.

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(c)            Subject to Section 7.03, Parent shall take all necessary actions to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining approval of each of the Parent Bye-Law Resolutions, the Parent Shareholder Approval and approval of the Bermuda NewCo Equity Plan (including any postponement or adjournment permitted in accordance with this Agreement, the “Parent Shareholders Meeting”), and in any event within forty-five (45) days following the date the SEC confirms that it has no further comments on the Proxy Statement/Prospectus and the Registration Statement is declared effective. (i) The Parent Voting Cutback Bye-Law Resolution proposal shall appear first on the proxy card in the Proxy Statement/Prospectus and (ii) the First Merger Approval Bye-Law Resolution proposal shall appear second on the proxy card in the Proxy Statement/Prospectus, in each case, ahead of the proposals to obtain the Parent Shareholder Approval. Subject to Section 7.03, Parent shall use its reasonable best efforts to solicit and secure approval of each of the Parent Bye-Law Resolutions and the Parent Shareholder Approval in accordance with applicable legal requirements including engaging a proxy solicitor reasonably acceptable to the Company to assist in the solicitation of proxies from shareholders relating to the Parent Bye-Law Resolutions and the Parent Shareholder Approval. The Parent Shareholders Meeting and the record date therefor shall be set in consultation with the Company. Parent shall not postpone or adjourn the Parent Shareholders Meeting, except to the extent (i) required by Law or a formal request from the SEC or its staff, (ii) requested by the Company to permit time to solicit additional proxies if the Company reasonably believes there will be insufficient Parent Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders Meeting or to obtain the Parent Shareholder Approval, (iii) to permit time to solicit additional proxies if Parent reasonably believes there will be insufficient Parent Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders Meeting or to obtain the Parent Shareholder Approval or (iv) necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus or the Registration Statement is delivered to the Parent Shareholders; provided that, in the case of clauses (ii) through (iv), the Parent Shareholders Meeting shall not be postponed or adjourned (x) to a date later than the fourth (4th) business day preceding the Outside Date or (y) for more than twenty (20) business days in the aggregate from the date of the Parent Shareholders Meeting set forth in the definitive Proxy Statement/Prospectus mailed by Parent to the Parent Shareholders for the Parent Shareholders Meeting, in each case, without the prior written consent of the Company. Parent shall keep the Company updated with respect to proxy solicitation results as reasonably requested by the Company.

(d)            Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall have been terminated prior to the date of the Parent Shareholders Meeting in accordance with its terms, the obligation of Parent to call, give notice of, convene and hold the Parent Shareholders Meeting in accordance with this Section 7.04 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal or by the making of an Adverse Recommendation Change.

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(e)            Parent agrees to recognize the proxy and power of attorney granted in the Voting Agreements at any meeting of the Parent Shareholders during the pendency of the voting period set forth in the Proxy Statement/Prospectus.

(f)            Parent agrees not to recognize, register or give effect to any such transfer in violation of the Voting Agreements.

(g)            Each of the parties shall cooperate with the other parties to establish an equity incentive plan (“Bermuda NewCo Equity Plan”) for service providers of Bermuda NewCo and its Subsidiaries, effective as of (and contingent on) the Closing, subject to the approval of the shareholders of Parent in the Proxy Statement/Prospectus; provided, that the proposed form of the Bermuda NewCo Equity Plan shall be prepared and delivered by Parent to the Company at least ten (10) Business Days prior to the filing of such Proxy Statement/Prospectus and Parent shall provide the Company with a reasonable opportunity to review and comment on the proposed form of the Bermuda NewCo Equity Plan.

Section 7.05           Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, including Section 7.05(e), each of the parties shall, and shall cause their respective Affiliates to, use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective the Transactions as promptly as reasonably practicable, including (A) using reasonable best efforts to take all such actions contemplated by the terms of the Statutory Merger Agreement, (B) otherwise using reasonable best efforts to prepare and file promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (C) using reasonable best efforts to execute and deliver any additional instruments necessary, proper or advisable to consummate the Transactions, (ii) obtain all Consents from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including any such Consents required with respect to the Company Insurance Approvals, the Parent Insurance Approvals and under applicable Antitrust Laws, (iii) take any and all steps that are necessary, proper or advisable to avoid each and every impediment under any applicable Law that may be asserted by, or Action that may be entered by, any Governmental Authority with respect to this Agreement or any Ancillary Agreement or the Transactions, as promptly as practicable and (iv) defend or contest in good faith any Action by any third party (including any Governmental Authority), whether judicial or administrative, challenging this Agreement or any Ancillary Agreement or that would otherwise reasonably be expected to prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, including by seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

(b)            In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions or this Agreement or any Ancillary Agreement and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Ancillary Agreements and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

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(c)            Without limiting the general applicability of Section 7.05(a), each of the Company, Parent and Bermuda NewCo shall, in consultation and cooperation with the other and as promptly as practicable and in no event later than thirty (30) days following the date of this Agreement, file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form, if any, required under the HSR Act with respect to the Transactions and (ii) with applicable Insurance Regulators, all documents, forms, filings or other submissions required under applicable Insurance Laws with respect to the Transactions. Any such filings shall comply in all material respects with the requirements of applicable Law.

(d)            Each of the parties shall consult with one another with respect to the obtaining of all Consents from any Governmental Authority necessary, proper or advisable to consummate the Transactions and each of the parties shall keep the others reasonably apprised on a prompt basis of the status of matters relating to such Consents. The Company and Parent shall have the right to review in advance and, subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions and each party agrees to reasonably consider comments of the other parties thereon. Each of the parties shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws. Each of the parties shall promptly advise each other upon receiving any communication from any Governmental Authority with respect to any Consent necessary, proper or advisable to consummate the Transactions, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such Consent will not be obtained or that the receipt of any such Consent will be materially delayed or conditioned. No party shall, and each party shall cause its Affiliates not to, permit any of its Representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other parties the opportunity to attend and participate in such meeting. Notwithstanding the foregoing, in no event will any party be required to disclose to any other party any Personal Information, except to the extent required under applicable Law or as requested by any Governmental Authority.

(e)            Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, any party or any of their respective Affiliates to take or refrain from taking, any action or to suffer to exist any term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action imposed, required or requested by any Governmental Authority that, individually or in the aggregate with any other term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action, would or would reasonably be expected to (i) materially and adversely affect the economic benefits reasonably anticipated by such party and its Affiliates to be received by them as a result of the Transactions taken as a whole or (ii) impose any requirement on a party or any of its Affiliates relating to the contribution of capital, keepwell or capital maintenance arrangements or maintaining risk based capital level or any restrictions on dividends or distributions (any such agreement, action, impairment or imposition, a “Burdensome Condition”).

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Section 7.06           Public Announcements. The Company, Parent and the Designated Equityholders shall agree on a press release announcing the entering into of this Agreement and the Transactions. Thereafter, the Company Equityholders, the Company and Parent (and each of their respective Affiliates and Representatives) shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any Ancillary Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of each of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) a party may, without the prior consent of the other parties, issue such press release or make such public statement (a) as may be required by Law or order, or in the case of Parent, the applicable rules and regulations of the Nasdaq or any listing agreement with the Nasdaq, (b) as contemplated by or to enforce its rights and remedies under this Agreement or any Ancillary Agreement or (c) if such press release or public statement is not materially inconsistent with previous press releases or public statements made by other parties to this Agreement in compliance with this Section 7.06 and (ii) Parent may, without the prior written consent of the other parties, make any communication regarding a Takeover Proposal or from and after an Adverse Recommendation Change, in each case, solely to the extent permitted by Section 7.03.

Section 7.07           Access to Information; Confidentiality.

(a)            Subject to applicable Law, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so could violate applicable Law or a Contract or obligation of confidentiality owing to a third party, waive the protection of an attorney-client privilege or other legal privilege or expose the Company to risk of liability for disclosure of sensitive or personal information. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation, risk waiver of such privilege or expose the Company to such risk. All requests for information made pursuant to this Section 7.07(a) shall be directed to the Person designated by the Company. Until the Closing, the information provided will be subject to the terms of the Mutual Non-Disclosure Agreement dated as of March 18, 2024, by and among Kestrel Service Corporation and Parent (as may in the future be amended from time to time, the “Confidentiality Agreement”).

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(b)            Subject to applicable Law, upon reasonable notice, Parent shall afford to the Company and the Company’s Representatives reasonable access during normal business hours to Parent’s officers, employees, agents, properties, books, Contracts and records and Parent shall furnish to the Company and the Company’s Representatives such information concerning its business, personnel, assets, liabilities and properties as the Company may reasonably request; provided that the Company and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Parent; provided, further, however, that Parent shall not be obligated to provide such access or information if Parent determines, in its reasonable judgment, that doing so could violate applicable Law or a Contract or obligation of confidentiality owing to a third party, waive the protection of an attorney-client privilege or other legal privilege or expose Parent to risk of liability for disclosure of sensitive or personal information. Without limiting the foregoing, in the event that Parent does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to the Company that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation, risk waiver of such privilege or expose Parent to such risk. All requests for information made pursuant to this Section 7.07(b) shall be directed to the Person designated by Parent. Until the Closing, the information provided will be subject to the terms of the Confidentiality Agreement.

(c)            Subject to applicable Law, for a period of seven (7) years from and after the Closing, upon reasonable notice, Bermuda NewCo shall afford to the Company Equityholders (and their respective Representatives) reasonable access, the right to examine and make copies, in each case, during normal business hours to, the books and records of the Company for any reasonable business purpose, including the preparation or examination of a Company Equityholder’s or its Affiliates’ governmental, regulatory and Tax filings and financial statements and the conduct of any litigation, arbitration or dispute resolution, whether pending or threatened, concerning the Kestrel Business and the Transactions and (ii) maintain the books and records of the Company for the foregoing examination and copying for a period of seven (7) years following the Closing; provided that the Company Equityholders and their respective Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Bermuda NewCo; provided, further, however, that Bermuda NewCo shall not be obligated to provide such access or information if Bermuda NewCo determines, in its reasonable judgment, that doing so could violate applicable Law or a Contract or obligation of confidentiality owing to a third party, waive the protection of an attorney-client privilege or other legal privilege or expose Bermuda NewCo to risk of liability for disclosure of sensitive or personal information. Without limiting the foregoing, in the event that Bermuda NewCo does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to the applicable Company Equityholder that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation, risk waiver of such privilege or expose Bermuda NewCo to such risk. All requests for information made pursuant to this Section 7.07(c) shall be directed to the Person designated by Bermuda NewCo.

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(d)            No party shall be deemed to violate any of its obligations under the Confidentiality Agreement as a result of performing any of its obligations under this Agreement or any Ancillary Agreement.

Section 7.08           Indemnification and Insurance.

(a)            For a period of six (6) years from and after the Closing, Bermuda NewCo shall and shall cause the Company and Parent, as applicable, to, (i) indemnify, defend and hold harmless each Person who (x) at the Second Merger Effective Time is, or at any time prior to the Company Contribution Effective Time was, a director or officer of the Company or of a Subsidiary of the Company or (y) at the Second Merger Effective Time is, or at any time prior to the First Merger Effective Time was, a director or officer of Parent or of a Subsidiary of Parent (each, together with such Person’s heirs, executors and administrators, an “Indemnitee”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable and documented fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director or officer of the Company, Parent or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company, Parent or such Subsidiary or taken at the request of the Company, Parent or such Subsidiary (including in connection with serving at the request of the Company, Parent or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Company Contribution Effective Time or the First Merger Effective Time, as applicable (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law and (ii) assume all obligations of the Company, Parent and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Company Contribution Effective Time or the First Merger Effective Time, as applicable, as provided in the Company Organizational Documents, Parent Organizational Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, and any Indemnitee. Without limiting the foregoing, Bermuda NewCo, from and after the Second Merger Effective Time shall cause, to the fullest extent permitted under applicable Law, each of the limited liability company agreement of the Company, the memorandum of association and bye-laws of Parent and the memorandum of association and bye-laws of Bermuda NewCo to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Organizational Documents, the Parent Organizational Documents or the organizational documents of the Company’s and Parent’s respective Subsidiaries, as applicable, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Second Merger Effective Time, Bermuda NewCo shall, and shall cause the Company and Parent to, advance the reasonable and documented expenses (including reasonable and documented fees and expenses of legal counsel) of any Indemnitee under this Section 7.08 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.08) as incurred to the fullest extent permitted under applicable Law; provided that the Persons to whom expenses are advanced provides an undertaking to repay such advances if it shall be finally determined by a court of competent jurisdiction that such Person is not entitled to be indemnified, defended and held harmless pursuant to this Section 7.08(a).

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(b)            None of Bermuda NewCo, US NewCo, Parent or the Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action, litigation, claim or proceeding relating to any acts or omissions covered under this Section 7.08 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Bermuda NewCo, US NewCo, Parent, the Company and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and Persons as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)            The provisions of this Section 7.08 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have under the Company Organizational Documents, the Parent Organizational Documents or the organizational documents of the Company’s and Parent’s respective Subsidiaries, as applicable, by contract or otherwise. The obligations of Bermuda NewCo, US NewCo, the Company and Parent under this Section 7.08 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 7.08 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 7.08 applies shall be third-party beneficiaries of this Section 7.08).

(d)            In the event that Bermuda NewCo, US NewCo, Parent, the Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Bermuda NewCo, US NewCo, Parent or the Company shall assume all of the obligations thereof set forth in this Section 7.08.

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Section 7.09           Rule 16b-3. Prior to the First Merger Effective Time, Parent and Bermuda NewCo shall take such steps as may be reasonably necessary or advisable to cause any dispositions of Parent’s equity securities (including derivative securities), any acquisitions of Bermuda NewCo equity securities (including derivatives thereof), as applicable, resulting from the Transactions by each individual who (a) is a director or officer of Parent or (b) will be a director or officer of Bermuda NewCo, in each case, subject to the reporting requirements of Section 16 of the Exchange Act (or who will become subject to the reporting requirements of Section 16 of the Exchange Act as a result of the Transactions) to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.10           Tax Matters.

(a)            The parties agree (i) to treat the Company Contribution and the receipt of the Company Contribution Consideration in accordance with the Allocation Schedule and the First Merger, collectively, in accordance with the Intended US NewCo Contribution Tax Treatment, (ii) to treat the Earnout Shares as issued in connection with the Company Contribution and, accordingly, as part of the Company Contribution Consideration for purposes of the Intended US NewCo Contribution Tax Treatment, (iii) to treat the Second Merger in accordance with the Intended Bermuda NewCo Contribution Tax Treatment, and (iv) to treat the Mergers in accordance with the Intended Reorganization Tax Treatment.

(b)            Each of the parties shall use their respective reasonable best efforts to cause the Company Contribution and the First Merger, collectively, to qualify for the Intended US NewCo Contribution Tax Treatment, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that would reasonably be expected to prevent the Company Contribution and the First Merger, collectively, from qualifying for the Intended US NewCo Contribution Tax Treatment. Each of the parties shall further use their respective reasonable best efforts to cause the Second Merger to qualify for the Intended Bermuda NewCo Contribution Tax Treatment, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that would reasonably be expected to prevent the Second Merger from qualifying for the Intended Bermuda NewCo Contribution Tax Treatment.

(c)            Upon the Company’s written request, Parent shall use reasonable best efforts to deliver to Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company (“Company’s Counsel”), and Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to Parent (“Parent’s Counsel”), tax representation letters dated as of the date the Registration Statement will have been declared effective by the SEC and signed by an officer of each of US NewCo, Parent, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC containing representations of US NewCo, Parent, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC in substantially the form attached hereto as Exhibit F. Upon Parent’s written request, the Company shall use reasonable best efforts to deliver to Parent’s Counsel and Company’s Counsel tax representation letters dated as of the date the Registration Statement will have been declared effective by the SEC and signed by an officer of the Company containing representations of the Company in substantially the form attached hereto as Exhibit G.

(d)            The Company will make an election to “push out” imputed underpayments under Section 6226 of the Code (or any similar provisions under state or local Law) for any pre-Closing Tax period.

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Section 7.11           Employee Benefit Plan Matters.

(a)            If requested by Parent in writing delivered to the Company at least thirty business days prior to the Closing Date, the Company and each of its Subsidiaries shall take all actions necessary to withdraw as a participating employer from the Resourcing Edge Retirement Savings Plan (the “401(k) Plan”) and cause the portion of the 401(k) Plan attributable to the Company and its employees to be spun-off into a separate plan (the “Spin-Off Plan”), which Spin-Off Plan shall be terminated by the Company, effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing, and provide that participants in the Spin-Off Plan shall become fully vested in any unvested portion of their Spin-Off Plan accounts as of the date such plan is terminated.  If such request to withdraw from the 401(k) Plan is made, the Company shall provide Parent with evidence of such withdrawal and of the adoption and termination of the Spin-Off Plan (each effective no later than immediately prior to the Closing Date and contingent on the Closing) pursuant to resolutions of the Company.  The Company shall provide Parent with a reasonable opportunity to review and comment on the form and substance of such resolutions. Parent shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”) that will cover the employees of the Company effective as of the Closing Date. In connection with the Company’s withdrawal from the 401(k) Plan and termination of the Spin-Off Plan, Parent shall cause the Parent 401(k) Plan to accept from the Spin-Off Plan the “direct rollover” of the account balance (including the in-kind rollover of promissory notes evidencing all outstanding loans) of each active employee of the Company who had an account balance in the 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the 401(k) Plan and the Code.

(b)            The Company or its applicable Subsidiaries shall, as soon as reasonably practicable following the date of the Agreement and in no event later than two days prior to the Closing Date, (i) use their reasonable best efforts to secure from each Person who has a right to any payments or benefits or potential right to any payments or benefits (including, without limitation, under any Company Plan) that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code), if any, a waiver, subject to the approval described in clause (ii), of such Person’s rights to all of such parachute payments that are equal to or in excess of three times such Person’s “base amount” (within the meaning of Section 280G of the Code) less one dollar (the “Waived 280G Benefits”) and (ii) solicit the approval of the equityholders of the Company or its Subsidiaries, as applicable, to the extent and in the manner required under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, of any Waived 280G Benefits. In connection with the foregoing, Parent shall provide the Company with all information reasonably necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Parent or its Affiliates (“Parent Payments”), together with all other “parachute payments” (within the meaning Section 280G of the Code), could reasonably be considered to be “parachute payments” at least twenty (20) business days prior to the Closing Date (and shall further provide any such updated information as is reasonably necessary prior to the Closing Date). No later than one day prior to the Closing Date, the Company shall deliver to Parent (and Parent’s legal counsel) a written certification that either (A) the requisite vote was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (B) the 280G Approval was not obtained and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided, and any previously paid or provided Waived 280G Benefits shall be returned or recovered. Not less than three business days prior to distributing any material relating to such vote (including any waivers, consents or disclosure statements), the Company shall provide Parent with drafts of such materials (which shall be subject to Parent’s reasonable review and comment) along with the Pearl Meyer analysis under Section 280G of the Code. In no event shall the foregoing be construed to require the Company (or any of its Affiliates) to compel any such Person to waive any existing rights under any contract or agreement that such Person has with the Company or any of its Affiliates or any other Person, and in no event shall the Company (or any of its Affiliates) be deemed in breach if any such Person refuses to waive any such rights or if the shareholders fail to approve any Waived 280G Benefits. Notwithstanding anything to the contrary in this Agreement, to the extent Parent has provided inaccurate information, or Parent’s omission of information has resulted in inaccurate information, with respect to any Parent Payments, there shall be no breach of the covenant contained herein or the representation set forth in Section 5.10(h) of the Agreement to the extent caused by such inaccurate or omitted information.

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(c)            The parties hereto acknowledge and agree that all provisions contained in this Section 7.11 are included for the sole benefit of the parties hereto, and that nothing in this Section 7.11, whether express or implied, (i) shall create any third-party beneficiary or other rights (A) in any other person, including any employees or former employees of the Company or any Affiliate of the Company or any dependent or beneficiary thereof, or (B) to continued employment with Parent, the Company or any of their respective Affiliates (including, following the Closing Date), (ii) shall be treated as an amendment or other modification of any Company Plan or Parent Plan, or (iii) shall limit the right of Parent, the Company or any of their respective Affiliates to amend, terminate or otherwise modify any Company Plan or Parent Plan.

Section 7.12           Notification of Certain Matters; Shareholder Litigation. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, each party shall give prompt notice to the other parties, of any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement, the Ancillary Agreements or the Transactions. Each party shall provide the other parties with any pleadings and correspondence relating to any Actions involving it, any of its officers or directors or any other of its Representatives relating to this Agreement, the Ancillary Agreements or the Transactions and will keep the other reasonably and promptly informed regarding the status of any Actions. Subject to applicable Law, each of the parties shall give the other parties the opportunity to participate, at each such other party’s sole cost and expense, in the defense and settlement of any litigation by any shareholder of Parent against Parent or its directors relating to this Agreement, the Ancillary Agreements or the Transactions, and no such settlement shall be agreed to without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Without limiting the preceding sentence, each of the parties shall give the other parties the right to review and comment on all filings or responses to be made by it in connection with any such Actions, and it will in good faith take such comments into account; provided, however, that no party shall be obligated to provide such access or information if such party determines, in good faith and in its reasonable judgment, that doing so could waive the protection of an attorney-client privilege or other legal privilege; provided, further, that each of the parties shall use its reasonable best efforts to provide such access or information in a manner that would not risk waiver of such privilege.

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Section 7.13           Voting Matters.

(a)            Immediately following the execution of this Agreement, US NewCo shall execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Merger Sub Ltd., a written consent approving this Agreement, the Statutory Merger Agreement and the Transactions (the “Merger Sub Ltd. Shareholder Approval”).

(b)            Immediately following the execution of this Agreement, Parent shall execute and deliver, in its capacity as the sole shareholder of Bermuda NewCo, a written consent approving this Agreement, the Ancillary Agreements and the Transactions (the “Bermuda NewCo Shareholder Approval”).

Section 7.14           Stock Exchange De-listing. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable Laws and the rules and policies of the Nasdaq and the SEC, to cause Parent Shares to be de-listed from the Nasdaq and de-registered under the Exchange Act as soon as reasonably practicable following the First Merger Effective Time.

Section 7.15           Stock Exchange Listing. Each of Bermuda NewCo and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable Laws and the rules and policies of the Nasdaq and the SEC to enable the listing of the Bermuda NewCo Shares to be issued in connection with the Second Merger (and as a result thereof, the First Merger and the Company Contribution) on the Nasdaq no later than the Second Merger Effective Time, subject to official notice of issuance.

Section 7.16           Additional Agreements. At the Closing, each of Bermuda NewCo and the Company Equityholders party thereto shall duly execute and deliver each of the Registration and Investor Rights Agreements and the Amended and Restated Option Agreement in order for each to be in full force and effective as of the Second Merger Effective Time.

Section 7.17           Company Exclusivity. From and after the date hereof until the Company Contribution Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company shall, and shall cause each of its Subsidiaries and Representatives to, not, (a) solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any third party (other than Parent and its Representatives) concerning any purchase of the Company Units or any merger, sale of all or a material portion of the assets of the Company or any of its Subsidiaries or similar transactions involving the Company or any of its Subsidiaries (other than assets sold in the ordinary course of business consistent with past practice) (a “Company Acquisition Transaction”), (b) provide non-public information or documentation with respect to the Company or any of its Subsidiaries to any Person, other than Parent, Bermuda NewCo or their respective Subsidiaries or its or their Representatives, relating to a Company Acquisition Transaction or (c) enter into any letter of intent, definitive agreement or other arrangement or understanding with any Person, other than Parent, Bermuda NewCo or their respective Subsidiaries, relating to a Company Acquisition Transaction. Promptly following the execution of this Agreement, the Company shall promptly inform its Representatives of its obligations under this Section 7.17.

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Section 7.18           Parent Voting Matters.

(a)            Prior to Parent Shareholder Approval being obtained, at any duly called meeting of the Parent Shareholders (whether annual, special or otherwise), or any adjournment, recess, reconvening or postponement thereof, and in any action by written consent of the Parent Shareholders in lieu of such a meeting, Parent shall cause its Subsidiaries to, if such a meeting is held, appear at such meeting, in person or by proxy, or otherwise cause its Hook Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all their Hook Shares:

(i)             in favor of each of the Parent Bye-Law Resolutions (subject, in the case of the Parent Voting Cutback Bye-Law Resolution, to Section 33 of the Parent Bye-Laws);

(ii)            in favor of the First Merger Resolution;

(iii)           in favor of any proposal to adjourn or postpone the Parent Shareholders Meeting if Parent reasonably believes (after consultation with the Company) there will be insufficient Parent Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders Meeting or to obtain the Parent Shareholder Approval to the extent permitted or required pursuant to Section 7.04(c);

(iv)           in favor of any proposal that the Parent Board has determined, after consultation with the Company, is designed to facilitate the consummation of the First Merger and the Second Merger;

(v)            against any Takeover Proposal;

(vi)           against any action, proposal, transaction, arrangement or agreement involving Parent or any of its Subsidiaries, in each case, that would reasonably be expected to prevent, materially delay or impair the consummation of the First Merger, the Second Merger or the other Transactions on a timely basis, including any amendments to the Parent Organizational Documents (other than as may be provided for in Section 7.18(a)(i) or otherwise permitted under this Agreement); and

(vii)          against any action, proposal, transaction, arrangement or agreement which would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of Parent under this Agreement.

(b)            Parent shall not, and shall cause its Subsidiary that owns the Hook Shares not to directly or indirectly take any action (or fail to take any action) that would reduce the right or ability of Parent’s Subsidiary that owns the Hook Shares to vote all of the Hook Shares in the manner set forth in Section 7.18(a).

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(c)            Parent, on behalf of itself and its Subsidiaries, agrees that, prior to the Parent Shareholder Approval being obtained, it and its Subsidiaries shall not, without the Company’s prior written consent, (i) directly or indirectly (A) offer for sale, offer, sell (including short sales), transfer, tender, pledge, encumber, assign, exchange, hypothecate, convey any legal or beneficial ownership interest in or otherwise dispose of (including by gift, by merger or amalgamation (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law, or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit- or loss-sharing arrangement) with respect to or related to any or all of the Hook Shares or the Parent’s and its Subsidiaries’ voting or economic interest therein or (B) consent to or approve any of the foregoing in this clause (i), or (ii) grant any proxies or powers of attorney with respect to, or deposit into a voting trust or enter into a voting arrangement, whether by proxy, voting agreement or otherwise with respect to, or related to any or all of the Hooks Shares or agree, commit or enter into any understanding to enter into any such voting trust, voting arrangement, proxy or voting agreement. Any attempted Transfer of the Hook Shares or any interest therein in violation of this Section 7.18(c) shall be null and void.

(d)            Parent, on behalf of itself and Subsidiaries, agrees that all Parent Shares that any Subsidiary of Parent purchases, acquires the right to vote, or otherwise acquires beneficial ownership of after the execution and delivery of this Agreement and until the Parent Shareholder Approval is obtained shall be subject to the terms and conditions of this Agreement and shall constitute Hook Shares for all purposes of this Agreement. In the event of a stock dividend or distribution, subdivision, reclassification, recapitalization, split (including a reverse stock split), combination, merger, amalgamation, issuer tender or exchange offer, exchange of shares or similar transaction, or other receipt of Parent Shares by any of Parent’s Subsidiaries, the term “Hook Shares” shall be deemed to refer to and include the Hook Shares initially subject hereto, as well as any additional Parent Shares acquired or received by such Subsidiary of Parent in connection with any such stock dividend or distribution, subdivision, reclassification, recapitalization, split (including a reverse stock split), combination, merger, amalgamation, issuer tender or exchange offer, exchange of shares or similar transaction and any securities into which or for which any or all of the Hook Shares may be changed or exchanged or which are received in such transaction or otherwise acquired or received.

Section 7.19           Parent Investment Asset Reporting. Within seven (7) business days after the end of each calendar month during the period between the date hereof and the Closing Date, Parent shall provide the Company with an updated listing of the Parent Investment Assets as of the last day of the preceding calendar month and other reporting and data in respect of the Parent Investment Assets that the Company reasonably requests.

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Section 7.20           Bermuda NewCo Segment Financial Reporting. Following the Closing and through the date Bermuda NewCo files its Annual Report on Form 10-K for the Third Measurement Period, subject to the requirements of applicable Law and GAAP, Bermuda NewCo shall cause all of Bermuda NewCo’s periodic Exchange Act filings with the SEC to be prepared and reported on the basis of three separate financial reporting segments, which shall be:

(a)            a “Legacy Reinsurance” reporting segment, which will report the assets, liabilities, income, expenses and results of operations of the Maiden Business;

(b)            an “Insurance Programs” reporting segment, which will report the assets, liabilities, income, expenses and results of operations of the Kestrel Business; and

(c)            a “Corporate” reporting segment, which will report all general corporate and management-related expenses and costs incurred by Bermuda NewCo and its Subsidiaries following the Closing.

Section 7.21           Maiden Reinsurance Ltd. Acquisition of Bermuda NewCo Interests. No later than two (2) days before the Closing, Parent shall cause Maiden Reinsurance Ltd. to become the owner of 10% of the interests in Bermuda NewCo such that, after such transaction until the Closing, Parent owns 90% of the interests in Bermuda NewCo and Maiden Reinsurance Ltd. owns 10% of the interests in Bermuda NewCo.

Section 7.22           Noteholder Litigation Matter.

(a)            From and after the Closing, Bermuda NewCo shall indemnify, defend and hold harmless each of the Company Equityholders from and against all Litigation Losses in each case, based upon each Company Equityholder’s Company Equityholder Percentage in accordance with the terms of this Section 7.22.

(b)            If a settlement or judgment in respect of the Noteholder Litigation Matter occurs at least ten (10) Business Days prior to the Closing, within five (5) Business Days following the settlement of, or the rendering of any judgment with respect to, the Noteholder Litigation Matter, Parent shall provide written notice to the Company setting forth in reasonable detail the amount of all Litigation Losses, and whether Parent elects to pay the aggregate of such Company Equityholder’s Company Equityholder Percentage of the Litigation Losses in cash or duly authorized, validly issued, fully paid and nonassessable US NewCo Interests or a combination thereof and such payment shall be made as an adjustment to the Company Closing Cash Consideration and/or the Company Closing Interests, as the case may be, payable as set out in Section 2.01. In the event any Litigation Losses are paid pursuant to this Section 7.22(b) in US NewCo Interests, such payment shall be based on the volume weighted average price of Parent Shares on the Nasdaq, as reported by Bloomberg, for the thirty (30) consecutive trading days ending on the date immediately preceding the Closing Date; provided, that in the event that the Parent Shares are not listed on the Nasdaq for the thirty (30) consecutive trading days ending on the date immediately preceding the Closing Date, the payment in US NewCo Interests shall be based on the volume weighted average price of Parent Shares on the Nasdaq, as reported by Bloomberg, for the most recent thirty (30) consecutive trading day period during which the Parent Shares were traded on the Nasdaq prior to the Closing Date.

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(c)            If a settlement or judgment in respect of the Noteholder Litigation Matter occurs less than ten (10) Business Days prior to the Closing, on the later of five (5) Business Days following (x) the Closing or (y) the settlement of, or the rendering of any judgment with respect to, the Noteholder Litigation Matter, Bermuda NewCo shall provide written notice to each Company Equityholder setting forth in reasonable detail the amount of all Litigation Losses, and whether Bermuda NewCo elects to pay all such Company Equityholder’s Company Equityholder Percentage of the Litigation Losses in cash or duly authorized, validly issued, fully paid and nonassessable Bermuda NewCo Shares or a combination thereof. With respect to each Company Equityholder, such payment and/or share issuance shall be made by Bermuda NewCo no later than ten (10) Business Days following delivery of such written notice regarding the form of consideration to be paid by Bermuda NewCo as described in the immediately preceding sentence. In the event any Litigation Losses are paid pursuant to this Section 7.22(c) in Bermuda NewCo Shares, such payment shall be based on the volume weighted average price of Bermuda NewCo Shares on the Nasdaq, as reported by Bloomberg, for the thirty (30) consecutive trading days ending on the date immediately preceding the date on which such payment in Bermuda NewCo Shares is made; provided, that in the event that the Bermuda NewCo Shares are not listed on the Nasdaq for the thirty (30) consecutive trading days ending on the date immediately preceding the date on which such payment in Bermuda NewCo Shares is made, the payment in Bermuda NewCo Shares shall be based on the volume weighted average price of Bermuda NewCo Shares on the Nasdaq, as reported by Bloomberg, for the most recent thirty (30) consecutive trading day period during which the Bermuda NewCo Shares were traded on the Nasdaq prior to the date on which such payment in Bermuda NewCo Shares is made. Any payment pursuant this Section 7.22 is intended to be, and each of the parties agrees to treat as, an adjustment to the Company Contribution Consideration.

(d)            The parties agree that any issuance of Parent Shares or Bermuda NewCo Shares pursuant to this Section 7.22 shall not be subject to either the restrictions contained in Bye-Law No. 6 of Bermuda NewCo’s Bye-Laws or Section 2.01(i) of this Agreement.

(e)            During the period from the date hereof to the Closing, subject to the Company obligations of confidentiality hereunder, Parent shall: (i) provide the Company with copies of any material document filed, served, produced or obtained in the course of the Noteholder Litigation Matter and such other information reasonably requested by the Company in connection with the Noteholder Litigation Matter (including Common Interest Material, as defined below) as promptly as practicable; and (ii) keep the Company informed of, and reasonably consult with the Company with respect to, material developments, including any settlement discussions or proposals, with respect to the Noteholder Litigation Matter. In providing to the Company any documents or information about the Noteholder Litigation Matter (the “Common Interest Material”) as required by this paragraph (e), the parties agree that Parent and its Subsidiaries shall not waive any applicable privilege or protection that may attach to such Common Interest Material as between Parent and its counsel, it being the express intent of the parties to preserve intact, and not waive, in whole or in any part, any and all privileges to which Common Interest Material, or any part of it, is, may be or may in the future become subject. Without limiting the foregoing, any materials prepared in anticipation of the Noteholder Litigation Matter by any of the parties, their respective Affiliates or any of their respective representatives shall remain subject to attorney work product protection.

(f)            In the event that Bermuda NewCo, US NewCo, Parent, the Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Bermuda NewCo, US NewCo, Parent or the Company shall assume all of the obligations thereof set forth in this Section 7.22.

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ARTICLE VIII

Conditions Precedent

Section 8.01           Conditions to Each Party’s Obligation to Effect the Second Merger, the First Merger and the Company Contribution. The respective obligations of each party to effect the Second Merger, the First Merger and the Company Contribution shall be subject to the satisfaction (or waiver by the Company, Parent and each Designated Equityholder, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained.

(b)            Other Approvals. (i) Any waiting period (or extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and (ii) the Consents of, or declarations, notifications or filings with, and the other terminations or expirations of waiting periods required from, the Governmental Authorities set forth in Section 8.01(b) of the Company Disclosure Letter shall have been filed, have occurred or been obtained.

(c)            No Injunctions or Restraints. No injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining or otherwise making illegal or prohibiting consummation of the Second Merger, the First Merger and the Company Contribution. No Restraint shall impose any Burdensome Condition.

(d)            Burdensome Condition. No Burdensome Condition shall have been imposed by a Governmental Authority.

(e)            Registration Statement Effectiveness. The Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order by the SEC suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending.

(f)            Nasdaq Listing. The Bermuda NewCo Shares issuable in connection with the Second Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(g)            Additional Agreements. At the Closing, AmTrust shall duly execute and deliver the Amended and Restated Option Agreement in order for such agreement to be in full force and effect as of the Second Merger Effective Time.

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Section 8.02           Conditions to Obligations of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC. The obligations of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC to effect the Second Merger, the First Merger and the Company Contribution are further subject to the satisfaction (or waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties. The representations and warranties of the Company and the Company Equityholders (i) set forth in Section 5.06(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made as of the Closing Date, (ii) set forth in Sections 4.01, 4.02(a), 4.03(a), 4.06, 5.01(a), 5.02(a), 5.02(b), 5.02(d), 5.03(a), 5.03(b) and 5.18 shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those Sections specifically identified in clauses (i) or (ii) of this Section 8.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)            Obligations and Agreements. The Company shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)            Company Material Adverse Effect. Since the date of this Agreement, there shall have occurred no Company Material Adverse Effect.

(d)            Additional Agreements. At the Closing, (i) Kestrel Intermediate Ledbetter Holdings LLC shall duly execute and deliver the Ledbetter Registration and Investor Rights Agreements and (ii) the Company shall duly execute the Amended and Restated Option Agreement, in each case, in order for each to be in full force and effect as of the Second Merger Effective Time.

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Section 8.03           Conditions to Obligations of the Company and the Company Equityholders. The obligations of the Company and the Company Equityholders to effect the Second Merger, First Merger and the Company Contribution are further subject to the satisfaction (or waiver by the Company and each Designated Equityholder, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC (i) set forth in Section 6.06(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made as of the Closing Date, (ii) set forth in Sections 6.01(a), 6.01(c), 6.02(a), 6.02(b), 6.02(c), 6.02(d), 6.03(a), 6.03(b), 6.03(c), 6.03(d), 6.03(e), 6.03(f), 6.03(h), 6.03(i), 6.03(j), 6.14, 6.27 and 6.28 shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those Sections specifically identified in clauses (i) or (ii) of this Section 8.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC by an executive officer of Parent to such effect.

(b)            Obligations and Agreements. Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing. The Company shall have received a certificate signed on behalf of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC by an executive officer of Parent to such effect.

(c)            Parent Material Adverse Effect. Since the date of this Agreement, there shall have occurred no Parent Material Adverse Effect.

(d)            Additional Agreements. At the Closing, Bermuda NewCo shall duly execute and deliver each of the Registration and Investor Rights Agreements.

ARTICLE IX

Termination

Section 9.01           Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Company Contribution Effective Time, whether before or after receipt of the Parent Shareholder Approval (except as otherwise expressly noted):

(a)            by the mutual written consent of the Company and Parent duly authorized by each of the Company Board and the Parent Board;

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(b)            by either of the Company or Parent:

(i)            if the Second Merger shall not have been consummated on or prior to July 29, 2025 (as such date may be extended pursuant to the first proviso of this Section 9.01(b)(i), and if applicable, Section 10.08, the “Outside Date”); provided, however, that if on such date the condition precedent to the consummation of the Second Merger set forth in Section 8.01(a) shall not have been satisfied but all other conditions precedent to the consummation of the Second Merger have been satisfied (or, in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied on that date), then the Outside Date shall be automatically be extended to September 29, 2025, and references to the “Outside Date” shall instead refer to such extended date; provided, further, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to the Company or Parent if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement, its failure to act in good faith or its failure to use its reasonable best efforts to consummate the Transactions, including to the extent required by and subject to Section 7.05, has been a principal cause of or resulted in the failure of the Second Merger to be consummated on or prior to such date (it being understood that Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC shall be deemed a single party for purposes of the foregoing proviso);

(ii)            if any Restraint having the effect set forth in Section 8.01(c) shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall have performed in all material respects its obligations under this Agreement, acted in good faith and used reasonable best efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement (it being understood that Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC shall be deemed a single party for purposes of this Section 9.01(b)(ii));

(iii)            if the Parent Shareholder Approval shall not have been obtained following a vote thereon having been taken at the Parent Shareholders Meeting (or any adjournment or postponement thereof at which a vote on the matter has been taken); or

(iv)            if any Burdensome Condition shall have been imposed by a Governmental Authority and shall have become final and non-appealable;

(c)            by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.02(a) or 8.02(b) and (B) is not reasonably capable of being cured prior to the Outside Date, or if reasonably capable of being cured, shall not have been cured by the earlier of the Outside Date and thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 9.01(c) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if any of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC is then in material breach of any of its representations, warranties, obligations or agreements hereunder; and

(d)            by the Company:

(i)            if Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.03(a) or 8.03(b) and (B) is not reasonably capable of being cured prior to the Outside Date, or if reasonably capable of being cured, shall not have been cured by the earlier of the Outside Date and thirty (30) days following receipt by Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 9.01(d)(i) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if the Company is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or

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(ii)            if, prior to the receipt of the Parent Shareholder Approval, the Parent Board makes an Adverse Recommendation Change.

Section 9.02           Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, written notice thereof shall be given to the other parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 9.02 and 9.03, Article X, the Confidentiality Agreement and the last sentence of Sections 7.07(a) and 7.07(b), all of which shall survive termination of this Agreement), and there shall be no liability on the part of any party or their respective former, current or future directors, officers, partners, shareholders, managers, members and Affiliates, except (a) as liability may exist pursuant to the provisions specified in the immediately preceding parenthetical that survive such termination and (b) subject to Section 9.03, that no such termination shall relieve any party from liability for any Willful Breach or Fraud.

Section 9.03           Termination Fee.

(a)            Parent shall pay the Company within two (2) business days after the date of the termination of this Agreement, by wire transfer of immediately available funds to an account designated by the Company in writing, an amount equal to:

(i)            $7,000,000, in the event that this Agreement is terminated (i) by either Parent or the Company pursuant to Section 9.01(b)(i), Section 9.01(b)(ii) or Section 9.01(b)(iv), or (ii) by the Company pursuant to Section 9.01(d)(i) (the “Termination Fee”); provided that the principal cause of such termination is not a Willful Breach of this Agreement by the Company or Kestrel Intermediate Ledbetter Holdings LLC; provided, further, that, at the time of any such termination, all of the other conditions set forth in Section 8.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but only if such conditions were capable of being satisfied if the Closing occurred at the same time as the termination of this Agreement);

(ii)           $6,500,000, in the event that this Agreement is terminated by the Company pursuant to Section 9.01(d)(ii) (the “Adverse Recommendation Change Termination Fee”); or

(iii)          $2,000,000, in the event that this Agreement is terminated by either Parent or the Company pursuant to Section 9.01(b)(iii) (the “No Vote Termination Fee”).

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(b)            Each of the parties acknowledges that the agreements contained in this Section 9.03 are an integral part of the Transactions, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if Parent fails to timely pay any amount due pursuant to this Section 9.03, and, in order to obtain the payment, the Company commences an Action which results in a judgment against Parent for the payment set forth in this Section 9.03, Parent shall pay the Company for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(c)            Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 10.08, except in the case of Fraud, the Company’s right to receive payment from Parent of the Termination Fee pursuant to Section 9.03(a)(i), the Adverse Recommendation Change Termination Fee pursuant to Section 9.03(a)(ii) or the No Vote Termination Fee pursuant to Section 9.03(a)(iii), as applicable, in circumstances where such a termination fee is owed as provided in this Section 9.03, shall constitute the sole and exclusive remedy of the Company against Bermuda NewCo, US NewCo, Parent and their Subsidiaries (including Merger Sub Ltd. and Merger Sub LLC) and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE X

Miscellaneous

Section 10.01           No Survival of Representations and Warranties. This Article X and the agreements of the parties contained in Article III and in Sections 2.01(b) through 2.01(h), and 7.08 shall survive the Closing in accordance with their terms. No other representations, warranties, obligations or agreements in this Agreement shall survive the Closing.

Section 10.02           Amendment or Supplement. At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Parent Shareholder Approval, only by written agreement of Parent, the Company and the Company Equityholders, by action taken by the Parent Board, the Company Board and each of the Company Equityholders; provided, however, that following receipt of the Parent Shareholder Approval, there shall be no amendment or change to the provisions hereof which by applicable Law would require further approval by the Parent Shareholders, in each case, without such approval.

Section 10.03           Extension of Time, Waiver, Etc. At any time prior to the Closing, each party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties, (b) extend the time for the performance of any of the obligations or acts of the other parties or (c) subject to the requirements of applicable Law, waive compliance by the other parties with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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Section 10.04           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.04 shall be null and void.

Section 10.05           Counterparts. This Agreement may be executed in one or more counterparts (including by electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.06           Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Exhibits and Schedules attached hereto, the Company Disclosure Letter, the Parent Disclosure Letter and the Ancillary Agreements (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) if the First Merger Effective Time occurs, (A) the right of the holders of Parent Shares to receive the First Merger Consideration payable in accordance with Article III and (B) the right of the holders of Parent Awards to receive the consideration payable in accordance with Article III, (ii) if the Second Merger Effective Time occurs, (A) the right of the holders of US NewCo Interests to receive the Second Merger Consideration payable in accordance with Article III and (B) the right of the holders of US NewCo Awards to receive the consideration payable in accordance with Article III and (iii) the provisions set forth in Section 7.08 of this Agreement, are not intended to and shall not confer upon any Person other than the parties any rights or remedies hereunder. The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 10.03 without notice or liability to any other Person. In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

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Section 10.07           Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the Laws of Bermuda are mandatorily applicable to this Agreement or the Transactions.

(b)            Any Action arising out of or relating to this Agreement (except to the extent the Laws of Bermuda establish the exclusive jurisdiction of a Bermuda court) shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 10.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties. Each party agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 10.10 of this Agreement. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 10.08           Specific Enforcement. The parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, the parties would not have entered into this Agreement. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.08 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the Outside Date, any party brings any Action, in each case, in accordance with Section 10.07, to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended (i) for the period during which such Action is pending, plus ten (10) business days or (ii) by such other time period established by the court presiding over such Action, as the case may be.

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Section 10.09           WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.09.

Section 10.10           Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed if such confirmation is requested) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC, to:

Maiden Holdings, Ltd.
Clarendon House, 2 Church Street,
Hamilton HM 11 Bermuda
Attention:	Patrick Haveron
Lawrence Metz
Email:	phaveron@maiden.bm
lmetz@maiden.bm

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Adam Givertz
Stan Richards
Email:	agivertz@paulweiss.com
srichards@paulweiss.com

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If to the Company, to:

Kestrel Group LLC
8333 Douglas Ave. Suite 1360
Dallas, TX 75225
Attention:	Elise Clarke
Email:	elise@kestrel.group

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Todd E. Freed
Patrick Lewis
Christopher J. Ulery
Email:	todd.freed@skadden.com
patrick.lewis@skadden.com
chris.ulery@skadden.com

If to a Company Equityholder, to the applicable address set forth on the Allocation Schedule.

or such other address or email address as such party may hereafter specify by like notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 10.11           Severability. If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.11 with respect thereto. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.12           Fees and Expenses. Subject to Section 9.03, if the Closing does not occur, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement. If the Transactions are consummated, each party’s documented out-of-pocket fees, costs and expenses incurred in connection with the Transactions shall be paid by Bermuda NewCo.

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Section 10.13           No Other Representations and Warranties.

(a)            Except for the representations and warranties expressly set forth in Article IV (as qualified by the related portions of the Company Equityholder Disclosure Letter), or in any certificate delivered by the company pursuant to this Agreement, no Company Equityholders, nor any other Person on behalf of such Company Equityholder, makes any express or implied representation or warranty with respect to such Company Equityholder, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC or their respective Representatives or Affiliates in connection with the Transactions. Except in the case of Fraud, no Company Equityholder will have or be subject to any liability to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC or any other Person resulting from the distribution to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC, or their respective Representatives or Affiliates, or Parent’s, US NewCo’s, Merger Sub Ltd.’s, Bermuda NewCo’s or Merger Sub LLC’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, US NewCo, Bermuda NewCo or Merger Sub LLC, or their Representatives or Affiliates in the “data rooms” or management presentations in connection with Parent’s, US NewCo’s, Merger Sub Ltd.’s, Bermuda NewCo’s or Merger Sub LLC’s consideration and review of the Transactions, unless any such information is expressly included in a representation or warranty set forth in Article IV. Except for the representations and warranties set forth in Article IV, each of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo and Merger Sub LLC acknowledges that no Company Equityholder nor any Person on behalf of such Company Equityholder makes any other express or implied representation or warranty with respect to such Company Equityholder or any of its Subsidiaries or with respect to any other information provided or made available to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC in connection with the Transactions.

(b)            Except for the representations and warranties expressly set forth in Article V (as qualified by the related portions of the Company Disclosure Letter), or in any certificate delivered by the company pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC, or their respective Representatives or Affiliates in connection with the Transactions. Except in the case of Fraud, the Company will neither have nor be subject to any liability to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC or any other Person resulting from the distribution to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC, or their respective Representatives or Affiliates, or Parent’s, US NewCo’s, Merger Sub Ltd.’s, Bermuda NewCo’s or Merger Sub LLC’s, or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC, or their Representatives or Affiliates in the “data rooms” or management presentations in connection with Parent’s, US NewCo’s, Merger Sub Ltd.’s, Bermuda NewCo’s or Merger Sub LLC’s consideration and review of the Transactions, unless any such information is expressly included in a representation or warranty set forth in Article V. Except for the representations and warranties set forth in Article V, each of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo, and Merger Sub LLC acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC in connection with the Transactions.

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(c)            Except for the representations and warranties expressly set forth in Article VI (as qualified by the related portions of the Parent Disclosure Letter), or in any certificate delivered by the Company pursuant to this Agreement, none of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC nor any other Person on behalf of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC makes any express or implied representation or warranty with respect to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC, or their respective Subsidiaries or their respective businesses or with respect to any other information provided to the Company or its Representatives or Affiliates in connection with the Transactions. Except in the case of Fraud, Parent will neither have nor be subject to any liability to the Company or the Company Equityholders or any other Person resulting from the distribution to the Company or the Company Equityholders, or their respective Representatives or Affiliates, or the Company’s or the Company Equityholders’, or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to the Company, the Company Equityholders, or their Representatives or Affiliates in the “data rooms” or management presentations in connection with the Company’s or the Company Equityholders’ consideration and review of the Transactions, unless any such information is expressly included in a representation or warranty set forth in Article VI. Except for the representations and warranties set forth in Article VI, the Company acknowledges that none of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC or any Person on behalf of Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC makes any other express or implied representation or warranty with respect to Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo or Merger Sub LLC or with respect to any other information provided or made available to the Company in connection with the Transactions.

Section 10.14           Non-Recourse. All Actions, liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out of or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution, performance or non-performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made against only (and such representations and warranties are those solely of) Parent, US NewCo, Merger Sub Ltd., Bermuda NewCo, Merger Sub LLC, the Company and the Company Equityholders (the “Contracting Parties”). Other than in the case of Fraud, no Person who is not a Contracting Party, including any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative or assignee of, and any advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparties”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by applicable Laws, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparties. Without limiting the foregoing, to the maximum extent permitted by applicable Laws, other than in the case of Fraud, each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise.

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Section 10.15           Designated Equityholders.

(a)            For purposes of this Agreement, each Company Equityholder (other than the Designated Equityholders) hereby designates the Designated Equityholders to serve as the representatives of the other Company Equityholders with respect to those provisions of this Agreement that contemplate action by the Designated Equityholders. The Designated Equityholders are hereby constituted and appointed as the true and lawful agents and attorneys-in-fact for and on behalf of the other Company Equityholders with full powers of substitution to act in the name, place and stead of the other Company Equityholders with respect to all post-Closing matters pursuant to Section 2.01(c) of this Agreement. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Company Equityholder, by operation of Law, whether by such Company Equityholder’s death, disability, protective supervision or any other event. The Designated Equityholders shall have no duties or responsibilities, fiduciary or otherwise, except those expressly set in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any other Company Equityholder shall otherwise exist against the Designated Equityholders. The Designated Equityholders shall not be liable to any other Company Equityholder relating to any act taken or omitted by it on behalf of the other Company Equityholders as contemplated by this Agreement or otherwise in connection with its service hereunder.

(b)            Parent may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by the Designated Equityholders in connection with this Agreement, any Ancillary Agreement or any other document contemplated hereby or thereby or in respect of the Transactions. Parent is entitled to deal exclusively with the Designated Equityholders on all matters relating to this Agreement. Any action taken or not taken or decisions, communications or writings made, given or executed by the Designated Equityholders, for or on behalf of any Company Equityholder, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Company Equityholder. Any notice or communication delivered by Parent to the Designated Equityholders shall be deemed to have been delivered to all Company Equityholders. Parent shall be entitled to disregard any decisions, communications or writings made, given or executed by any Company Equityholder in connection with this Agreement unless the same is made, given or executed by the Designated Equityholders.

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(c)            The Company Equityholders and the Company acknowledge that Parent has relied on this Section 10.15 and agree that in no event shall Parent be liable to the Company Equityholders or the Company by acting pursuant to, and relying on, the provisions of this Section 10.15.

Section 10.16           Waiver of Conflicts; Privilege.

(a)            Each of the parties acknowledges and agrees that Company’s Counsel has only acted as counsel to the Company and that Parent’s Counsel has only acted as counsel to Bermuda NewCo, US NewCo, Parent, Merger Sub Ltd. and Merger Sub LLC in connection with the negotiation of this Agreement and consummation of the Transactions, and that neither has acted as counsel for any other Person. The parties agree that Company’s Counsel and Parent’s Counsel are intended third party beneficiaries of this Section 10.16 and are entitled to enforce such section as if they were parties.

(b)            Bermuda NewCo, US NewCo, Parent, Merger Sub Ltd. or Merger Sub LLC hereby consent and agree to, and agree to cause the Company and its Subsidiaries to consent and agree to, Company’s Counsel representing any of the Company Equityholders and their respective Subsidiaries (collectively, the “Company Equityholder Parties”) after the Closing, including with respect to disputes in which the interests of the Company Equityholder Parties may be directly adverse to Bermuda NewCo, US NewCo, Parent, Merger Sub Ltd., Merger Sub LLC and their respective Subsidiaries (including, after the Closing, the Company), and even though Company’s Counsel may have represented Company Equityholder Parties or the Company and its Subsidiaries in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company or Company Equityholder Parties. Bermuda NewCo, US NewCo, Parent, Merger Sub Ltd. and Merger Sub LLC further consent and agree to, and agree to cause the Company and its Subsidiaries to consent and agree to, the communication by Company’s Counsel to the Company Equityholder Parties in connection with any such representation of any fact known to Company’s Counsel arising by reason of Company’s Counsel’s prior representation of the Company Equityholder Parties or the Company or any of its Subsidiaries.

(c)            In connection with the foregoing, each of Bermuda NewCo, US NewCo, Parent, Merger Sub Ltd. and Merger Sub LLC hereby irrevocably waives and agrees not to assert, and agrees to cause the Company and its Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Company’s Counsel’s prior representation of the Company or any of its Subsidiaries and (ii) Company’s Counsel’s representation of the Company prior to or after the Closing.

(d)            The Company Equityholders hereby consent and agree to Parent’s Counsel representing any of US NewCo, Bermuda NewCo, Parent and their respective Subsidiaries, including after the Closing, the Company and its Subsidiaries (collectively, the “Parent Parties”) after the Closing, including with respect to disputes in which the interests of the Parent Parties may be directly adverse to the Company Equityholders and their respective Subsidiaries, and even though Parent’s Counsel may have represented Parent Parties in a matter substantially related to any such dispute, or may be handling ongoing matters for Parent Parties. The Company Equityholders further consent and agree to the communication by Parent’s Counsel to the Parent Parties in connection with any such representation of any fact known to Parent’s Counsel arising by reason of Parent’s Counsel’s prior representation of Parent Parties.

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(e)            In connection with the foregoing, each of the Company Equityholders hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with (i) Parent’s Counsel’s prior representation of Bermuda NewCo, US NewCo or Parent and (ii) Parent’s Counsel’s representation of Parent Parties after the Closing.

(f)            Each of Bermuda NewCo, US NewCo, Parent, Merger Sub Ltd. and Merger Sub LLC further agrees, on behalf of itself and on behalf of, after the Closing, the Company and its Subsidiaries, that all communications in any form or format whatsoever between or among Company’s Counsel, on the one hand, and the Company, any Company Equityholder, or any of their respective Representatives, on the other hand, with respect to the negotiation of this Agreement and the consummation of the Transactions occurring at or prior to Closing (collectively, the “Company Privileged Communications”) shall be deemed to be attorney-client privileged and, after the Closing, that the Company Privileged Communications and the expectation of client confidence relating thereto belong solely to the Company Equityholders and their respective Subsidiaries, shall be controlled by the Company Equityholders and their respective Subsidiaries and shall not pass to or be claimed by Bermuda NewCo, US NewCo, Parent, Merger Sub Ltd., Merger Sub LLC, the Company or any of their respective Affiliates.

(g)            Each of the Company Equityholders agrees that all communications in any form or format whatsoever between or among Parent’s Counsel, on the one hand, and Bermuda NewCo, US NewCo, Parent, Merger Sub Ltd. and Merger Sub LLC, or any of their respective Representatives, on the other hand, with respect to the negotiation of this Agreement and the consummation of the Transactions occurring at or prior to Closing (collectively, the “Parent Privileged Communications”) shall be deemed to be attorney-client privileged, after the Closing, and that the Parent Privileged Communications and the expectation of client confidence relating thereto belong solely to Bermuda NewCo and its Subsidiaries, shall be controlled by Bermuda NewCo and its Subsidiaries and shall not pass to or be claimed by the Company Equityholders or any of their respective Affiliates.

(h)            For the avoidance of doubt, in the event that following the Closing a dispute arises between Bermuda NewCo, its Subsidiaries or any of their respective Affiliates, on the one hand, and a third party other than a Company Equityholder, on the other hand, Bermuda NewCo and its Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Company Privileged Communications to such third party.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

KESTREL GROUP LLC

By	/s/ Bradford Luke Ledbetter
Name:	Bradford Luke Ledbetter
Title:	President and Chief Executive Officer

KESTREL INTERMEDIATE LEDBETTER HOLDINGS LLC

By	/s/ Bradford Luke Ledbetter
Name:	Bradford Luke Ledbetter
Title:	Authorized Signatory

AMTRUST FINANCIAL SERVICES, INC.

By	/s/ Adam Karkowsky
Name:	Adam Karkowsky
Title:	President

/s/ Dan Dijak
Name:	Dan Dijak

/s/ Duncan McColl
Name:	Duncan McColl

/s/ Elise Clarke
Name:	Elise Clarke

/s/ Rod Newcomer
Name:	Rod Newcomer

/s/ Barb Lane
Name:		Barb Lane

MAIDEN HOLDINGS, LTD.

By	/s/ Patrick Haveron
	Name:	Patrick Haveron
	Title:	Chief Executive Officer and Chief Financial Officer

RANGER U.S. NEWCO LLC

By	/s/ Patrick Haveron
	Name:	Patrick Haveron
	Title:	Chief Executive Officer and Chief Financial Officer

RANGER BERMUDA MERGER SUB LTD

By	/s/ Patrick Haveron
	Name:	Patrick Haveron
	Title:	Chief Executive Officer and Chief Financial Officer

RANGER BERMUDA TOPCO LTD

By	/s/ Patrick Haveron
	Name:	Patrick Haveron
	Title:	Chief Executive Officer and Chief Financial Officer

RANGER MERGER SUB 2 LLC

By	/s/ Patrick Haveron
	Name:	Patrick Haveron
	Title:	Chief Executive Officer and Chief Financial Officer

2

EXHIBIT D

Bermuda NewCo Memorandum of Association

[See attached]

Exhibit D

Memorandum of Association
The Companies Act 1981
Section 7(1) and (2)

Ranger Bermuda Topco Ltd (202404397)

Filing Date

General details

Type of company	Exempted

Company Name	Ranger Bermuda Topco Ltd

Entity type	Company Limited By Shares

Objects and provisions

The objects for which the Company is formed and incorporated are unrestricted only	Yes

Provisions regarding the powers of the Company	The following are provisions regarding the powers of the Company: - (i) has the powers of a natural person; (ii) subject to the provisions of Section 42 of the Companies Act 1981, has the power to issue preference shares which at the option of the holders thereof are to be liable to be redeemed; (iii) has the power to purchase its own shares in accordance with the provisions of Section 42A of the Companies Act 1981; and (iv) has the power to acquire its own shares to be held as treasury shares in accordance with the provisions of Section 42B of the Companies Act 1981.

Subscribers

Subscriber 1

Entity Name	Appleby Global Corporate Services (Bermuda) Ltd

Registration Number	54126

Has Bermudian status	Yes

Number of shares	1

Shareholdings

Currency	USD – United States Dollar

Authorised share capital	[•][1]

Declarations

The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.	Yes

The subscribers listed in this application respectively agreed to take such number of shares of the Company as may be allotted to them respectively by the provisional directors of the Company, not exceeding the number of shares for which they have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to them respectively.

Yes

Submitted By

Public filing document

1 To be sufficient share capital for anticipated shares outstanding of Bermuda NewCo as of closing of the transactions contemplated by the Combination Agreement.

EXHIBIT E

Bermuda NewCo Bye-laws

[See attached]

EXHIBIT E

AMENDED AND RESTATED

BYE-LAWS OF

RANGER BERMUDA TOPCO LTD

INTERPRETATION		1
1.	Definitions	1
SHARES		4
2.	Power to Issue Shares	4
3.	Power of the Company to Purchase its Shares	5
4.	Rights Attaching to Shares	5
5.	Calls on Shares	7
6.	Restrictions on Transfer of Registered Shares	8
7.	Forfeiture of Shares	18
8.	Share Certificates	19
9.	Fractional Shares	20
REGISTRATION OF SHARES		20
10.	Register of Members	20
11.	Registered Holder Absolute Owner	20
12.	Transfer of Registered Shares	20
13.	Transmission of Registered Shares	22
14.	Power to Alter Capital	23
15.	Variation of Rights Attaching to Shares	23
16.	Dividends	24
17.	Power to Set Aside Profits	24
18.	Method of Payment	24
19.	Capitalisation	25
MEETINGS OF MEMBERS		25
20.	Annual General Meetings	25
21.	Special General Meetings	25
22.	Requisitioned General Meetings	25
23.	Notice	26
24.	Giving Notice and Access	26
25.	Postponement or Cancellation of General Meeting	27
26.	Electronic Participation and Security at General Meetings	27
27.	Quorum at General Meetings	27
28.	Chairman to Preside at General Meetings	28
29.	Voting on Resolutions	28

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30.	Power to Demand a Vote on a Poll	29
31.	Voting by Joint Holders of Shares	30
32.	Votes of Members - General	30
33.	[RESERVED]	30
34.	Adjustments of Voting Power	30
35.	Notice	30
36.	Board Determination Binding	30
37.	Requirement to Provide Information and Notice	31
38.	Instrument of Proxy	31
39.	Representation of Corporate Member	32
40.	Adjournment of General Meeting	32
41.	[RESERVED]	33
42.	Directors Attendance at General Meetings	33
43.	[RESERVED]	33
44.	[RESERVED]	33
DIRECTORS AND OFFICERS		33
45.	Election of Directors	33
46.	Committees	37
47.	Term of Office of Directors	38
48.	Alternate Directors	38
49.	Removal of Directors	38
50.	Vacancy in the Office of Director	39
51.	Remuneration of Directors	39
52.	Defect in Appointment	39
53.	Directors to Manage Business	39
54.	Powers of the Board of Directors	40
55.	Register of Directors and Officers	41
56.	Appointment of Officers	41
57.	Appointment of Secretary	41
58.	Duties of Officers	41
59.	Remuneration of Officers	41
60.	Conflicts of Interest	41
61.	Indemnification and Exculpation of Directors and Officers	42

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MEETINGS OF THE BOARD OF DIRECTORS		43
62.	Board Meetings	43
63.	Notice of Board Meetings	43
64.	Electronic Participation in Meetings	43
65.	Quorum at Board Meetings	43
66.	Board to Continue in the Event of Vacancy	44
67.	Chairman to Preside	44
68.	Written Resolutions	44
69.	Validity of Prior Acts of the Board	44
70.	Minutes	44
71.	Place Where Corporate Records Kept	45
72.	Form and Use of Seal	45
ACCOUNTS		45
73.	Books of Account	45
74.	Financial Year End	45
AUDITS		46
75.	Annual Audit	46
76.	Appointment of Auditor	46
77.	Remuneration of Auditor	46
78.	Duties of Auditor	46
79.	Access to Records	46
80.	Financial Statements	46
81.	Distribution of Auditor’s report	47
82.	Vacancy in the Office of Auditor	47
VOLUNTARY WINDING-UP AND DISSOLUTION		47
83.	Winding-Up	47
SUBMISSION TO THE JURISDICTION		47
84.	Submission to the Jurisdiction	47
CHANGES TO CONSTITUTION		48
85.	Changes to Bye-laws	48
86.	Changes to the Memorandum of Association	48
87.	Discontinuance	48
88.	Merger, Amalgamation, Consolidation or Business Combination	48

iii

INTERPRETATION

1.	Definitions

1.1	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981 as amended from time to time;

affiliate	means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise;

Alternate Director	an alternate director appointed in accordance with these Bye-laws;

AmTrust Holder	AmTrust Financial Services, Inc.;

AmTrust Registration and Investor Rights Agreement	that certain Registration and Investor Rights Agreement, dated as of [●] [●], 2025, by and between the Company and the AmTrust Holder, as it may be further amended, modified or supplemented from time to time;

Auditor	includes an individual or partnership;

Beneficial Owner	shall have the meaning set forth in the respective Registration and Investor Rights Agreement, as applicable;

Board	the board of directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the directors present at a meeting of directors at which there is a quorum;

Closing	the closing of the transactions contemplated by the Combination Agreement;

Code	the United States Internal Revenue Code of 1986, as amended;

Combination Agreement	That certain Combination Agreement, dated as of December 30, 2024, by and among the Maiden Holdings, Ltd., Kestrel Group LLC, all of the equityholders of Kestrel Group LLC, Ranger U.S. Newco LLC, Ranger Bermuda Merger Sub Ltd, the Company and Ranger Merger Sub 2 LLC (as it may be further amended, modified or supplemented from time to time).

Company	the company for which these Bye-laws are approved and confirmed;

Director	a director of the Company and shall include an Alternate Director;

Executive Holder Designee	shall mean each of the Kestrel Executive Holder Designees and the AmTrust Executive Holder Designee, as applicable;

Governmental Authority	any government, legislature, political subdivision, court, board, regulatory or administrative agency, self-regulatory agency, commission or authority or other legislative, executive or judicial governmental entity, whether federal, national, provincial, state, local, foreign or multinational;

Holder	shall mean each of the AmTrust Holder and the Kestrel Holder, as appliable;

Holder Designee	shall have the meaning set forth in the respective Registration and Investor Rights Agreements, as applicable;

indirect	when referring to a holder or owner of shares, ownership of shares within the meaning of section 958(a)(2) of the Code;

Independent Holder Designee	shall mean each of the Kestrel Independent Holder Designees and the AmTrust Independent Holder Designees, as applicable;

Insurance Laws	a Law applicable to the business of insurance or reinsurance (including intermediaries) or the regulation of insurance companies, reinsurance companies and insurance and reinsurance intermediaries, whether federal, national, provincial, state, local, foreign or multinational;

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Insurance Regulator	a Governmental Authority regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies, under Insurance Laws;

Kestrel Holder	Kestrel Intermediate Ledbetter Holdings LLC;

Kestrel Registration and Investor Rights Agreement	that certain Registration and Investor Rights Agreement, dated as of [●] [●], 2025, by and between the Company and the Kestrel Holder, as it may be further amended, modified or supplemented from time to time;

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

notice	written notice as further provided in these Bye-laws unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;

Permitted Transferee	has the meaning set forth in the respective Registration and Investor Rights Agreements;

Person	an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority;

Register of Directors and Officers	the register of directors and officers referred to in these Bye-laws;

Register of Members	the register of members referred to in these Bye-laws;

Registration and Investor Rights Agreements	collectively, the AmTrust Registration and Investor Rights Agreement and the Kestrel Registration and Investor Rights Agreements, as it may be further amended, modified or supplemented from time to time;

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Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled; and

1.2	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative; and

(e)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3	In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1	Subject to these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine.

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2.2	Without limitation to the provisions of Bye-law 4, subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

2.3	Notwithstanding the foregoing or any other provision of these Bye-laws, the Company may not issue any shares in a manner that the Board determines in its sole discretion may result in a non de minimis adverse tax, legal or regulatory consequence to the Company, or any of its subsidiaries or any direct or indirect holder of shares or its affiliates.

3.	Power of the Company to Purchase its Shares

3.1	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

3.2	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

3.3	Notwithstanding the foregoing or any other provision of these Bye-laws, any such purchase or acquisition may not be made if the Board determines in its sole discretion that the purchase or acquisition may result in a non de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of shares or its affiliates.

4.	Rights Attaching to Shares

4.1	Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the share capital shall consist of at least one class of common shares (the “Common Shares”), the holders of which shall, subject to these Bye-laws:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

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4.2	The Board is authorised to provide for the creation and issuance of preference shares (the “Preference Shares”) in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares). Notwithstanding the foregoing or any other provision of these Bye-laws, the Company shall not vary or alter the rights attaching to any class of shares if the Board, after taking into account any adjustments to or restrictions on exercise of voting rights under Bye-laws 34-37 (inclusive), determines in its sole discretion that any non de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any direct or indirect holders of shares or its affiliates may result from such variation. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)	the number of shares constituting that series and the distinctive designation of that series;

(b)	the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c)	whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(d)	whether that series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares), and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e)	whether or not the shares of that series shall be redeemable or repurchaseable, and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f)	whether that series shall have a sinking fund for the redemption or repurchase of shares of that series, and, if so, the terms and amount of such sinking fund;

6

(g)	the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

(h)	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series; and

(i)	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

4.3	Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.

4.4	At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.5	All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

5.	Calls on Shares

5.1	The Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

7

5.2	Any amount which by the terms of allotment of a share becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for all the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to forfeiture, payment of interest, costs and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

5.3	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.4	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up or become payable.

6.	Restrictions on Transfer of Registered Shares

6.1	To ensure the preservation of certain tax attributes for the benefit of the Company and its Members, certain restrictions on the transfer of Company Securities (as defined below) are hereby established as more fully set forth in this Bye-law 6.

6.2	Definitions. For purposes of this Bye-law 6, the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation Sections 1.382-2T, 1.382-3, 1.382-4 and 1.1502-92 shall include any successor provisions):

“Acquiring Group” means any group of Persons where one or more Persons in such group acquires or seeks to acquire beneficial ownership of Company Securities and one or more other Persons in such group acquires or seeks to acquire beneficial ownership of Company Group Securities other than Company Securities (other than an indirect acquisition solely as a result of the acquisition of Company Securities) pursuant to a plan or arrangement within the meaning of Treasury Regulations Section 1.1502-92(c)(3)(i).

“Agent” means an agent designated by the Board.

“Company Group Securities” means (i) Company Securities and (ii) any other interests of any of the Company’s consolidated subsidiaries for U.S. federal income tax purposes designated as stock by the Board as disclosed in a United States Securities and Exchange Commission (the “SEC”) filing by the Company.

8

“Company Securities” means (i) Common Shares and (ii) any other interest designated as “stock” of the Company by the Board, as disclosed in an SEC filing by the Company.

“Company U.S. Consolidated Group” means the U.S. federal income tax consolidated group of which the Company U.S. Consolidated Group Parent is the common parent and any successor to such consolidated group by operation of law or otherwise.

“Company U.S. Consolidated Group Parent” means Maiden Holdings North America and any successor to Maiden Holdings North America by operation of law or otherwise.

“Excess Securities” means Company Securities that are the subject of the Prohibited Transfer.

“Maiden Holdings North America” means Maiden Holdings North America, Ltd., a Delaware corporation.

“Percentage Stock Ownership” means the percentage stock ownership interest in the Company U.S. Consolidated Group Parent of any Person for purposes of Section 382 of the Tax Code as determined in accordance with Treasury Regulation Sections 1.382-2T(g), (h), (j) and (k) and 1.382-4 (i.e., the constructive ownership and attribution rules of the regulations); provided, that (1) if any Person is a member of an Acquiring Group, such Person’s Percentage Stock Ownership in the Company U.S. Consolidated Group Parent shall take into account any ownership of additional shares of stock treated as issued by the Company U.S. Consolidated Group Parent under Treasury Regulations Section 1.1502-92 as a result of the Acquiring Group’s planned or actual acquisition of the Company Group Securities (applying such sections with reference to the Company U.S. Consolidated Group Parent as the common parent, including under supplemental rules for determining an ownership change and treating the Company U.S. Consolidated Group Parent as having “actual knowledge” of all plans and acquisitions of Company Group Securities for purposes of applying Treasury Regulations Section 1.1502-92(c)(2)(iii)), (2) for purposes of applying Treasury Regulation Section 1.382-2T(k)(2), the Company U.S. Consolidated Group Parent shall be treated as having “actual knowledge” of the beneficial ownership of all interests in the Company U.S. Consolidated Group Parent attributable to outstanding Company Group Securities that would be attributed to any individual or entity, and (3) for the sole purpose of determining the Percentage Stock Ownership of any Person that is an entity (and not for the purpose of determining the Percentage Stock Ownership of any other Person), Company Group Securities held by such Person shall not be treated as no longer owned by such Person pursuant to Treasury Regulation Section 1.382-2T(h)(2)(i)(A).

“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, association unincorporated association or organization, trust or similar entity, provided, that, for all purposes of this Bye-law 6, any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of stock within the meaning of Treasury Regulation Section 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1) shall be treated as a “Person,” and references to any Person shall include any successor (by merger or otherwise) of any such Person.

9

“Prohibited Distributions” means any dividends or other distributions that were received by the Purported Transferee from the Company with respect to the Excess Securities received by a Purported Transferee.

“Purported Transferee” has the meaning provided for in Bye-law 6.3.

“Proposed Transaction” has the meaning provided for in Bye-law 6.4.2.

“Prohibited Transfer” means any purported Transfer of Company Securities to the extent that such Transfer is prohibited and/or void under this Bye-law 6.

“Restriction Release Date” means the earliest of:

(a)	the repeal, amendment or modification of Section 382 of the Tax Code (and any comparable successor provisions) in such a way as to render the restrictions imposed by Section 382 of the Tax Code no longer applicable to the Company U.S. Consolidated Group;

(b)	the beginning of a taxable year of the Company U.S. Consolidated Group (or any successor thereof) in which the Board determined that no Tax Benefits are available;

(c)	the date selected by the Board if the Board determines that the limitation amount imposed by Section 382 of the Tax Code as of such date in the event of an “ownership change” of the Company U.S. Consolidated Group Parent (as defined in Section 382 of the Tax Code and Treasury Regulation Sections 1.1502-91 et seq.) would not be materially less than the Tax Benefits available to the Company U.S. Consolidated Group; and

(d)	the date selected by the Board if the Board determines that it is in the best interests of the Company’s Members for the restrictions set forth in Bye-law 6.3 to be removed or released.

“Request” has the meaning provided for in Bye-law 6.4.2.

“Requesting Person” has the meaning provided for in Bye-law 6.4.2.

“Substantial Shareholder” means a Person with a Percentage Stock Ownership of 4.9% or more.

“Tax Benefit” means any net operating loss carryovers, capital loss carryovers, excess interest deduction carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Tax Code, of the Company U.S. Consolidated Group or any member thereof.

10

“Tax Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Testing Period” means the 3-year period ending on the day of an owner shift involving a “5-percent shareholder” within the meaning of Section 382 of the Tax Code.

“Transfer” means the acquisition, directly, indirectly or constructively, of ownership of Company Securities by any means, including, without limitation, (i) the creation or grant of any pledge (or other security interest), right or option with respect to Company Securities, including an option within the meaning of Treasury Regulation Section 1.382-4(d)(9), (ii) the exercise of any such pledge, right or option, or (iii) any other transaction treated under the applicable rules under Section 382 of the Tax Code as a direct, indirect or constructive acquisition (including the acquisition of an ownership interest in a Substantial Shareholder), provided, that “Transfer” shall not include any such acquisition unless, as a result, there would be an increase in any Person’s Percentage Stock Ownership.

“Treasury Regulations” shall mean the regulations promulgated under the Tax Code.

6.3	Prohibited Transfers. Any attempted Transfer of Company Securities prior to the Restriction Release Date, or any attempted Transfer of Company Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee of a Prohibited Transfer (a “Purported Transferee”) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person shall become a Substantial Shareholder other than by reason of Treasury Regulation Section 1.382-2T(j)(3) or (2) the Percentage Stock Ownership interest of any Substantial Shareholder shall be increased.

6.4	Exceptions; Authorized Transfers.

6.4.1	The restrictions set forth in Bye-law 6.3 (1) shall come into effect and apply to any Transfer or portion thereof that results in the aggregate Percentage Stock Ownership of one or more Substantial Shareholders increasing by more than thirty-five (35) percentage points over the lowest Percentage Stock Ownership owned by such Substantial Shareholders at any point during the Testing Period, and shall remain in effect until the earlier of (a) the Restriction Release Date, and (b) the date on which the aggregate Percentage Stock Ownership of one or more Substantial Shareholders is no longer more than thirty-five (35) percentage points above the lowest Percentage Stock Ownership owned by such Substantial Shareholders at any point during the relevant Testing Period, and (2) shall not apply to an attempted Transfer if such Transfer is (a) made as part of certain transactions approved by the Board in accordance with this Bye-law 6.4.1, or (b) to the Company.

11

6.4.2	The restrictions contained in this Bye-law 6 are for the purposes of reducing the risk that any “ownership change” (as defined in Section 382 of the Tax Code) with respect to the Company U.S. Consolidated Group may limit the Company U.S. Consolidated Group’s ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, any Person or Acquiring Group that desires to acquire Company Securities in an otherwise Prohibited Transfer (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this Bye-law 6.4. A Request shall be mailed or delivered to the Secretary of the Company at the Company’s principal place of business. Such Request shall be deemed to have been received by the Company when actually received by the Company. A Request shall include: (1) the name, address and telephone number of the Requesting Person; (2) the Percentage Stock Ownership then beneficially owned by the Requesting Person (without regard to the ownership of Company Group Securities in any subsidiary of the Company), the then number and percentage (by class) of any Company Group Securities in any subsidiary of the Company beneficially owned by the Requesting Person, and the then number and percentage (by class) of any Company Group Securities in any subsidiary of the Company beneficially owned by any Acquiring Group of which the Requesting Person is a member (and the names and relationship of the Persons within the Acquiring Group); (3) a reasonably detailed description of the Proposed Transaction or Proposed Transactions for which the Requesting Person seeks authorization; and (4) a request that the Board authorize the Proposed Transaction or Proposed Transactions, as applicable, pursuant to this Bye-law 6.4. The Board shall respond to each Request within 20 business days of receiving such Request, and the failure of the Board to respond during such 20 business day period shall be deemed to be a consent to the Transfer; provided, that, the Board may respond by requesting additional information, indicating it requires additional time to consider the Request or in another reasonable manner. The Board shall authorize a Proposed Transaction unless the Board determines in good faith that the Proposed Transaction, considered alone or with other transactions (including, without limitation, past, concurrent, contemplated or anticipated transactions (whether by the Company, by another Person pursuant to a Request or otherwise, whether or not the transaction was a Prohibited Transfer) and transactions involving Company Group Securities (including issuances and redemptions) not currently contemplated but which, in the business judgment of the Board, the Company should retain the flexibility to pursue) would create a material risk that the Tax Benefits may be jeopardized as a result of the application of Sections 382 and 383 of the Tax Code, allowing for a reasonable margin of safety; provided, that, if multiple Requests are submitted to the Board at approximately the same time and all such Requests would not be approved pursuant to this sentence, the Board may determine any reasonable method to apply the provisions of this sentence to such Requests. Any determination by the Board not to authorize a Proposed Transaction shall cause such Proposed Transaction to continue to be treated as a Prohibited Transfer. The Board may impose any conditions that it deems reasonable and appropriate in connection with authorizing any Proposed Transaction, including requiring an affidavit or representations from such Requesting Person or opinions of counsel to be rendered by counsel selected by the Requesting Person (and reasonably acceptable to the Board), in each case, as to such matters as the Board may reasonably determine with respect to the preservation of the Tax Benefits. Any Requesting Person who makes a Request to the Board shall reimburse the Company, within 30 days of demand therefor, for all reasonable out-of-pocket costs and expenses incurred by the Company with respect to evaluating the Proposed Transaction of such Requesting Person, including, without limitation, the Company’s reasonable costs and expenses incurred in determining whether to authorize the Proposed Transaction, which costs may include, but are not limited to, any reasonable expenses of counsel and/or tax advisors engaged by the Board to advise the Board or deliver an opinion thereto. The Board may require, as a condition to its consideration of the Request, that the Requesting Person execute an agreement in form and substance reasonably satisfactory to the Company providing for the reimbursement of such costs and expenses. Any authorization of the Board hereunder may be given prospectively or retroactively.

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6.4.3	The Board may determine that the restrictions set forth in Bye-law 6.3 shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board, including a Request pursuant to this Bye-law 6.4, subject to any conditions that it deems reasonable and appropriate in connection therewith. Any determination of the Board hereunder may be made prospectively or retroactively.

6.4.4	The Board or any committee appointed by the Board, to the fullest extent permitted by law, may exercise the authority granted by this Bye-law 6 through duly authorized officers or agents of the Company. Nothing in this Bye-law 6.4 shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

6.4.5	Notwithstanding anything to the contrary in this Bye-law 6, the restrictions contained in this Bye-law 6 shall not apply to (1) any transaction contemplated by the Combination Agreement or (2) any Transfer of Company Group Securities by the Company or any affiliate thereof as compensation for services.

6.5	Legend; Notation. The Board may require that any certificates representing shares of Company Securities issued prior to the Restriction Release Date contain a conspicuous legend in substantially the following form, or as may otherwise be determined by the Board, evidencing the restrictions set forth in this Bye-law 6:

“THE BYE-LAWS OF THE COMPANY, AS THE SAME MAY BE AMENDED AND RESTATED FROM TIME TO TIME (THE “BYE-LAWS OF THE COMPANY”), CONTAIN CERTAIN RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE BYE-LAWS OF THE COMPANY) OF COMPANY SECURITIES (AS DEFINED IN THE BYE-LAWS OF THE COMPANY) WITHOUT THE PRIOR AUTHORIZATION OF THE COMPANY’S BOARD OF DIRECTORS IN ACCORDANCE WITH THE BYE-LAWS OF THE COMPANY IF SUCH TRANSFER MAY AFFECT THE PERCENTAGE OF STOCK OF THE COMPANY (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME, AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A “SUBSTANTIAL SHAREHOLDER” AS DEFINED IN THE BYE-LAWS OF THE COMPANY. A COMPLETE AND CORRECT COPY OF THE BYE-LAWS OF THE COMPANY SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

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The Company shall have the power to make appropriate notations upon its share transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Bye-law 6 for any uncertificated Company Securities or Company Securities held in an indirect holding system, and the Company shall provide notice of the restrictions on transfer and ownership to holders of uncertificated shares in accordance with applicable law.

6.6	Treatment of Excess Securities.

6.6.1	No officer, employee or agent of the Company shall record any Prohibited Transfer, and the Purported Transferee shall not be recognized as a Member of the Company for any purpose whatsoever in respect of the Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of Members of the Company, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, such Company Securities shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Bye-law 6.6 shall also be a Prohibited Transfer.

6.6.2	If the Board determines that a Transfer of Company Securities constitutes a Prohibited Transfer pursuant to Bye-law 6.3, then, upon written demand by the Company, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Company, the Excess Securities transferred to it in one or more arm’s-length transactions (over the New York Stock Exchange or other national securities exchange on which Company Securities may be traded, if possible, or otherwise privately); provided, however, that the Agent shall use reasonable efforts to effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for Company Securities or otherwise would adversely affect the value of Company Securities. If the Purported Transferee has resold the Excess Securities before receiving the Company’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Company grants written permission to the Purported Transferee to retain all or a portion of such sales proceeds to the extent not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Bye-law 6.6.3 if the Agent rather than the Purported Transferee had resold the Excess Securities.

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6.6.3	The Agent shall apply any proceeds or any other amounts received by it in accordance with this Bye-law 6.6.3 as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its reasonable costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, (1) calculated on the basis of the closing market price for Company Securities on the day before the Prohibited Transfer, (2) if Company Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the relevant inter-dealer quotation service or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if Company Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board), which amount shall be determined at the discretion of the Board; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Tax Code (or any comparable successor provision) selected by the Board; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a greater than 4.9% Percentage Stock Ownership, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.9% Percentage Stock Ownership interest shall be paid to two or more organizations qualifying under Section 501(c)(3) of the Tax Code selected by the Board, such that no organization qualifying under Section 501(c)(3) of the Tax Code shall be deemed to possess a Percentage Stock Ownership in excess of 4.9%. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Bye-law 6.6 inure to the benefit of the Company.

6.6.4	In the event of any Transfer that does not involve a transfer of Company Securities within the meaning of the laws of Bermuda, but that would cause a Substantial Shareholder to violate any restriction on Transfer provided for in Bye-law 6.3, the application of Bye-laws 6.6.2 and 6.6.3 shall be modified as described in this Bye-law 6.6.4. In such case, no such Substantial Shareholder shall be required to dispose of any interest that is not a Company Security, but such Substantial Shareholder and/or any Person or Acquiring Group whose ownership of Company Securities is attributed to or taken into account with respect to such Substantial Shareholder shall, in the case of Bye-law 6.6.2, be deemed to have disposed of and shall be required to dispose of sufficient Company Securities (which Company Securities shall be disposed of in the inverse order in which they were acquired) to cause such Substantial Shareholder, following such disposition, not to be in violation of this Bye-law 6. Such disposition or process shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Company Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Bye-laws 6.6.2 and 6.6.3, except that the maximum aggregate amount payable either to such Substantial Shareholder, or to such other Person or Acquiring Group that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value (determined in accordance with Bye-law 6.6.3) of such Excess Securities at the time of the purported Transfer. All such reasonable expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Substantial Shareholder or such other Person or Acquiring Group. The purpose of Bye-law 6.6.4 is to extend the restrictions in Bye-laws 6.3 and 6.6.2 to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Bye-law 6.6.4, along with the other provisions of this Bye-law 6, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Company Securities.

6.6.5	If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within 30 days from the date on which the Company makes a written demand pursuant to Bye-law 6.6.2, then the Company shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Bye-law 6.6.5 shall (A) be deemed to be inconsistent with any Transfer of the Excess Securities provided in this Bye-law 6 to be void ab initio, or (B) preclude the Company in its discretion from immediately instituting legal proceedings without a prior demand. The Board or a committee thereof may authorize such additional actions as it deems advisable to give effect to the provisions of this Bye-law 6.

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6.6.6	The Company shall make the written demand described in Bye-law 6.6.2 within 30 days of the date on which the Board determines that the attempted Transfer would result in Excess Securities; provided, however, that, if the Company makes such demand at a later date, the provisions of this Bye-law 6 shall apply nonetheless. No failure by the Company to act within the time periods set forth in Bye-law 6.6 shall constitute a waiver or loss of any right of the Company under this Bye-law 6.

6.7	Obligation to Provide Information. Any Person that is a beneficial, legal or record holder of Company Securities or a member of an Acquiring Group, and any proposed transferor or transferee and any Person controlling, controlled by or under common control with the proposed transferor or transferee, shall as and to the extent reasonably requested in writing by the Company, use commercially reasonable efforts promptly to provide such information that the Company may request as may be necessary from time to time in order to determine compliance with this Bye-law 6) or the status of the Tax Benefits. For the avoidance of doubt, notwithstanding anything to the contrary in this Bye-law 6.7, in no event will any Person have any obligation to provide any such information that such Person determines, in its reasonable judgment, it is legally or contractually prohibited from disclosing; provided, that the Board may decline to authorize a Proposed Transaction, notwithstanding any provision of Bye-law 6.4.2 to the contrary, if any Requesting Person does not provide any information reasonably requested by the Company.

6.8	Board Authority.

6.8.1	The Board or any committee thereof shall have the power to interpret or determine in its sole discretion all matters necessary for assessing compliance with this Bye-law 6, including, without limitation, (i) the identification of Substantial Shareholders or Acquiring Groups, (ii) whether a Transfer is a Prohibited Transfer, (iii) whether to exempt a Transfer from the restrictions of Bye-law 6.3, (iv) the Percentage Stock Ownership of any Substantial Shareholder, (v) whether an instrument constitutes a Company Group Security, (vi) the amount (or fair market value) due to a Purported Transferee pursuant to clause (B) of Bye-law 6.6.3, and (vii) any other matters which the Board or such committee determines to be relevant; and the good faith determination of the Board or such committee on such matters shall be conclusive and binding for all the purposes of this Bye-law 6.

6.8.2	In addition, the Board or any committee thereof may, to the extent permitted by law, from time to time establish, modify, amend or rescind regulations and procedures of the Company not inconsistent with the provisions of this Bye-law 6 for purposes of determining whether any Transfer of Company Securities would jeopardize the Company U.S. Consolidated Group’s ability to preserve and use the Tax Benefits and for the application, administration and implementation of this Bye-law 6.

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6.8.3	Nothing contained in this Bye-law 6 shall limit the authority of the Board or a committee thereof to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Company U.S. Consolidated Group and the Company’s Members in preserving the Tax Benefits, including the implementation of restrictions on dispositions or sales of Company Securities that result in a decrease of a Substantial Shareholder’s Percentage Stock Ownership. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board or any committee thereof may, by adopting a written resolution, (A) apply a modified ownership interest percentage in the Company or the Persons covered by this Bye-law 6, (B) apply modified definitions of any terms set forth in this Bye-law 6 or (C) apply the terms of this Bye-law 6 with such modifications as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board or committee shall not cause there to be applied such modification unless it determines that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Members of the Company shall be notified of such determination through a filing with the SEC or such other method of notice as the Company deems appropriate.

6.8.4	In the case of an ambiguity in the application of any of the provisions of this Bye-law 6, including any definition used herein, the Board shall have the power to determine the application of such provisions. In the event this Bye-law 6 requires an action by the Board but fails to provide specific guidance with respect to such action, the Board or any committee thereof shall have the power to determine the action to be taken. All such actions, calculations, interpretations and determinations that are done or made by the Board shall be conclusive and binding on the Company, the Agent and all other parties for all other purposes of this Bye-law 6. The Board may delegate all or any portion of its duties and powers under this Bye-law 6 to a committee of the Board as it deems necessary or advisable, and, to the Board and such committee may exercise the authority granted by this Bye-law 6 through duly authorized officers or agents of the Company. Nothing in this Bye-law 6 shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

6.9	Reliance. To the fullest extent permitted by law, the Company and the members of the Board or any committee thereof shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer, the Secretary or the corporate controller of the Company or of the Company’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Bye-law 6, and the members of the Board shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Company Securities owned by any Member, the Company is entitled to rely on the existence and absence of filings of Schedule 13D, 13F or 13G under the Securities Exchange Act of 1934, or similar statements, reports or other filings, as of any date, subject to its actual knowledge of the ownership of Company Securities.

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6.10	Benefits of this Bye-law. Nothing in this Bye-law 6 shall be construed to give to any Person other than the Company, the Agent and members of the Board and such committee thereof any legal or equitable right, remedy or claim under this Bye-law 6. This Bye-law 6 shall be for the sole and exclusive benefit of the Company, the Agent and members of the Board or any such committee thereof.

6.11	Severability. The purpose of this Bye-law 6 is to facilitate the Company U.S. Consolidated Group’s and its subsidiaries ability to maintain or preserve its Tax Benefits. If any provision of this Bye-law 6 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Bye-law 6.

6.12	Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Company or the Agent under this Bye-law 6, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

7.	Forfeiture of Shares

7.1	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call
(the “Company”)

You have failed to pay the call of [amount of call] made on the [ ] day of [ ], 20[ ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [ ] day of [ ], 20[ ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [ ] day of [ ], 20[ ] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [ ] day of [ ], 20[ ]

[Signature of Secretary] By Order of the Board

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7.2	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

7.3	A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

7.4	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.	Share Certificates

8.1	Every Member shall be entitled to a certificate under the common seal of the Company or bearing the signature (or a facsimile thereof) of a Director or Secretary or a person expressly authorized to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

8.3	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

8.4	Notwithstanding any provisions of these Bye-laws:

(a)	the Directors shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and

(b)	unless otherwise determined by the Directors and as permitted by the Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

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9.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

10.	Register of Members

10.1	The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

10.2	The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

11.	Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

12.	Transfer of Registered Shares

12.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

(the “Company”)

FOR VALUE RECEIVED……………….. [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] shares of the Company.

DATED this [ ] day of [ ], 20[ ]

Signed by: In the presence of:

Transferor Witness

Transferee Witness

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12.2	Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid up share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

12.3	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

12.4	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

12.5	The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid up. The Board shall refuse to register a transfer (x) unless all applicable consents, authorisations and permissions of any Governmental Authority in Bermuda have been obtained or (y) if such transfer is not made in accordance with the provisions of Regulation S under the United States Securities Act of 1933, as amended, pursuant to registration under such Securities Act or pursuant to an available exemption from registration under such Securities Act. The Board may decline to approve or register or permit the registration of any transfer of shares if it appears to the Board that any non de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any direct or indirect holder of shares or its affiliates would result from such transfer. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

12.6	Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.

12.7	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine; provided that such registration shall not be suspended for more than forty five days in any period of three hundred and sixty five (365) consecutive days.

12.8	Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

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13.	Transmission of Registered Shares

13.1	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

13.2	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

(the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [ ] day of [ ], 20[ ]

Signed by: In the presence of:

Transferor Witness

Transferee Witness

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13.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

13.4	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

ALTERATION OF SHARE CAPITAL

14.	Power to Alter Capital

14.1	The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act. Notwithstanding the foregoing or any other provision of these Bye-laws, the Company shall not vary or alter the rights attaching to any class of shares if the Board, after taking into account any adjustments to or restrictions on exercise of voting rights under Bye-laws 34-37 (inclusive), determines in its sole discretion that any non de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any direct or indirect holders of shares or its affiliates may result from such variation.

14.2	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

15.	Variation of Rights Attaching to Shares

15.1	If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of at least a majority of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

15.2	Notwithstanding the foregoing or any other provision of these Bye-laws, the Company shall not vary or alter the rights attaching to any class of shares if the Board, after taking into account any adjustments to or restrictions on exercise of voting rights under Bye-law 34, determines in its sole discretion that any non de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any direct or indirect holders of shares or its Affiliates may result from such variation.

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DIVIDENDS AND CAPITALISATION

16.	Dividends

16.1	The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

16.2	The Board may fix any date as the record date for determining the Members entitled to receive any dividend.

16.3	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

16.4	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

17.	Power to Set Aside Profits

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

18.	Method of Payment

18.1	Any dividend or other moneys payable in respect of a share may be paid by cheque or warrant sent through the post directed to the address of the Member in the Register of Members (in the case of joint Members, the senior joint holder, seniority being determined by the order in which the names stand in the Register of Members), or by direct transfer to such bank account as such Member may direct. Every such cheque shall be made payable to the order of the person to whom it is sent or to such persons as the Member may direct, and payment of the cheque or warrant shall be a good discharge to the Company. Every such cheque or warrant shall be sent at the risk of the person entitled to the money represented thereby. If two or more persons are registered as joint holders of any shares any one of them can give an effectual receipt for any dividend paid in respect of such shares.

18.2	The Board may deduct from the dividends or distributions payable to any Member all moneys due from such Member to the Company on account of calls or otherwise.

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18.3	Any dividend and or other moneys payable in respect of a share which has remained unclaimed for 7 years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

18.4	The Company shall be entitled to cease sending dividend cheques and warrants by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law 18.4 in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or warrant.

19.	Capitalisation

19.1	The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid up bonus shares pro-rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.

19.2	The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid up shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

20.	Annual General Meetings

The annual general meeting of the Company shall be held in each year (other than the year of incorporation) at such time and place as the Chief Executive Officer or the Chairman (if any) or the Board shall appoint.

21.	Special General Meetings

The Chief Executive Officer or the Chairman (if any) or the Board may convene a special general meeting whenever in their judgment such a meeting is necessary.

22.	Requisitioned General Meetings

The Board shall not be required to convene a special general meeting upon the requisition of Members, except to the extent required by applicable law, including the Act.

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23.	Notice

23.1	At least 21 days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

23.2	At least 21 days’ notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

23.3	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting.

23.4	A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

23.5	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

24.	Giving Notice and Access

24.1	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person; or

(b)	by sending it by letter mail or courier to such Member’s address in the Register of Members; or

(c)	by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose; or

(d)	in accordance with Bye-law 24.4.

24.2	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

24.3	Any notice (save for one delivered in accordance with Bye-law 24.4) shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or transmitted by electronic means.

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24.4	Where a Member indicates his consent (in a form and manner satisfactory to the Board) to receive information or documents by accessing them on a website rather than by other means, or receipt in this manner is otherwise permitted by the Act, the Board may deliver such information or documents by notifying the Member of their availability and including therein the address of the website, the place on the website where the information or document may be found, and instructions as to how the information or document may be accessed on the website.

24.5	In the case of information or documents delivered in accordance with Bye-law 24.4, service shall be deemed to have occurred when (i) the Member is notified in accordance with that Bye-law; and (ii) the information or document is published on the website.

25.	Postponement or Cancellation of General Meeting

The Chairman or the Chief Executive Officer may, and the Secretary on instruction from the Chairman or the Chief Executive Officer shall, postpone or cancel any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement or cancellation is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed or cancelled meeting shall be given to the Members in accordance with these Bye-laws.

26.	Electronic Participation and Security at General Meetings

26.1	Members may participate in any general meeting by such telephonic, electronic or other communications facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

26.2	The Board may, and at any general meeting, the chairman of such meeting may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

27.	Quorum at General Meetings

27.1	At any general meeting two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company shall form a quorum for the transaction of business.

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27.2	If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

28.	Chairman to Preside at General Meetings

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, and if not, the Chief Executive Officer, if there be one, shall act as chairman at all general meetings at which such person is present. In their absence, a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

29.	Voting on Resolutions

29.1	Subject to the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.

29.2	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to these Bye-laws and any rights or restrictions for the time being lawfully attached to any class of shares, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote for each voting share (subject to any adjustments or eliminations of voting power of any shares pursuant to Bye-law 34) of which such person is the holder or for which such person holds a proxy and such votes shall be counted in the manner set out in Bye-law 30.4.

29.3	In the event that a Member participates in a general meeting by telephone, electronic or other communications facilities or means, the chairman of the meeting shall direct the manner in which such Member may cast his vote on a show of hands.

29.4	At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

29.5	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

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30.	Power to Demand a Vote on a Poll

30.1	Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)	the chairman of such meeting; or

(b)	at least three Members present in person or represented by proxy; or

(c)	any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)	any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

30.2	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy (subject to any adjustments or eliminations of voting power of any shares pursuant to Bye-law 34) and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communications facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

30.3	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

30.4	Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken. Each ballot paper shall be signed or initialed or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communications facilities or means shall cast his vote in such manner as the chairman shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman of the meeting for the purpose. The result of the poll shall be declared by the chairman of the meeting.

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31.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

32.	Votes of Members - General

Subject to the provisions of Bye-law 34 below, and subject to any rights and restrictions for the time being attached to any class or classes or series of shares, every Member shall have one vote for each share carrying the right to vote on the matter in question of which he is the holder. Notwithstanding any other provisions of these Bye-laws, all determinations in these Bye-laws that are made by or subject to a vote or approval of Members shall be based upon the voting power of such Members’ shares as determined pursuant to Bye-law 34.

33.	[RESERVED]

34.	Adjustments of Voting Power

Any shares shall not carry any right to vote to the extent that the Board of Directors determines that it is necessary that such shares should not carry the right to vote in order to avoid adverse tax, legal or regulatory consequences to the Company, any subsidiary of the Company, or any other direct or indirect holder of shares or its affiliates.

35.	Notice

In the event the Board adjusts the voting power of any shares pursuant to Bye-law 34, the Board shall promptly notify each Member in writing of the voting power conferred by its shares as determined in accordance with Bye-law 34 after the analysis with respect to any adjustment is completed. Prior to the meeting on which Members shall vote on any matter, the Board may, in its sole discretion, (1) retain the services of an internationally recognized accounting firm or organization with comparable professional capabilities in order to assist the Company in applying the principles of Bye-law 34 and (2) obtain from such firm or organization a statement describing the information obtained and procedures followed and setting forth the determinations made with respect to Bye-law 34. For the avoidance of doubt, any failure by the Board to take any of the actions described in this Bye-law 35 shall not invalidate any votes cast or the proceedings at the meeting.

36.	Board Determination Binding

Any determination by the Board as to any adjustments or eliminations of voting power of any shares made pursuant to Bye-law 34 shall be final and binding and any vote taken based on such determination shall not be capable of being challenged solely on the basis of such determination.

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37.	Requirement to Provide Information and Notice

37.1	The Board shall have the authority to request from any direct or indirect holder of shares, and such holder of shares shall provide, such information as the Board may reasonably request for the purpose of determining whether any holder’s voting rights are to be adjusted. If such holder fails to respond to such a request, or submits incomplete or inaccurate information in response to such a request, the Board may determine in its sole discretion that such holder’s shares shall carry no voting rights in which case such holder shall not exercise any voting rights in respect of such shares until otherwise determined by the Board.

37.2	[RESERVED].

37.3	Notwithstanding the foregoing, no Member shall be liable to any other Member or the Company for any losses or damages resulting from such Member’s failure to respond to, or submission of incomplete or inaccurate information in response to, a request under Bye-law 37.1.

37.4	Any information provided by any Member to the Company pursuant to this Bye-law 37 or for purposes of making the analysis required by Bye-law 34, shall be deemed “confidential information” (the “Confidential Information”) and shall be used by the Company solely for the purposes contemplated by such Bye-law (except as may be required otherwise by applicable law or regulation). The Company shall hold such Confidential Information in strict confidence and shall not disclose any Confidential Information that it receives, except (i) to the U.S. Internal Revenue Service (the “Service”) if and to the extent the Confidential Information is required by the Service, (ii) to any outside legal counsel or accounting firm engaged by the Company to make determinations regarding the relevant Bye-law or (iii) as otherwise required by applicable law or regulation.

37.5	At the written request of a Member, the Confidential Information of such Member shall be destroyed or returned to such Member after the later to occur of (i) such Member no longer being a Member or (ii) the last day of the seventh year after the year during which the confidential information was obtained by the Company, provided, that the Board may determine that such confidential information should instead be retained for a longer period in order to avoid adverse tax, legal or regulatory consequences to the Company, any of its subsidiaries or any direct or indirect holder of shares.

38.	Instrument of Proxy

38.1	A Member may appoint a proxy by (a) an instrument appointing a proxy in writing in substantially the following form or such other form as the Board may determine from time to time:

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Proxy

(the “Company”)

I/We, [insert names here], being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on the [ ] day of [ ], 20[ ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this [ ] day of [ ], 20[ ]

Member(s)

or (b) such telephonic, electronic or other means as may be approved by the Board from time to time.

38.2	The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and an appointment of proxy which is not received in the manner so permitted shall be invalid.

38.3	A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

38.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

39.	Representation of Corporate Member

39.1	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

39.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

40.	Adjournment of General Meeting

40.1	The chairman of any general meeting at which a quorum is present may with the consent of Members holding a majority of the voting rights of those Members present in person or by proxy (and shall if so directed by Members holding a majority of the voting rights of those Members present in person or by proxy), adjourn the meeting.

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40.2	In addition, the chairman may adjourn the meeting to another time and place without such consent or direction if it appears to him that:

(a)	it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

40.3	Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

41.	[RESERVED]

42.	Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

43.	[RESERVED]

44.	[RESERVED]

DIRECTORS AND OFFICERS

45.	Election of Directors

45.1

45.1.1	The Board shall consist of such number of Directors being not less than three (3) Directors and not more than a maximum number of eleven (11) Directors, or as such minimum or maximum numbers of Directors as the Board may from time to time determine. The initial size of the Board as of the date these Bye-laws are adopted and become effective shall be seven (7) Directors.

45.1.2	As of the Closing, the individuals named as Executive Holder Designees in the Kestrel Registration and Investor Rights Agreement (each of such individuals and any successor nominated by (x) the Kestrel Holder (so long as the Kestrel Holder (or its Permitted Transferee(s)) collectively with its Affiliates continues to be the Beneficial Owner of at least five percent (5%) of the issued and outstanding Common Shares and at least twenty-five percent (25%) of the Common Shares issued by the Company to the Kestrel Holder at the Closing (the “Kestrel Initial Shares”)) or (y) the Permitted Transferee(s) that are Beneficial Owner(s) of at least five percent (5%) of the issued and outstanding Common Shares and at least twenty-five percent (25%) of the Kestrel Initial Shares, each, a “Kestrel Executive Holder Designee”), and the individuals named as Independent Holder Designees in the Kestrel Registration and Investor Rights Agreement (each of such two (2) individuals and any successor nominated by (x) the Kestrel Holder (so long as the Kestrel Holder continues to be the Beneficial Owner of at least twenty-five percent (25%) of the Kestrel Initial Shares) or (y) the Permitted Transferee(s) that are Beneficial Owner(s) of at least twenty-five percent (25%) of the Kestrel Initial Shares, each, a “Kestrel Independent Holder Designee,” and together with the Kestrel Executive Holder Designees, collectively, the “Kestrel Holder Designees”) were appointed to the Board.

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45.1.3	As of the Closing, the individual named as Executive Holder Designee in the AmTrust Registration and Investor Rights Agreement (such individual and any successor nominated by (x) the AmTrust Holder (so long as the AmTrust Holder (or its Permitted Transferee(s)) collectively with its Affiliates continues to be the Beneficial Owner of at least five percent (5%) of the issued and outstanding Common Shares and at least twenty-five percent (25%) of the Common Shares issued by the Company to the AmTrust Holder at the Closing (the “AmTrust Initial Shares”)) or (y) the Permitted Transferee(s) that are Beneficial Owner(s) of at least five percent (5%) of the issued and outstanding Common Shares and at least twenty-five percent (25%) of the AmTrust Initial Shares, the “AmTrust Executive Holder Designee”), and the individuals named as Independent Holder Designees in the AmTrust Registration and Investor Rights Agreement (each of such two (2) individuals and any successor nominated by (x) the AmTrust Holder (so long as the AmTrust Holder continues to be the Beneficial Owner of at least twenty-five percent (25%) of the AmTrust Initial Shares) or (y) the Permitted Transferee(s) that are Beneficial Owner(s) of at least twenty-five percent (25%) of the AmTrust Initial Shares, each, a “AmTrust Independent Holder Designee,” and together with the AmTrust Executive Holder Designee, collectively, the “AmTrust Holder Designees”) were appointed to the Board.

45.1.4	Each Holder, for so long as they are a Member of the Company, shall have the right to remove any Executive Holder Designee nominated by such Holder and appointed or elected as a Director at any time and at their sole discretion by delivering written notice to the Company.

45.1.5	For so long as any Holder is entitled to nominate at least one (1) Holder Designee (as defined in the applicable Registration and Investor Rights Agreement) for inclusion in the Company’s slate of Director nominees pursuant to Bye-law 45.2, the Company shall not increase the size of the Board without the prior written consent of such Holder.

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45.2

45.2.1	At each meeting of the Members at which an election of Directors occurs, (x) the Kestrel Holder shall be entitled to nominate two (2) Kestrel Executive Holder Designees and two (2) Kestrel Independent Holder Designees and (y) the AmTrust Holder shall be entitled to nominate one (1) AmTrust Executive Holder Designee and two (2) AmTrust Independent Holder Designees; provided that each Independent Holder Designee (1) shall qualify as an independent director pursuant to the rules of Nasdaq and any other applicable securities exchange on which the Common Shares are then listed and applicable rules of the United States Securities and Exchange Commission and (2) would reasonably be expected to be determined to be suitable to serve as a Director of the Company by the Company’s Insurance Regulators; provided that any such individual shall be presumed to be so suitable, unless at any time within the past five (5) years such individual has been formally determined not to be suitable to serve as a director of a United States or Bermuda insurance company by the applicable Insurance Regulator regulating such company’s insurance operations. The Company shall, with respect to each Holder Designee that a Holder is entitled to nominate under this Byelaw 45.2 (but subject to Bye-law 45.2.5), (a) ensure that each Holder Designee is proposed to serve as a Director at each annual or special general meeting of the Company at which Directors are to be elected and include each such Holder Designee in the Company’s slate of Director nominees, (b) recommend that the Members elect each such Holder Designee, and include such recommendation in the Company’s proxy statement in respect of such annual or special general meeting of the Members at which Directors are to be elected and (c) use reasonable best efforts to take all other necessary and appropriate actions to cause the election of each such Holder Designee nominated by such Holder.

45.2.2	Upon the resignation, retirement or other removal of any Holder Designee as a Director, the applicable Holder shall be entitled, subject to Bye-law 45.2.5, to designate a replacement Holder Designee to become a Director, provided that any replacement designated to replace any Independent Holder Designee (1) shall qualify as an independent director pursuant to the rules of Nasdaq and any other applicable securities exchange on which the Common Shares are then listed and applicable rules of the U.S. Securities and Exchange Commission and (2) would reasonably be expected to be determined to be suitable to serve as a Director of the Company by the Company’s Insurance Regulators; provided that any such individual shall be presumed to be so suitable, unless at any time within the past five (5) years such individual has been formally determined not to be suitable to serve as a director of a United States or Bermuda insurance company by the applicable Insurance Regulator regulating such company’s insurance operations. The Board shall appoint, and take all action reasonably necessary to appoint, each individual designated to fill such vacancy in accordance with this Bye-law 45.2.

45.2.3	From and after the Closing, each Holder Designee shall be entitled to the same compensation (including fees), expense reimbursement and indemnification rights, as well as the same insurance coverage, in connection with his or her role as a Director as the other non-employee members of the Board. Notwithstanding the foregoing, any Holder Designee shall have the right to waive or assign the right to receive any cash or equity compensation.

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45.2.4	The Company shall provide each Holder Designee with copies of all notices, minutes, consents and other material that the Company provides to all other members of the Board substantially concurrently as such materials are provided to the other members of the Board.

45.2.5

45.2.5.1	The Kestrel Holder (or its Permitted Transferee(s)) shall have the right to nominate two (2) Kestrel Independent Holder Designees for so long as the Kestrel Holder (or such Permitted Transferee(s)) collectively with its Affiliates are Beneficial Owners of (A) at least five percent (5%) of the issued and outstanding Common Shares and (B) at least twenty-five percent (25%) of the Kestrel Initial Shares.

45.2.5.2	The Kestrel Holder (or its Permitted Transferee(s)) shall have the right to nominate two (2) Kestrel Executive Holder Designees for so long as the Kestrel Holder (or such Permitted Transferee(s)) collectively with its Affiliates are Beneficial Owners of at least twenty-five percent (25%) of the Kestrel Initial Shares.

45.2.5.3	The AmTrust Holder (or its Permitted Transferee(s)) shall have the right to nominate two (2) AmTrust Independent Holder Designees for so long as the AmTrust Holder (or such Permitted Transferee(s)) collectively with its Affiliates are Beneficial Owners of (A) at least five percent (5%) of the issued and outstanding Common Shares and (B) at least twenty-five percent (25%) of the AmTrust Initial Shares.

45.2.5.4	The AmTrust Holder (or its Permitted Transferee(s)) shall have the right to nominate one (1) AmTrust Executive Holder Designees for so long as the AmTrust Holder (or such Permitted Transferee(s)) collectively with its Affiliates are Beneficial Owners of at least twenty-five percent (25%) of the AmTrust Initial Shares.

45.3	Only persons who are proposed or nominated in accordance with this Bye-law shall be eligible for election as Directors. Subject to Bye-law 45.2 and the Registration and Investor Rights Agreements, any Member or the Board may propose any person for election as a Director. Where any person, other than a Director retiring at the meeting or a person proposed for re-election or election as a Director by the Board, is to be proposed for election as a Director, notice must be given to the Company of the intention to propose him and of his willingness to serve as a Director. Where a Director is to be elected:

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(a)	at an annual general meeting, such notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to Members or the date on which public disclosure of the date of the annual general meeting was made; and

(b)	at a special general meeting, such notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to Members or the date on which public disclosure of the date of the special general meeting was made.

45.4	When a quorum is present at any meeting for the election of Directors, the vote required for election of a Director by Members, other than in a contested election, shall be the affirmative vote of a majority of votes cast with respect to the Director nominee. A majority of votes cast means that the number of votes cast “for” a Director must exceed the number of votes cast “against” that director. In a contested election, the nominees receiving the greatest number of votes “for” their election, up to the number of Directors to be elected, shall be elected and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors. Abstentions and broker non-votes will not count as votes either “for” or “against” a nominee.

45.5	The election is “contested” if (i) the Secretary has received a notice that a Member has nominated a person for election to the Board in compliance with the advance notice requirements for Member nominees for Director set forth in Bye-law 45 hereof and (ii) such nomination has not been withdrawn by such Member on or prior to the tenth business day preceding the date the Company first mails its notice of meeting to the Members.

45.6	Where the number of persons validly proposed for re-election or election as a Director is greater than the number of Directors to be elected, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.

45.7	Subject to the last sentence of Bye-law 45.2, any vacancy in the Board shall be filled by the Board as provided by Bye-law 49.

46.	Committees

For so long as at least one (1) Holder Designee serves on the Board, to the extent permitted by applicable laws (including any requirements under the Securities Exchange Act of 1934, as amended from time to time, or the rules of Nasdaq or any other applicable securities exchange on which the Common Shares are then listed), each committee of the Board shall include at least one Holder Designee.

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47.	Term of Office of Directors

Directors shall hold office for such term as the Members may determine or, in the absence of such determination, until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.

48.	Alternate Directors

48.1	At any general meeting, the Members may elect a person or persons to act as a Director in the alternative to any one or more Directors (other than any Holder Designee) or may authorise the Board to appoint such Alternate Directors.

48.2	Unless the Members otherwise resolve, any Director may appoint a person or persons to act as a Director in the alternative to himself by notice deposited with the Secretary. Any person so elected or appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present.

48.3	An Alternate Director shall be entitled to receive notice of all meetings of the Board and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.

48.4	An Alternate Director shall cease to be such if the Director for whom he was appointed to act as a Director in the alternative ceases for any reason to be a Director, but he may be re-appointed by the Board as an alternate to the person appointed to fill the vacancy in accordance with these Bye-laws.

49.	Removal of Directors

49.1	Subject to any provision to the contrary in these Bye-laws, the Members entitled to vote for the election of Directors may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director, only with cause, provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

49.2	Subject to Bye-law 45.2 and the Registration and Investor Rights Agreements, any vacancy on the Board shall be filled by a majority of the Directors then in office, provided that a quorum is present, and a Director so appointed shall hold office for the remainder of the term of the removed Director, or in the absence of such term being determined by the Members, until the next annual general meeting or until such Director’s office is otherwise vacated.

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49.3	For the purpose of Bye-law 49.1, “cause” shall mean a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the Company into disrepute and which results in material financial detriment to the Company.

50.	Vacancy in the Office of Director

50.1	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or dies; or

(d)	resigns his office by notice to the Company.

50.2	Subject to Bye-law 45.2 and the Registration and Investor Rights Agreements, the Board shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring as a result of the death, disability, disqualification, removal or resignation of any Director or as a result of an increase in the size of the Board and to appoint an Alternate Director to any Director so appointed.

51.	Remuneration of Directors

The remuneration (if any) of the Directors shall be determined by the Company in general meeting and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from the meetings of the Board, any committee appointed by the Board, general meetings, or in connection with the business of the Company or their duties as Directors generally.

52.	Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers shall, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

53.	Directors to Manage Business

53.1	The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

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53.2	Subject to these Bye-laws, the Board may delegate to any company, firm, person, or body of persons any power of the Board (including the power to sub-delegate).

54.	Powers of the Board of Directors

The Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company and listing the shares of the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee appointed by the Board which may consist partly or entirely of non-Directors, provided that every such committee shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;

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(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

55.	Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

56.	Appointment of Officers

The Board may appoint such officers (who may or may not be Directors) as the Board may determine.

57.	Appointment of Secretary

The Secretary shall be appointed by the Board from time to time.

58.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

59.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

60.	Conflicts of Interest

60.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

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60.2	A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act.

60.3	Following a declaration being made pursuant to this Bye-law, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.

61.	Indemnification and Exculpation of Directors and Officers

61.1	The Directors, Secretary and other Officers (such term to include any person appointed to any committee by the Board) for the time being or formerly acting in relation to any of the affairs of the Company, any subsidiary thereof, and the liquidator or trustees (if any) for the time being or formerly acting in relation to any of the affairs of the Company or any subsidiary thereof, and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty (as determined in a final judgment or decree not subject to appeal) on the part of any of the said persons. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

61.2	The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

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61.3	The Company may advance moneys to an Officer, Director or Auditor for the costs, charges and expenses incurred by the Officer, Director or Auditor in defending any civil or criminal proceedings against them, on condition that the Officer, Director or Auditor shall repay the advance if any allegation of fraud or dishonesty is proved against him.

MEETINGS OF THE BOARD OF DIRECTORS

62.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Subject to these Bye-laws, a resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

63.	Notice of Board Meetings

The Chairman and any Director may, and if no Chairman is appointed, any Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

64.	Electronic Participation in Meetings

Directors may participate in any meeting by such telephonic, electronic or other communications facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

65.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a meeting of the Board shall be three (3) Directors; provided, however, that with respect to each Holder, so long as such Holder is entitled to nominate at least one (1) Executive Holder Designee and such Executive Holder Designee is serving as a Director, the quorum necessary for the transaction of business at a meeting of the Board must include at least one (1) Executive Holder Designee of such Holder who is serving as a Director on the Board. Notwithstanding the foregoing, in the event a quorum for the transaction of business at a meeting of the Board cannot be established due to the absence of at least one (1) Executive Holder Designee of each Holder to be present at such meeting, the Board may reschedule such meeting of the Board not earlier than three (3) business days following the date of the originally scheduled Board meeting, and the quorum required for such meeting shall not require the presence of an Executive Holder Designee of such Holder(s) whose Executive Holder Designee(s) were absent from the originally scheduled meeting.

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66.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

67.	Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, and if not, the Chief Executive Officer, if there be one, shall act as chairman at all meetings of the Board at which such person is present. In their absence a chairman shall be appointed or elected by the Directors present at the meeting.

68.	Written Resolutions

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution, PROVIDED THAT (a) if the Board determines that the signature of the last Director to sign must be affixed outside the United States, any such resolution shall be valid only if such resolution complies with the Board determination and (b) the Board shall not act by written resolution if the Board reasonably determines, based on the advice of counsel, that the use of a resolution in writing would result in a non-de minimis adverse tax, regulatory or legal consequence to the Company, any subsidiary of the Company or any direct or indirect holder of shares. For the purposes of this Bye-law only, “the Directors” shall not include an Alternate Director.

69.	Validity of Prior Acts of the Board

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

70.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

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(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board, and meetings of committees appointed by the Board.

71.	Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

72.	Form and Use of Seal

72.1	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

72.2	A seal may, but need not be affixed to any deed, instrument, share certificate or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director; or (ii) any Officer; or (iii) the Secretary; or (iv) any person authorized by the Board for that purpose.

72.3	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

73.	Books of Account

73.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

73.2	Such records of account shall be kept at the registered office of the Company, or subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

74.	Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

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AUDITS

75.	Annual Audit

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

76.	Appointment of Auditor

76.1	Subject to the Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company.

76.2	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

77.	Remuneration of Auditor

The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine. In the case of an Auditor appointed pursuant to Bye-law 82, the remuneration of the Auditor shall be fixed by the Board.

78.	Duties of Auditor

78.1	The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

78.2	The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

79.	Access to Records

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

80.	Financial Statements

Subject to any rights to waive laying of accounts pursuant to the Act, financial statements as required by the Act shall be laid before the Members in general meeting.

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81.	Distribution of Auditor’s report

The report of the Auditor shall be submitted to the Members in general meeting.

82.	Vacancy in the Office of Auditor

If the office of Auditor becomes vacant by the resignation or death or the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor’s services are required, the vacancy thereby created shall be filled in accordance with the Act.

VOLUNTARY WINDING-UP AND DISSOLUTION

83.	Winding-Up

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

SUBMISSION TO THE JURISDICTION

84.	Submission to the Jurisdiction

Unless the Company consents in writing to the selection of an alternative forum, the Supreme Court of Bermuda shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Company to the Members, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (c) any action asserting a claim against the Company or any current or former director or officer or other employee of the Company arising pursuant to any provision of the Act, the Memorandum of Association or these Bye-laws (as they may be amended, restated, modified, supplemented or waived from time to time); or (d) any action to interpret, apply, enforce or determine the validity of the Memorandum of Association or these Bye-laws (as they may be amended, restated, modified, supplemented or waived from time to time).

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CHANGES TO CONSTITUTION

85.	Changes to Bye-laws

No Bye-law may be rescinded, altered or amended and no new Bye-law may be made until the same has been approved by a resolution of the Board and by a resolution of the Members.

86.	Changes to the Memorandum of Association

No alteration or amendment to the Memorandum of Association may be made save in accordance with the Act and until same has been approved by a resolution of the Board and by a resolution of the Members.

87.	Discontinuance

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.

88.	Merger, Amalgamation, Consolidation or Business Combination

Any resolution proposed for consideration at any general meeting to approve any merger, amalgamation, consolidation, business combination or similar transaction of the Company with any other company, wherever incorporated, shall require the approval of a simple majority of votes cast at such meeting and the quorum for such meeting shall be that required in Bye-law 27 and a poll may be demanded in respect of such resolution in accordance with the provisions of Bye-law 30.

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EXHIBIT I

Ledbetter Registration and Investor Rights Agreement

[See attached]

EXHIBIT I

REGISTRATION AND INVESTOR RIGHTS AGREEMENT

by and between

RANGER BERMUDA TOPCO LTD

and

Kestrel Intermediate Ledbetter Holdings LLC

Dated as of [●], 202[●]

Page

1.	Definitions and Interpretation	2
2.	Registration Rights	10
3.	Demand Registration If Shelf Registration Statement Unavailable	13
4.	Piggyback Registration	17
5.	Transfer Restrictions; Lock-Up Agreements	18
6.	Other Registration Rights	19
7.	Registration Procedures	20
8.	Indemnification by the Company	24
9.	Indemnification by the Holder	25
10.	Conduct of Indemnification Proceedings	26
11.	Survival	26
12.	Contribution	26
13.	Participation in Public Offering	27
14.	Compliance with Rule 144 and Rule 144A	28
15.	Selling Expenses	28
16.	Prohibition on Requests; Holder’s Obligations	28
17.	Corporate Governance	29
18.	Information Rights	32
19.	Miscellaneous	33

This REGISTRATION and INVESTOR RIGHTS Agreement (this “Agreement”), dated as of [●], 202[●], is by and between Ranger Bermuda Topco Ltd, a Bermuda exempted company limited by shares (the “Company”), and Kestrel Intermediate Ledbetter Holdings LLC (including any Permitted Transferees hereunder, the “Holder” and, the Holder together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company previously entered into a Combination Agreement, dated as of December 29, 2024, with each of Kestrel Group LLC, a Delaware limited liability company (“Kestrel”), all of the equityholders of Kestrel, Maiden Holdings, Ltd., a Bermuda exempted company limited by shares, Ranger U.S. Newco LLC, a Delaware limited liability company, Ranger Bermuda Merger Sub Ltd, a Bermuda exempted company limited by shares, Ranger Bermuda Topco Ltd, a Bermuda exempted company limited by shares and Ranger Merger Sub 2 LLC, a Delaware limited liability company (such agreement, the “Combination Agreement”);

WHEREAS, in connection with the closing of the transactions contemplated by the Combination Agreement (the “Closing”), the Holder received [●] Common Shares (as defined herein); and

WHEREAS, upon the Closing, the Company entered into this Agreement with the Holder in order to provide the Holder the registration and investor rights described herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows:

1.	Definitions and Interpretation.

(a)	Definitions. As used in this Agreement, each of the following capitalized terms has the meaning specified in this Section 1(a).

“Action” means any action, suit or proceeding by or before any Governmental Authority.

“Adverse Disclosure” means public disclosure of material non-public information that, in the Board’s good faith judgment, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing of such Registration Statement and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

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“Board” means the board of directors of the Company.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or Dallas, Texas are authorized or required by applicable Law to be closed.

“Closing” has the meaning set forth in the recitals.

“Combination Agreement” has the meaning set forth in the recitals.

“Common Shares” means the common shares, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, amalgamation, merger, consolidation, scheme of arrangement, exchange or other similar reorganization.

“Company Securities” means (i) the Common Shares and any other shares or other equity interests or equity-linked interests of the Company or any Subsidiary and (ii) Equity Rights that are directly or indirectly convertible into or exercisable or exchangeable for Common Shares or other shares or other equity of the Company or any Subsidiary.

“Contract” means, with respect to any Person, any written loan or credit agreement, debenture, note, bond, mortgage, indenture, deed, lease, sublease, license, contract or other agreement, to which such Person is a party or by which such Person’s assets or properties are legally bound.

“Equity Right” means, with respect to any Person, any security (including any debt security or hybrid debt-equity security) or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, warrants, restricted shares, restricted share units, deferred share awards, share units, “phantom” awards, dividend equivalents, participations, interests, rights or commitments relating to, or any share appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“Exchange Act” means the Securities Exchange Act of 1934.

“FINRA” means the Financial Industry Regulatory Authority, Inc., and any successor regulator performing comparable functions.

“Governmental Authority” means any government, legislature, political subdivision, court, board, regulatory or administrative agency, self-regulatory agency, commission or authority or other legislative, executive or judicial governmental entity, whether federal, national, provincial, state, local, foreign or multinational.

“Insurance Regulator” has the meaning set forth in the Combination Agreement.

“Judgments” means any judgments, injunctions, orders, stays, decrees, writs, rulings, or awards of any court or other judicial authority or any other Governmental Authority.

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“Law” means all federal, national, provincial, state, local or multinational laws, statutes, common laws, legal requirements, binding self-regulatory guidelines, ordinances, codes, rules and regulations, or Judgments.

“Lock-Up Period” means the period beginning on the date of this Agreement and ending on the date that is the twelve (12) month anniversary of the date of the Closing.

“Material Adverse Change” means (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (other than ordinary course limitations on hours or number of days of trading); (ii) a material outbreak or escalation of armed hostilities or other international or national calamity involving the United States or the declaration by the United States of a national emergency or war or a material adverse change in national or international financial, political or economic conditions; or (iii) any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taken as a whole.

“Nasdaq” means the Nasdaq Capital Market.

“Notice, Agreement and Questionnaire” means a written notice, agreement and questionnaire substantially in the form of Annex B hereto.

“Parent Insurance Subsidiary” has the meaning set forth in the Combination Agreement.

“Permitted Transfer” means any Transfer by any Qualified Shareholder (i) to any Permitted Transferee of such Qualified Shareholder if such Permitted Transferee agrees to be bound by the terms of this Agreement or (ii) if such Transfer is otherwise approved by a majority of the Unaffiliated Company Directors.

“Permitted Transferee” means, with respect to any Qualified Shareholder, the direct or indirect partners (including limited partners), members, equity holders or controlled Affiliates of such Qualified Shareholder.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Plan of Distribution” means the plan of distribution substantially in the form of Annex A hereto.

“Public Offering” means any public offering and sale of equity securities of the Company or its successor for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Qualified Shareholder” means Kestrel Intermediate Ledbetter Holdings LLC (“Ledbetter”) and AmTrust Financial Services, Inc. (“AmTrust”) and any Permitted Transferee of Ledbetter or AmTrust or to a Transferee of twenty-five percent (25%) or greater of the Common Shares issued by the Company to each of Ledbetter or AmTrust, respectively, at the Closing.

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“Registrable Securities” means, at any time, any Common Shares and any securities issued or issuable in respect of such Common Shares or by way of conversion, amalgamation, exchange, share dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise held or subsequently acquired by a Qualified Shareholder, a Permitted Transferee of such Qualified Shareholder or a Transferee of twenty-five percent (25%) or greater of the Common Shares issued by the Company to such Qualified Shareholder at the Closing, in each case, until the earliest to occur of (i) a Registration Statement covering such Common Shares has been declared effective by the SEC and such Shares have been sold or otherwise disposed of pursuant to such effective Registration Statement, (ii) such Common Shares are otherwise transferred (other than by a Qualified Shareholder to an Affiliate thereof), the Company has delivered a new certificate or other evidence of ownership for such Common Shares not bearing any restricted legend and such Common Shares may be resold without subsequent registration under the Securities Act, (iii) such Common Shares are repurchased by the Company or a Subsidiary of the Company or cease to be issued and outstanding or (iv) such Common Shares have been sold or distributed pursuant to Rule 144. Notwithstanding the foregoing, any Registrable Securities held by any Person (other than a Qualified Shareholder or its Affiliates) that may be sold under Rule 144(b)(1)(i) without limitation under the other requirements of Rule 144 will be deemed not to be Registrable Securities.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” Laws (including fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any Registration Statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any required audits of the financial statements of the Company or any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 7(l)), (vii) fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees and expenses of one (1) counsel for the Qualified Shareholders, selected by the Qualified Shareholder holding the majority of the Registrable Securities to be sold in the offering (such selection shall be subject to the consent of each other Qualified Shareholder, which consent shall not be unreasonably withheld, conditioned or delayed) and reasonable fees and expenses of one additional local counsel retained by each Qualified Shareholder for the purpose of rendering a legal opinion on behalf of such Holder in connection with any Underwritten Offering, (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (x) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xi) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities; provided, that the Company shall not be responsible for any plane chartering fees, (xii) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies and (xiii) all out-of-pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 7(r). For the avoidance of doubt, “Registration Expenses” shall include expenses of the type described in clauses (i) - (xiii) to the extent incurred in connection with the “take down” of Common Shares pursuant to a Registration Statement previously declared effective. Except as set forth in clause (viii) above, Registration Expenses shall not include any out-of-pocket expenses of the Qualified Shareholders (or the agents who manage their accounts) or any Selling Expenses.

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“Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant hereto filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, pre- and post-effective amendments and supplements to such registration statement and all exhibits and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, its officers, directors, managers, employees, agents, financial advisors, investment bankers, attorneys, accountants and other advisors.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“Rule 144A” means Rule 144A (or any successor provisions) under the Securities Act.

“Rule 415” means Rule 415 (or any successor provisions) under the Securities Act.

“SEC” means the United States Securities and Exchange Commission and any successor agency performing comparable functions.

“Securities Act” means the Securities Act of 1933.

“Selling Expenses” means all underwriting discounts, selling commissions and stock or share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder of Registrable Securities, except for the reasonable fees and disbursements of one counsel for the Qualified Shareholders set forth in clause (viii) of the definition of Registration Expenses.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (i) Form S-3 (or any successor form or other appropriate form under the Securities Act) or a prospectus supplement to an existing Form S-3, or (ii) if the Company is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering all of the Registrable Securities, as applicable, and which may also cover any other securities of the Company.

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“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Substantial Marketing Efforts” means marketing, in connection with an Underwritten Offering, that involves one-on-one meetings with prospective purchasers of the Registrable Securities over multiple days.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or non-U.S. income, gross receipts, property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or penalty or addition thereto, imposed by any Governmental Authority.

“Tax Returns” means all reports, returns, statements or other information supplied or required to be supplied to, or filed with or required to be filed with, a Governmental Authority relating to Taxes, including any amendment thereof or supplement or schedule thereto.

“Transfer” means to, directly or indirectly, sell, transfer, assign or similarly dispose of Common Shares but, in each case, excluding (i) pledges and other security interest grants, (ii) hedging and derivative transactions and (iii) any pro rata dividend, distribution or other disposition of Common Shares to the equity holders of a Qualified Shareholder. The terms “Transferring,” “Transferee,” “Transferred” or other similar words have correlative meanings to “Transfer.”

“Unaffiliated Company Directors” means any director that qualifies as an independent director pursuant to the rules of Nasdaq and any other applicable securities exchange on which the Common Shares are then listed and applicable rules of the SEC.

“Underwritten Offering” means a registration in which Company Securities are sold to an underwriter or underwriters on a firm commitment basis.

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(b)	Other Definitions. In addition to the defined terms set forth in Section 1(a), as used in this Agreement, each of the following capitalized terms has the meaning specified in the Section set forth opposite such term below.

Term	Section
Agreement	Preamble
Company	Preamble
Company Bye-laws	17(d)
Company Group	18(a)(i)
Company Memorandum of Association	17(d)
Damages	8(a)
Demand Notice	3(a)(i)
Demand Period	3(e)
Demand Registration	3(a)(i)
Demand Suspension	3(h)
Director	17(a)
Executive Holder Designee	17(a)
Holder	Preamble
Holder Designees	17(a)
Holder Information	16(b)
Indemnified Party	10
Indemnifying Party	10
Independent Holder Designee	17(a)
Initial Shares	17(a)
Inspectors	7(k)
Maximum Offering Size	3(g)
Parties	Preamble
Piggyback Registration	4(a)
Records	7(k)
Requesting Shareholder	3(a)(i)
Shelf Suspension	2(e)
Shelf Take-Down	2(c)
Shelf Take-Down Notice	2(d)(i)

(c)	Interpretation.

(i)	As used in this Agreement, references to the following terms have the meanings indicated:

(1)	to the Sections are to the Section of this Agreement unless otherwise clearly indicated to the contrary;

(2)	to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced in accordance with the terms thereof from time to time;

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(3)	to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law include any successor to such section;

(4)	to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;

(5)	to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Section or clause of this Agreement, unless otherwise clearly indicated to the contrary; and

(6)	to the “date of this Agreement,” “the date hereof” and words of similar import refer to [●], 202[●].

(ii)	Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. With respect to the determination of any period of time, the words “to” and “until” each means “to but excluding.”

(iii)	The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(iv)	The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(v)	No summary of this Agreement prepared by or on behalf of either party shall affect the meaning or interpretation of this Agreement.

(vi)	The Annexes to this Agreement are incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized term used in any Annex but not otherwise defined therein shall have the meaning given to such term herein.

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2.	Registration Rights.

(a)            Shelf Registration Statement. Prior to the expiration of the Lock-Up Period (or, if the Company is not eligible to file a registration statement on Form S-3 upon expiration of the Lock-Up Period but will become eligible to file a registration statement on Form S-3 within thirty (30) days following the expiration of the Lock-Up Period, upon the Company becoming eligible to file a registration statement on Form S-3), or as soon as practicable thereafter, the Company shall file with the SEC, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Shelf Registration Statement relating to the offer and resale of Registrable Securities of the Qualified Shareholders from time to time in accordance with the plan of distribution attached hereto as Annex A hereto, and the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to promptly be declared or otherwise become effective under the Securities Act.

(b)            Continued Effectiveness. For so long as the Company is eligible to file a registration statement on Form S-3, it shall use reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until such time as there are no longer any Registrable Securities (including, if necessary, by renewing or refiling a Shelf Registration Statement prior to expiration of the existing Shelf Registration Statement or by filing with the SEC a post-effective amendment or a supplement to the Shelf Registration Statement or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the Securities Act, the Exchange Act, any state securities or “blue sky” Laws, or any rules and regulations thereunder) in order to permit the prospectus forming a part thereof to be usable by the Holder to the extent any Registrable Securities remain outstanding (such period of effectiveness, the “Shelf Period”). If at any time during the Shelf Period the company ceases to be eligible to file a registration statement on Form S-3, the Company shall use its reasonable best efforts to become eligible to file a registration statement on Form S-3 and to promptly thereafter file such registration statement. In the event the Company files a Shelf Registration Statement on Form S-1, the Company shall use its reasonable best efforts to convert such Form S-1 (and any subsequent Shelf Registration Statement) to a Shelf Registration Statement on Form S-3 as soon as practicable after the Company is eligible to use Form S-3.

(c)            Right to Request Shelf Take-Down. At any time following the expiration of the Lock-Up Period, any Qualified Shareholder may, by written notice to the Company, request at any time that a shelf registration statement (including the Shelf Registration Statement) covering the Registrable Securities is effective, an Underwritten Offering of all or part of the Registrable Securities held by the Holder (a “Shelf Take-Down”). The Holder and its Permitted Transferees shall be entitled to request up to three (3) Shelf Take-Downs involving Substantial Marketing Efforts in any calendar year; provided, that the expected aggregate gross proceeds from any Shelf Take-Down involving Substantial Marketing Efforts shall be at least fifteen million dollars ($15,000,000).

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(d)            Shelf Take-Down Notice.

(i)            If at any time during the Shelf Period the Holder requests a Shelf Take-Down, then the Holder shall give written notice (which notice may be given by email) to the Company of such intention at least two (2) Business Days prior to the date on which such Shelf Take-Down is anticipated to launch, specifying the number of Registrable Securities for which the Holder is requesting a Shelf Take-Down under this Section 2(d) and the other material terms of such Shelf Take-Down to the extent known, and the Company shall promptly, but in no event later than the Business Day following the receipt of such request for a Shelf Take-Down, give written notice (which notice may be given by email to the email address for each other Qualified Shareholder known to the Company from time to time) of such request for a Shelf Take-Down (such notice, a “Shelf Take-Down Notice”) to each other Qualified Shareholder and such Shelf Take-Down Notice shall offer each other Qualified Shareholder the opportunity to include as part of such Shelf Take-Down such number of Registrable Securities as each such Qualified Shareholder may request in writing (which request may be made by email to the Company). Subject to Section 2(d)(ii) and Section 2(d)(iii), the Company and the Holder shall cause the underwriter(s) to include as part of the Shelf Take-Down all Registrable Securities that are requested to be included therein by each other Qualified Shareholder within twenty-four (24) hours after the receipt by such Qualified Shareholder of the Shelf Take-Down Notice, all to the extent necessary to permit the disposition of the Registrable Securities to be so sold; provided, that each other Qualified Shareholder requesting to participate in the Shelf Take-Down must sell their Registrable Securities to the underwriters selected on the same terms and conditions as apply to the Holder; provided, further, that, if at any time after making a request for a Shelf Take-Down and prior to the launch of the Shelf Take-Down, the Holder shall determine for any reason not to proceed with or to delay such Shelf Take-Down, the Holder shall give written notice to the Company of such determination and the Company shall give written notice of the same to each other Qualified Shareholder and, thereupon, (A) in the case of a determination not to proceed, the Company and the Holder shall be relieved of their respective obligations to cause the underwriter(s) to include any Registrable Securities of each other Qualified Shareholder as part of such Shelf Take-Down (but the Company shall not be relieved from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the other registration rights contained herein, and (B) in the case of a determination to delay such Shelf Take-Down, the Company and the Holder shall be relieved of their respective obligations to cause the underwriter(s) to include any Registrable Securities of each other Qualified Shareholder as part of such Shelf Take-Down for the same period as the Holder determines to delay such Shelf Take-Down.

(ii)            If the managing underwriter of a Shelf Take-Down advises the Company and the Holder that, in its view, the number of Common Shares that the Holder and each other Qualified Shareholder intend to include in such Shelf Take-Down exceeds the Maximum Offering Size, the Company and the Holder shall cause the underwriter(s) to include in such Shelf Take-Down, in the following priority, up to the Maximum Offering Size:

(A)	first, to the Holder and each other Qualified Shareholder who requested to include Registrable Securities in such Shelf Take-Down pursuant to Section 2(e)(i) (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the Holder and each other Qualified Shareholder on the basis of the relative number of Registrable Securities owned by the Holder and each other Qualified Shareholder);

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(B)	second, and only if all of the securities referred to in clause (A) have been included, any securities of any other holder of Common Shares requested to be included in such Shelf Take-Down (allocated, if necessary, for the offering not to exceed the Maximum Offering Size, pro rata among such other holders on the basis of the relative amount of Common Shares owned by such other holders); and

(C)	thereafter, and only if all of the securities referred to in clauses (A) and (B) have been included, any securities proposed to be included for the account of the Company.

(iii)            The Holder shall be permitted to withdraw all or part of its Registrable Securities from a Shelf Take-Down at any time prior to 7:00 a.m., New York City time, on the date on which the Shelf Take-Down is anticipated to launch.

(e)            Suspension of Registration. If, upon the determination of the Board, the continued use of such Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure and the Company delivers to the Holder an officers’ certificate executed by the Company’s principal executive officer and principal financial officer stating that, based on the good faith judgment of the Company, after consultation with outside counsel to the Company, such postponement or suspension is necessary in order to avoid the Company making an Adverse Disclosure, the Company may, upon giving at least five (5) calendar days’ prior written notice of such action to the Holder, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, that (i) the Company shall not be permitted to exercise a Shelf Suspension (A) more than two (2) times during any twelve (12) month period, or (B) for more than sixty (60) days in aggregate during any twelve (12) month period and (ii) such Shelf Suspension shall terminate at such time as the Company would no longer be required to make any Adverse Disclosure. In the case of a Shelf Suspension, the Holder agrees to suspend use of the applicable prospectus and any issuer free writing prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holder upon the termination of any Shelf Suspension, amend or supplement the prospectus and any issuer free writing prospectus, if necessary, so it does not contain any untrue statement or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holder such numbers of copies of the prospectus and any issuer free writing prospectus as so amended or supplemented as the Holder may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holder. Notwithstanding anything in this Agreement to the contrary, the Company shall not be permitted to conduct a Shelf Take-Down or register any securities for sale either for its own account or the account of any other security holder or holders during any Shelf Suspension.

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(f)            Payment of Expenses for Shelf Registrations. The Company shall be liable for and pay all Registration Expenses in connection with any Shelf Take-Down, regardless of whether such registration is effected.

3.	Demand Registration If Shelf Registration Statement Unavailable.

(a)	Demand by Holder.

(i)	If, at any time beginning ninety (90) days prior to the expiration of the Lock-Up Period, the Company does not have an effective shelf registration statement on Form S-3 (or successor form) in accordance with Section 2(a) and the Company shall have received a request, subject to Section 16, from any Qualified Shareholder (the “Requesting Shareholder”) that the Company effect the registration under the Securities Act of all or any portion of such Requesting Shareholder’s Registrable Securities on Form S-1 or any similar long-form Registration Statement (a “Demand Registration”), and specifying the kind and aggregate amount of Registrable Securities to be registered and the intended method of disposition thereof, then the Company shall promptly, but in no event later than five (5) Business Days following receipt of such request for a Demand Registration, give notice of such request (a “Demand Notice”) to each other Qualified Shareholder known to the Company at such time, specifying the number of Registrable Securities for which the Requesting Shareholder has requested registration under this Section 3(a). During the ten (10) Business Days after receipt of a Demand Notice, each other Qualified Shareholder may provide a written request to the Company, specifying the aggregate amount of Registrable Securities held by such Qualified Shareholder requested to be registered as part of such Demand Registration and the intended method of distribution thereof.

(ii)	The Company shall file such Registration Statement with the SEC as soon as practicable following such request, and shall use reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act and the “blue sky” Laws of such jurisdictions as the Holder or any underwriter, if any, requests, as expeditiously as possible, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities so to be registered. If the Company files a Shelf Registration Statement on Form S-1 pursuant to Section 3(a)(i), it shall maintain such Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities.

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(iii)	Notwithstanding anything to the contrary in this Section 3(a), the Company shall not be obligated to effect (A) more than three (3) Demand Registrations over any one (1) year period at the request of the Holder and (B) a Demand Registration unless the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Demand Registration equals or exceeds fifteen million dollars ($15,000,000).

(b)	Demand Withdrawal. The Holder may withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. Upon receipt of a notice from the Holder to such effect, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement, and such registration shall nonetheless be deemed a Demand Registration for purposes of Section 3(a) unless (i) the Holder shall have paid or reimbursed the Company for their pro rata share of all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the registration of the withdrawing Holder’s withdrawn Registrable Securities (based on the number of Registrable Securities the Holder sought to register, as compared to the total number of Company Securities included on such Registration Statement), (ii) the withdrawal is made following the occurrence of a Material Adverse Change, because the registration would require the Company to make an Adverse Disclosure or because the Company otherwise requests withdrawal or (iii) the withdrawal arose out of the fault of the Company (and in each such case, the Company shall be obligated to pay all Registration Expenses in connection with such revoked request).

(c)	Company Notifications. Within ten (10) Business Days after the receipt by the Holder of the Demand Notice, the Company will notify the Holder of the number of Registrable Securities requested to be included therein by each other Qualified Shareholder.

(d)	Registration Expenses. The Company shall be liable for and pay all Registration Expenses in connection with any Demand Registration, regardless of whether such registration is effected, subject to reimbursement pursuant to Section 3(b)(i), if applicable.

(e)	Effective Registration. A Demand Registration shall be deemed to have occurred if the Registration Statement relating thereto (i) has become effective under the Securities Act and (ii) has remained effective for a period of at least one hundred and eighty (180) calendar days (or such shorter period in which all Registrable Securities of the Holder included in such registration have actually been sold thereunder or withdrawn) or, if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by Law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period”); provided, that a Demand Registration shall not be deemed to have occurred if, (A) during the Demand Period, such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Authority or court, (B) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by the Holder or any other Qualified Shareholder party thereto or (C) the Maximum Offering Size (as defined below) is reduced in accordance with Section 3(g) such that less than ninety percent (90%) of the Registrable Securities that each of the Holder or any Other Qualified Shareholder sought to be included in such registration are included.

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(f)	Underwritten Offerings. If the Holder so requests, an offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an Underwritten Offering.

(g)	Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering advise the Board and each Qualified Shareholder (or, in the case of a Demand Registration not being underwritten, the Board determines in its reasonable discretion) that, in their view, the number of Registrable Securities requested to be included in such registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of shares that can be sold without being likely to have an adverse effect on the price, timing or distribution of the shares offered in such offering (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(i)	first, all Registrable Securities requested to be registered by the Requesting Shareholder and each other Qualified Shareholder (reduced, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the Requesting Shareholder and each other Qualified Shareholder on the basis of the relative number of Registrable Securities owned by the Requesting Shareholder and each other Qualified Shareholder);

(ii)	second, all securities requested to be registered by any other holder of Common Shares (reduced, if necessary, for the offering not to exceed the Maximum Offering Size, pro rata among such other holders on the basis of the relative amount of Common Shares owned by such other holders); and

(iii)	thereafter, and only if all the securities referred to in clause (i) have been included, any securities proposed to be registered by the Company for its own account.

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(h)	Delay in Filing; Suspension of Registration. If, upon the determination of the Board, the filing, initial effectiveness or continued use of a Registration Statement in respect of a Demand Registration at any time would require the Company to make an Adverse Disclosure, and the Company delivers to the Holder an officers’ certificate executed by the Company’s principal executive officer and principal financial officer stating that, based on the good faith judgment of the Company, after consultation with outside counsel to the Company, such postponement or suspension is necessary in order to avoid the Company making an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holder, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Demand Suspension”); provided, that (i) the Company shall not be permitted to exercise a Demand Suspension (A) more than two (2) times during any twelve (12) month period or (B) for more than sixty (60) days in aggregate during any twelve (12) month period and (ii) such Demand Suspension shall terminate at such time as the Company would no longer be required to make any Adverse Disclosure; and provided, further, that in the event of a Demand Suspension, if the Holder has not sold any Company Securities under such Registration Statement, it shall be entitled to withdraw Registrable Securities from such Demand Registration and such Demand Registration shall not be counted for purposes of the limit on Demand Registrations requested by the Holder in Section 3(a). In the case of a Demand Suspension, the Holder agrees to suspend use of the applicable prospectus and any issuer free writing prospectuses in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall promptly notify the Holder upon the termination of any Demand Suspension, amend or supplement the prospectus and any issuer free writing prospectus, if necessary, so it does not contain any untrue statement or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holder such numbers of copies of the prospectus and any issuer free writing prospectus as so amended or supplemented as the Holder may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the applicable Registration Statement if required by the registration form used by the Company for the applicable Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder, or as may reasonably be requested by the Holder. Notwithstanding anything in this Agreement to the contrary, the Company shall not be permitted to file a registration statement to register for sale, or to conduct any registered securities offerings of, any of its securities either for its own account or the account of any security holder or holders during any Demand Suspension.

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4.	Piggyback Registration.

(a)	Participation. If, following the expiration of the Lock-Up Period, the Company or any other holder of Company Securities at any time proposes to sell in an Underwritten Offering (including, for the avoidance of doubt, a “take-down” pursuant to a prospectus supplement to an effective shelf registration statement) or file a Registration Statement with respect to any offering of its Common Shares for its own account or for the account of each other Qualified Shareholder (other than (i) a Registration Statement on Form S-4 or Form S-8 or any successor form to such forms, (ii) a registration of Common Shares solely relating to an offering and sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit plan arrangement, or (iii) a registration in connection with a direct or indirect acquisition by the Company or one of its Subsidiaries of another Person or a similar business combination transaction, however structured) then, as soon as practicable (but in no event less than ten (10) calendar days prior to the proposed date of the launch of the Underwritten Offering or the filing of such Registration Statement, as applicable), the Company shall give written notice of such proposed offering or filing to the Holder, and such notice shall offer the Holder the opportunity to register under such Registration Statement or include in such Underwritten Offering such number of Registrable Securities as the Holder may request in writing (a “Piggyback Registration”). Subject to Section 4(b) and Section 4(c), the Company shall include in such Registration Statement or Underwritten Offering all such Registrable Securities that are requested to be included therein within five (5) calendar days after the receipt by the Holder of any such notice; provided, that if at any time after giving written notice of its intention to sell any Common Shares in an Underwritten Offering and prior to the launch date, or to register any Common Shares and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to sell or register or to delay such sale or registration, the Company shall give written notice of such determination to the Holder and, thereupon, (A) in the case of a determination not to sell or register, shall be relieved of its obligation to register any Registrable Securities in connection with such sale or registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of the Holder to request that such registration be effected as a Demand Registration (subject to the provisions governing withdrawal set forth in Section 3(b)) or, if applicable, a Shelf Take-Down and (B) in the case of a determination to delay selling or registering, in the absence of a request for a Demand Registration or Shelf-Take-Down, shall be permitted to delay selling or registering any Registrable Securities, for the same period as the delay in registering such other Common Shares; provided, that if such registration or sale involves an Underwritten Offering, the Holder must sell its Registrable Securities to the underwriters selected as provided in Section 7(j) on the same terms and conditions as apply to the Company or each other Qualified Shareholder requesting such registration or sale, as applicable, with, in the case of a combined primary and secondary offering, such differences, including any with respect to representations and warranties and indemnification, as may be customary or appropriate in combined primary and secondary offerings, and the Company shall make arrangements with the managing underwriter so that the Holder may participate in such Underwritten Offering.

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(b)	Priority of Registrations Pursuant to a Piggyback Registration. If a Piggyback Registration involves an Underwritten Offering (other than any Demand Registration or a Shelf Take-Down, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 3(g) or Section 2(d)(ii), respectively, shall apply) and the managing underwriter advises the Board in writing (a copy of which shall be provided to the Holder) that, in its view, the number of Common Shares that the Company and the Holder intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(i)	first, so many of the Company Securities proposed to be registered for the account of the Company (or for the account of such other initiating Person) as would not cause the offering to exceed the Maximum Offering Size;

(ii)	second, and only if all of the securities referred to in clause (i) have been included, all Registrable Securities requested to be included in such registration by the Holder and each other Qualified Shareholder pursuant to this Section 4 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the Holder and each other Qualified Shareholder on the basis of the relative number of Registrable Securities owned by the Holder and each other Qualified Shareholder); and

(iii)	thereafter, and only if all of the securities referred to in clauses (i) and (ii) have been included, all securities requested to be registered by any other holder of Common Shares (allocated, if necessary, for the offering not to exceed the Maximum Offering Size, pro rata among such other holders on the basis of the relative amount of Common Shares owned by such other holders).

(c)	Piggyback Withdrawal. The Holder shall be permitted to withdraw all or part of its Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or at any time prior to 7:00 a.m., New York City time, on the date on which the Underwritten Offering is anticipated to launch, as the case may be. Subject to Section 16, no registration effected under this Section 4 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 3.

(d)	Payment of Expenses for Piggyback Registrations. The Company shall pay all Registration Expenses in connection with each Piggyback Registration, regardless of whether such registration is effected.

5.	Transfer Restrictions; Lock-Up Agreements.

(a)	Until the expiration of the Lock-Up Period, the Holder shall not Transfer any of the Common Shares issued by the Company to the Holder at the Closing, other than in a Permitted Transfer. Following the expiration of the Lock-Up Period, the Common Shares issued by the Company to the Holder at the Closing will no longer be subject to the Transfer restrictions set forth in this Section 5(a).

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(b)	To the extent requested by the lead underwriter in connection with each Underwritten Offering, the Company and the Holder shall agree not to effect any public sale or distribution of any Company Securities or other security of the Company (except as part of such Underwritten Offering) during the period beginning on the date that is estimated by the Company, in good faith and provided in writing to such Holder, to be the seventh (7th) calendar day prior to the effective date of the applicable Registration Statement (or the anticipated launch date in the case of a “take-down” off of an already effective Shelf Registration Statement) until the earlier of (i) such time as the Company and the lead managing underwriter shall agree and (ii) sixty (60) calendar days after the effective date of the applicable Registration Statement (or the pricing date in the case of a “take-down” off of an already effective Shelf Registration Statement); provided, that the Company shall cause all directors and executive officers of the Company, and each other Qualified Shareholder to enter into agreements similar to those contained in this Section 5(b) (without regard to this proviso), subject to exceptions for sales pursuant to pre-existing 105-1 plans and other customary exclusions agreed to by such managing underwriter; provided, further, that the lead managing underwriter may extend such period as necessary to comply with applicable FINRA rules.

(c)	Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to registrations on Form S-4 or Form S-8 or any successor form to such forms or as part of any registration of securities for offering and sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit plan arrangement. The Company agrees to use reasonable best efforts to obtain from each holder of restricted securities of the Company which securities are the same as or similar to the Registrable Securities being registered, or any restricted securities convertible into or exchangeable or exercisable for any of such securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this Section 5, except as part of any such registration, if permitted.

6.	Other Registration Rights. The Company represents and warrants that it is not a party to, or otherwise subject to, any agreement (other than as provided herein) granting registration rights to any other Person with respect to any equity securities of the Company other than each other Qualified Shareholder. The Company shall not grant to any Person (including any other Qualified Shareholder) the right, other than as expressly set forth herein, and except to employees of the Company with respect to registrations on Form S-8, to request the Company to register any Company Securities, or otherwise provide rights with respect to the registration and offering of Company Securities similar to the rights to registration and offering provided in this Agreement (including the obligations in connection therewith), except such rights as are not more favorable than or inconsistent with the rights granted to the Holder and that do not violate the rights or adversely affect the priorities of the Holder set forth herein.

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7.	Registration Procedures. In connection with any registration pursuant to Section 2, Section 3 or Section 4, subject to the provisions of such Sections:

(a)	Prior to filing a Registration Statement covering Registrable Securities or related prospectus or any amendment or supplement thereto, the Company shall furnish to the Holder and each underwriter, if any, of the Registrable Securities covered by such Registration Statement copies of such Registration Statement as proposed to be filed, and thereafter the Company shall furnish to the Holder and underwriter, if any, without charge such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act and such other documents as the Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Holder. The Holder shall have the right to request that the Company modify any information contained in such Registration Statement, amendment and supplement thereto pertaining to the Holder and the Company shall use all reasonable efforts to comply with such request; provided, that the Company shall not have any obligation to so modify any information if the Company reasonably expects that so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)	In connection with any filing of any Registration Statement or prospectus or amendment or supplement thereto, the Company shall cause such document (i) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder and (ii) with respect to information supplied by or on behalf of the Company for inclusion in the Registration Statement, to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c)	The Company shall promptly notify the Holder and the underwriter(s) and, if requested by the Holder or the underwriter(s), confirm in writing, when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective.

(d)	The Company shall furnish counsel for each underwriter, if any, and the Qualified Shareholders with copies of any written comments from the SEC or any state securities authority or any written request by the SEC or any state securities authority for amendments or supplements to a Registration Statement or prospectus or for additional information generally.

(e)	After the filing of the Registration Statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holder set forth in such Registration Statement or supplement to such prospectus and (iii) promptly notify the Holder of any stop order issued or threatened by the SEC or any state securities commission and use all reasonable best efforts to prevent the entry of such stop order or to remove it if entered.

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(f)	The Company shall use all reasonable best efforts to (i) register or qualify the Registrable Securities covered by such Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holder reasonably (in light of the Holder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holder to consummate the disposition of the Registrable Securities owned by the Holder; provided, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7(f), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(g)	The Company shall use reasonable best efforts to provide a transfer agent, registrar and CUSIP number for all such Registrable Securities not later than the effective date of such Registration Statement.

(h)	The Company shall use reasonable best efforts to cooperate with the Holder and the underwriter or managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the Holder or the underwriter or managing underwriter, if any, may reasonably request at least two (2) Business Days prior to any sale of Registrable Securities.

(i)	The Company shall immediately notify the Holder to the extent it has Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to the Holder and file with the SEC any such supplement or amendment subject to any suspension rights contained herein.

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(j)	(i) The Holder shall have the right to select an underwriter or underwriters in connection with any Underwritten Offering resulting from the exercise of a Demand Registration or Shelf Take-Down upon consultation with the Company and (ii) the Company shall have the right to select an underwriter or underwriters in connection with any other Underwritten Offering. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take all other actions as are reasonably required and customary in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.

(k)	Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available during regular business hours for inspection by the Holder and any underwriter participating in any disposition pursuant to a Registration Statement being filed by the Company pursuant to this Section 7 and any attorney, accountant or other professional retained by the Holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and use its reasonable best efforts to cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such Registration Statement (including by participation in a reasonable number of diligence calls); provided, that that the Company shall not be obligated to provide such Records if the Company determines, in its reasonable judgment, that doing so could violate applicable Law, waive the protection of an attorney-client privilege or other legal privilege or expose the Company to risk of liability for disclosure of sensitive or personal information. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Registration Statement or (ii) the release of such Records is required pursuant to applicable Law or regulation or judicial process. The Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Company Securities unless and until such information is made generally available to the public. The Holder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(l)	The Company shall furnish to the Holder and to each such underwriter, if any, a signed counterpart, addressed to the Holder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent certified public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter therefor reasonably requests.

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(m)	The Company shall use reasonable best efforts to ensure that any free-writing prospectus utilized in connection with any Demand Registration, Shelf Take-Down or other offering off of a Shelf Registration Statement or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(n)	The Company shall otherwise use reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(o)	The Company may require the Holder promptly to furnish in writing to the Company the Notice, Agreement and Questionnaire and such other information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required or the Company may deem reasonably advisable in connection with such registration and shall not have any obligation to include the Holder on any Registration Statement if the Notice, Agreement and Questionnaire or such other information is not promptly provided; provided, that, prior to excluding the Holder on the basis of its failure to provide the Notice, Agreement and Questionnaire or such other information, the Company must furnish in writing a reminder to the Holder requesting the Notice, Agreement and Questionnaire and such other information at least three (3) days prior to filing the applicable Registration Statement.

(p)	The Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7(i), the Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until the Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 7(i), and, if so directed by the Company, the Holder shall deliver to the Company all copies, other than any permanent file copies then in the Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of notice pursuant to Section 7(i) to the date when the Company shall make available to the Holder a prospectus supplemented or amended to conform with the requirements of Section 7(i).

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(q)	The Company shall use all reasonable best efforts to list all Registrable Securities covered by such Registration Statement on any securities exchange or quotation system on which such Registrable Securities are then listed or traded.

(r)	The Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) otherwise use their reasonable best efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities, including, by executing customary underwriting agreements, (iii) as reasonably requested by the Holder, meet with and provide information to purchasers in privately negotiated transactions, and (iv) otherwise use their reasonable best efforts to cooperate as reasonably requested by the Holder in the marketing of the Registrable Securities.

(s)	The Company shall use reasonable efforts, in coordination with and in consideration of the requirements of the registrar and transfer agent for the Registrable Securities, to develop and implement procedures to facilitate compliance with Rule 15c6-1(a) under the Exchange Act for sales of Registrable Securities under a Shelf Registration Statement in ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers.

8.	Indemnification by the Company.

(a)	The Company agrees to indemnify and hold harmless the Holder and each of its Affiliates, officers, directors, stockholders, shareholders, employees, advisors and agents, each Person, if any, who controls such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each of their Representatives from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to (i) any untrue statement or alleged untrue statement of a material fact contained in (A) any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), any preliminary prospectus or any “issuer free writing prospectus” (as defined in Rule 433 of the Securities Act) or (B) any application or other document or communication executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the securities Laws thereof, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities Laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, except in all cases insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon or contained in any information furnished in writing to the Company by the Holder expressly for use therein or by the Holder’s failure to deliver a copy of the prospectus, the issuer free writing prospectus or any amendments or supplements thereto after the Company has furnished the Holder with a sufficient number of copies of the same.

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(b)	The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Holder provided in this Section 8 or otherwise on commercially reasonable terms negotiated on an aim’s length basis with such underwriters.

9.	Indemnification by the Holder. The Holder, to the extent it holds Registrable Securities included in any Registration Statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity from the Company contained in Section 8(a)(i) and Section 8(a)(ii) to the Holder, but only with respect to information furnished in writing by the Holder or on the Holder’s behalf expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, any preliminary prospectus or any “issuer free writing prospectus,” in each case, that has not been corrected in a subsequent writing prior to the sale of Registrable Securities to the Person asserting the claim. The Holder also agrees to indemnify and hold harmless any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 9. As a condition to including Registrable Securities in any Registration Statement filed in accordance herewith, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. The Holder shall not be liable under this Section 9 for any Damages in excess of the gross proceeds realized by the Holder in the sale of Registrable Securities of the Holder to which such Damages relate.

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10.	Conduct of Indemnification Proceedings. If any Action (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 8 or Section 9, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, that the failure of any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent and only to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the retention of such counsel, (ii) the Indemnifying Party shall have failed to assume the defense of such claim or to employ counsel reasonably satisfactory to the Indemnified Party, or (iii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred, in each case promptly after receipt of an invoice setting forth such fees and expenses in reasonable detail. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

11.	Survival. Subject to the Holder delivering a properly completed (as solely determined by the Company), executed and acknowledged Notice, Agreement and Questionnaire to the Company, Section 8, Section 9, Section 10 and Section 12 hereto will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party and will survive the transfer of securities.

12.	Contribution.

(a)	If the indemnification provided for herein is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Holder, to the extent it holds Registrable Securities covered by a Registration Statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Holder on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Holder on the one hand and of such underwriters on the other in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations, and (ii) as between the Company on the one hand and the Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of the Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and Holder on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and Holder bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the applicable prospectus. The relative fault of the Company and Holder on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and Holder or by such underwriters. The relative fault of the Company on the one hand and of the Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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(b)	The Company and the Holder agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 12, the Holder shall not be required to contribute any amount for Damages in excess of the gross proceeds realized by the Holder in the sale of Registrable Securities of the Holder to which such Damages relate. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holder’s obligation to contribute pursuant to this Section 12 is several in the proportion that the net proceeds of the offering received by the Holder bears to the total net proceeds of the offering and not joint.

13.	Participation in Public Offering.

(a)	The Holder agrees that it may not participate in any Public Offering initiated by the Company or requested by any other Qualified Shareholder hereunder unless it (i) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the Company or any other Qualified Shareholder, as applicable (provided, that the Holder will not be required to sell more than the number of Registrable Securities that it has requested the Company include in any Registration Statement), and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions set forth herein in respect of registration rights.

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(b)	The Holder, to the extent that is participating in any registration hereunder, agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 7(i) above, the Holder shall immediately discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until the Holder’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 7(i). In the event the Company has given any such notice, the applicable time period during which a Registration Statement is to remain effective shall be extended (provided, that the Company shall not cause any Registration Statement to remain effective beyond the latest date allowed by applicable Law) by the number of days during the period from and including the date of the giving of such notice pursuant to this paragraph to and including the date when the Holder shall have received the copies of the supplemented or amended prospectus contemplated by Section 7(i).

14.	Compliance with Rule 144 and Rule 144A. At the request of the Holder, to the extent it proposes to sell securities in compliance with Rule 144 of the Securities Act, the Company shall (a) cooperate, to the extent commercially reasonable, with the Holder, (b) forthwith furnish to the Holder a written statement of compliance with the filing requirements of the SEC as set forth in Rule 144, as such rule may be amended from time to time, (c) make available to the public and the Holder such information, and take such action as is reasonably necessary, to enable the Holder to make sales pursuant to Rule 144, and (d) use its reasonable best efforts to list such Holder’s Common Shares on Nasdaq. Unless the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will provide to the holder of Registrable Securities and to any prospective purchaser of Registrable Securities under Rule 144A of the Securities Act, the information described in Rule 144A(d)(4) of the Securities Act.

15.	Selling Expenses. All Selling Expenses relating to the offer and sale of Registrable Securities registered under the Securities Act pursuant to this Agreement shall be borne and paid by the Holder, in proportion to the number of Registrable Securities included in such registration for the Holder and its Permitted Transferees; provided, that in no case shall the Holder be responsible for out-of-pocket legal fees incurred by any other selling holder of Registrable Securities.

16.	Prohibition on Requests; Holder’s Obligations.

(a)	The Holder shall not, without the Company’s consent, be entitled to deliver a request for a Demand Registration or a request for a Shelf Take-Down until the earlier of (i) such time as the Company and the lead managing underwriter shall agree and (ii) sixty (60) calendar days after (A) the effective date of a prior Registration Statement in connection with a Demand Registration, Shelf Registration or Piggyback Registration, (B) the date of withdrawal by the Holder of a Demand Registration or Shelf Take-Down or (C) the pricing date of any Underwritten Offering effected by the Company; provided, in each case, that such Holder has been provided with an opportunity to participate in the prior offering and either (x) has refused or not promptly accepted such opportunity or (y) has not been cut back to less than fifty percent (50%) of the Registrable Securities requested to be included by such Holder.

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(b)	The Holder shall not be entitled to sell any of its Registrable Securities pursuant to this Agreement, unless the Holder has timely furnished the Company with all information required to be disclosed in order to make the information previously furnished to the Company by the Holder not misleading and any other information regarding the Holder and the distribution of its Registrable Securities as the Company may from time to time reasonably request pursuant to Section 7(o). Any sale of any Registrable Securities by the Holder shall constitute a representation and warranty by the Holder that the information of the Holder furnished in writing by or on behalf of the Holder, including in the Holder’s Notice, Agreement and Questionnaire (all such information, “Holder Information”), to the Company does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Holder Information, in the light of the circumstances under which they were made, not misleading. Furthermore, if the Company is required to file a subsequent Registration Statement upon a lapse in, or end to, the effectiveness of the Registration Statement naming the Holder, the Company shall be under no obligation to include the Holder as a selling securityholder if the Holder does not timely deliver an updated properly completed (as reasonably determined by the Company), executed and acknowledged Notice, Agreement and Questionnaire and other information upon request by the Company therefore pursuant to Section 7(o).

17.	Corporate Governance.

(a)	Size of the Board. As of the Closing, (i) the maximum size of the Board is eleven (11) directors of the Board (each, a “Director”) and the current size of the Board is seven (7) Directors and (ii) [●] and [●] (each of such individuals and any successor nominated by (x) Ledbetter (so long as Ledbetter (or its Permitted Transferee(s)) collectively with its Affiliates continues to be the Beneficial Owner of at least five percent (5%) of the issued and outstanding Common Shares and at least twenty-five percent (25%) of the Common Shares issued by the Company to Ledbetter at the Closing (the “Initial Shares”)) or (y) the Permitted Transferee(s) that are Beneficial Owner(s) of at least five percent (5%) of the issued and outstanding Common Shares and at least twenty-five percent (25%) of the Initial Shares, each, an “Executive Holder Designee”) and [●] and [●] (each of such two (2) individuals and any successor nominated by (x) Ledbetter (so long as Ledbetter continues to be the Beneficial Owner of at least twenty-five percent (25%) of the Initial Shares) or (y) the Permitted Transferee(s) that are Beneficial Owner(s) of at least twenty-five percent (25%) of the Initial Shares, each, a “Independent Holder Designee,” and together with the Executive Holder Designees, collectively, the “Holder Designees”) were appointed to the Board. The Holder shall have the right to remove any Executive Holder Designee nominated by the Holder at any time and at its sole discretion. For so long as the Holder is entitled to nominate at least one (1) Holder Designee for inclusion in the Company’s slate of director nominees pursuant to Section 17(b), the Company shall not increase the size of the Board without the prior written consent of the Holder.

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(b)	Composition of the Board.

(i)	At each meeting of the Company’s shareholders at which an election of Directors to the Board occurs, the Holder shall be entitled to nominate two (2) Executive Holder Designees and two (2) Independent Holder Designees; provided that each Independent Holder Designee (1) shall qualify as an independent director pursuant to the rules of Nasdaq and any other applicable securities exchange on which the Common Shares are then listed and applicable rules of the SEC and (2) would reasonably be expected to be determined to be suitable to serve as a director of the Company by the Company's Insurance Regulators; provided that any such individual shall be presumed to be so suitable, unless at any time within the past five (5) years such individual has been formally determined not to be suitable to serve as a director of a United States or Bermuda insurance company by the applicable Insurance Regulator regulating such company’s insurance operations. The Company shall, with respect to each Holder Designee that the Holder is entitled to nominate under this Section 17(b)(i) (but subject to 17(b)(v) below), (A) ensure that each Holder Designee is proposed to serve as a Director at each annual or special meeting of the Company at which Directors are to be elected and include each such Holder Designee in the Company’s slate of director nominees, (B) recommend that the Company’s shareholders elect each such Holder Designee, and include such recommendation in the Company’s proxy statement in respect of such annual or special meeting of the Company at which Directors are to be elected and (C) use reasonable best efforts to take all other necessary and appropriate actions to cause the election of each such Holder Designee nominated by such Holder.

(ii)	Upon the resignation, retirement or other removal of any Holder Designee, Holder shall be entitled, subject to Section 17(b)(v) below, to designate a replacement Holder Designee to become a Director; provided that any replacement designated to replace any Independent Holder Designee (1) shall qualify as an independent director pursuant to the rules of Nasdaq and any other applicable securities exchange on which the Common Shares are then listed and applicable rules of the SEC and (2) would reasonably be expected to be determined to be suitable to serve as a director of the Company by the Company's Insurance Regulators; provided that any such individual shall be presumed to be so suitable, unless at any time within the past five (5) years such individual has been formally determined not to be suitable to serve as a director of a United States or Bermuda insurance company by the applicable Insurance Regulator regulating such company’s insurance operations. The Board shall appoint, and take all action reasonably necessary to appoint, each individual designated to fill such vacancy in accordance with this Section 17(b)(ii).

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(iii)	From and after the Closing (including following the termination of this Agreement), each Holder Designee shall be entitled to the same compensation (including fees), expense reimbursement and indemnification rights, as well as the same insurance coverage, in connection with his or her role as a Director as the other non-employee members of the Board. Notwithstanding the foregoing, any Holder Designee shall have the right to waive or assign the right to receive any cash or equity compensation.

(iv)	The Company shall provide each Holder Designee with copies of all notices, minutes, consents and other material that the Company provides to all other members of the Board substantially concurrently as such materials are provided to the other members of the Board.

(v)

(1)	The Holder (or its Permitted Transferee(s)) shall have the right to nominate two (2) Independent Holder Designees for so long as the Holder (or such Permitted Transferee(s)) collectively with its Affiliates are Beneficial Owners (as defined in Annex B and Appendix A) of (A) at least five percent (5%) of the issued and outstanding Common Shares and (B) at least twenty-five percent (25%) of the Initial Shares.

(2)	The Holder (or its Permitted Transferee(s)) shall have the right to nominate two (2) Executive Holder Designees for so long as the Holder (or such Permitted Transferee(s)) collectively with its Affiliates are Beneficial Owners (as defined in Annex B and Appendix A) of at least twenty-five percent (25%) of the Initial Shares.

(c)	Committees. For so long as at least one (1) Holder Designee serves on the Board, to the extent permitted by applicable Laws (including any requirements under the Exchange Act or the rules of Nasdaq or any other applicable securities exchange on which the Common Shares are then listed), each committee of the Board shall include at least one Holder Designee.

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(d)	Memorandum of Association and Bye-laws to be Consistent. Each of the Company and the Holder shall use its reasonable best efforts to take or cause to be taken all lawful action necessary or appropriate to ensure that at all times (i) the Memorandum of Association of the Company (the “Company Memorandum of Association”) and the Bye-laws of the Company (the “Company Bye-laws”) contain provisions consistent with the terms of this Agreement (including this Section 17), where applicable and (ii) none of the Company Memorandum of Association or the Company Bye-laws or any of the corresponding constituent documents of the Company’s Subsidiaries contain any provisions inconsistent therewith or that would in any way nullify or impair the terms of this Agreement or the rights of the Company or the Holder.

(e)	Transferability of Governance and Information Rights. No Transferee, except for any Permitted Transferee, shall be entitled to any of the rights set forth in this Section 17 or in Section 18 hereto.

18.	Information Rights.

(a)	For so long as the Holder owns any Common Shares, the Company agrees that:

(i)	The Company shall provide the Holder (A) within sixty (60) days after the end of each fiscal year, with the consolidated financial results for of the Company’s consolidated group (the “Company Group”) for such fiscal year (including a profit and loss account, balance sheet, cash flow and statement of other comprehensive income), (B) promptly upon availability, the annual accounts for each member of the Company Group (except where such accounts or audits are not legally required), and (C) within thirty (30) days after the end of each fiscal quarter, unaudited consolidated condensed financial results of the Company Group for such fiscal quarter (including a profit and loss account, balance sheet, cash flow and statement of other comprehensive income).

(ii)	The Company will, within twenty-five (25) days after the end of each fiscal quarter, make the Company’s Chief Financial Officer available for a discussion with the Holder with regards to updates to the Company’s business and financial results with respect to such fiscal quarter.

(iii)	The Company shall furnish or cause to be furnished to the Holder, upon reasonable request as promptly as practicable, such information in the possession of the Company or any of its Subsidiaries relating to Taxes, including in connection with filing any Tax Return, amended Tax Return or claim for Tax refund, determining a liability for Taxes or a right to a Tax refund, or participating in or conducting any proceeding in respect of Taxes.

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(b)	With respect to any information provided by the Company:

(i)	Subject to the requirements of law, the Holder shall keep confidential, and shall cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 18 unless such information: (A) is or becomes publicly available other than as a result of a breach of this Section 18(b) by it or its Representatives; (B) was within its possession prior to being furnished to it by or on behalf of the Company; provided, that the source of such information was not known by it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, the Company with respect to such information; (C) is or becomes available to it or any of its Representatives on a non-confidential basis from a source other than the Company or any of its Representatives; provided that such source was not known to it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, the Company with respect to such information; or (D) is independently developed by or on its behalf without violating any of its obligations under this Section 18(b).

(ii)	In the event the Holder believes, upon consultation with its legal counsel, that it is legally required to disclose any information or documents contemplated by Section 18(b)(i), it shall to the extent possible under the circumstances provide reasonable prior written notice to the Company so that the Company may, at its own expense, seek a protective order or otherwise take reasonable steps to protect the confidentiality of such information.

19.	Miscellaneous.

(a)	Remedies; Specific Performance.

(i)	Any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

(ii)	The Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The Parties acknowledge and agree that (A) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 19(h) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (B) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, the Parties would not have entered into this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 19(a)(ii) shall not be required to provide any bond or other security in connection with any such order or injunction.

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(b)	Amendments and Waivers. The provisions of this Agreement including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of the Company and the Holder; provided, that any amendment, modification or supplement to, or any waiver or consent to depart from, the third party beneficiary rights set forth in Section 19(f), shall require the written consent of any affected Qualified Shareholder. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of the Holder, to the extent its securities are being sold pursuant to a Shelf Registration Statement and that does not directly or indirectly affect the rights of any other Qualified Shareholder be given by the Holder; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence. The Holder, to the extent it holds Registrable Securities outstanding at the time of any such amendment, modification, supplement, waiver or consent or thereafter shall be bound by any such amendment, modification, supplement, waiver or consent effected pursuant to this Section 19(b), whether or not any notice, writing or marking indicating such amendment, modification, supplement, waiver or consent appears on the Registrable Securities or is delivered to the Holder.

(c)	Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed if such confirmation is requested) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(i)	if to the Company, to:

Ranger Bermuda Topco Ltd
[●]

[●]

[●]

Attn:      [●]

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(ii)	if to the Holder, at the most current address given by the Holder to the Company in a Notice, Agreement and Questionnaire or any amendment thereto or, at the Company’s option, pursuant to the Legal Notice System on DTC, or successor system thereto;

or to such other address as the Holder may have furnished to the other Persons identified in this Section 19(c) in writing in accordance herewith.

(d)	Majority of Registrable Securities. For purposes of determining what constitutes the holder of a majority of Registrable Securities, as referred to in this Agreement, a majority shall constitute a majority of the Common Shares that constitute Registrable Securities.

(e)	Assignment.

(i)	This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned by the Company in whole or in part.

(ii)	Prior to the expiration of the Lock-Up Period, the Holder may not assign its rights, interests or obligations hereunder, in whole or in part, except in connection with a Permitted Transfer. Following the expiration of the Lock-Up Period, the Holder may assign its rights, interests or obligations hereunder, in whole or in part, in connection with a Permitted Transfer or to a Transferee of twenty-five percent (25%) or greater of the Common Shares issued by the Company to the Holder at the Closing subject to the restrictions set forth Section 17(e).

(iii)	This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Parties and its successors and permitted assigns, which shall include Permitted Transferees.

(iv)	This Agreement shall not confer any rights or benefits on any Persons that are not Parties or do not hereafter become a Party pursuant to this Section 19(e).

(v)	No assignment by the Holder of its rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (A) written notice of such assignment as provided in Section 19(c) and (B) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 19(e) shall be null and void.

(f)	Third Party Beneficiaries. Each of the Company, the Holder and only with respect to those rights set forth in Section 8 hereto, any person indemnified under Section 8 hereto, agree and acknowledge that each other Qualified Shareholder is an intended third party beneficiary of rights set forth in Sections 2(d), 3(a), 3(g) and Section 8 and shall have the right, power and authority to enforce the provisions thereof as though they were a party hereto.

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(g)	Counterparts. This Agreement may be executed in one or more counterparts (including by electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(h)	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(i)	This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

(ii)	Any Action arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 19(h)(ii) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section and shall not be deemed to confer rights on any Person other than the Parties. Each Party agrees that service of process upon such Party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 19(c) of this Agreement. The Parties agree that a final Judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court Judgment.

(iii)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 19(h)(iii).

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(i)	Severability. If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 19(i) with respect thereto. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(j)	Entire Agreement. This Agreement, Annex A and Annex B hereto are intended by the Parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and the registration and investor rights granted by the Company with respect to the Registrable Securities. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the registration and investor rights granted by the Company with respect to the Registrable Securities. This Agreement supersedes all prior agreements and undertakings among the Parties with respect to such registration and investor rights. No Party shall have any rights, duties or obligations other than those specifically set forth in this Agreement.

(k)	Termination. This Agreement and the obligations of the Parties hereunder shall terminate upon such time as there are no Registrable Securities, except for the provisions of Sections 2(f), 3(d), 4(d), 8, 9, 10, 11, 12, 15, 17, 18, 19(h) and this 19(k), which shall survive such termination.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

Ranger Bermuda Topco Ltd

By:
Name:
Title:

[Signature Page To Registration And Investor Rights Agreement]

HOLDER:

KESTREL INTERMEDIATE LEDBETTER HOLDINGS LLC

By:
Name:
Title:

[Signature Page To Registration And Investor Rights Agreement]

Annex A

Plan of Distribution

Each Qualified Shareholder of Common Shares, any Permitted Transferee of such Qualified Shareholder or any Transferee of twenty-five percent (25%) or greater of the Common Shares issued by the Company to such Qualified Shareholder at the Closing may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  Each Qualified Shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Qualified Shareholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	an underwritten offering;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Each Qualified Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by each Qualified Shareholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from each Qualified Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

Each Qualified Shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Qualified Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify each Qualified Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect or otherwise in accordance with the Registration Rights Agreement.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, each Qualified Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Shares by each Qualified Shareholder or any other person.  We will make copies of this prospectus available to each Qualified Shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Annex B

FORM OF SELLING SECURITYHOLDER NOTICE, Agreement AND QUESTIONNAIRE

The undersigned (the “Selling Securityholder”) beneficial owner of common shares, par value $[●] (the “Common Shares”), of Ranger Bermuda Topco Ltd (the “Company”) understands that the Company intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (the “Long-Form Registration Statement”) or on Form S-3 or a prospectus supplement to an existing shelf registration statement (the “Shelf Registration Statement” and, together with the Long-Form Registration Statement, the “Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of certain Registrable Securities in accordance with the terms of the Registration and Investor Rights Agreement, dated as of [●], 202[●] (the “Registration and Investor Rights Agreement”), by and between the Company and Kestrel Intermediate Ledbetter Holdings LLC. Each capitalized term not otherwise defined herein has the meaning given to it in the Registration and Investor Rights Agreement.

In order to sell or otherwise dispose of any Registrable Securities pursuant to the Registration Statement, the Selling Securityholder must be named as a selling securityholder in the related prospectus and deliver a prospectus to the purchasers of Registrable Securities. To facilitate naming of the Selling Securityholder as a selling securityholder in the Registration Statement, the Selling Securityholder must complete, execute, acknowledge and deliver this Notice, Agreement and Questionnaire prior to filing of the prospectus supplement to the Registration Statement.

Certain legal consequences arise from being named as a Selling Securityholder in the Registration Statement and the related prospectus. Accordingly, the Selling Securityholder is advised to consult its own legal counsel regarding the consequences of being named or not being named as a Selling Securityholder in the Registration Statement and the related prospectus.

(a)            The Selling Securityholder hereby gives notice to the Company of its intention to sell or otherwise dispose of Registrable Securities beneficially owned by it and listed below in Item 3(b) pursuant to the Registration Statement. The Selling Securityholder, by signing and returning this Notice, Agreement and Questionnaire, understands that it shall be bound by the terms and conditions of this Notice, Agreement and Questionnaire.

(b)            The Selling Securityholder hereby provides the following information to the Company and represents and warrants that such information is accurate and complete:

Questionnaire

1.	(a)	Full Legal Name of Selling Securityholder:

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities listed in Item (3) below are held:

(c)	Full Legal Name of DTC Participant (if applicable and if not the same as (b) above) through which Registrable Securities listed in Item (3) below are held:

2.	Address for Notices to Selling Securityholder:

Telephone:
Fax:
Email address:
Contact Person:

3.	Beneficial Ownership of Registrable Securities:

This Item (3) covers beneficial ownership of the Company’s securities. Please consult Appendix A to this Notice, Agreement and Questionnaire for information as to the meaning of “beneficial ownership.” Except as set forth below in this Item (3), the Selling Securityholder does not beneficially own any Registrable Securities.

(a)	Number of shares of Registrable Securities beneficially owned:

(b)	Number of shares of the Registrable Securities which the Selling Securityholder wishes to be included in the Registration Statement:

4.	Beneficial Ownership of other securities of the Company owned by the Selling Securityholder.

Except as set forth below in this Item (4), the Selling Securityholder is not the beneficial or registered owner of any securities of the Company other than the Registrable Securities listed above in Item (3).

(a)	Type and amount of other securities beneficially owned by the Selling Securityholder:

(b)	CUSIP No(s). of other securities beneficially owned by the Selling Securityholder:

5.	Relationship with the Company:

(a)	Have you or any of your affiliates, officers, directors or principal equity holders (owners of five percent (5%) or more of the equity securities of the Selling Securityholder) held any position or office or have you had any other material relationship with the Company (or its predecessors or affiliates) within the past three (3) years?

☐       Yes

☐        No

(b)	If so, please state the nature and duration of your relationship with the Company:

6.	Broker-Dealer Status:

(a)	Is the Selling Securityholder a broker-dealer registered pursuant to Section 15 of the Exchange Act?

☐       Yes

☐        No

Note that the Company shall be required to identify any registered broker-dealer as an underwriter in the prospectus.

If so, please answer the remaining questions in this section.

If the Selling Securityholder is a registered broker-dealer, please indicate whether the Selling Securityholder acquired its Registrable Securities for investment or acquired them as transaction-based compensation for investment banking or similar services.

If the Selling Securityholder is a registered broker-dealer and received its Registrable Securities other than as transaction-based compensation, the Company is required to identify you as an underwriter in the Registration Statement and related prospectus.

(b)	Affiliation with Broker-Dealers:

Is the Selling Securityholder an affiliate of a registered broker-dealer? For purposes of this Item 6(b), an “affiliate” of a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified.

☐       Yes

☐        No

If so, please answer the remaining questions in this section:

(i)	Please describe the affiliation between the Selling Securityholder and any registered broker-dealers:

(ii)	If the Selling Securityholder, at the time of its acquisition of the Registrable Securities, had any agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities, please describe such agreements or understandings:

Note that if the Selling Securityholder is an affiliate of a broker-dealer and at the time of the acquisition of the Registrable Securities had any agreements or understandings, directly or indirectly, to distribute the securities, the Company must identify the Selling Securityholder as an underwriter in the prospectus.

7.	Nature of Beneficial Holding. The purpose of this question is to identify the ultimate natural person(s) or publicly held entity that exercise(s) sole or shared voting or dispositive power over the Registrable Securities.

(a)	Is the Selling Securityholder required to file, or is it a wholly-owned subsidiary of a company that is required to file, periodic and other reports (for example, Forms 10-K, 10-Q and 8-K) with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act?

☐       Yes

☐        No

(b)	State whether the Selling Securityholder is an investment company, or a subsidiary of an investment company, registered under the Investment Company Act of 1940, as amended:

☐       Yes

☐        No

(c)	If a subsidiary, please identify the publicly held parent entity:

If you answered “No” to questions (a) and (b) above, please identify the controlling person(s) of the Selling Securityholder (the “Controlling Entity”). If the Controlling Entity is not a natural person or a publicly held entity, please identify each controlling person(s) of such Controlling Entity. This process should be repeated until you reach natural persons or a publicly held entity that exercise sole or shared voting or dispositive power over the Registrable Securities:

***PLEASE NOTE THAT THE SEC REQUIRES THAT THESE NATURAL PERSONS BE NAMED IN THE PROSPECTUS***

If you need more space for this response, please attach additional sheets of paper. Please be sure to indicate your name and the number of the item being responded to on each such additional sheet of paper, and to sign each such additional sheet of paper before attaching it to this Notice, Agreement and Questionnaire. Please note that you may be asked to answer additional questions depending on your responses to the above questions.

8.            Plan of Distribution:

Except as set forth below, the Selling Securityholder (including its donees or pledgees) intends to distribute the Registrable Securities listed above in Item (3) pursuant to the Registration Statement only as follows (if at all): such Registrable Securities may be sold from time to time directly by the Selling Securityholder or alternatively through underwriters, broker-dealers or agents. If the Registrable Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholder shall be responsible for underwriting discounts or commissions or agent’s commissions. Such Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Registrable Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market or (iv) through the writing of options. The Selling Securityholder may pledge or grant a security interest in some or all of the Registrable Securities owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Registrable Securities from time to time pursuant to the prospectus. The Selling Securityholder also may transfer and donate shares in other circumstances in which certain cases the transferees, donees, pledgees or other successors in interest shall be the selling Securityholder for purposes of the prospectus.

State any exceptions here:

Note: In no event may such method(s) of distribution take the form of an underwritten offering of the Registrable Securities without the prior agreement of the Company.

(i)            The Selling Securityholder acknowledges that it understands its obligation to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Securities pursuant to the Registration Statement. The Selling Securityholder agrees that neither it nor any person acting on its behalf shall engage in any transaction in violation of such provisions.

(j)            In accordance with the Selling Securityholder’s obligation under the Registration and Investor Rights Agreement to provide such information as may be required by law for inclusion in the Registration Statement, the Selling Securityholder agrees to provide any additional information the Company may reasonably request and to promptly notify the Company of any inaccuracies or changes in the information provided that may occur at any time while the Registration Statement remains effective. All notices hereunder and pursuant to the Registration and Investor Rights Agreement shall be made in writing by hand-delivery, first-class mail, or air courier guaranteeing overnight delivery as follows:

To the Company:

Ranger Bermuda Topco Ltd
[●]

[●]

[●]

Attn:     [●]

(k)            In the event the Selling Securityholder transfers all or any portion of the Registrable Securities listed in Item (3) above after the date on which such information is provided to the Company, the Selling Securityholder shall notify the transferee(s) at the time of transfer of its rights and obligations under this Notice, Agreement and Questionnaire and the Registration and Investor Rights Agreement.

(l)            By signing this Notice, Agreement and Questionnaire, the Selling Securityholder consents to the disclosure of the information contained herein in its answers to Items (1) through (8) above and the inclusion of such information in the Registration Statement, the related prospectus and any state securities or Blue Sky applications. The Selling Securityholder understands that such information shall be relied upon by the Company without independent investigation or inquiry in connection with the preparation or amendment of the Registration Statement, the related prospectus and any state securities or Blue Sky applications.

(m)            Once this Notice, Agreement and Questionnaire is executed by the Selling Securityholder and received and acknowledged by the Company, the terms of this Notice, Agreement and Questionnaire and the representations, warranties and indemnification contained herein shall be binding on, shall inure to the benefit of, and shall be enforceable by the respective successors, heirs, personal representatives and assigns of the Company and the Selling Securityholder with respect to the Registrable Securities beneficially owned by such Selling Securityholder and listed in Item (3) above. This Notice, Agreement and Questionnaire shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts-of-laws provisions thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice, Agreement and Questionnaire to be executed and delivered either in person or by its authorized agent.

Dated:

Selling Securityholder:

By:
Name:
Title:

Please return the completed and executed Notice, Agreement and Questionnaire to:

Ranger Bermuda Topco Ltd

[●]

[●]

[●]

Attn:     [●]

The Company hereby acknowledges that it has received and read and understands this Notice, Agreement and Questionnaire and agrees to be bound by the obligations and terms contained herein.

Ranger Bermuda Topco Ltd:

By:
Name:
Title:

[Signature Page to Selling Securityholder Notice, Agreement And Questionnaire]

Appendix A

DEFINITION OF “BENEFICIAL OWNERSHIP”

1.	A “Beneficial Owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

(a) Voting power which includes the power to vote, or to direct the voting of, such security; and/or

(b) Investment power which includes the power to dispose, or direct the disposition of, such security.

Please note that either voting power or investment power, or both, is sufficient for you to be considered the beneficial owner of shares.

2.	Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements of the federal securities acts shall be deemed to be the beneficial owner of such security.

3.	Notwithstanding the provisions of paragraph (1), a person is deemed to be the “beneficial owner” of a security if that person has the right to acquire beneficial ownership of such security within sixty (60) days, including but not limited to any right to acquire: (a) through the exercise of any option, warrant or right; (b) through the conversion of a security; (c) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (d) pursuant to the automatic termination of a trust, discretionary account or similar arrangement; provided, however, any person who acquires a security or power specified in (a), (b) or (c) above, with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise or conversion of such security or power.

EXHIBIT J

AmTrust Registration and Investor Rights Agreement

[See attached]

EXHIBIT J

REGISTRATION AND INVESTOR RIGHTS AGREEMENT

by and between

RANGER BERMUDA TOPCO LTD

and

AmTrust Financial Services, Inc.

Dated as of [●], 202[●]

Page

1.	Definitions and Interpretation	2
2.	Registration Rights	10
3.	Demand Registration If Shelf Registration Statement Unavailable	13
4.	Piggyback Registration	16
5.	Transfer Restrictions; Lock-Up Agreements	17
6.	Other Registration Rights	18
7.	Registration Procedures	19
8.	Indemnification by the Company	23
9.	Indemnification by the Holder	24
10.	Conduct of Indemnification Proceedings	24
11.	Survival	25
12.	Contribution	25
13.	Participation in Public Offering	26
14.	Compliance with Rule 144 and Rule 144A	27
15.	Selling Expenses	27
16.	Prohibition on Requests; Holder’s Obligations	27
17.	Corporate Governance	28
18.	Information Rights	31
19.	Miscellaneous	32

This REGISTRATION and INVESTOR RIGHTS Agreement (this “Agreement”), dated as of [●], 202[●], is by and between Ranger Bermuda Topco Ltd, a Bermuda exempted company limited by shares (the “Company”), and AmTrust Financial Services, Inc. (including any Permitted Transferees hereunder, the “Holder” and, the Holder together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company previously entered into a Combination Agreement, dated as of December 29, 2024, with each of Kestrel Group LLC, a Delaware limited liability company (“Kestrel”), all of the equityholders of Kestrel, Maiden Holdings, Ltd., a Bermuda exempted company limited by shares, Ranger U.S. Newco LLC, a Delaware limited liability company, Ranger Bermuda Merger Sub Ltd, a Bermuda exempted company limited by shares, Ranger Bermuda Topco Ltd, a Bermuda exempted company limited by shares and Ranger Merger Sub 2 LLC, a Delaware limited liability company (such agreement, the “Combination Agreement”);

WHEREAS, in connection with the closing of the transactions contemplated by the Combination Agreement (the “Closing”), the Holder received [●] Common Shares (as defined herein); and

WHEREAS, upon the Closing, the Company entered into this Agreement with the Holder in order to provide the Holder the registration and investor rights described herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows:

1.	Definitions and Interpretation.

(a)	Definitions. As used in this Agreement, each of the following capitalized terms has the meaning specified in this Section 1(a).

“Action” means any action, suit or proceeding by or before any Governmental Authority.

“Adverse Disclosure” means public disclosure of material non-public information that, in the Board’s good faith judgment, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing of such Registration Statement and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

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“Board” means the board of directors of the Company.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or Dallas, Texas are authorized or required by applicable Law to be closed.

“Closing” has the meaning set forth in the recitals.

“Combination Agreement” has the meaning set forth in the recitals.

“Common Shares” means the common shares, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, amalgamation, merger, consolidation, scheme of arrangement, exchange or other similar reorganization.

“Company Securities” means (i) the Common Shares and any other shares or other equity interests or equity-linked interests of the Company or any Subsidiary and (ii) Equity Rights that are directly or indirectly convertible into or exercisable or exchangeable for Common Shares or other shares or other equity of the Company or any Subsidiary.

“Contract” means, with respect to any Person, any written loan or credit agreement, debenture, note, bond, mortgage, indenture, deed, lease, sublease, license, contract or other agreement, to which such Person is a party or by which such Person’s assets or properties are legally bound.

“Equity Right” means, with respect to any Person, any security (including any debt security or hybrid debt-equity security) or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, warrants, restricted shares, restricted share units, deferred share awards, share units, “phantom” awards, dividend equivalents, participations, interests, rights or commitments relating to, or any share appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“Exchange Act” means the Securities Exchange Act of 1934.

“FINRA” means the Financial Industry Regulatory Authority, Inc., and any successor regulator performing comparable functions.

“Governmental Authority” means any government, legislature, political subdivision, court, board, regulatory or administrative agency, self-regulatory agency, commission or authority or other legislative, executive or judicial governmental entity, whether federal, national, provincial, state, local, foreign or multinational.

“Insurance Regulator” has the meaning set forth in the Combination Agreement.

“Judgments” means any judgments, injunctions, orders, stays, decrees, writs, rulings, or awards of any court or other judicial authority or any other Governmental Authority.

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“Law” means all federal, national, provincial, state, local or multinational laws, statutes, common laws, legal requirements, binding self-regulatory guidelines, ordinances, codes, rules and regulations, or Judgments.

“Lock-Up Period” means the period beginning on the date of this Agreement and ending on the date that is the twelve (12) month anniversary of the date of the Closing.

“Material Adverse Change” means (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (other than ordinary course limitations on hours or number of days of trading); (ii) a material outbreak or escalation of armed hostilities or other international or national calamity involving the United States or the declaration by the United States of a national emergency or war or a material adverse change in national or international financial, political or economic conditions; or (iii) any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taken as a whole.

“Nasdaq” means the Nasdaq Capital Market.

“Notice, Agreement and Questionnaire” means a written notice, agreement and questionnaire substantially in the form of Annex B hereto.

“Parent Insurance Subsidiary” has the meaning set forth in the Combination Agreement.

“Permitted Transfer” means any Transfer by any Qualified Shareholder (i) to any Permitted Transferee of such Qualified Shareholder if such Permitted Transferee agrees to be bound by the terms of this Agreement or (ii) if such Transfer is otherwise approved by a majority of the Unaffiliated Company Directors.

“Permitted Transferee” means, with respect to any Qualified Shareholder, the direct or indirect partners (including limited partners), members, equity holders or controlled Affiliates of such Qualified Shareholder.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Plan of Distribution” means the plan of distribution substantially in the form of Annex A hereto.

“Public Offering” means any public offering and sale of equity securities of the Company or its successor for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Qualified Shareholder” means Kestrel Intermediate Ledbetter Holdings LLC (“Ledbetter”) and AmTrust Financial Services, Inc. (“AmTrust”) and any Permitted Transferee of Ledbetter or AmTrust or to a Transferee of twenty-five percent (25%) or greater of the Common Shares issued by the Company to each of Ledbetter or AmTrust, respectively, at the Closing.

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“Registrable Securities” means, at any time, any Common Shares and any securities issued or issuable in respect of such Common Shares or by way of conversion, amalgamation, exchange, share dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise held or subsequently acquired by a Qualified Shareholder, a Permitted Transferee of such Qualified Shareholder or a Transferee of twenty-five percent (25%) or greater of the Common Shares issued by the Company to such Qualified Shareholder at the Closing, in each case, until the earliest to occur of (i) a Registration Statement covering such Common Shares has been declared effective by the SEC and such Shares have been sold or otherwise disposed of pursuant to such effective Registration Statement, (ii) such Common Shares are otherwise transferred (other than by a Qualified Shareholder to an Affiliate thereof), the Company has delivered a new certificate or other evidence of ownership for such Common Shares not bearing any restricted legend and such Common Shares may be resold without subsequent registration under the Securities Act, (iii) such Common Shares are repurchased by the Company or a Subsidiary of the Company or cease to be issued and outstanding or (iv) such Common Shares have been sold or distributed pursuant to Rule 144. Notwithstanding the foregoing, any Registrable Securities held by any Person (other than a Qualified Shareholder or its Affiliates) that may be sold under Rule 144(b)(1)(i) without limitation under the other requirements of Rule 144 will be deemed not to be Registrable Securities.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” Laws (including fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any Registration Statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any required audits of the financial statements of the Company or any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 7(l)), (vii) fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees and expenses of one (1) counsel for the Qualified Shareholders, selected by the Qualified Shareholder holding the majority of the Registrable Securities to be sold in the offering (such selection shall be subject to the consent of each other Qualified Shareholder, which consent shall not be unreasonably withheld, conditioned or delayed) and reasonable fees and expenses of one additional local counsel retained by each Qualified Shareholder for the purpose of rendering a legal opinion on behalf of such Holder in connection with any Underwritten Offering, (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (x) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xi) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities; provided, that the Company shall not be responsible for any plane chartering fees, (xii) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies and (xiii) all out-of-pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 7(r). For the avoidance of doubt, “Registration Expenses” shall include expenses of the type described in clauses (i) - (xiii) to the extent incurred in connection with the “take down” of Common Shares pursuant to a Registration Statement previously declared effective. Except as set forth in clause (viii) above, Registration Expenses shall not include any out-of-pocket expenses of the Qualified Shareholders (or the agents who manage their accounts) or any Selling Expenses.

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“Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant hereto filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, pre- and post-effective amendments and supplements to such registration statement and all exhibits and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, its officers, directors, managers, employees, agents, financial advisors, investment bankers, attorneys, accountants and other advisors.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“Rule 144A” means Rule 144A (or any successor provisions) under the Securities Act.

“Rule 415” means Rule 415 (or any successor provisions) under the Securities Act.

“SEC” means the United States Securities and Exchange Commission and any successor agency performing comparable functions.

“Securities Act” means the Securities Act of 1933.

“Selling Expenses” means all underwriting discounts, selling commissions and stock or share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder of Registrable Securities, except for the reasonable fees and disbursements of one counsel for the Qualified Shareholders set forth in clause (viii) of the definition of Registration Expenses.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (i) Form S-3 (or any successor form or other appropriate form under the Securities Act) or a prospectus supplement to an existing Form S-3, or (ii) if the Company is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering all of the Registrable Securities, as applicable, and which may also cover any other securities of the Company.

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“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Substantial Marketing Efforts” means marketing, in connection with an Underwritten Offering, that involves one-on-one meetings with prospective purchasers of the Registrable Securities over multiple days.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or non-U.S. income, gross receipts, property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or penalty or addition thereto, imposed by any Governmental Authority.

“Tax Returns” means all reports, returns, statements or other information supplied or required to be supplied to, or filed with or required to be filed with, a Governmental Authority relating to Taxes, including any amendment thereof or supplement or schedule thereto.

“Transfer” means to, directly or indirectly, sell, transfer, assign or similarly dispose of Common Shares but, in each case, excluding (i) pledges and other security interest grants, (ii) hedging and derivative transactions and (iii) any pro rata dividend, distribution or other disposition of Common Shares to the equity holders of a Qualified Shareholder. The terms “Transferring,” “Transferee,” “Transferred” or other similar words have correlative meanings to “Transfer.”

“Unaffiliated Company Directors” means any director that qualifies as an independent director pursuant to the rules of Nasdaq and any other applicable securities exchange on which the Common Shares are then listed and applicable rules of the SEC.

“Underwritten Offering” means a registration in which Company Securities are sold to an underwriter or underwriters on a firm commitment basis.

(b)	Other Definitions. In addition to the defined terms set forth in Section 1(a), as used in this Agreement, each of the following capitalized terms has the meaning specified in the Section set forth opposite such term below.

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Term	Section
Agreement	Preamble
Company	Preamble
Company Bye-laws	17(d)
Company Group	18(a)(i)
Company Memorandum of Association	17(d)
Damages	8(a)
Demand Notice	3(a)(i)
Demand Period	3(e)
Demand Registration	3(a)(i)
Demand Suspension	3(h)
Director	17(a)
Executive Holder Designee	17(a)
Holder	Preamble
Holder Designees	17(a)
Holder Information	16(b)
Indemnified Party	10
Indemnifying Party	10
Independent Holder Designee	17(a)
Initial Shares	17(a)
Inspectors	7(k)
Maximum Offering Size	3(g)
Parties	Preamble
Piggyback Registration	4(a)
Records	7(k)
Requesting Shareholder	3(a)(i)
Shelf Suspension	2(e)
Shelf Take-Down	2(c)
Shelf Take-Down Notice	2(d)(i)

(c)	Interpretation.

(i)	As used in this Agreement, references to the following terms have the meanings indicated:

(1)	to the Sections are to the Section of this Agreement unless otherwise clearly indicated to the contrary;

(2)	to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced in accordance with the terms thereof from time to time;

8

(3)	to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law include any successor to such section;

(4)	to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;

(5)	to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Section or clause of this Agreement, unless otherwise clearly indicated to the contrary; and

(6)	to the “date of this Agreement,” “the date hereof” and words of similar import refer to [●], 202[●].

(ii)	Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. With respect to the determination of any period of time, the words “to” and “until” each means “to but excluding.”

(iii)	The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(iv)	The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(v)	No summary of this Agreement prepared by or on behalf of either party shall affect the meaning or interpretation of this Agreement.

(vi)	The Annexes to this Agreement are incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized term used in any Annex but not otherwise defined therein shall have the meaning given to such term herein.

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2.	Registration Rights.

(a)             Shelf Registration Statement. Prior to the expiration of the Lock-Up Period (or, if the Company is not eligible to file a registration statement on Form S-3 upon expiration of the Lock-Up Period but will become eligible to file a registration statement on Form S-3 within thirty (30) days following the expiration of the Lock-Up Period, upon the Company becoming eligible to file a registration statement on Form S-3), or as soon as practicable thereafter, the Company shall file with the SEC, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Shelf Registration Statement relating to the offer and resale of Registrable Securities of the Qualified Shareholders from time to time in accordance with the plan of distribution attached hereto as Annex A hereto, and the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to promptly be declared or otherwise become effective under the Securities Act.

(b)            Continued Effectiveness. For so long as the Company is eligible to file a registration statement on Form S-3, it shall use reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until such time as there are no longer any Registrable Securities (including, if necessary, by renewing or refiling a Shelf Registration Statement prior to expiration of the existing Shelf Registration Statement or by filing with the SEC a post-effective amendment or a supplement to the Shelf Registration Statement or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the Securities Act, the Exchange Act, any state securities or “blue sky” Laws, or any rules and regulations thereunder) in order to permit the prospectus forming a part thereof to be usable by the Holder to the extent any Registrable Securities remain outstanding (such period of effectiveness, the “Shelf Period”). If at any time during the Shelf Period the company ceases to be eligible to file a registration statement on Form S-3, the Company shall use its reasonable best efforts to become eligible to file a registration statement on Form S-3 and to promptly thereafter file such registration statement. In the event the Company files a Shelf Registration Statement on Form S-1, the Company shall use its reasonable best efforts to convert such Form S-1 (and any subsequent Shelf Registration Statement) to a Shelf Registration Statement on Form S-3 as soon as practicable after the Company is eligible to use Form S-3.

(c)             Right to Request Shelf Take-Down. At any time following the expiration of the Lock-Up Period, any Qualified Shareholder may, by written notice to the Company, request at any time that a shelf registration statement (including the Shelf Registration Statement) covering the Registrable Securities is effective, an Underwritten Offering of all or part of the Registrable Securities held by the Holder (a “Shelf Take-Down”). The Holder and its Permitted Transferees shall be entitled to request up to three (3) Shelf Take-Downs involving Substantial Marketing Efforts in any calendar year; provided, that the expected aggregate gross proceeds from any Shelf Take-Down involving Substantial Marketing Efforts shall be at least fifteen million dollars ($15,000,000).

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(d)            Shelf Take-Down Notice.

(i)            If at any time during the Shelf Period the Holder requests a Shelf Take-Down, then the Holder shall give written notice (which notice may be given by email) to the Company of such intention at least two (2) Business Days prior to the date on which such Shelf Take-Down is anticipated to launch, specifying the number of Registrable Securities for which the Holder is requesting a Shelf Take-Down under this Section 2(d) and the other material terms of such Shelf Take-Down to the extent known, and the Company shall promptly, but in no event later than the Business Day following the receipt of such request for a Shelf Take-Down, give written notice (which notice may be given by email to the email address for each other Qualified Shareholder known to the Company from time to time) of such request for a Shelf Take-Down (such notice, a “Shelf Take-Down Notice”) to each other Qualified Shareholder and such Shelf Take-Down Notice shall offer each other Qualified Shareholder the opportunity to include as part of such Shelf Take-Down such number of Registrable Securities as each such Qualified Shareholder may request in writing (which request may be made by email to the Company). Subject to Section 2(d)(ii) and Section 2(d)(iii), the Company and the Holder shall cause the underwriter(s) to include as part of the Shelf Take-Down all Registrable Securities that are requested to be included therein by each other Qualified Shareholder within twenty-four (24) hours after the receipt by such Qualified Shareholder of the Shelf Take-Down Notice, all to the extent necessary to permit the disposition of the Registrable Securities to be so sold; provided, that each other Qualified Shareholder requesting to participate in the Shelf Take-Down must sell their Registrable Securities to the underwriters selected on the same terms and conditions as apply to the Holder; provided, further, that, if at any time after making a request for a Shelf Take-Down and prior to the launch of the Shelf Take-Down, the Holder shall determine for any reason not to proceed with or to delay such Shelf Take-Down, the Holder shall give written notice to the Company of such determination and the Company shall give written notice of the same to each other Qualified Shareholder and, thereupon, (A) in the case of a determination not to proceed, the Company and the Holder shall be relieved of their respective obligations to cause the underwriter(s) to include any Registrable Securities of each other Qualified Shareholder as part of such Shelf Take-Down (but the Company shall not be relieved from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the other registration rights contained herein, and (B) in the case of a determination to delay such Shelf Take-Down, the Company and the Holder shall be relieved of their respective obligations to cause the underwriter(s) to include any Registrable Securities of each other Qualified Shareholder as part of such Shelf Take-Down for the same period as the Holder determines to delay such Shelf Take-Down.

(ii)           If the managing underwriter of a Shelf Take-Down advises the Company and the Holder that, in its view, the number of Common Shares that the Holder and each other Qualified Shareholder intend to include in such Shelf Take-Down exceeds the Maximum Offering Size, the Company and the Holder shall cause the underwriter(s) to include in such Shelf Take-Down, in the following priority, up to the Maximum Offering Size:

(A)	first, to the Holder and each other Qualified Shareholder who requested to include Registrable Securities in such Shelf Take-Down pursuant to Section 2(e)(i) (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the Holder and each other Qualified Shareholder on the basis of the relative number of Registrable Securities owned by the Holder and each other Qualified Shareholder);

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(B)	second, and only if all of the securities referred to in clause (A) have been included, any securities of any other holder of Common Shares requested to be included in such Shelf Take-Down (allocated, if necessary, for the offering not to exceed the Maximum Offering Size, pro rata among such other holders on the basis of the relative amount of Common Shares owned by such other holders); and

(C)	thereafter, and only if all of the securities referred to in clauses (A) and (B) have been included, any securities proposed to be included for the account of the Company.

(iii)          The Holder shall be permitted to withdraw all or part of its Registrable Securities from a Shelf Take-Down at any time prior to 7:00 a.m., New York City time, on the date on which the Shelf Take-Down is anticipated to launch.

(e)             Suspension of Registration. If, upon the determination of the Board, the continued use of such Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure and the Company delivers to the Holder an officers’ certificate executed by the Company’s principal executive officer and principal financial officer stating that, based on the good faith judgment of the Company, after consultation with outside counsel to the Company, such postponement or suspension is necessary in order to avoid the Company making an Adverse Disclosure, the Company may, upon giving at least five (5) calendar days’ prior written notice of such action to the Holder, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, that (i) the Company shall not be permitted to exercise a Shelf Suspension (A) more than two (2) times during any twelve (12) month period, or (B) for more than sixty (60) days in aggregate during any twelve (12) month period and (ii) such Shelf Suspension shall terminate at such time as the Company would no longer be required to make any Adverse Disclosure. In the case of a Shelf Suspension, the Holder agrees to suspend use of the applicable prospectus and any issuer free writing prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holder upon the termination of any Shelf Suspension, amend or supplement the prospectus and any issuer free writing prospectus, if necessary, so it does not contain any untrue statement or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holder such numbers of copies of the prospectus and any issuer free writing prospectus as so amended or supplemented as the Holder may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holder. Notwithstanding anything in this Agreement to the contrary, the Company shall not be permitted to conduct a Shelf Take-Down or register any securities for sale either for its own account or the account of any other security holder or holders during any Shelf Suspension.

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(f)             Payment of Expenses for Shelf Registrations. The Company shall be liable for and pay all Registration Expenses in connection with any Shelf Take-Down, regardless of whether such registration is effected.

3.	Demand Registration If Shelf Registration Statement Unavailable.

(a)	Demand by Holder.

(i)	If, at any time beginning ninety (90) days prior to the expiration of the Lock-Up Period, the Company does not have an effective shelf registration statement on Form S-3 (or successor form) in accordance with Section 2(a) and the Company shall have received a request, subject to Section 16, from any Qualified Shareholder (the “Requesting Shareholder”) that the Company effect the registration under the Securities Act of all or any portion of such Requesting Shareholder’s Registrable Securities on Form S-1 or any similar long-form Registration Statement (a “Demand Registration”), and specifying the kind and aggregate amount of Registrable Securities to be registered and the intended method of disposition thereof, then the Company shall promptly, but in no event later than five (5) Business Days following receipt of such request for a Demand Registration, give notice of such request (a “Demand Notice”) to each other Qualified Shareholder known to the Company at such time, specifying the number of Registrable Securities for which the Requesting Shareholder has requested registration under this Section 3(a). During the ten (10) Business Days after receipt of a Demand Notice, each other Qualified Shareholder may provide a written request to the Company, specifying the aggregate amount of Registrable Securities held by such Qualified Shareholder requested to be registered as part of such Demand Registration and the intended method of distribution thereof.

(ii)	The Company shall file such Registration Statement with the SEC as soon as practicable following such request, and shall use reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act and the “blue sky” Laws of such jurisdictions as the Holder or any underwriter, if any, requests, as expeditiously as possible, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities so to be registered. If the Company files a Shelf Registration Statement on Form S-1 pursuant to Section 3(a)(i), it shall maintain such Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities.

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(iii)	Notwithstanding anything to the contrary in this Section 3(a), the Company shall not be obligated to effect (A) more than three (3) Demand Registrations over any one (1) year period at the request of the Holder and (B) a Demand Registration unless the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Demand Registration equals or exceeds fifteen million dollars ($15,000,000).

(b)	Demand Withdrawal. The Holder may withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. Upon receipt of a notice from the Holder to such effect, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement, and such registration shall nonetheless be deemed a Demand Registration for purposes of Section 3(a) unless (i) the Holder shall have paid or reimbursed the Company for their pro rata share of all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the registration of the withdrawing Holder’s withdrawn Registrable Securities (based on the number of Registrable Securities the Holder sought to register, as compared to the total number of Company Securities included on such Registration Statement), (ii) the withdrawal is made following the occurrence of a Material Adverse Change, because the registration would require the Company to make an Adverse Disclosure or because the Company otherwise requests withdrawal or (iii) the withdrawal arose out of the fault of the Company (and in each such case, the Company shall be obligated to pay all Registration Expenses in connection with such revoked request).

(c)	Company Notifications. Within ten (10) Business Days after the receipt by the Holder of the Demand Notice, the Company will notify the Holder of the number of Registrable Securities requested to be included therein by each other Qualified Shareholder.

(d)	Registration Expenses. The Company shall be liable for and pay all Registration Expenses in connection with any Demand Registration, regardless of whether such registration is effected, subject to reimbursement pursuant to Section 3(b)(i), if applicable.

(e)	Effective Registration. A Demand Registration shall be deemed to have occurred if the Registration Statement relating thereto (i) has become effective under the Securities Act and (ii) has remained effective for a period of at least one hundred and eighty (180) calendar days (or such shorter period in which all Registrable Securities of the Holder included in such registration have actually been sold thereunder or withdrawn) or, if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by Law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period”); provided, that a Demand Registration shall not be deemed to have occurred if, (A) during the Demand Period, such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Authority or court, (B) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by the Holder or any other Qualified Shareholder party thereto or (C) the Maximum Offering Size (as defined below) is reduced in accordance with Section 3(g) such that less than ninety percent (90%) of the Registrable Securities that each of the Holder or any Other Qualified Shareholder sought to be included in such registration are included.

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(f)	Underwritten Offerings. If the Holder so requests, an offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an Underwritten Offering.

(g)	Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering advise the Board and each Qualified Shareholder (or, in the case of a Demand Registration not being underwritten, the Board determines in its reasonable discretion) that, in their view, the number of Registrable Securities requested to be included in such registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of shares that can be sold without being likely to have an adverse effect on the price, timing or distribution of the shares offered in such offering (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(i)	first, all Registrable Securities requested to be registered by the Requesting Shareholder and each other Qualified Shareholder (reduced, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the Requesting Shareholder and each other Qualified Shareholder on the basis of the relative number of Registrable Securities owned by the Requesting Shareholder and each other Qualified Shareholder);

(ii)	second, all securities requested to be registered by any other holder of Common Shares (reduced, if necessary, for the offering not to exceed the Maximum Offering Size, pro rata among such other holders on the basis of the relative amount of Common Shares owned by such other holders); and

(iii)	thereafter, and only if all the securities referred to in clause (i) have been included, any securities proposed to be registered by the Company for its own account.

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(h)	Delay in Filing; Suspension of Registration. If, upon the determination of the Board, the filing, initial effectiveness or continued use of a Registration Statement in respect of a Demand Registration at any time would require the Company to make an Adverse Disclosure, and the Company delivers to the Holder an officers’ certificate executed by the Company’s principal executive officer and principal financial officer stating that, based on the good faith judgment of the Company, after consultation with outside counsel to the Company, such postponement or suspension is necessary in order to avoid the Company making an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holder, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Demand Suspension”); provided, that (i) the Company shall not be permitted to exercise a Demand Suspension (A) more than two (2) times during any twelve (12) month period or (B) for more than sixty (60) days in aggregate during any twelve (12) month period and (ii) such Demand Suspension shall terminate at such time as the Company would no longer be required to make any Adverse Disclosure; and provided, further, that in the event of a Demand Suspension, if the Holder has not sold any Company Securities under such Registration Statement, it shall be entitled to withdraw Registrable Securities from such Demand Registration and such Demand Registration shall not be counted for purposes of the limit on Demand Registrations requested by the Holder in Section 3(a). In the case of a Demand Suspension, the Holder agrees to suspend use of the applicable prospectus and any issuer free writing prospectuses in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall promptly notify the Holder upon the termination of any Demand Suspension, amend or supplement the prospectus and any issuer free writing prospectus, if necessary, so it does not contain any untrue statement or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holder such numbers of copies of the prospectus and any issuer free writing prospectus as so amended or supplemented as the Holder may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the applicable Registration Statement if required by the registration form used by the Company for the applicable Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder, or as may reasonably be requested by the Holder. Notwithstanding anything in this Agreement to the contrary, the Company shall not be permitted to file a registration statement to register for sale, or to conduct any registered securities offerings of, any of its securities either for its own account or the account of any security holder or holders during any Demand Suspension.

4.	Piggyback Registration.

(a)	Participation. If, following the expiration of the Lock-Up Period, the Company or any other holder of Company Securities at any time proposes to sell in an Underwritten Offering (including, for the avoidance of doubt, a “take-down” pursuant to a prospectus supplement to an effective shelf registration statement) or file a Registration Statement with respect to any offering of its Common Shares for its own account or for the account of each other Qualified Shareholder (other than (i) a Registration Statement on Form S-4 or Form S-8 or any successor form to such forms, (ii) a registration of Common Shares solely relating to an offering and sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit plan arrangement, or (iii) a registration in connection with a direct or indirect acquisition by the Company or one of its Subsidiaries of another Person or a similar business combination transaction, however structured) then, as soon as practicable (but in no event less than ten (10) calendar days prior to the proposed date of the launch of the Underwritten Offering or the filing of such Registration Statement, as applicable), the Company shall give written notice of such proposed offering or filing to the Holder, and such notice shall offer the Holder the opportunity to register under such Registration Statement or include in such Underwritten Offering such number of Registrable Securities as the Holder may request in writing (a “Piggyback Registration”). Subject to Section 4(b) and Section 4(c), the Company shall include in such Registration Statement or Underwritten Offering all such Registrable Securities that are requested to be included therein within five (5) calendar days after the receipt by the Holder of any such notice; provided, that if at any time after giving written notice of its intention to sell any Common Shares in an Underwritten Offering and prior to the launch date, or to register any Common Shares and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to sell or register or to delay such sale or registration, the Company shall give written notice of such determination to the Holder and, thereupon, (A) in the case of a determination not to sell or register, shall be relieved of its obligation to register any Registrable Securities in connection with such sale or registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of the Holder to request that such registration be effected as a Demand Registration (subject to the provisions governing withdrawal set forth in Section 3(b)) or, if applicable, a Shelf Take-Down and (B) in the case of a determination to delay selling or registering, in the absence of a request for a Demand Registration or Shelf-Take-Down, shall be permitted to delay selling or registering any Registrable Securities, for the same period as the delay in registering such other Common Shares; provided, that if such registration or sale involves an Underwritten Offering, the Holder must sell its Registrable Securities to the underwriters selected as provided in Section 7(j) on the same terms and conditions as apply to the Company or each other Qualified Shareholder requesting such registration or sale, as applicable, with, in the case of a combined primary and secondary offering, such differences, including any with respect to representations and warranties and indemnification, as may be customary or appropriate in combined primary and secondary offerings, and the Company shall make arrangements with the managing underwriter so that the Holder may participate in such Underwritten Offering.

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(b)	Priority of Registrations Pursuant to a Piggyback Registration. If a Piggyback Registration involves an Underwritten Offering (other than any Demand Registration or a Shelf Take-Down, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 3(g) or Section 2(d)(ii), respectively, shall apply) and the managing underwriter advises the Board in writing (a copy of which shall be provided to the Holder) that, in its view, the number of Common Shares that the Company and the Holder intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(i)	first, so many of the Company Securities proposed to be registered for the account of the Company (or for the account of such other initiating Person) as would not cause the offering to exceed the Maximum Offering Size;

(ii)	second, and only if all of the securities referred to in clause (i) have been included, all Registrable Securities requested to be included in such registration by the Holder and each other Qualified Shareholder pursuant to this Section 4 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the Holder and each other Qualified Shareholder on the basis of the relative number of Registrable Securities owned by the Holder and each other Qualified Shareholder); and

(iii)	thereafter, and only if all of the securities referred to in clauses (i) and (ii) have been included, all securities requested to be registered by any other holder of Common Shares (allocated, if necessary, for the offering not to exceed the Maximum Offering Size, pro rata among such other holders on the basis of the relative amount of Common Shares owned by such other holders).

(c)	Piggyback Withdrawal. The Holder shall be permitted to withdraw all or part of its Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or at any time prior to 7:00 a.m., New York City time, on the date on which the Underwritten Offering is anticipated to launch, as the case may be. Subject to Section 16, no registration effected under this Section 4 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 3.

(d)	Payment of Expenses for Piggyback Registrations. The Company shall pay all Registration Expenses in connection with each Piggyback Registration, regardless of whether such registration is effected.

5.	Transfer Restrictions; Lock-Up Agreements.

(a)	Until the expiration of the Lock-Up Period, the Holder shall not Transfer any of the Common Shares issued by the Company to the Holder at the Closing, other than in a Permitted Transfer. Following the expiration of the Lock-Up Period, the Common Shares issued by the Company to the Holder at the Closing will no longer be subject to the Transfer restrictions set forth in this Section 5(a).

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(b)	To the extent requested by the lead underwriter in connection with each Underwritten Offering, the Company and the Holder shall agree not to effect any public sale or distribution of any Company Securities or other security of the Company (except as part of such Underwritten Offering) during the period beginning on the date that is estimated by the Company, in good faith and provided in writing to such Holder, to be the seventh (7th) calendar day prior to the effective date of the applicable Registration Statement (or the anticipated launch date in the case of a “take-down” off of an already effective Shelf Registration Statement) until the earlier of (i) such time as the Company and the lead managing underwriter shall agree and (ii) sixty (60) calendar days after the effective date of the applicable Registration Statement (or the pricing date in the case of a “take-down” off of an already effective Shelf Registration Statement); provided, that the Company shall cause all directors and executive officers of the Company, and each other Qualified Shareholder to enter into agreements similar to those contained in this Section 5(b) (without regard to this proviso), subject to exceptions for sales pursuant to pre-existing 105-1 plans and other customary exclusions agreed to by such managing underwriter; provided, further, that the lead managing underwriter may extend such period as necessary to comply with applicable FINRA rules.

(c)	Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to registrations on Form S-4 or Form S-8 or any successor form to such forms or as part of any registration of securities for offering and sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit plan arrangement. The Company agrees to use reasonable best efforts to obtain from each holder of restricted securities of the Company which securities are the same as or similar to the Registrable Securities being registered, or any restricted securities convertible into or exchangeable or exercisable for any of such securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this Section 5, except as part of any such registration, if permitted.

6.	Other Registration Rights. The Company represents and warrants that it is not a party to, or otherwise subject to, any agreement (other than as provided herein) granting registration rights to any other Person with respect to any equity securities of the Company other than each other Qualified Shareholder. The Company shall not grant to any Person (including any other Qualified Shareholder) the right, other than as expressly set forth herein, and except to employees of the Company with respect to registrations on Form S-8, to request the Company to register any Company Securities, or otherwise provide rights with respect to the registration and offering of Company Securities similar to the rights to registration and offering provided in this Agreement (including the obligations in connection therewith), except such rights as are not more favorable than or inconsistent with the rights granted to the Holder and that do not violate the rights or adversely affect the priorities of the Holder set forth herein.

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7.	Registration Procedures. In connection with any registration pursuant to Section 2, Section 3 or Section 4, subject to the provisions of such Sections:

(a)	Prior to filing a Registration Statement covering Registrable Securities or related prospectus or any amendment or supplement thereto, the Company shall furnish to the Holder and each underwriter, if any, of the Registrable Securities covered by such Registration Statement copies of such Registration Statement as proposed to be filed, and thereafter the Company shall furnish to the Holder and underwriter, if any, without charge such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act and such other documents as the Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Holder. The Holder shall have the right to request that the Company modify any information contained in such Registration Statement, amendment and supplement thereto pertaining to the Holder and the Company shall use all reasonable efforts to comply with such request; provided, that the Company shall not have any obligation to so modify any information if the Company reasonably expects that so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)	In connection with any filing of any Registration Statement or prospectus or amendment or supplement thereto, the Company shall cause such document (i) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder and (ii) with respect to information supplied by or on behalf of the Company for inclusion in the Registration Statement, to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c)	The Company shall promptly notify the Holder and the underwriter(s) and, if requested by the Holder or the underwriter(s), confirm in writing, when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective.

(d)	The Company shall furnish counsel for each underwriter, if any, and the Qualified Shareholders with copies of any written comments from the SEC or any state securities authority or any written request by the SEC or any state securities authority for amendments or supplements to a Registration Statement or prospectus or for additional information generally.

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(e)	After the filing of the Registration Statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holder set forth in such Registration Statement or supplement to such prospectus and (iii) promptly notify the Holder of any stop order issued or threatened by the SEC or any state securities commission and use all reasonable best efforts to prevent the entry of such stop order or to remove it if entered.

(f)	The Company shall use all reasonable best efforts to (i) register or qualify the Registrable Securities covered by such Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holder reasonably (in light of the Holder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holder to consummate the disposition of the Registrable Securities owned by the Holder; provided, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7(f), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(g)	The Company shall use reasonable best efforts to provide a transfer agent, registrar and CUSIP number for all such Registrable Securities not later than the effective date of such Registration Statement.

(h)	The Company shall use reasonable best efforts to cooperate with the Holder and the underwriter or managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the Holder or the underwriter or managing underwriter, if any, may reasonably request at least two (2) Business Days prior to any sale of Registrable Securities.

(i)	The Company shall immediately notify the Holder to the extent it has Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to the Holder and file with the SEC any such supplement or amendment subject to any suspension rights contained herein.

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(j)	(i) The Holder shall have the right to select an underwriter or underwriters in connection with any Underwritten Offering resulting from the exercise of a Demand Registration or Shelf Take-Down upon consultation with the Company and (ii) the Company shall have the right to select an underwriter or underwriters in connection with any other Underwritten Offering. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take all other actions as are reasonably required and customary in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.

(k)	Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available during regular business hours for inspection by the Holder and any underwriter participating in any disposition pursuant to a Registration Statement being filed by the Company pursuant to this Section 7 and any attorney, accountant or other professional retained by the Holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and use its reasonable best efforts to cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such Registration Statement (including by participation in a reasonable number of diligence calls); provided, that that the Company shall not be obligated to provide such Records if the Company determines, in its reasonable judgment, that doing so could violate applicable Law, waive the protection of an attorney-client privilege or other legal privilege or expose the Company to risk of liability for disclosure of sensitive or personal information. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Registration Statement or (ii) the release of such Records is required pursuant to applicable Law or regulation or judicial process. The Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Company Securities unless and until such information is made generally available to the public. The Holder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(l)	The Company shall furnish to the Holder and to each such underwriter, if any, a signed counterpart, addressed to the Holder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent certified public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter therefor reasonably requests.

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(m)	The Company shall use reasonable best efforts to ensure that any free-writing prospectus utilized in connection with any Demand Registration, Shelf Take-Down or other offering off of a Shelf Registration Statement or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(n)	The Company shall otherwise use reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(o)	The Company may require the Holder promptly to furnish in writing to the Company the Notice, Agreement and Questionnaire and such other information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required or the Company may deem reasonably advisable in connection with such registration and shall not have any obligation to include the Holder on any Registration Statement if the Notice, Agreement and Questionnaire or such other information is not promptly provided; provided, that, prior to excluding the Holder on the basis of its failure to provide the Notice, Agreement and Questionnaire or such other information, the Company must furnish in writing a reminder to the Holder requesting the Notice, Agreement and Questionnaire and such other information at least three (3) days prior to filing the applicable Registration Statement.

(p)	The Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7(i), the Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until the Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 7(i), and, if so directed by the Company, the Holder shall deliver to the Company all copies, other than any permanent file copies then in the Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of notice pursuant to Section 7(i) to the date when the Company shall make available to the Holder a prospectus supplemented or amended to conform with the requirements of Section 7(i).

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(q)	The Company shall use all reasonable best efforts to list all Registrable Securities covered by such Registration Statement on any securities exchange or quotation system on which such Registrable Securities are then listed or traded.

(r)	The Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) otherwise use their reasonable best efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities, including, by executing customary underwriting agreements, (iii) as reasonably requested by the Holder, meet with and provide information to purchasers in privately negotiated transactions, and (iv) otherwise use their reasonable best efforts to cooperate as reasonably requested by the Holder in the marketing of the Registrable Securities.

(s)	The Company shall use reasonable efforts, in coordination with and in consideration of the requirements of the registrar and transfer agent for the Registrable Securities, to develop and implement procedures to facilitate compliance with Rule 15c6-1(a) under the Exchange Act for sales of Registrable Securities under a Shelf Registration Statement in ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers.

8.	Indemnification by the Company.

(a)	The Company agrees to indemnify and hold harmless the Holder and each of its Affiliates, officers, directors, stockholders, shareholders, employees, advisors and agents, each Person, if any, who controls such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each of their Representatives from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to (i) any untrue statement or alleged untrue statement of a material fact contained in (A) any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), any preliminary prospectus or any “issuer free writing prospectus” (as defined in Rule 433 of the Securities Act) or (B) any application or other document or communication executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the securities Laws thereof, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities Laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, except in all cases insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon or contained in any information furnished in writing to the Company by the Holder expressly for use therein or by the Holder’s failure to deliver a copy of the prospectus, the issuer free writing prospectus or any amendments or supplements thereto after the Company has furnished the Holder with a sufficient number of copies of the same.

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(b)	The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Holder provided in this Section 8 or otherwise on commercially reasonable terms negotiated on an aim’s length basis with such underwriters.

9.	Indemnification by the Holder. The Holder, to the extent it holds Registrable Securities included in any Registration Statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity from the Company contained in Section 8(a)(i) and Section 8(a)(ii) to the Holder, but only with respect to information furnished in writing by the Holder or on the Holder’s behalf expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, any preliminary prospectus or any “issuer free writing prospectus,” in each case, that has not been corrected in a subsequent writing prior to the sale of Registrable Securities to the Person asserting the claim. The Holder also agrees to indemnify and hold harmless any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 9. As a condition to including Registrable Securities in any Registration Statement filed in accordance herewith, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. The Holder shall not be liable under this Section 9 for any Damages in excess of the gross proceeds realized by the Holder in the sale of Registrable Securities of the Holder to which such Damages relate.

10.	Conduct of Indemnification Proceedings. If any Action (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 8 or Section 9, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, that the failure of any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent and only to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the retention of such counsel, (ii) the Indemnifying Party shall have failed to assume the defense of such claim or to employ counsel reasonably satisfactory to the Indemnified Party, or (iii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred, in each case promptly after receipt of an invoice setting forth such fees and expenses in reasonable detail. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

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11.	Survival. Subject to the Holder delivering a properly completed (as solely determined by the Company), executed and acknowledged Notice, Agreement and Questionnaire to the Company, Section 8, Section 9, Section 10 and Section 12 hereto will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party and will survive the transfer of securities.

12.	Contribution.

(a)	If the indemnification provided for herein is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Holder, to the extent it holds Registrable Securities covered by a Registration Statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Holder on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Holder on the one hand and of such underwriters on the other in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations, and (ii) as between the Company on the one hand and the Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of the Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and Holder on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and Holder bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the applicable prospectus. The relative fault of the Company and Holder on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and Holder or by such underwriters. The relative fault of the Company on the one hand and of the Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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(b)	The Company and the Holder agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 12, the Holder shall not be required to contribute any amount for Damages in excess of the gross proceeds realized by the Holder in the sale of Registrable Securities of the Holder to which such Damages relate. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holder’s obligation to contribute pursuant to this Section 12 is several in the proportion that the net proceeds of the offering received by the Holder bears to the total net proceeds of the offering and not joint.

13.	Participation in Public Offering.

(a)	The Holder agrees that it may not participate in any Public Offering initiated by the Company or requested by any other Qualified Shareholder hereunder unless it (i) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the Company or any other Qualified Shareholder, as applicable (provided, that the Holder will not be required to sell more than the number of Registrable Securities that it has requested the Company include in any Registration Statement), and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions set forth herein in respect of registration rights.

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(b)	The Holder, to the extent that is participating in any registration hereunder, agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 7(i) above, the Holder shall immediately discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until the Holder’s receipt of the copies of a supplemented or amended prospectus as contemplated by Section 7(i). In the event the Company has given any such notice, the applicable time period during which a Registration Statement is to remain effective shall be extended (provided, that the Company shall not cause any Registration Statement to remain effective beyond the latest date allowed by applicable Law) by the number of days during the period from and including the date of the giving of such notice pursuant to this paragraph to and including the date when the Holder shall have received the copies of the supplemented or amended prospectus contemplated by Section 7(i).

14.	Compliance with Rule 144 and Rule 144A. At the request of the Holder, to the extent it proposes to sell securities in compliance with Rule 144 of the Securities Act, the Company shall (a) cooperate, to the extent commercially reasonable, with the Holder, (b) forthwith furnish to the Holder a written statement of compliance with the filing requirements of the SEC as set forth in Rule 144, as such rule may be amended from time to time, (c) make available to the public and the Holder such information, and take such action as is reasonably necessary, to enable the Holder to make sales pursuant to Rule 144, and (d) use its reasonable best efforts to list such Holder’s Common Shares on Nasdaq. Unless the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will provide to the holder of Registrable Securities and to any prospective purchaser of Registrable Securities under Rule 144A of the Securities Act, the information described in Rule 144A(d)(4) of the Securities Act.

15.	Selling Expenses. All Selling Expenses relating to the offer and sale of Registrable Securities registered under the Securities Act pursuant to this Agreement shall be borne and paid by the Holder, in proportion to the number of Registrable Securities included in such registration for the Holder and its Permitted Transferees; provided, that in no case shall the Holder be responsible for out-of-pocket legal fees incurred by any other selling holder of Registrable Securities.

16.	Prohibition on Requests; Holder’s Obligations.

(a)	The Holder shall not, without the Company’s consent, be entitled to deliver a request for a Demand Registration or a request for a Shelf Take-Down until the earlier of (i) such time as the Company and the lead managing underwriter shall agree and (ii) sixty (60) calendar days after (A) the effective date of a prior Registration Statement in connection with a Demand Registration, Shelf Registration or Piggyback Registration, (B) the date of withdrawal by the Holder of a Demand Registration or Shelf Take-Down or (C) the pricing date of any Underwritten Offering effected by the Company; provided, in each case, that such Holder has been provided with an opportunity to participate in the prior offering and either (x) has refused or not promptly accepted such opportunity or (y) has not been cut back to less than fifty percent (50%) of the Registrable Securities requested to be included by such Holder.

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(b)	The Holder shall not be entitled to sell any of its Registrable Securities pursuant to this Agreement, unless the Holder has timely furnished the Company with all information required to be disclosed in order to make the information previously furnished to the Company by the Holder not misleading and any other information regarding the Holder and the distribution of its Registrable Securities as the Company may from time to time reasonably request pursuant to Section 7(o). Any sale of any Registrable Securities by the Holder shall constitute a representation and warranty by the Holder that the information of the Holder furnished in writing by or on behalf of the Holder, including in the Holder’s Notice, Agreement and Questionnaire (all such information, “Holder Information”), to the Company does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Holder Information, in the light of the circumstances under which they were made, not misleading. Furthermore, if the Company is required to file a subsequent Registration Statement upon a lapse in, or end to, the effectiveness of the Registration Statement naming the Holder, the Company shall be under no obligation to include the Holder as a selling securityholder if the Holder does not timely deliver an updated properly completed (as reasonably determined by the Company), executed and acknowledged Notice, Agreement and Questionnaire and other information upon request by the Company therefore pursuant to Section 7(o).

17.	Corporate Governance.

(a)	Size of the Board. As of the Closing, (i) the maximum size of the Board is eleven (11) directors of the Board (each, a “Director”) and the current size of the Board is seven (7) Directors and (ii) [●] (such individual and any successor nominated by (x) AmTrust (so long as AmTrust (or its Permitted Transferee(s)) collectively with its Affiliates continues to be the Beneficial Owner of at least five percent (5%) of the issued and outstanding Common Shares and at least twenty-five percent (25%) of the Common Shares issued by the Company to AmTrust at the Closing (the “Initial Shares”)) or (y) the Permitted Transferee(s) that are Beneficial Owner(s) of at least five percent (5%) of the issued and outstanding Common Shares and at least twenty-five percent (25%) of the Initial Shares, each, an “Executive Holder Designee”) and [●] and [●] (each of such two (2) individuals and any successor nominated by (x) AmTrust (so long as AmTrust continues to be the Beneficial Owner of at least twenty-five percent (25%) of the Initial Shares) or (y) the Permitted Transferee(s) that are Beneficial Owner(s) of at least twenty-five percent (25%) of the Initial Shares, each, a “Independent Holder Designee,” and together with the Executive Holder Designees, collectively, the “Holder Designees”) were appointed to the Board. The Holder shall have the right to remove any Executive Holder Designee nominated by the Holder at any time and at its sole discretion. For so long as the Holder is entitled to nominate at least one (1) Holder Designee for inclusion in the Company’s slate of director nominees pursuant to Section 17(b), the Company shall not increase the size of the Board without the prior written consent of the Holder.

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(b)	Composition of the Board.

(i)	At each meeting of the Company’s shareholders at which an election of Directors to the Board occurs, the Holder shall be entitled to nominate one (1) Executive Holder Designee and two (2) Independent Holder Designees; provided that each Independent Holder Designee (1) shall qualify as an independent director pursuant to the rules of Nasdaq and any other applicable securities exchange on which the Common Shares are then listed and applicable rules of the SEC and (2) would reasonably be expected to be determined to be suitable to serve as a director of the Company by the Company's Insurance Regulators; provided that any such individual shall be presumed to be so suitable, unless at any time within the past five (5) years such individual has been formally determined not to be suitable to serve as a director of a United States or Bermuda insurance company by the applicable Insurance Regulator regulating such company’s insurance operations. The Company shall, with respect to each Holder Designee that the Holder is entitled to nominate under this Section 17(b)(i) (but subject to 17(b)(v) below), (A) ensure that each Holder Designee is proposed to serve as a Director at each annual or special meeting of the Company at which Directors are to be elected and include each such Holder Designee in the Company’s slate of director nominees, (B) recommend that the Company’s shareholders elect each such Holder Designee, and include such recommendation in the Company’s proxy statement in respect of such annual or special meeting of the Company at which Directors are to be elected and (C) use reasonable best efforts to take all other necessary and appropriate actions to cause the election of each such Holder Designee nominated by such Holder.

(ii)	Upon the resignation, retirement or other removal of any Holder Designee, Holder shall be entitled, subject to Section 17(b)(v) below, to designate a replacement Holder Designee to become a Director; provided that any replacement designated to replace any Independent Holder Designee (1) shall qualify as an independent director pursuant to the rules of Nasdaq and any other applicable securities exchange on which the Common Shares are then listed and applicable rules of the SEC and (2) would reasonably be expected to be determined to be suitable to serve as a director of the Company by the Company's Insurance Regulators; provided that any such individual shall be presumed to be so suitable, unless at any time within the past five (5) years such individual has been formally determined not to be suitable to serve as a director of a United States or Bermuda insurance company by the applicable Insurance Regulator regulating such company’s insurance operations. The Board shall appoint, and take all action reasonably necessary to appoint, each individual designated to fill such vacancy in accordance with this Section 17(b)(ii).

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(iii)	From and after the Closing (including following the termination of this Agreement), each Holder Designee shall be entitled to the same compensation (including fees), expense reimbursement and indemnification rights, as well as the same insurance coverage, in connection with his or her role as a Director as the other non-employee members of the Board. Notwithstanding the foregoing, any Holder Designee shall have the right to waive or assign the right to receive any cash or equity compensation.

(iv)	The Company shall provide each Holder Designee with copies of all notices, minutes, consents and other material that the Company provides to all other members of the Board substantially concurrently as such materials are provided to the other members of the Board.

(v)

(1)	The Holder (or its Permitted Transferee(s)) shall have the right to nominate two (2) Independent Holder Designees for so long as the Holder (or such Permitted Transferee(s)) collectively with its Affiliates are Beneficial Owners (as defined in Annex B and Appendix A) of (A) at least five percent (5%) of the issued and outstanding Common Shares and (B) at least twenty-five percent (25%) of the Initial Shares.

(2)	The Holder (or its Permitted Transferee(s)) shall have the right to nominate one (1) Executive Holder Designee for so long as the Holder (or such Permitted Transferee(s)) collectively with its Affiliates are Beneficial Owners (as defined in Annex B and Appendix A) of at least twenty-five percent (25%) of the Initial Shares.

(c)	Committees. For so long as at least one (1) Holder Designee serves on the Board, to the extent permitted by applicable Laws (including any requirements under the Exchange Act or the rules of Nasdaq or any other applicable securities exchange on which the Common Shares are then listed), each committee of the Board shall include at least one Holder Designee.

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(d)	Memorandum of Association and Bye-laws to be Consistent. Each of the Company and the Holder shall use its reasonable best efforts to take or cause to be taken all lawful action necessary or appropriate to ensure that at all times (i) the Memorandum of Association of the Company (the “Company Memorandum of Association”) and the Bye-laws of the Company (the “Company Bye-laws”) contain provisions consistent with the terms of this Agreement (including this Section 17), where applicable and (ii) none of the Company Memorandum of Association or the Company Bye-laws or any of the corresponding constituent documents of the Company’s Subsidiaries contain any provisions inconsistent therewith or that would in any way nullify or impair the terms of this Agreement or the rights of the Company or the Holder.

(e)	Transferability of Governance and Information Rights. No Transferee, except for any Permitted Transferee, shall be entitled to any of the rights set forth in this Section 17 or in Section 18 hereto.

18.	Information Rights.

(a)	For so long as the Holder owns any Common Shares, the Company agrees that:

(i)	The Company shall provide the Holder (A) within sixty (60) days after the end of each fiscal year, with the consolidated financial results for of the Company’s consolidated group (the “Company Group”) for such fiscal year (including a profit and loss account, balance sheet, cash flow and statement of other comprehensive income), (B) promptly upon availability, the annual accounts for each member of the Company Group (except where such accounts or audits are not legally required), and (C) within thirty (30) days after the end of each fiscal quarter, unaudited consolidated condensed financial results of the Company Group for such fiscal quarter (including a profit and loss account, balance sheet, cash flow and statement of other comprehensive income).

(ii)	The Company will, within twenty-five (25) days after the end of each fiscal quarter, make the Company’s Chief Financial Officer available for a discussion with the Holder with regards to updates to the Company’s business and financial results with respect to such fiscal quarter.

(iii)	The Company shall furnish or cause to be furnished to the Holder, upon reasonable request as promptly as practicable, such information in the possession of the Company or any of its Subsidiaries relating to Taxes, including in connection with filing any Tax Return, amended Tax Return or claim for Tax refund, determining a liability for Taxes or a right to a Tax refund, or participating in or conducting any proceeding in respect of Taxes.

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(b)	With respect to any information provided by the Company:

(i)	Subject to the requirements of law, the Holder shall keep confidential, and shall cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 18 unless such information: (A) is or becomes publicly available other than as a result of a breach of this Section 18(b) by it or its Representatives; (B) was within its possession prior to being furnished to it by or on behalf of the Company; provided, that the source of such information was not known by it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, the Company with respect to such information; (C) is or becomes available to it or any of its Representatives on a non-confidential basis from a source other than the Company or any of its Representatives; provided that such source was not known to it to be bound by a confidentiality agreement with, or other contractual or legal obligation of confidentiality to, the Company with respect to such information; or (D) is independently developed by or on its behalf without violating any of its obligations under this Section 18(b).

(ii)	In the event the Holder believes, upon consultation with its legal counsel, that it is legally required to disclose any information or documents contemplated by Section 18(b)(i), it shall to the extent possible under the circumstances provide reasonable prior written notice to the Company so that the Company may, at its own expense, seek a protective order or otherwise take reasonable steps to protect the confidentiality of such information.

19.	Miscellaneous.

(a)	Remedies; Specific Performance.

(i)	Any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

(ii)	The Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The Parties acknowledge and agree that (A) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 19(h) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (B) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, the Parties would not have entered into this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 19(a)(ii) shall not be required to provide any bond or other security in connection with any such order or injunction.

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(b)	Amendments and Waivers. The provisions of this Agreement including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of the Company and the Holder; provided, that any amendment, modification or supplement to, or any waiver or consent to depart from, the third party beneficiary rights set forth in Section 19(f), shall require the written consent of any affected Qualified Shareholder. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of the Holder, to the extent its securities are being sold pursuant to a Shelf Registration Statement and that does not directly or indirectly affect the rights of any other Qualified Shareholder be given by the Holder; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence. The Holder, to the extent it holds Registrable Securities outstanding at the time of any such amendment, modification, supplement, waiver or consent or thereafter shall be bound by any such amendment, modification, supplement, waiver or consent effected pursuant to this Section 19(b), whether or not any notice, writing or marking indicating such amendment, modification, supplement, waiver or consent appears on the Registrable Securities or is delivered to the Holder.

(c)	Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed if such confirmation is requested) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(i)	if to the Company, to:

Ranger Bermuda Topco Ltd
[●]

[●]

[●]

Attn:      [●]

33

(ii)	if to the Holder, at the most current address given by the Holder to the Company in a Notice, Agreement and Questionnaire or any amendment thereto or, at the Company’s option, pursuant to the Legal Notice System on DTC, or successor system thereto;

or to such other address as the Holder may have furnished to the other Persons identified in this Section 19(c) in writing in accordance herewith.

(d)	Majority of Registrable Securities. For purposes of determining what constitutes the holder of a majority of Registrable Securities, as referred to in this Agreement, a majority shall constitute a majority of the Common Shares that constitute Registrable Securities.

(e)	Assignment.

(i)	This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned by the Company in whole or in part.

(ii)	Prior to the expiration of the Lock-Up Period, the Holder may not assign its rights, interests or obligations hereunder, in whole or in part, except in connection with a Permitted Transfer. Following the expiration of the Lock-Up Period, the Holder may assign its rights, interests or obligations hereunder, in whole or in part, in connection with a Permitted Transfer or to a Transferee of twenty-five percent (25%) or greater of the Common Shares issued by the Company to the Holder at the Closing subject to the restrictions set forth Section 17(e).

(iii)	This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Parties and its successors and permitted assigns, which shall include Permitted Transferees.

(iv)	This Agreement shall not confer any rights or benefits on any Persons that are not Parties or do not hereafter become a Party pursuant to this Section 19(e).

(v)	No assignment by the Holder of its rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (A) written notice of such assignment as provided in Section 19(c) and (B) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 19(e) shall be null and void.

(f)	Third Party Beneficiaries. Each of the Company, the Holder and only with respect to those rights set forth in Section 8 hereto, any person indemnified under Section 8 hereto, agree and acknowledge that each other Qualified Shareholder is an intended third party beneficiary of rights set forth in Sections 2(d), 3(a), 3(g) and Section 8 and shall have the right, power and authority to enforce the provisions thereof as though they were a party hereto.

34

(g)	Counterparts. This Agreement may be executed in one or more counterparts (including by electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(h)	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(i)	This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

(ii)	Any Action arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 19(h)(ii) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section and shall not be deemed to confer rights on any Person other than the Parties. Each Party agrees that service of process upon such Party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 19(c) of this Agreement. The Parties agree that a final Judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court Judgment.

(iii)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 19(h)(iii).

35

(i)	Severability. If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 19(i) with respect thereto. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(j)	Entire Agreement. This Agreement, Annex A and Annex B hereto are intended by the Parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and the registration and investor rights granted by the Company with respect to the Registrable Securities. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the registration and investor rights granted by the Company with respect to the Registrable Securities. This Agreement supersedes all prior agreements and undertakings among the Parties with respect to such registration and investor rights. No Party shall have any rights, duties or obligations other than those specifically set forth in this Agreement.

(k)	Termination. This Agreement and the obligations of the Parties hereunder shall terminate upon such time as there are no Registrable Securities, except for the provisions of Sections 2(f), 3(d), 4(d), 8, 9, 10, 11, 12, 15, 17, 18, 19(h) and this 19(k), which shall survive such termination.

[Signature Page Follows]

36

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

Ranger Bermuda Topco Ltd

By:
Name:
Title:

[Signature Page to Registration and investor Rights Agreement]

HOLDER:

AmTrust Financial Services, Inc.

By:
Name:
Title:

[Signature Page to Registration and investor Rights Agreement]

Annex A

Plan of Distribution

Each Qualified Shareholder of Common Shares, any Permitted Transferee of such Qualified Shareholder or any Transferee of twenty-five percent (25%) or greater of the Common Shares issued by the Company to such Qualified Shareholder at the Closing may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  Each Qualified Shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Qualified Shareholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	an underwritten offering;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Each Qualified Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by each Qualified Shareholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from each Qualified Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

Each Qualified Shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Qualified Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify each Qualified Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect or otherwise in accordance with the Registration Rights Agreement.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, each Qualified Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Shares by each Qualified Shareholder or any other person.  We will make copies of this prospectus available to each Qualified Shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Annex B

FORM OF SELLING SECURITYHOLDER NOTICE, Agreement AND QUESTIONNAIRE

The undersigned (the “Selling Securityholder”) beneficial owner of common shares, par value $[●] (the “Common Shares”), of Ranger Bermuda Topco Ltd (the “Company”) understands that the Company intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (the “Long-Form Registration Statement”) or on Form S-3 or a prospectus supplement to an existing shelf registration statement (the “Shelf Registration Statement” and, together with the Long-Form Registration Statement, the “Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of certain Registrable Securities in accordance with the terms of the Registration and Investor Rights Agreement, dated as of [●], 202[●] (the “Registration and Investor Rights Agreement”), by and between the Company and AmTrust Financial Services, Inc. Each capitalized term not otherwise defined herein has the meaning given to it in the Registration and Investor Rights Agreement.

In order to sell or otherwise dispose of any Registrable Securities pursuant to the Registration Statement, the Selling Securityholder must be named as a selling securityholder in the related prospectus and deliver a prospectus to the purchasers of Registrable Securities. To facilitate naming of the Selling Securityholder as a selling securityholder in the Registration Statement, the Selling Securityholder must complete, execute, acknowledge and deliver this Notice, Agreement and Questionnaire prior to filing of the prospectus supplement to the Registration Statement.

Certain legal consequences arise from being named as a Selling Securityholder in the Registration Statement and the related prospectus. Accordingly, the Selling Securityholder is advised to consult its own legal counsel regarding the consequences of being named or not being named as a Selling Securityholder in the Registration Statement and the related prospectus.

(a)            The Selling Securityholder hereby gives notice to the Company of its intention to sell or otherwise dispose of Registrable Securities beneficially owned by it and listed below in Item 3(b) pursuant to the Registration Statement. The Selling Securityholder, by signing and returning this Notice, Agreement and Questionnaire, understands that it shall be bound by the terms and conditions of this Notice, Agreement and Questionnaire.

(b)            The Selling Securityholder hereby provides the following information to the Company and represents and warrants that such information is accurate and complete:

Questionnaire

1.	(a)	Full Legal Name of Selling Securityholder:

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities listed in Item (3) below are held:

(c)	Full Legal Name of DTC Participant (if applicable and if not the same as (b) above) through which Registrable Securities listed in Item (3) below are held:

2.	Address for Notices to Selling Securityholder:

Telephone:
Fax:
Email address:
Contact Person:

3.	Beneficial Ownership of Registrable Securities:

This Item (3) covers beneficial ownership of the Company’s securities. Please consult Appendix A to this Notice, Agreement and Questionnaire for information as to the meaning of “beneficial ownership.” Except as set forth below in this Item (3), the Selling Securityholder does not beneficially own any Registrable Securities.

(a)	Number of shares of Registrable Securities beneficially owned:

(b)	Number of shares of the Registrable Securities which the Selling Securityholder wishes to be included in the Registration Statement:

4.	Beneficial Ownership of other securities of the Company owned by the Selling Securityholder.

Except as set forth below in this Item (4), the Selling Securityholder is not the beneficial or registered owner of any securities of the Company other than the Registrable Securities listed above in Item (3).

(a)	Type and amount of other securities beneficially owned by the Selling Securityholder:

(b)	CUSIP No(s). of other securities beneficially owned by the Selling Securityholder:

5.	Relationship with the Company:

(a)	Have you or any of your affiliates, officers, directors or principal equity holders (owners of five percent (5%) or more of the equity securities of the Selling Securityholder) held any position or office or have you had any other material relationship with the Company (or its predecessors or affiliates) within the past three (3) years?

☐       Yes

☐        No

(b)	If so, please state the nature and duration of your relationship with the Company:

6.	Broker-Dealer Status:

(a)	Is the Selling Securityholder a broker-dealer registered pursuant to Section 15 of the Exchange Act?

☐       Yes

☐        No

Note that the Company shall be required to identify any registered broker-dealer as an underwriter in the prospectus.

If so, please answer the remaining questions in this section.

If the Selling Securityholder is a registered broker-dealer, please indicate whether the Selling Securityholder acquired its Registrable Securities for investment or acquired them as transaction-based compensation for investment banking or similar services.

If the Selling Securityholder is a registered broker-dealer and received its Registrable Securities other than as transaction-based compensation, the Company is required to identify you as an underwriter in the Registration Statement and related prospectus.

(b)	Affiliation with Broker-Dealers:

Is the Selling Securityholder an affiliate of a registered broker-dealer? For purposes of this Item 6(b), an “affiliate” of a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified.

☐       Yes

☐        No

If so, please answer the remaining questions in this section:

(i)	Please describe the affiliation between the Selling Securityholder and any registered broker-dealers:

(ii)	If the Selling Securityholder, at the time of its acquisition of the Registrable Securities, had any agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities, please describe such agreements or understandings:

Note that if the Selling Securityholder is an affiliate of a broker-dealer and at the time of the acquisition of the Registrable Securities had any agreements or understandings, directly or indirectly, to distribute the securities, the Company must identify the Selling Securityholder as an underwriter in the prospectus.

7.	Nature of Beneficial Holding. The purpose of this question is to identify the ultimate natural person(s) or publicly held entity that exercise(s) sole or shared voting or dispositive power over the Registrable Securities.

(a)	Is the Selling Securityholder required to file, or is it a wholly-owned subsidiary of a company that is required to file, periodic and other reports (for example, Forms 10-K, 10-Q and 8-K) with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act?

☐       Yes

☐        No

(b)	State whether the Selling Securityholder is an investment company, or a subsidiary of an investment company, registered under the Investment Company Act of 1940, as amended:

☐       Yes

☐        No

(c)	If a subsidiary, please identify the publicly held parent entity:

If you answered “No” to questions (a) and (b) above, please identify the controlling person(s) of the Selling Securityholder (the “Controlling Entity”). If the Controlling Entity is not a natural person or a publicly held entity, please identify each controlling person(s) of such Controlling Entity. This process should be repeated until you reach natural persons or a publicly held entity that exercise sole or shared voting or dispositive power over the Registrable Securities:

***PLEASE NOTE THAT THE SEC REQUIRES THAT THESE NATURAL PERSONS BE NAMED IN THE PROSPECTUS***

If you need more space for this response, please attach additional sheets of paper. Please be sure to indicate your name and the number of the item being responded to on each such additional sheet of paper, and to sign each such additional sheet of paper before attaching it to this Notice, Agreement and Questionnaire. Please note that you may be asked to answer additional questions depending on your responses to the above questions.

8.            Plan of Distribution:

Except as set forth below, the Selling Securityholder (including its donees or pledgees) intends to distribute the Registrable Securities listed above in Item (3) pursuant to the Registration Statement only as follows (if at all): such Registrable Securities may be sold from time to time directly by the Selling Securityholder or alternatively through underwriters, broker-dealers or agents. If the Registrable Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholder shall be responsible for underwriting discounts or commissions or agent’s commissions. Such Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Registrable Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market or (iv) through the writing of options. The Selling Securityholder may pledge or grant a security interest in some or all of the Registrable Securities owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Registrable Securities from time to time pursuant to the prospectus. The Selling Securityholder also may transfer and donate shares in other circumstances in which certain cases the transferees, donees, pledgees or other successors in interest shall be the selling Securityholder for purposes of the prospectus.

State any exceptions here:

Note: In no event may such method(s) of distribution take the form of an underwritten offering of the Registrable Securities without the prior agreement of the Company.

(i)            The Selling Securityholder acknowledges that it understands its obligation to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Securities pursuant to the Registration Statement. The Selling Securityholder agrees that neither it nor any person acting on its behalf shall engage in any transaction in violation of such provisions.

(j)            In accordance with the Selling Securityholder’s obligation under the Registration and Investor Rights Agreement to provide such information as may be required by law for inclusion in the Registration Statement, the Selling Securityholder agrees to provide any additional information the Company may reasonably request and to promptly notify the Company of any inaccuracies or changes in the information provided that may occur at any time while the Registration Statement remains effective. All notices hereunder and pursuant to the Registration and Investor Rights Agreement shall be made in writing by hand-delivery, first-class mail, or air courier guaranteeing overnight delivery as follows:

To the Company:

Ranger Bermuda Topco Ltd
[●]

[●]

[●]

Attn:      [●]

(k)            In the event the Selling Securityholder transfers all or any portion of the Registrable Securities listed in Item (3) above after the date on which such information is provided to the Company, the Selling Securityholder shall notify the transferee(s) at the time of transfer of its rights and obligations under this Notice, Agreement and Questionnaire and the Registration and Investor Rights Agreement.

(l)            By signing this Notice, Agreement and Questionnaire, the Selling Securityholder consents to the disclosure of the information contained herein in its answers to Items (1) through (8) above and the inclusion of such information in the Registration Statement, the related prospectus and any state securities or Blue Sky applications. The Selling Securityholder understands that such information shall be relied upon by the Company without independent investigation or inquiry in connection with the preparation or amendment of the Registration Statement, the related prospectus and any state securities or Blue Sky applications.

(m)          Once this Notice, Agreement and Questionnaire is executed by the Selling Securityholder and received and acknowledged by the Company, the terms of this Notice, Agreement and Questionnaire and the representations, warranties and indemnification contained herein shall be binding on, shall inure to the benefit of, and shall be enforceable by the respective successors, heirs, personal representatives and assigns of the Company and the Selling Securityholder with respect to the Registrable Securities beneficially owned by such Selling Securityholder and listed in Item (3) above. This Notice, Agreement and Questionnaire shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts-of-laws provisions thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice, Agreement and Questionnaire to be executed and delivered either in person or by its authorized agent.

Dated:

Selling Securityholder:

By:
Name:
Title:

Please return the completed and executed Notice, Agreement and Questionnaire to:

Ranger Bermuda Topco Ltd

[●]

[●]

[●]

Attn:      [●]

The Company hereby acknowledges that it has received and read and understands this Notice, Agreement and Questionnaire and agrees to be bound by the obligations and terms contained herein.

Ranger Bermuda Topco Ltd:

By:
Name:
Title:

[Signature page to selling securityholder notice, agreement and questionnaire]

Appendix A

DEFINITION OF “BENEFICIAL OWNERSHIP”

1.	A “Beneficial Owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

(a) Voting power which includes the power to vote, or to direct the voting of, such security; and/or

(b) Investment power which includes the power to dispose, or direct the disposition of, such security.

Please note that either voting power or investment power, or both, is sufficient for you to be considered the beneficial owner of shares.

2.	Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements of the federal securities acts shall be deemed to be the beneficial owner of such security.

3.	Notwithstanding the provisions of paragraph (1), a person is deemed to be the “beneficial owner” of a security if that person has the right to acquire beneficial ownership of such security within sixty (60) days, including but not limited to any right to acquire: (a) through the exercise of any option, warrant or right; (b) through the conversion of a security; (c) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (d) pursuant to the automatic termination of a trust, discretionary account or similar arrangement; provided, however, any person who acquires a security or power specified in (a), (b) or (c) above, with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise or conversion of such security or power.

EXHIBIT K

Amended and Restated Option Agreement

[See attached]

EXHIBIT K

AMENDED AND RESTATED OPTION AGREEMENT

This AMENDED AND RESTATED OPTION AGREEMENT (including any schedules, exhibits or annexes hereto, as the same may be amended from time to time, this “Agreement”), is dated as of [●] [●], 2025 (the “Effective Date”), is made by and between (i) Kestrel Group LLC, a Delaware limited liability company (the “Company”), and (ii) AmTrust Financial Services, Inc., a Delaware corporation (“AmTrust”).

RECITALS

The Company was formed as a limited liability company in the State of Delaware and in connection therewith, Kestrel Intermediate Ledbetter Holdings LLC, a Delaware limited liability company (the “Ledbetter Members”) and AmTrust (together with its Permitted Transferees, the “AmTrust Members” and, together with the Ledbetter Members, the “Members”) entered into that certain Amended and Restated Limited Liability Company dated July 26, 2022 (as the same may be amended, restated or modified from time to time, the “LLC Agreement”).

AmTrust, directly or indirectly, in the record owner of all of the issued and outstanding Equity Securities (as defined below) in each Insurance Carrier (as defined below).

In connection with the execution of the LLC Agreement, the parties hereto entered in that certain Option Agreement (the “Original Option Agreement”), dated as of July 26, 2022 (the “Original Option Agreement Effective Date”) to provide the Company with the option to purchase all of the issued and outstanding Equity Securities in each of the Insurance Carriers (as defined herein) from the applicable Carrier Owners (as defined herein) at the price and on the terms and conditions as set forth herein.

On December 29, 2024, the Company, all of the equityholders of the Company, Maiden Holdings, Ltd., a Bermuda exempted company limited by shares, Ranger U.S. Newco LLC, a Delaware limited liability company, Ranger Bermuda Merger Sub Ltd, a Bermuda exempted company limited by shares, Ranger Bermuda Topco Ltd, a Bermuda exempted company limited by shares, and Ranger Merger Sub 2 LLC, a Delaware limited liability company, entered into that certain Combination Agreement (the “Combination Agreement”), pursuant to which the parties agreed to consummate certain business combination transactions as set forth therein.

Concurrently with the consummation of the transactions contemplated by the Combination Agreement, the parties hereto desire to amend and restate certain terms and provisions of the Original Option Agreement and have determined to enter into this Agreement to amend and restate the Original Option Agreement in its entirety.

As a material inducement to the willingness of the Company to enter into the Combination Agreement and consummate the transactions contemplated thereby, the parties hereto have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the LLC Agreement. The following terms shall have the meanings set forth below:

“Additional Consideration” means an amount, which shall not be less than zero, equal to (i) $15,000,000, minus (ii) the aggregate amount of all carrier override fees (excluding any amount reimbursed for Insurance Taxes (as defined in the Management Agreement) and any premium retained by the Delegating Carriers (as defined in the Management Agreement)) actually paid to and retained by AmTrust North America Inc. (“ANA”), the Insurance Carriers, a Delegating Carrier or an AmTrust Intercompany Reinsurer (as defined below) prior to the Closing Date (as defined below) pursuant to a General Agency Agreement (as defined in the Management Agreement). The provision for Additional Consideration in the event that the carrier override fees as determined herein is not intended to limit the amount of carrier override fees paid to and retained by the ANA, the Insurance Carriers, a Delegating Carrier or an AmTrust Intercompany Reinsurer to the extent that amount is greater than $15,000,000.

“Book Value” means the standalone stockholders book value, not including allocated goodwill and other intangibles, as determined under GAAP.

“Carrier Owner” means, with respect to an Insurance Carrier, the direct record owner of all of the issued and outstanding Equity Securities of such Insurance Carrier.

“Code” means the Internal Revenue Code of 1986, as amended.

“Equity Securities” means, with respect to any Person, (i) any equity securities, membership interests or other share capital of such Person, (ii) any securities of such Person directly or indirectly convertible into or exchangeable for any equity securities, membership interests or other share capital of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any equity securities, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any equity securities, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share appreciation rights, phantom share rights or other similar rights relating to such Person, or (v) any equity securities of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Insurance Carriers” means, collectively, (i) Park National Insurance Company, a Delaware insurance company, (ii) Republic Fire and Casualty Insurance Company, an Oklahoma insurance company, (iii) Sierra Specialty Insurance Company, a Texas insurance company, and (iv) Rochdale Insurance Company, a New York insurance company.

“Management Agreement” means that certain Management Agreement, dated as of July 26, 2022, by and between Kestrel Insurance Agency, LLC and ANA.

“Option Commencement Date” means the Effective Date.

“Option Exercise Period” means the period commencing on the Option Commencement Date and ending on the Option Termination Date.

“Option Termination Date” means the thirty-six (36) month anniversary of the Option Commencement Date.

“Option Purchase Price” means (i) the Book Value of the Insurance Carriers as agreed upon pursuant to Section 2(c) hereto, plus (ii) solely in the event the Option Exercise Notice is delivered in accordance with Section 2(b) hereto prior to the Option Termination Date, the Additional Consideration.

“Person” means any individual or any partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or other entity.

“Tax Returns” means any return, declaration, report, estimate, election, claim for refund, or information return or other statement, document or form filed with or supplied to, or required to be filed with or supplied to, any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means the IRS and any other governmental entity that has the power to collect, impose, assess, determine or administer any tax.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and any similar taxes; provided that Transfer Taxes shall not include any income taxes.

2.	Option Right.

(a)            Option Right. Subject to Section 2(b) below, at any time during the Option Exercise Period, the Company shall have the right (the “Option Right”), but not the obligation, one time to elect to purchase all, but not less than all, of the issued and outstanding Equity Securities of the Insurance Carriers (the “Acquired Interests”) at the Option Purchase Price. For the avoidance of doubt, the consummation of the transactions contemplated by this Agreement, including the Closing (as defined below), may occur up to the Outside Date (as defined below), as long as (i) the Option Right is exercised during the Option Exercise Period and (ii) the Company files, or causes to be filed, or submitted the Regulatory Filings on or before the last day of the Option Exercise Period. For purposes of this Agreement, the “Outside Date” means (A) such date that is nine (9) months following the Option Termination Date or (B) in the event that on such date referred to in the preceding clause (A), the sole conditions to the Closing that have not been satisfied are the receipt of any required approvals or consents from any Governmental Authority (other than any conditions that by their terms are to be satisfied at the Closing), such date that is twelve (12) months following the Option Termination Date.

(b)            Option Exercise Notice. The Company shall exercise the Option Right during the Option Exercise Period by delivering written notice (the “Option Exercise Notice”) to AmTrust on or prior to the earlier of (i) such date that is thirty (30) days prior to the proposed date for Closing set forth in such Option Exercise Notice or (ii) the Option Termination Date.

(c)            Option Purchase Price.

(i)            As promptly as possible following receipt of the Option Exercise Notice, AmTrust will deliver to the Company for its review and approval AmTrust’s determination, in reasonably sufficient detail, of the Option Purchase Price for each Insurance Carrier and any information or workpapers used in making its determination. The Company shall have a period of thirty (30) days following receipt of the proposed Option Purchase Price from AmTrust (the “Review Period”) to review such information. During the review period, the Company and its representatives shall have reasonable access (during normal business hours and in a manner so as to not interfere with the normal business operations) to the books and records, personnel, historical financial information and work papers of the Insurance Carriers to the extent that they relate to the proposed Option Purchase Price as the Company may reasonably request. If the Company disputes AmTrust’s determination of the Option Purchase Price (or any component thereof), prior to the expiration of the Review Period, the Company will provide AmTrust with written notice (a “Dispute Notice”) setting forth, in reasonably sufficient detail, the basis for such dispute and any information or workpapers used in making its determination. Failure to provide a Dispute Notice within the Review Period shall be deemed to be acceptance of the Option Purchase Price by the Company.

(ii)            If the Company delivers a Dispute Notice, the Company and AmTrust will use good faith efforts during the ten (10) day period following receipt by AmTrust of the Dispute Notice (as the same may be extended by mutual agreement of the Company and AmTrust, the “Resolution Period”) to mutually resolve the matters set forth in the Dispute Notice.

(iii)            If the Company and AmTrust are unable to mutually resolve any disputes prior to the expiration of the Resolution Period, the Company and AmTrust shall submit such unresolved dispute(s) (the “Disputed Matters”), in writing, to an independent nationally recognized accounting firm (the “Independent Accountant”) mutually agreed to by the Company and AmTrust to resolve the Disputed Matters (and only such matters). The Independent Accountant shall be instructed to resolve such Disputed Matters within thirty (30) days following the date of submission for resolution (the “Dispute Resolution Period”). During the Dispute Resolution Period, the Company and AmTrust will cooperate with the Independent Accountant, including providing the Independent Accountant with such information as may be reasonably requested in connection with resolving such Disputed Matters. In resolving any Disputed Matters, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. After affording the Company and AmTrust and their respective representatives the opportunity to present their positions as to the Disputed Matters (which opportunity shall not extend for more than fifteen (15) days), the Independent Accountant shall resolve all Disputed Matters in writing on the basis of the standards and guidelines agreed to by the parties. Absent manifest error, the determination of the Disputed Matters by the Independent Accountant shall be final, conclusive and binding upon the Company and AmTrust and their respective Affiliates. For the avoidance of doubt, the Independent Accountant will act as an expert (and not as an arbitrator) for the limited purpose of determining the specific Disputed Matters, and such determination shall be based solely on the written submissions of the Company and AmTrust and the respective representative and not by independent review. Without limiting the generality of the foregoing, the Independent Accountant will not take into account usage, custom or other extrinsic factors, except as required by express provisions of this Agreement or as otherwise expressly agreed to in writing by the Company and AmTrust, and shall not conduct or hear ex parte conferences, oral examinations, testimony, depositions, discovery or other forms of evidence gathering or hearings. The Company shall be responsible for the fees, costs and expenses of the Independent Accountant; provided that if the Independent Accountant finally determines that the disputed amounts are, in the aggregate, at least $5,000,000 lower than the amounts initially proposed by AmTrust, such fees, costs and expenses of the Independent Accountant shall be shared equally by the Company and AmTrust.

(d)            Regulatory Filings.

(i)            Following receipt of an Option Exercise Notice, each of the Company and AmTrust shall use commercially reasonable efforts, and reasonably cooperate with the other, to obtain, or cause to be obtained, all approvals or consents from any Governmental Authority required to consummate the transactions contemplated by this Agreement (“Regulatory Filings”); provided that nothing in this Section 2(d)(i) shall require, or be construed to require, the Company, AmTrust or any of their respective Affiliates (including any Insurance Carriers) to (A) sell, hold, divest, discontinue or limit any assets, businesses or interests of the Company, AmTrust or any of their respective Affiliates, (B) agree to any conditions relating to, or changes or restrictions in, the operations of any assets, businesses or interests of the Company, AmTrust or any of their respective Affiliates or (C) contribute capital to any of the Insurance Carriers.

(ii)            Each of the Company and AmTrust agree as promptly as reasonably practicable after the date that the Option Purchase Price has been agreed or determined as set herein, but in no event later than fifteen (15) Business Days after such date, to file, or cause to be filed, or submitted the Regulatory Filings (such date of filing, the “Regulatory Filing Date”).

(e)            Closing; Deliverables. The closing of the sale and purchase of the Acquired Interests (the “Closing”) pursuant to this Agreement shall take place remotely by the electronic transmission of executed documents or at the principal office of the Company, or such other location agreed to by the parties, as promptly as possible following the satisfaction or waiver of all conditions set forth in this Agreement, including receipt of all required approvals or consents from any Governmental Authority. At the Closing:

(i)            The Company and each applicable Carrier Owner shall execute and deliver an assignment agreement in the form attached as Annex A hereto (each, an “Assignment Agreement”), pursuant to which the applicable Carrier Owner shall assign and transfer all right, title and interest in, to and under the applicable Acquired Interest to the Company.

(ii)            Each Carrier Owner shall deliver, or cause to be delivered, to the Company, a certificate or certificates representing all of the issued and outstanding Acquired Interests of the applicable Insurance Carriers (if any), free and clear of any liens, claims or encumbrances (other than any restrictions (whether on the transferability thereof or otherwise) imposed pursuant to applicable securities laws or by the Company) (“Permitted Liens”), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary.

(iii)            Each Carrier Owner shall deliver, or cause to be delivered, to the Company or its designee, a duly completed IRS Form W-9.

(iv)            The Company shall deliver to each Carrier Owner (or its designee), via wire transfer of immediately available funds to such account(s) as designated in writing to the Company not less than (3) days prior to the Closing, such Carrier Owner’s proportionate share of the Option Purchase Price.

(v)            Each party shall execute and deliver such other agreements or instruments as may be reasonably requested by the other party to consummate the transactions under this Agreement.

(f)            Notwithstanding anything to the contrary in this Agreement, the Company and any of its affiliates or agents shall be entitled to deduct from any amount (or portion thereof) payable under this Agreement such amounts as are required to be deducted and withheld from such payment under the under the Code or any other provision of applicable law. To the extent such amounts are so deducted or withheld and, where required by applicable law, paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Person in respect of whom such deduction or withholding was made.

3.	Representations and Warranties.

(a)            The Company. The Company represents and warrants to AmTrust as follows:

(i)            The Company is: (A) duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, lease, license and use its properties and assets and to carry out the business in which it is engaged and (B) duly qualified or licensed to transact the Business and is in good standing in every jurisdiction in which its ownership, leasing, licensing or use of property or assets or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not be material, individually or in the aggregate, to any member of the Company Group.

(ii)           The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to purchase the Acquired Interests upon exercise of the Option Right hereunder. All necessary proceedings of the Company have been duly taken to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and general principles of equity, whether considered in a proceeding at law or in equity.

(iii)           The execution, delivery and performance of this Agreement and the sale, transfer and assignment of the Acquired Interest will not (A) violate or result in a breach of, or entitle any party (with or without the giving of notice or the passage of time or both) to terminate or call a default under, any contract or agreement to which any member of the Company Group is a party, (B) violate or result in a breach of the LLC Agreement, or (C) subject to receipt of all approvals in respect of the Regulatory Filings, violate any Applicable Law binding upon any member of the Company Group, or to which any of their respective operations, businesses, properties or assets are subject.

(iv)          No consent of (A) any Person to any contract, agreement, instrument, lease, license, arrangement or understanding to which the Company or any of its subsidiaries is a party or to which any of its material properties or assets are subject or (B) any Governmental Authority (other than in respect of the Regulatory Filings) is required for the execution, delivery or performance by the Company of this Agreement.

(v)           No member of the Company Group is a party to any contract, agreement or understanding with any Person (other than this Agreement) that would give rise to a valid claim against any member of the Company Group for a financial advisory fee, brokerage commission, finder’s fee or like payment in connection with the issuance and sale of the Acquired Interest in accordance with the terms hereof.

(vi)           The Company has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Insurance Carriers, and, in making its determination to exercise the Option Right and proceed with the transactions hereunder, the Company (A) has relied solely on the results of its own respective independent investigation and verification and the representations and warranties of AmTrust expressly and specifically set forth in Section 3(b) hereto, and (B) has not relied on the accuracy or completeness of any other information provided to (or otherwise acquired by) the Company.

(vii)         In connection with its investigation of the Insurance Carriers and their business, the Company has received from AmTrust and its Affiliates and agents certain projections, forward looking statements and other forecasts and estimates, including projected financial statements, cash flow items, certain business plan information and other data of the business of the Insurance Carriers. The Company acknowledges that (A) there are uncertainties inherent in attempting to make such projections, forward looking statements, forecasts, estimates and plans, (B) it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forward looking statements, forecasts, estimates and plans so furnished to it (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and plans) and (C) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, other forecasts and plans).

(vii)         The Company is not relying on any representations or warranties of any kind or nature (whether written or oral, express or implied) relating to AmTrust, the Carrier Owners or the Insurance Carriers in connection with the transactions hereunder, including with respect to the accuracy or completeness of any information regarding any such Person furnished or made available to the Company, other than those made by AmTrust expressly set forth in Section 3(b) hereto. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, except for the representations and warranties made by AmTrust expressly set forth in Section 3(b) hereto, the Company is acquiring the Insurance Carriers on an “as is” “where is” basis.

(ix)           The Company specifically disclaims any implied representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the assets of the business or any party hereof, or as to the workmanship thereof, including any documents or information provided in any data room or any projections or other information provided by or on behalf of AmTrust in connection with transactions hereunder.

(x)            The Company is acquiring the Acquired Interests for its own account with the present intention of holding such securities for investment purposes, and the Company has no intention of selling such securities in a public distribution in violation of federal securities laws or any applicable state securities laws, or other Applicable Laws. The Company is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Company is a sophisticated investor with such knowledge and experience in business and financial matters as will enable the Company to evaluate the merits and risks of an investment in the Acquired Interests. The Company is able to bear the economic risk and lack of liquidity of an investment in the Acquired Interests for an indefinite period of time. The Company is aware that transfers of the Acquired Interests may not be possible because they have not been registered under the Securities Act or any applicable state or foreign securities Laws and, therefore, cannot be sold unless subsequently registered under the Securities Act and such applicable state or foreign securities laws or an exemption from such registration is available.

(b)            AmTrust. AmTrust represents and warrants to the Company as follows:

(i)            AmTrust is: (A) duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, lease, license and use its properties and assets and to carry out the business in which it is engaged and (B) duly qualified or licensed to transact business and is in good standing in every jurisdiction in which its ownership, leasing, licensing or use of property or assets or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not be material, individually or in the aggregate, to AmTrust.

(ii)            Each Insurance Carrier is: (A) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation with full power and authority to own, lease, license and use its properties and assets and to carry out the business in which it is engaged and (B) duly qualified or licensed to transact business and is in good standing in every jurisdiction in which its ownership, leasing, licensing or use of property or assets or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not be material, individually or in the aggregate, to such Insurance Carrier.

(iii)          AmTrust has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to sell (or cause to be sold) the Acquired Interests upon exercise of the Option Right hereunder. All necessary proceedings of AmTrust have been duly taken to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly authorized, executed and delivered by AmTrust and constitutes a legal, valid and binding obligation of AmTrust enforceable against AmTrust in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and general principles of equity, whether considered in a proceeding at law or in equity.

(iv)          The execution, delivery and performance of this Agreement and the sale, transfer and assignment of the Acquired Interest will not (A) violate or result in a breach of, or entitle any party (with or without the giving of notice or the passage of time or both) to terminate or call a default under, any contract or agreement to which AmTrust, any Carrier Owner or any Insurance Carrier is a party or (B) subject to receipt of all approvals in respect of the Regulatory Filings, violate any Applicable Law binding upon AmTrust, any Carrier Owner or any Insurance Carrier, or to which any of their respective operations, businesses, properties or assets are subject.

(v)           No consent of (A) any Person to any contract, agreement, instrument, lease, license, arrangement or understanding to which AmTrust, any Carrier Owner or any Insurance Carrier is a party or to which any of its or their material properties or assets are subject or (B) any Governmental Authority (other than in respect of the Regulatory Filings), is required for the execution, delivery or performance by AmTrust of this Agreement.

(vi)           The Acquired Interests of each Insurance Carrier represent all of the issued and outstanding Equity Securities in such Insurance Carrier. Except as set forth in this Agreement, there is no commitment, plan or arrangement to issue, and no outstanding option, warrant or other right calling for the issuance of, any Equity Securities in or other security of any Insurance Carrier or any security or other instrument which by its terms is convertible into, exercisable for or exchangeable for any Equity Securities in or other security of any Insurance Carrier.

(vii)         The Acquired Interests, when sold, assigned and transferred pursuant hereto, will be validly issued and outstanding, and will be held by the applicable Carrier Owner free and clear of all liens, claims or encumbrances (other than Permitted Liens).

(viii)        Neither AmTrust nor any Carrier Owner or any Insurance Carrier is a party to any contract, agreement or understanding with any Person (other than this Agreement) that would give rise to a valid claim against such Person for a financial advisory fee, brokerage commission, finder’s fee or like payment in connection with the issuance and sale of the Acquired Interest in accordance with the terms hereof.

(ix)          AmTrust is not relying on any representations or warranties of any kind or nature (whether written or oral, express or implied) relating to the Company in connection with the transactions hereunder, including with respect to the accuracy or completeness of any information regarding any such Person furnished or made available to AmTrust, other than those made by the Company expressly set forth in Section 3(a) hereto.

4.	Covenants.

(a)            Additional Agreements; Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable to consummate and make effective this Agreement and the transactions contemplated hereby. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement or the transactions contemplated hereby, the proper officers and directors of each party hereto, at such party’s sole cost and expense, shall take all such necessary action.

(b)            Press Release. No party shall issue any press release or make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other parties unless required by Applicable Law or any Governmental Authority. Notwithstanding anything in this Section 4(b) to the contrary, nothing herein shall restrict either party or their Affiliates from (i) issuing an internal announcement, the purposes of which is to announce the transactions contemplated hereby, so long as such internal announcement does not specify the economic terms of this Agreement or (ii) providing information to their respective current or prospective investors, partners, lenders or other financing sources in connection with fund raising, marketing, informational or reporting activities, in each such case, to the extent such Persons are already bound by a duty of confidentiality or a separate written confidentiality agreement.

(c)            Reinsurance; Collateral.

(i)	Effective as of the Closing, all liabilities on business issued or assumed prior to the Effective Date by the Insurance Carriers and not produced by the Company or its controlled Affiliates (the “AmTrust Business”) shall be reinsured to entities wholly-owned by AmTrust for which insurance companies are permitted to receive credit for reinsurance and such reinsurance agreements shall provide that if the rating of such reinsurers drops below A- or at any time that such reinsurers are not rated, then, promptly thereafter and for so long as such reinsurers are not rated or such rating remains below A-, AmTrust shall (or shall cause) quarterly, until conclusion of the liabilities related to the AmTrust Business, post cash collateral equivalent to the outstanding liabilities of the AmTrust Business.

(ii)	With respect to any business produced by the Company or its controlled Affiliates after the Original Option Agreement Effective Date where any portion of the liabilities associated with such business is reinsured by an Affiliate of the Insurance Carriers (“AmTrust Intercompany Reinsurers”) pursuant to intercompany pooling agreements or other reinsurance agreements (the “AmTrust Reinsured Kestrel Business”), AmTrust shall cause the Insurance Carriers to reassume all AmTrust Reinsured Kestrel Business, net of all carrier override fees assumed by the AmTrust Intercompany Reinsurers, effective as of the Closing.

(iii)	With respect to any business produced by the Company or its controlled Affiliates after the Original Option Agreement Effective Date where any portion of the liabilities associated with such business remains on an AmTrust affiliated insurance carrier (the “Retained Kestrel Business”) that is not transferred together with the Acquired Interests at the Closing, in connection with the Closing, the Company shall cause the Insurance Carriers to enter into appropriate reinsurance arrangements with such AmTrust affiliated insurance carriers effective as of the Closing, to reinsure the Retained Kestrel Business and for which the AmTrust affiliated insurance carriers are permitted to receive credit for reinsurance and such reinsurance agreements shall provide that if the rating of the Insurance Carriers drops below A- or at any time that the Insurance Carriers are not rated, then, promptly thereafter and for so long as the Insurance Carriers have no rating or such rating remains below A-, the Company shall (or shall cause) quarterly, until conclusion of the liabilities related to the Retained Kestrel Business, post cash collateral equivalent to the outstanding liabilities of the Retained Kestrel Business. The transaction price for the reinsurance described in this Section 4(c)(ii) shall be priced to have no impact to Book Value of the Insurance Carriers. In the event of any dispute regarding such transaction price, the parties shall submit such dispute to the Independent Accountant as set forth in Section 2(c)(iii) mutatis mutandis.

(iv)	The parties hereto shall cooperate in good faith to agree on general metrics for the calculations of any reserves/commutation and calculation of collateral and, in connection therewith, may agree to designate a third-party actuary (e.g., through PwC).

(d)            Indemnification. The following indemnification provisions shall apply from and after the Closing:

(i)            AmTrust Indemnification. AmTrust shall indemnify and hold harmless the Company for any liability, debt, expense, taxes (including any interest or penalties in respect thereof), claim, demand, loss, commitment, damage, deficiency, obligation or actions (“Losses”) to the extent such Losses arose as a result of, resulted from or were otherwise attributable to (A) the conduct or operation of the Insurance Carriers prior to the Original Option Agreement Effective Date, (B) the conduct or operation of the Insurance Carriers on or after the Original Option Agreement Effective Date and prior to the date of the Closing (the “Closing Date”) (other than to the extent such Losses (or the worsening or increase of the amount thereof) arose as a result of, resulted from or were otherwise attributable to any actions, or omissions to act, (x) on the part of the Company or its Affiliates (excluding AmTrust) or (y) on the part of the Insurance Carriers or AmTrust or its Affiliates (1) under or pursuant to the Management Agreement or (2) to the extent taken (or omitted to be taken) at the written request of the Company or its Affiliates, whether in accordance with the LLC Agreement, the Management Agreement or otherwise (clauses (x) and (y), collectively, the “Excluded Matters”)), and (C) solely to the extent not taken into account in the calculation of Book Value (or as would otherwise result in a duplication of AmTrust’s responsibility therefor), taxes of or with respect to the Insurance Carriers for any taxable period (or portion thereof) ending on or prior to the Closing Date, including any interest or penalties in respect thereof.

(ii)           Company Indemnification. The Company shall indemnify and hold harmless AmTrust and its Affiliates for any Losses to the extent such Losses arose as a result of, resulted from or were otherwise attributable to (A) the conduct or operation of the Insurance Carriers on or after the Closing Date, (B) the reserve development on any business of the Insurance Carriers after the Closing Date (other than the AmTrust Business), (C) any Excluded Matters and (D) taxes of or with respect to the Insurance Carriers for any taxable period (or portion thereof) beginning after the Closing Date, in each case, including any interest or penalties in respect thereof.

(iii)          Procedures. Any claim or demand for indemnification under this Section 4(d) shall be asserted and resolved as follows:

(A)           In the event that any Person entitled to indemnification (the “Indemnified Party”) has a claim against any party required to indemnify such Indemnified Party pursuant to clauses (d)(i) or (d)(ii) above (the “Indemnifying Party”) that does not involve a claim being asserted against or sought to be collected by a third party, the Indemnified Party shall give the Indemnifying Party written notice of any matter that such Indemnified Party has determined has given or could give rise to a right of indemnification hereunder, but the failure to provide such written notice will not prejudice the Indemnified Party’s right to indemnification, except to the extent that the Indemnifying Party’s rights are actually prejudiced thereby.

(B)            In the event that any claim for which the Indemnifying Party may be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall deliver a written notice to the Indemnifying Party promptly after such Indemnified Party has actual knowledge of the assertion of such Third Party Claim, but the failure to provide such written notice will not prejudice the Indemnified Party’s right to indemnification, except to the extent that the Indemnifying Party’s rights are actually prejudiced thereby. The Indemnifying Party shall have the right to undertake, conduct and control, through counsel of its own choosing reasonably acceptable to the Indemnified Party, and at its own expense, the defense of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, however, that if the Indemnifying Party is entitled to defend such Third Party Claim (in accordance with the provisions of this clause (d)(iii)) and so elects to defend such Third Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party; and provided further, however, that the fees and expenses of such counsel shall not be borne by the Indemnifying Party unless the Indemnified Party reasonably determines that a conflict of interest exists that makes representation by counsel chosen by the Indemnifying Party inadvisable or that there are additional or different defenses available to the Indemnified Party than those available to the Indemnifying Party, in either of which cases, the fees and expenses of counsel for the Indemnified Party shall be borne by the Indemnifying Party. The Indemnifying Party shall not settle or compromise such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(C)            If the Indemnifying Party does not elect to undertake the defense of the Third Party Claim, the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim in the exercise of its reasonable discretion at the sole cost and expense of the Indemnifying Party; provided, however, that such Third Party Claim shall not be compromised or settled without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(iv)            Additional Indemnification Provisions.

(A)            The amount of any Losses for which indemnification is provided under this Section 4(d) shall be net of (I) insurance proceeds actually recovered by the Indemnified Party in respect of such Losses (net of any out-of-pocket costs incurred in connection with such recovery and any increases in premium) and (II) recoveries from third parties pursuant to indemnification or otherwise (net of any out-of-pocket costs incurred in connection with such recovery).

(B)            If any Indemnified Party receives such insurance proceeds or indemnity or similar payments from third parties after being indemnified with respect to some or all of any Losses hereunder, such Indemnified Party shall pay to the Indemnifying Party the lesser of (I) the amount of such net insurance proceeds or indemnity or similar payments actually received, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery and (II) the aggregate amount paid by the Indemnifying Party to such Indemnified Party with respect to such Losses.

(C)            No Indemnifying Party shall be liable for, and Losses shall not include, any special, consequential or punitive damages.

(D)            The parties agree to treat any payment made pursuant to this Section 4(d) as an adjustment to the Option Purchase Price for tax purposes to the maximum extent permitted by law.

(e)            Taxes.

(i)            Transfer Taxes. AmTrust, on the one hand, and the Company, on the other hand, shall each bear fifty percent (50%) of all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement, including costs arising out of the preparation and filing of any Tax Returns required to be filed with respect to such Transfer Taxes.

(ii)            Tax Efficiency. AmTrust and the Company shall use reasonable best efforts to achieve tax efficiency in connection with the purchase of Acquired Interests pursuant to this Agreement, including by making reasonably requested tax elections under Section 338, 336(e) or 1502 of the Code or the Treasury regulations promulgated thereunder, it being understood that no such election or similar action will be required to be taken if it results in an increased cost to AmTrust for which it is not made whole on a fully grossed-up basis.

(iii)            Cooperation. Subject to Section 4(e)(iv), from and after the Closing, AmTrust and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Return for or with respect to Insurance Carriers, the filing and prosecution of any tax claims in respect of Insurance Carriers, and any audit, litigation or other proceeding with respect to taxes of or with respect to Insurance Carriers, it being understood that (A) such cooperation shall not affect the parties’ respective rights to control audits or proceedings as set forth in subsection ((d)) above and (B) AmTrust shall not be required by this Section 4(e)(iii) to share or provide information with respect to itself or any of its subsidiaries other than Insurance Carriers whose Equity Securities are acquired pursuant to this Agreement.

(iv)            Preparation of Tax Returns. From and after the Closing, (A) AmTrust shall prepare and file all Tax Returns relating to the Insurance Carriers with respect to all periods ending on or prior to the Closing Date and/or that are reflected in a consolidated, combined or similar Tax Return that includes AmTrust and/or one or more of its Subsidiaries other than the Insurance Carriers, and (B) the Company shall prepare and file all other Tax Returns of the Insurance Carriers; provided that AmTrust shall have the right to review and consent (not to be unreasonably withheld, conditioned or delayed) to any such Tax Return that relates to a period that begins before the Closing Date and is prepared in a manner not consistent with past practice.

(f)             Certain Asset Contributions. AmTrust covenants and agrees that, (i) during the Option Exercise Period or (ii) in the event that the Option Right is exercised, during the period from the Effective Date until the Closing, AmTrust and its Affiliates shall not contribute assets to the Insurance Carriers for the primary purpose of increasing the Option Purchase Price.

(g)            Control. Except as otherwise expressly provided in the LLC Agreement or the Management Agreement, nothing in this Agreement is intended to result in the AmTrust ceding control to the Company or any other Person of the Insurance Carriers operations and commercial decisions prior to the Closing Date, and prior to the Closing, AmTrust shall exercise, consistent with the terms and conditions set forth in this Agreement, the LLC Agreement and the Management Agreement, complete control and supervision over the Insurance Carriers’ business and operations

(h)            Access to Books and Records. From and after the Closing, except as otherwise provided in this Agreement, the Company shall, and shall cause its Affiliates and Representatives to, provide AmTrust and its Representatives with reasonable access (for the purpose of examining and copying), during normal business hours and to an extent that would not materially interfere with the normal operation of the Company and the Insurance Carriers, to the books and records of the Insurance Carriers with respect to periods prior to the Closing Date, for any reasonable business purpose relating to AmTrust’s prior ownership of the Insurance Carries, including to the extent necessary for the preparation of tax returns, regulatory filings, in response to any governmental inquiry or audit, in defense or pursuit of any litigation (other than any litigation between the Company or any of its Affiliates, on the one hand, and AmTrust or any of its Affiliates, on the other hand), or the verification of any item pursuant to this Agreement; provided, that the Company and/or the Insurance Carriers may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement then in effect with a third party or (B) that constitutes privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which would, upon advice of counsel, constitute a waiver of any such privilege; provided, further, that with respect to clauses (A) or (B) above, the Company will discuss with AmTrust a reasonable solution to transfer the information referred to in this Section 4((h)) to AmTrust without violating any such privilege or confidentiality restriction.

5.            Miscellaneous.

(a)            Fees and Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions hereunder, including fees and disbursements of counsel and other professionals shall be paid by the party incurring such expenses. If a party hereto seeks to enforce any of its rights hereunder in court, and if such action results in a judgment substantially in favor of either party (a dismissal, with prejudice, by the party commencing such action shall be deemed to be a judgment in favor of the other party for the purpose of this section), then and in such event the prevailing party shall be entitled to recover from the other party, in addition to the relief awarded the prevailing party in or by judgment, all court costs, reasonable investigation expenses, and reasonable attorneys’ fees and disbursements incurred by the prevailing party in such action.

(b)            Governing Law; Venue; Waiver of Jury Trial.

(i)            This Agreement shall be construed in accordance with and governed by the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provisions or rules (whether of the State of New York or of any other state) that would cause the application of the laws of any jurisdiction other than the State of New York.

(ii)            Except to the extent otherwise provided in this Agreement, any action or proceeding against the parties relating in any way to this Agreement may be brought and enforced exclusively in the courts of the State of New York or the United States District Court for the Southern District of New York, to the extent subject matter jurisdiction exists therefor, and the parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding. The parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the courts of the State of New York located in New York County or the United States District Court for the Southern District of New York and any claim that any such action or proceeding brought in any such court has been brought in any inconvenient forum. The parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address as set forth herein. Nothing herein shall affect the right of the parties to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(iii)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(b)(iii).

(c)            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that AmTrust may transfer and assign all or any portion of its rights hereunder (i) to any Affiliate; or (ii) to any successor to AmTrust in connection with any merger, consolidation or conversion of AmTrust or any sale of all or a significant portion of the assets of AmTrust; provided, further, that no such assignment shall relieve AmTrust from its obligations hereunder if and to the extent such assignee has no legal or corporate capacity and authority to perform such obligations in accordance with the terms hereof. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

(d)            Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

(e)            Counterparts. This Agreement may be executed in one or more counterparts (including by means of e-mail in .pdf format), each of which shall be deemed an original, and all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the others.

(f)            Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the LLC Agreement, to the extent applicable, (i) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g)            Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(h)            Extension; Waiver. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

(i)             Election of Remedies. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit any party in any manner in the enforcement of any other remedies that may be available to it, whether at law or in equity.

(j)             Certain Understandings. Each party expressly represents and warrants to the other parties that before executing this Agreement, such party has fully informed itself of the terms, contents, conditions, and effects of this Agreement, such party has relied solely and completely upon its own judgment in executing this Agreement, and such party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the parties and their respective counsel. This Agreement will be deemed drafted jointly by the parties and nothing will be construed against one party or another as the drafting party.

(k)            Notices. Any notice, request, instruction, consent, claim, demand, waiver, or other communication hereunder shall be in writing and shall be deemed given if (i) delivered personally (with a copy sent by electronic mail), (ii) sent by electronic mail, sent by nationally recognized overnight courier (with a copy sent by electronic mail), or (iii) mailed by registered or certified mail (return-receipt requested and with a copy sent by electronic mail), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with this Section 5(k), which will not constitute an amendment for the purpose of Section 5(d) hereto. Any such notice or communication will be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of electronic mail, on the date of transmittal when transmitted by email prior to 5:00 p.m. New York, New York time on a Business Day (and when sent outside of such hours at 9:00 a.m. New York, New York time on the next Business Day) and so long as there is no electronic delivery failure notice; (iii) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent; and (iv) in the case of mailing, on the third Business Day after that on which the piece of mail containing such communication is posted.

If to the Company:

Kestrel Group LLC

8333 Douglas Ave. Suite 1360

Dallas, TX 75225

Attention:	Bradford Luke Ledbetter, CEO and President
Email:	luke@kestrel.group

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:	Todd Freed, Esq.

Patrick Lewis, Esq.

Email:	todd.freed@skadden.com

patrick.lewis@skadden.com

If to Seller:

AmTrust Financial Services, Inc.

59 Maiden Lane

New York, NY 10038

Attention:	Stephen Ungar, Executive Vice President and General Counsel

Email:	stephen.ungar@amtrustgroup.com

with a copy to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention:	Howard Spilko, Esq.

Adi Herman, Esq.

Email:	hspilko@kramerlevin.com

aherman@kramerlevin.com

(l)            Heading. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[signatures pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be duly executed as of the date first written above.

COMPANY

KESTREL GROUP LLC

By:
Name:	Bradford Luke Ledbetter
Title:	CEO and President

AMTRUST

AMTRUST FINANCIAL SERVICES, INC.

By:
Name:	Jeffrey Fenster
Title:	Executive Vice President, Head of North American Specialty Risk

Annex A

Form of Assignment Agreement

For value received, [Carrier Owner] (the “Owner”), hereby irrevocably sells, assigns, transfers, and delivers to Kestrel Group LLC, a Delaware limited liability company (the “Company”), [insert amount and type of Equity Securities] (the “Interests”) of [Insurance Carrier] (the “Carrier”), standing in the Owner’s name on the Carrier’s books, which Interests [are uncertificated]. In furtherance of the foregoing, the Owner irrevocably constitutes and appoints each manager and officer of the Company as the Owner’s attorney in fact to transfer Owner’s Interests described above and any related interests on the Company’s books, with full power of substitution.

IN WITNESS WHEREOF, the Owner has caused this Assignment Agreement to be executed and delivered as of [•], 202_.

[CARRIER OWNER]

By:
Name:
Title:

EXHIBIT L

Bermuda NewCo Officers

Bradford Luke Ledbetter: Chief Executive Officer

Terry Ledbetter: Executive Chairman

Patrick Haveron: President and Chief Financial Officer

Lawrence Metz: Chief Legal Officer